Form 10-K, Exhibit 13
period 1995-12-31
POLARIS INDUSTRIES INC/MN
filed 1996-03-22
CIK 931015

POLARIS INDUSTRIES INC. SELECTED FINANCIAL DATA
                               in thousands, except per share and per unit data

The selected financial data presented below are qualified in their entirety by, and should be read in cunjunction with, the Consolidated Finanicial Statements and Notes thereto and other financial and statistical information referenced elsewhere herein, including the information referenced under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                   Years Ended December 31,
                                                  1995       1994       1993       1992       1991       1990       1989       1988
-----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data
   Total dollars                            $1,113,852   $826,286   $528,011   $383,818   $297,677   $296,147   $242,618   $171,497
      % change from prior year                      35%        56%        38%        29%         1%        22%        41%        24%
   Sales mix by product (%)
      Snowmobiles                                   40%        44%        50%        54%        60%        67%        67%        70%
      ATVs                                          33%        29%        26%        25%        25%        19%        19%        16%
      PWC                                           16%        14%         9%         7%        --         --         --         --
      Parts, garments and accessories               11%        13%        15%        14%        15%        14%        14%        14%
   Sales mix by customer (%)
      Dealer-direct                                 87%        88%        87%        86%        84%        84%        76%        64%
      Distributor                                   13%        12%        13%        14%        16%        16%        24%        36%
Gross profit data
   Total dollars                            $  228,122   $183,283   $130,287   $104,926   $ 88,440   $ 89,349   $ 77,320   $ 52,247
      % of sales                                    20%        22%        25%        27%        30%        30%        32%        30%
Operating expense data
   Amortization of intangibles and
      First Rights compensation             $   5,616    $ 14,321   $ 13,466   $ 11,997   $ 13,108   $ 12,116   $ 15,717   $  8,645
   Conversion costs                                --      12,315         --         --         --         --         --         --
   Other operating expenses                   120,848      80,985     63,594     52,238     43,614     46,421     35,302     25,139
      % of sales                                   11%         10%        12%        14%        15%        16%        15%        15%
Net income data*
   Total net income                            60,776    $128,950   $ 45,813   $ 34,701   $ 31,462   $ 31,363   $ 26,190   $ 17,605
   Net income per unit                                              $   1.50   $   1.15   $   1.10   $   1.10   $   1.10   $   0.82
   Net income per share                     $    2.19    $   4.67
Pro forma data*
   Pro forma operating income                            $ 87,977   $ 53,227   $ 40,691   $ 31,718   $ 30,812   $ 26,301   $ 18,463
      % of sales                                               11%        10%        11%        11%        10%        11%        11%
   Pro forma net income                                  $ 54,703   $ 33,027   $ 24,602   $ 20,727   $ 20,465   $ 16,657   $ 11,538
   Pro forma net income per share                        $   1.98   $   1.21   $   0.91   $   0.81   $   0.79   $   0.65   $   0.47
CASH FLOW DATA
Cash flow from operating activities         $ 76,446     $111,669   $ 79,323   $ 55,316   $ 46,642   $ 54,782   $ 44,447   $ 37,542
Cash purchases of property and equipment      46,651       32,529     18,126     12,295     15,988      7,158      7,065      2,724
Cash distributions declared to partners           --       50,942     47,217     44,507     42,581     42,582     32,514     17,722
Cash distributions declared per unit              --     $   1.68   $   1.67   $   1.67   $   1.67   $   1.67   $   1.51   $   0.80
Cash dividends to shareholders               116,639           --         --         --         --         --         --         --
Cash dividends per share                    $   4.27           --         --         --         --         --         --         --
BALANCE SHEET DATA (AT END OF YEAR)
Cash and cash equivalents                   $  3,501     $ 62,881   $ 33,798   $ 19,094   $ 20,098   $ 32,025   $ 27,886   $ 15,599
Current assets                               175,828      206,489    109,748     74,999     59,200     66,893     60,344     36,377
Total assets                                 314,436      331,166    180,548    146,681    135,509    138,704    137,628    118,070
Current liabilities                          195,922      161,457     98,055     69,054     52,646     46,602     38,875     20,665
Shareholders' equity/Partners' capital       118,514      169,709     82,493     77,627     82,863     92,102     98,753     97,405


* The comparability of the information reflected in the Selected Financial data is materially affected by the conversion from a master limited partnership to a corporation on December 22, 1994, which resulted in the Company recording a net deferred tax asset of $65.0 million, conversion expenses of $12.3 million and a corresponding net increase in 1994 net income (see Notes 1 and 3 of Notes to the Financial Statements). Pro forma data is presented to assist in comparing the continuing results of operations of the Company exclusive of the conversion costs and as if the Company was a taxable corporation for each period presented (see Note 1 of Notes to the Financial Statements).

POLARIS INDUSTRIES INC. MANAGEMENT'S DISCUSSION AND ANALYSIS
                               of financial Condition and Results of Operations

The following discussion pertains to the results of operations and financial position of the Company for each of the three years in the period ended December 31, 1995, and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein.

RESULTS OF OPERATIONS

1995 VS. 1994

Sales for 1995 were $1.1 billion, an increase of 35 percent over 1994 sales of $826.3 million. Total finished goods unit shipments for 1995 increased 31 percent over 1994. Management believes such increase is attributable to product superiority, aggressive consumer promotional programs and a strong dealer network. All three product lines recorded significant sales increases during 1995 resulting in further diversification of the Company's sales mix.

Snowmobile unit sales volume increased 18 percent during 1995 as a result of the introduction of new models and the continued success of other popular models, many of which featured Polaris' innovative XTRA suspension system. The average per unit sales price for snowmobiles increased by six percent for snowmobiles in 1995 primarily as a result of the introduction of new, high-performance models with additional features that have a higher selling price. Sales of snowmobiles comprised 40 percent of total Company sales in 1995 compared to 44 percent in 1994.

All-terrain vehicle (ATV) unit sales volume increased 42 percent during 1995 as retail ATV sales rose to the highest level in Polaris' history. Management believes Polaris ATV sales have been favorably influenced by targeting the all-purpose segment of the ATV market with new and improved model offerings. Polaris introduced several new models in 1995, including the Sportsman 500, Sport, and Magnum 6 x 6. The average per unit sales price increased five percent for ATVs in 1995 as the sales mix continues to move to new, higher performance models. Sales of ATVs comprised 33 percent of total Company sales in 1995 compared to 29 percent in 1994.

Personal watercraft (PWC) unit sales volume increased 51 percent during 1995 as a result of continued rapid growth in the PWC market and the continued expansion of Polaris' product offerings. The Company introduced several new PWC models in 1995 including the popular SLX. Sales of PWC comprised 16 percent of total Company sales in 1995 compared to 14 percent in 1994.

Sales of related parts, garments and accessories increased 16 percent as a result of the increased sales volume of all three product lines, representing 11 percent of total Company sales in 1995 compared to 13 percent in 1994.

Gross profit increased to $228.1 million in 1995, a 24 percent increase over gross profit of $183.3 million in 1994. Gross profit as a percent of sales decreased to 20.5 percent in 1995 compared to 22.2 percent in 1994. This decrease in gross-margin percentage is primarily a result of: (a) continued increases in raw material purchase prices for engines and certain other components because of the weakening of the U.S. dollar in relation to the Japanese yen; (b) strengthening of the U.S. dollar in relation to the Canadian dollar which results in lower gross margins from the Company's Canadian subsidiary operation; and (c) an aggressive pricing strategy in response to increased competition.

The Company has continued to invest in new product development, particularly in the areas of innovation and product diversification. New product research and development costs are recorded as cost of sales in the consolidated statements of operations. Research and development expenses were $19.9 million (1.8 percent of sales) in 1995, and $15.0 million (1.8 percent of sales) in 1994. In addition, the Company incurred tooling expenditures for new products of $17.6 million in 1995 and $12.6 million in 1994. In 1995, more than 75 percent of sales came from products introduced in the past three years.

Operating expenses increased $31.2 million (33 percent) in 1995 over 1994 (exclusive of $12.3 million of costs of conversion to a corporation) as a result of the sales volume increase. Operating expenses as a percent of sales decreased to 11.4 percent in 1995 from 11.5 percent in 1994.

Nonoperating expense increased $3.1 million in 1995 compared to 1994 as a result of higher interest expense and lower investment income in 1995 attributable to the payment in 1995 of special cash distributions aggregating $104.9 million.

Income tax expense increased $26.1 million in 1995 compared to 1994 (exclusive of the income tax adjustment for the change in tax status). In 1994, prior to the conversion of the Company to a corporation effective December 22, 1994, the Company was not separately taxable for U.S. income tax purposes (see Note 3 of Notes to the Consolidated Financial Statements).

Pro forma information is presented in the consolidated statements of operations to assist in comparing the continuing results of operations of the Company exclusive of the conversion cost and as if the Company was a taxable corporation for each period presented. Net income increased 11 percent to $60.8 million in 1995 from pro forma net income of $54.7 million in 1994. Net income as a percent of sales was 5.5 percent in 1995 and 6.6 percent in 1994 on a pro forma basis. Net income per share increased 11 percent to $2.19 in 1995 from pro forma net income per share of $1.98 in 1994.

1994 VS. 1993

Sales increased to $826.3 million in 1994, representing a 56 percent increase over $528.0 million of sales in 1993. Total finished goods unit shipments for 1994 increased 52 percent over 1993. The increase in sales was primarily attributable to the broadening of the Company's three product lines and the continued popularity of all Polaris products. Additional factors included the growth of the worldwide market for all three product lines, the continuing favorable U.S. economy and a competitive pricing strategy.

Snowmobile unit sales volume increased 34 percent during

POLARIS INDUSTRIES INC. MANAGEMENT'S DISCUSSION AND ANALYSIS
                              of Financial Condition and Results of Operations

1994, primarily because of the introduction of new models, including the XLT Special and RXL with Polaris' new XTRA suspension system.

ATV unit sales volume increased 55 percent during 1994, primarily because of the continued growth in the utility and sports-enthusiasts' markets and the improvement in product availability at the dealer level as a result of the dedicated ATV production line. The average per unit sales price increased by 11 percent for ATVs in 1994, principally through the sale of new, more high-performance models that have a higher selling price than economy models. The Company introduced several new models in 1994, including the Magnum, Xplorer and Scrambler.

PWC unit sales volume increased 146 percent during 1994, primarily because of the fast growth in the PWC market and the introduction of models aimed at both the family and sports rider market segments.

Sales of related parts, garments and accessories increased 36 percent in 1994 as a result of the increased sales volume of all three product lines.

Gross profit increased to $183.3 million in 1994, representing a 41 percent increase over 1993 gross profit of $130.3 million. The gross profit margin percentage decreased to 22.2 percent for 1994, from 24.7 percent for 1993. This decrease in gross margin percentage is primarily a result of: (a) the change in product mix towards a greater percentage of sales from ATVs and PWC which generate lower gross margins than snowmobiles; (b) continued increases in raw material purchase prices for engines and certain other component parts because of the weakening of the U.S. dollar in relation to the Japanese yen;
(c) strengthening of the U.S. dollar in relation to the Canadian dollar which results in lower gross margins from the Company's Canadian subsidiary operation; and (d) increase in warranty expenses as a result of the emphasis on technological innovation and introduction of new high-performance models.

Operating expenses (exclusive of $12.3 million of costs of conversion to a corporation) increased $18.2 million (24 percent) in 1994 as a result of the sales volume increases, but as a percentage of sales, decreased to 11.5 percent for 1994, from 14.6 percent in 1993. The percentage decrease is due primarily to the Company supporting an increasing level of sales without a corresponding increase in selling and administrative expenses.

Income tax expense (exclusive of the income tax adjustment for the change in tax status) increased $4.5 million in 1994 compared to 1993. This increase is attributable primarily to additional reserves established relating to certain open tax years in the United States and Canada, some of which are under audit by Revenue Canada (see Note 5 of Notes to the Consolidated Financial Statements).

Pro forma information is presented in the Consolidated Statements of Operations to assist in comparing the continuing results of operations of the Company exclusive of the conversion costs and as if the Company was a taxable corporation with the Conversion having occurred at the beginning of each respective year. The pro forma provision for income taxes was calculated at an effective tax rate of 38 percent. Pro forma net income increased 66 percent to $54.7 million in 1994 from $33.0 million 1993. Pro forma net income as a percent of sales was 6.6 percent and 6.3 percent in 1994 and 1993, respectively. Pro forma net income per share increased 64 percent to $1.98 in 1994 from $1.21 in 1993.

LIQUIDITY AND CAPITAL RESOURCES

Polaris' primary sources of funds have been cash provided by operating activities, a $125 million bank line of credit and a dealer financing program provided by third parties. Polaris' primary uses of funds have been for cash dividends and distributions to shareholders and partners, capital investments and for new product development.

During 1995, the Company generated net cash from operating activities of $76.4 million, which, combined with the line of credit borrowings, was utilized to fund regular cash dividends and special cash distributions to shareholders of $116.6 million, a final cash distribution to partners of $12.7 million, and capital expenditures of $46.7 million. During 1994, Polaris, operating as a partnership and therefore not paying corporate income taxes, generated net cash from operating activities of $111.7 million, which was utilized to fund cash distributions to partners of $50.1 million and capital expenditures of $32.5 million.

At December 31, 1995, cash and cash equivalents totaled $3.5 million and borrowings on the line of credit totaled $40.2 million, compared to cash and cash equivalents of $62.9 million and no borrowings at December 31, 1994. The significant reduction in cash balances is primarily a result of the payment of the special cash distributions in 1995 as well as the payment of corporate federal and state income taxes for 1995 which were not payable by Polaris as a limited partnership prior to its conversion to a taxable corporation in December, 1994. During 1995, the Company declared and paid cash distributions and dividends totaling $116.6 million, or $4.27 per share. This total was comprised of four regular quarterly cash dividends totaling $11.7 million (or $.43 per share) and three special cash distributions totaling $104.9 million (or $3.84 per share).

The seasonality of production and shipments causes working capital requirements to fluctuate during the year. The Company has a $125 million unsecured bank line of credit arrangement expiring March 31, 1998 to provide borrowing for working capital needs and to fund the special cash distributions paid in 1995. Borrowings under the line of credit bear interest based on LIBOR or "prime" rates, weighted at December 31, 1995 at 6.44%. At December 31, 1995, the Company had total borrowings under the line of credit of $40.2 million. In addition, at December 31, 1995, the Company had letters of credit outstanding of $9.8 million related to purchase obligations for raw materials.

POLARIS INDUSTRIES INC.   MANAGEMENT'S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations

    The Company has arrangements with unrelated finance companies to provide floor plan financing for its distributors and dealers. These arrangements provide liquidity by financing distributor and dealer purchases of snowmobiles, ATVs and PWC without the use of the Company's working capital. Substantially all of the sales of snowmobiles, ATVs and PWC (but not parts, garments and accessories) are financed under these arrangements whereby the Company receives payment within a few days of shipment of the product. The amount financed by distributors and dealers under these arrangements at December 31, 1995 and 1994, was approximately $237.0 million and $108.0 million, respectively. The Company participates in the cost of dealer and distributor financing up to certain limits. The Company has agreed to repurchase products repossessed by the finance companies to an annual maximum of 15 percent of the average amount outstanding during the prior calendar year. The Company's financial exposure under these agreements is limited to the difference between the amount paid to the finance companies and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements. However, an adverse change in retail sales could cause this situation to change and thereby require the Company to repurchase financed units.

    Subsequent to year-end, in February, 1996, the Company entered into a partnership agreement with Transamerica Commercial Finance Corporation to form Polaris Acceptance. Polaris Acceptance will provide floor plan financing and other financial services to dealer and distributor customers of Polaris. Under the joint venture agreement the Company will initially invest approximately $7.5 million for a 25 percent equity interest in Polaris Acceptance. The Company has an option to increase its equity interest to 50 percent effective January 1, 1997.

    The Company has made significant capital investments to increase production capacity, quality, and efficiency, and for new product development. Improvements in manufacturing capacity include: (a) $15.1 million since August 1994, to purchase land, buildings, manufacturing and assembly equipment and paint systems at Polaris' 223,250 square foot Spirit Lake, Iowa facility; (b) the purchase of a 90,000 square foot building adjacent to Polaris' Osceola, Wisconsin facility in 1995 to house the manufacturing of Polaris designed and built domestic engines; and (c) the addition of an assembly line dedicated to year-round production of ATVs at the Roseau, Minnesota facility in 1993. The Company anticipates that capital expenditures, including tooling for 1996 will approximate $60 million.

    Management believes that existing cash balances, cash flows to be generated from operating activities and available borrowing capacity under the line of credit arrangement will be sufficient to fund operations, regular dividends, and capital expenditure requirements for 1996. At this time, management is not aware of any factors that would have a materially adverse impact on cash flow beyond 1996.

INFLATION AND EXCHANGE RATES

The Company does not believe that inflation has had a material impact on the results of its operations. However, the changing relationships of the U.S. dollar to the Canadian dollar and Japanese yen have had a material impact from time-to-time.

    Over the past several years, weakening of the U.S. dollar in relation to the Japanese yen has resulted in higher raw material purchase prices. During 1995, purchases totaling 27 percent of the Company's cost of sales were from Japanese suppliers. Management believes that such cost increases also affect its principal competitors in ATVs, and, to varying degrees, some of its snowmobile and PWC competitors.

    The Company operates in Canada through a wholly-owned subsidiary. Sales of the Canadian subsidiary comprised 15 percent of total Company sales in 1995. Strengthening of the U.S. dollar in relation to the Canadian dollar has caused unfavorable foreign currency fluctuations from prior periods resulting in lower gross margin levels.

    In the past, the Company has been a party to, and in the future may enter into, foreign exchange hedging contracts for both the Japanese yen and the Canadian dollar to minimize the impact of exchange rate fluctuations within each year. At December 31, 1995, the Company had open Japanese yen foreign exchange hedging contracts which mature throughout 1996 with notional amounts totaling $147.3 million.

    In October, 1995, the Company announced it will begin manufacturing its own engines for selected 1996 models of personal watercraft at its Osceola, Wisconsin facility. In addition, earlier in 1995, the Company entered into an agreement with Fuji Heavy Industries Ltd. to form Robin Manufacturing U.S.A., Inc. ("Robin"). Under the terms of the agreement, the Company has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products. Potential advantages to the Company of these additional sources of engines include reduced foreign exchange risk, lower shipping costs and less dependence in the future on a single supplier for engines.

    Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: product offerings and pricing strategies by competitors; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence.

POLARIS INDUSTRIES INC.   CONSOLIDATED BALANCE SHEETS
in thousands, except per share data

                                                  December 31,
                                               1995           1994
------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                $  3,501       $ 62,881
  Trade receivables                          40,402         29,700
  Inventories                               104,633         88,714
  Prepaid expenses and other                  7,292          5,194
  Deferred tax assets                        20,000         20,000
------------------------------------------------------------------
    Total current assets                    175,828        206,489
------------------------------------------------------------------
DEFERRED TAX ASSETS                          35,000         45,000
------------------------------------------------------------------
PROPERTY AND EQUIPMENT
  Land, buildings and improvements           21,932         14,913
  Equipment and tooling                     104,390         77,116
------------------------------------------------------------------
                                            126,322         92,029
  Less-accumulated depreciation              47,867         38,368
------------------------------------------------------------------
                                             78,455         53,661
------------------------------------------------------------------
INTANGIBLE ASSETS, NET                       25,153         26,016
------------------------------------------------------------------
                                           $314,436       $331,166
------------------------------------------------------------------
------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated balance sheets.

POLARIS INDUSTRIES INC.   CONSOLIDATED BALANCE SHEETS
in thousands, except per share data

                                                              December 31,
                                                           1995           1994
------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                     $  57,388      $  58,932
  Borrowings under credit agreement                       40,200             --
  Distributions payable                                       --         12,736
  Accrued expenses:
    Compensation                                          33,835         33,349
    Warranties                                            23,058         23,838
    Other                                                 28,855         17,447
  Income taxes payable                                    12,586         15,155
-------------------------------------------------------------------------------
    Total current liabilities                            195,922        161,457
-------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTES 1, 2, 4 AND 5)
SHAREHOLDERS' EQUITY
  Preferred stock $0.01 par value, 20,000
    shares authorized, no shares issued
    and outstanding                                           --             --
  Common stock $0.01 par value, 80,000
    shares authorized, 27,324 shares issued
    and outstanding, at December 31, 1995
    and 27,166 at December 31, 1994                          273            181
  Additional paid - in capital                           109,344        103,935
  Compensation payable in common stock                    11,418         12,251
  Retained earnings (accumulated deficit)                 (2,521)        53,342
-------------------------------------------------------------------------------
                                                         118,514        169,709
-------------------------------------------------------------------------------
                                                        $314,436       $331,166
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated balance sheets.

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS in thousands, except per share data

                                                                              For the Years Ended December 31,
                                                                                    1995         1994         1993
------------------------------------------------------------------------------------------------------------------
Sales                                                                         $1,113,852     $826,286     $528,011
Cost of Sales                                                                    885,730      643,003      397,724
------------------------------------------------------------------------------------------------------------------
    Gross profit                                                                 228,122      183,283      130,287
------------------------------------------------------------------------------------------------------------------
    Gross profit percent                                                            20.5%        22.2%        24.7%
------------------------------------------------------------------------------------------------------------------
Operating Expenses
  Selling and marketing                                                           99,483       63,504       49,765
  General and administrative                                                      26,981       31,802       27,295
  Conversion costs (Note 1)                                                           --       12,315           --
------------------------------------------------------------------------------------------------------------------
    Total operating expenses                                                     126,464      107,621       77,060
------------------------------------------------------------------------------------------------------------------
    Operating income                                                             101,658       75,662       53,227
Nonoperating Expense (Income), net                                                 2,845         (254)         (43)
------------------------------------------------------------------------------------------------------------------
    Income before income taxes                                                    98,813       75,916       53,270
Provision for Income Taxes                                                        38,037       11,966        7,457
------------------------------------------------------------------------------------------------------------------
                                                                                  60,776       63,950       45,813
Income Tax Adjustment for Change in Tax Status (Note 3)                               --      (65,000)          --
------------------------------------------------------------------------------------------------------------------
    Net income                                                                $   60,776     $128,950     $ 45,813
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Net Income Per Share                                                          $     2.19
------------------------------------------------------------------------------------------------------------------
Weighted Average Number of Common and Common
  Equivalent Shares  Outstanding                                                 27,792
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
PRO FORMA INFORMATION (NOTE 1)
  Income before income taxes                                                                 $ 88,231     $ 53,270
  Provision for income taxes                                                                   33,528       20,243
------------------------------------------------------------------------------------------------------------------
  Net income                                                                                 $ 54,703     $ 33,027
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
  Net income per share                                                                       $   1.98     $   1.21
------------------------------------------------------------------------------------------------------------------
Weighted Average Number of Common and Common
  Equivalent Shares Outstanding                                                                27,635       27,323
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND PARTNERS CAPITAL in thousands

                                           SHAREHOLDERS' EQUITY
                                ---------------------------------------------


                                                       COMPEN-
                                                        SATION       RETAINED
                                        ADDITIONAL  PAYABLE IN       EARNINGS
                                COMMON    PAID-IN       COMMON   (ACCUMULATED
                                 STOCK    CAPITAL        STOCK       DEFICIT)
-----------------------------------------------------------------------------
Balance, December  31, 1992      $  --  $     --     $    --       $      --
  First Rights conversion
   to BACs                          --        --          --              --
  First Rights grants
   and amortization                 --        --          --              --
  Cash distributions declared       --        --          --              --
  Net income for the year           --        --          --              --
-----------------------------------------------------------------------------
Balance, December 31, 1993          --        --          --              --
  First Rights conversion
   to BACs                          --        --          --              --
  First Rights grants               --        --          --              --
  Cash distributions declared       --        --          --              --
  Net income for the year           --        --          --          53,342
  Conversion (Note 1)              181   103,935      12,251              --
-----------------------------------------------------------------------------
Balance, December 31, 1994         181   103,935      12,251          53,342
  First Rights conversion
   to stock                          1     5,520      (5,586)             --
  First Rights grants               --        --       4,753              --
  Dividends and distributions       --        --          --        (116,639)
  Stock split                       91      (111)         --              --
  Net income for the year           --        --          --          60,776
-----------------------------------------------------------------------------
Balance, December   31, 1995      $273  $109,344     $11,418       $  (2,521)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                                                         PARTNERS' CAPITAL
                                 -----------------------------------------------------------------
                                                     LIMITED PARTNERS' INTEREST
                                              -----------------------------------------
                                                            FIRST RIGHTS
                                                        -------------------       TOTAL
                                    GENERAL             ASSIGNED   DEFERRED     LIMITED
                                  PARTNERS'              CAPITAL    COMPEN-   PARTNERS'
                                   INTEREST      BACS      VALUE     SATION    INTEREST      TOTAL
--------------------------------------------------------------------------------------------------
Balance, December  31, 1992        $ (7,105) $  76,139  $  9,102      $(509)  $  84,732  $  77,627
  First Rights conversion
   to BACs                               --      6,042    (6,072)        --         (30)       (30)
  First Rights grants
   and amortization                      --         --     5,791        509       6,300      6,300
  Cash distributions declared        (9,821)   (37,396)       --         --     (37,396)   (47,217)
  Net income for the year             9,529     36,284        --         --      36,284     45,813
--------------------------------------------------------------------------------------------------
Balance, December 31, 1993           (7,397)    81,069     8,821         --      89,890     82,493
  First Rights conversion
   to BACs                               --      5,778    (5,838)        --         (60)       (60)
  First Rights grants                    --         --     9,268         --       9,268      9,268
  Cash distributions declared       (10,596)   (40,346)       --         --     (40,346)   (50,942)
  Net income for the year            15,726     59,882        --         --      59,882    128,950
  Conversion (Note 1)                 2,267   (106,383)  (12,251)        --    (118,634)        --
--------------------------------------------------------------------------------------------------
Balance, December 31, 1994               --         --        --         --          --  $ 169,709
  First Rights conversion
   to stock                              --         --        --         --          --        (65)
  First Rights grants                    --         --        --         --          --      4,753
  Dividends and distributions            --         --        --         --          --   (116,639)
  Stock split                            --         --        --         --          --        (20)
  Net income for the year                --         --        --         --          --     60,776
--------------------------------------------------------------------------------------------------
Balance, December   31, 1995             --         --        --         --          --  $ 118,514
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS in thousands

                                                                                    For the Years Ended December 31,
                                                                                    1995          1994          1993
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                   $  60,776      $128,950      $ 45,813
  Adjustments to reconcile net income to cash flow from operating activities
    Depreciation                                                                  21,857        18,599        12,446
    Amortization                                                                     863         5,053         7,166
    First Rights compensation                                                      4,753         9,268         6,300
    Deferred income taxes                                                         10,000       (65,000)           --
    Changes in current operating items
      Trade receivables                                                          (10,702)       (8,360)       (4,465)
      Inventories                                                                (15,919)      (36,657)      (14,481)
      Accounts payable                                                            (1,544)       22,810        11,176
      Accrued expenses                                                            11,114        32,306        12,977
      Income taxes payable                                                        (2,569)        7,401         4,124
      Other                                                                       (2,183)       (2,701)       (1,733)
--------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                 76,446       111,669        79,323

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                             (46,651)      (32,529)      (18,126)

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under credit agreement, net                                          40,200            --            --
  Cash dividends to shareholders                                                (116,639)           --            --
  Cash distributions to partners                                                 (12,736)      (50,057)      (46,493)
--------------------------------------------------------------------------------------------------------------------
    Net cash used for financing activities                                       (89,175)      (50,057)      (46,493)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                         (59,380)       29,083        14,704

CASH AND CASH EQUIVALENTS
  Beginning                                                                       62,881        33,798        19,094
--------------------------------------------------------------------------------------------------------------------
  Ending                                                                       $   3,501      $ 62,881     $  33,798
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
SUPPLEMENTARY INFORMATION
  Interest paid during the year                                                $  24,341      $  11,718    $   8,236
--------------------------------------------------------------------------------------------------------------------
  Income taxes paid during the year                                            $  31,183      $   4,119    $   3,227
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

POLARIS INDUSTRIES INC. NOTES TO FINANCIAL STATEMENTS

NOTE 1 ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Polaris Industries Inc. (the Corporation) was formed for the purpose of effecting the conversion of Polaris Industries Partners L.P., a Delaware limited partnership (the Partnership), from a publicly traded limited partnership to a publicly traded corporation on December 22, 1994 (the Conversion). The Corporation issued 24,015,661 shares of $0.01 par value stock to the Partnership's limited partners in exchange for their limited partner interests ("BACs"), 3,150,365 shares of common stock to EIP Associates L.P. (the General Partner) and affiliates in exchange for the entire general partnership interest and rights and ultimately 468,750 shares of common stock to the holders of 468,750 First Rights. As a result of the Conversion, the Corporation owns directly or indirectly all of the general and limited partnership interests in the Partnership. The activities of the Partnership and the Corporation are referred to herein as activities of the Company.

    The Conversion has been accounted for as a reorganization of affiliated entities, with the assets and liabilities of the Partnership recorded at their historical cost basis, except that deferred taxes relating to the temporary differences between the financial reporting and the income tax bases of certain assets and liabilities at the date of the Conversion were recorded by the Corporation (Note 3). The statements of operations, shareholders' equity and cash flows for 1993 and for 1994 through the date of the Conversion reflect the operations of the Partnership. The costs of the Conversion were recorded as an expense of the Corporation in the statement of operations at the time of the Conversion.

    Pro forma information is presented to assist in comparing the continuing results of operations of the Company for 1994 and 1993 exclusive of the Conversion costs and as if the Company was a taxable corporation with the Conversion having occurred at the beginning of each respective year. The pro forma provision for income taxes has been calculated at a rate of 38 percent, which reflects a combined federal and state statutory rate, net of related research and development credit and foreign sales corporation benefits. The weighted average number of BACs and BAC equivalents has been retroactively adjusted to reflect the issuance of an equal number of shares of common stock to the Partnership's limited partners in exchange for the number of BACs outstanding and the issuance of 3,150,365 shares of common stock to the affiliates of the General Partner in exchange for the general partnership interests.

    The Company is engaged in a single industry segment consisting of the design, engineering and manufacture of recreational and utility vehicles and markets them together with related parts, garments and accessories through a network of dealers, distributors and its Canadian subsidiary.

FOREIGN OPERATIONS: United States operations include export sales (excluding sales in Canada) of $51,385,000, $36,049,000 and $27,179,000 for 1995, 1994
and 1993, respectively.

    The following data relates to Canadian operations (in thousands of United States dollars):

                                    For the Years Ended December 31,
                                    1995          1994          1993
--------------------------------------------------------------------
Sales                           $172,459      $129,689      $106,664
Operating income                   6,224         9,062         6,887
Identifiable assets               29,580        19,620        15,248

BASIS OF PRESENTATION: The consolidated financial statements of the Company include the accounts of the Corporation, the Partnership and its Canadian subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Such investments have consisted principally of commercial paper and money market mutual funds.

INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market. The major components of inventories are as follows (in thousands):

                                                 December 31,
                                               1995      1994
-------------------------------------------------------------
Raw materials and purchased components     $ 26,526   $32,717
Service parts                                39,952    29,067
Finished goods                               38,155    26,930
-------------------------------------------------------------
                                           $104,633   $88,714
-------------------------------------------------------------

POLARIS INDUSTRIES INC. NOTES TO FINANCIAL STATEMENTS

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost.
Depreciation is provided using the straight-line method over the estimated useful life of the respective assets ranging from 10-20 years for buildings and improvements and from 1-7 years for equipment and tooling. Fully depreciated tooling is eliminated from the accounting records annually.

INTANGIBLE ASSETS: Intangible assets are stated net of accumulated amortization totaling $9,006,000 at December 31, 1995 and $8,143,000 at December 31, 1994 and consist principally of cost in excess of net assets of business acquired which is amortized on a straight-line basis over 40 years. Other intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 5 to 17 years.

    The Company periodically assesses the amortization period and recoverability of the carrying amount of its intangible assets to determine potential impairment based upon expected future cash flows from the related business. To date, management has determined that no such impairment exists.

PRODUCT WARRANTIES: The Company provides for estimated normal and extended warranty costs at the time of sale to the dealer or distributor customer and for other costs associated with specific items at the time their existence and amounts are determinable.

FOREIGN CURRENCY: The Company's Canadian subsidiary uses the United States dollar as its functional currency. Canadian assets and liabilities are translated at the foreign exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average foreign exchange rate in effect. Translation and exchange gains and losses are reflected in the results of operations.

    The Company enters into foreign exchange contracts to hedge certain of its purchase commitments denominated in foreign currencies and transfers of funds from its Canadian subsidiary; market value gains and losses are recognized at the time of purchase or transfer of funds, respectively. The purpose of the Company's foreign exchange contracts is to protect it from the risk that the eventual dollar cash flows resulting from the purchase commitments and transfers of funds from its Canadian subsidiary will be adversely affected by changes in exchange rates. At December 31, 1995, the Company had open Japanese yen foreign exchange contracts which mature throughout 1996 with notional amounts totaling $147,300,000 United States dollars.

REVENUE RECOGNITION: Revenues are recognized at the time of delivery to the dealer or distributor. Product returns, whether in the normal course of business or resulting from repossession under its customer financing program (see Note 2), have not been material. The Company provides for estimated sales promotion expenses at the time of sale to the dealer or distributor customer.

RESEARCH AND DEVELOPMENT COSTS: Research and development costs are charged to operations as incurred and totaled $19,871,000, $15,018,000, and $12,283,000 for 1995, 1994, and 1993 respectively. These costs are included as a component of cost of sales on the accompanying statements of operations.

MAJOR SUPPLIER: During 1995, 1994 and 1993, purchases of engines and related components totaling 26 percent of the Company's cost of sales were from a single Japanese supplier. The Company has agreed with the supplier to share the impact of fluctuations in the exchange rate between the United States dollar and the Japanese yen.

STOCK SPLIT: During 1995, the Board of Directors of the Company declared a three-for-two stock split to be effected in the form of a stock dividend. This stock split has been retroactively reflected in the accompanying financial statements.

NET INCOME PER SHARE: Net income per share during 1995 was calculated based on the weighted average number of common and common equivalent shares outstanding.

CASH DISTRIBUTIONS AND DIVIDENDS: During 1995, the Company declared and paid cash distributions and dividends totaling $116,639,000 or $4.27 per share. This total is comprised of four regular quarterly cash dividends totaling $11,732,000, or $.43 per share and three special cash distributions totaling $104,907,000, or $3.84 per share.

    Prior to the Conversion, cash distributions from operations were determined at the discretion of the General Partner and were allocated 79.2 percent to the limited partners and 20.8 percent to the General Partner.

POLARIS INDUSTRIES INC. NOTES TO FINANCIAL STATEMENTS

NOTE 2 FINANCING

BANK FINANCING: Effective May 8, 1995, the Company entered into an unsecured bank line of credit arrangement with maximum available borrowings of $125,000,000. Interest is charged at rates based on LIBOR or "prime" (6.44% at December 31, 1995), and the agreement expires on March 31, 1998. As of December 31, 1995, total borrowings under this credit agreement were $40,200,000. Average and maximum outstanding borrowings during 1995 were $25,467,000 and $85,900,000, respectively.

LETTERS OF CREDIT: At December 31, 1995, the Company had open letters of credit totaling approximately $9,752,000. The amounts outstanding are reduced as inventory purchases pertaining to the contracts are received.

CUSTOMER FINANCING PROGRAM: Unrelated finance companies provide floor plan financing to distributors and dealers on the purchase of the Company's products. The amount financed by distributors and dealers under these arrangements at December 31, 1995, was approximately $237,000,000. The Company has agreed to repurchase products repossessed by the finance companies up to an annual maximum of 15 percent of the average amounts outstanding during the prior calendar year. The Company's financial exposure under these arrangements is limited to the difference between the amount paid to the finance companies for repurchases and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements during the periods presented. As a part of its marketing program, the Company participates in the cost of dealer and distributor financing up to certain limits. Such expenditures are included with selling and marketing expenses on the accompanying statements of operations.

NOTE 3 INCOME TAX MATTERS AND CHANGE IN TAX STATUS

Prior to the conversion, the Partnership was not a taxpaying entity for United States federal and state income tax purposes and its taxable income was passed through to the partners. Income taxes prior to the Conversion relate to the Company's Canadian subsidiary which is subject to Canadian federal and provincial income taxes.

    As a result of the Conversion, the Corporation, as a taxable entity, recorded a net deferred tax asset on the date of the Conversion of $65,000,000 with a corresponding credit to income tax expense, for temporary differences between financial reporting and income tax bases. The net deferred tax asset consists of the following (in thousands):

                                                1995         1994
-----------------------------------------------------------------
CURRENT ASSETS
   Inventories                               $ 2,400      $ 5,100
   Accrued expenses                           15,400       13,300
   Compensation payable in common stock        2,200        1,600
-----------------------------------------------------------------
     Total current                            20,000       20,000
-----------------------------------------------------------------
NONCURRENT ASSETS
   Cost in excess of net assets
     of business acquired                     32,200       39,500
   Property and equipment                        100        1,700
   Compensation payable in common stock        2,700        3,800
-----------------------------------------------------------------
     Total noncurrent                         35,000       45,000
-----------------------------------------------------------------
Less valuation allowance                          --           --
-----------------------------------------------------------------
     Total                                   $55,000      $65,000
-----------------------------------------------------------------

    Components of the Company's provision for income taxes for the year ended December 31, 1995 are as follows (in thousands):

-----------------------------------------------------------------
CURRENT
   Federal                                                $23,113
   State                                                    1,665
   Foreign                                                  3,259
Deferred                                                   10,000
-----------------------------------------------------------------
     Total                                                $38,037
-----------------------------------------------------------------

POLARIS INDUSTRIES INC.  NOTES TO FINANCIAL STATEMENTS

    The following is a reconciliation of the Federal statutory income tax rate to the effective tax rate for the year ended December 31, 1995:

-------------------------------------------------------------------------------
Federal statutory rate                                                    35.0%
State income taxes, net of federal benefit                                 2.6
FSC benefit and other permanent differences                               (1.0)
Difference between foreign and federal rates                                .4
   Other, net                                                              1.5
-------------------------------------------------------------------------------
      Effective income tax rate                                           38.5%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NOTE 4 EMPLOYEE BENEFIT PLANS

The Company has various benefit plans for management and employees. A summary of these plans follows:

BONUS AND PROFIT SHARING PLANS: A bonus and profit sharing plan has been established with amounts determined annually based upon a predetermined formula. In addition, the Company has an employee retirement savings plan and an unfunded supplemental retirement/savings plan for eligible employees.

DEFERRED COMPENSATION PLAN FOR DIRECTORS: The Company has a nonqualified deferred compensation plan under which directors who are not officers or employees of Polaris (Outside Directors) can elect to receive Common Stock Equivalents in lieu of director's fees. The Common Stock Equivalents will be converted to common shares when an Outside Director's board service ends. A maximum of 75,000 shares of common stock will be available for issuance under the deferred compensation plan. As of December 31, 1995, 2,948 shares have been earned under the plan.

STOCK OPTION PLAN: The Company has a stock option plan which provides for the issuance of stock option awards as an incentive for employees. The maximum number of shares of common stock allocated to the stock option plan is 1,350,000 shares. The exercise price for a stock option must be at least equal to the fair market value of the common stock at the time of awarding of the stock option. During 1995, the Company granted options to various employees to purchase 254,550 shares of common stock for $29.00 per share, its market value at the date of grant. Such options are exercisable on or after May 10, 1998.

COMPENSATION PAYABLE IN COMMON STOCK: The Company has an employee benefit plan which provides for the issuance of rights which convert to shares of common stock as an incentive for management and employees. The rights require no cash payments by the recipients. Of such rights, 1,350,000 have been reserved for issuance to nonmanagement employees (the Employee Plan) and 2,250,000 have been reserved for issuance to middle management and senior management (the Management Plan). At December 31, 1995, 171,005 rights remain available to be granted under the Employee Plan and no rights are available to be granted under the Management Plan.

    Rights under the Employee Plan are vested when granted. Rights under the Management Plan contain vesting provisions up to three years and terminate if employment ceases prior to the issuance of the related common stock.

    As of December 31, 1995, 317,250 rights under the Management Plan and 153,000 rights under the Employee Plan, respectively, are outstanding as summarized below:

                                                                 Outstanding at
                 Granted        Converted        Forfeited          End of Year
-------------------------------------------------------------------------------
1993             257,391          650,034               --              477,390
1994             330,895          339,535               --              468,750
1995             162,000          160,500               --              470,250

    The Company records the rights at fair market value on the date of grant and accrues the related compensation expense throughout the year.

    Cash and noncash compensation expense recorded under these employee benefit plans was $35,624,000, $39,299,000, and $24,164,000 for 1995, 1994
and 1993, respectively. Accrued compensation includes approximately $27,867,000 and $28,292,000 for certain of these plans at December 31, 1995 and 1994, respectively.

NOTE 5 COMMITMENTS AND CONTINGENCIES

CANADIAN INCOME TAX EXAMINATION: In 1990, the Canadian income tax authorities proposed certain adjustments, principally relating to the original purchase price allocation to the Canadian subsidiary and transfer pricing matters, for additional income taxes payable by the Company's Canadian subsidiary for 1987 and 1988. The Canadian income tax authorities have since initiated an audit of the tax years 1989 through 1991. Management continues to vigorously contest certain of the proposed adjustments. Management does not believe that the outcome of this matter will have a material adverse effect on the Company's financial position or results of operations.

POLARIS INDUSTRIES INC.  NOTES TO FINANCIAL STATEMENTS

PRODUCT LIABILITY: The Company is subject to product liability claims in the normal course of business and has elected not to insure for product liability losses. The estimated costs resulting from any losses are charged to operating expenses when it is probable a loss has been incurred and the amount of the loss is reasonably determinable.

LITIGATION: The Company is a defendant in lawsuits and subject to claims arising in the normal course of business. In the opinion of management, no legal proceedings pending against or involving the Company will have a material adverse effect on the Company's financial position or results of operations.

LEASES: The Company leases warehouse and office space from a partnership controlled by certain directors under an operating lease agreement expiring in 1997. The lease requires payments of $472,000 annually plus other costs. In addition, the Company leases other buildings and equipment from unrelated parties under noncancelable operating leases. Total rent expense under all lease agreements was $2,212,000, $1,570,000, and $1,364,000 for 1995, 1994
and 1993, respectively. Future minimum payments, exclusive of other costs, required under noncancelable operating leases at December 31, 1995, total $1,655,000 cumulatively through 1998.

NOTE 6 SUBSEQUENT EVENT

Subsequent to year end, the Company entered into a partnership agreement with Transamerica Commercial Finance Corporation to form Polaris Acceptance. Polaris Acceptance will provide floor plan financing and other financial services to dealer and distributor customers of the Company. Under the joint venture agreement, the Company will initially invest approximately $7,500,000 for a 25 percent equity interest in Polaris Acceptance. The Company has an option to increase its equity interest to 50 percent effective January 1, 1997.

NOTE 7 QUARTERLY FINANCIAL DATA
(Unaudited) (In thousands, except per share data)


                                                                                              Pro Forma
                                                                                      -------------------------
                                                                                                     Net Income
                                                     Gross         Net   Net Income   Net Income     Per Share
1995:                                    Sales      Profit      Income    Per Share     (Note 1)      (Note 1)
----------------------------------------------------------------------------------
First Quarter                       $  254,793    $ 46,715    $ 12,940        $ .47
Second Quarter                         285,357      58,034      12,535          .45
Third Quarter                          291,431      63,205      18,544          .67
Fourth Quarter                         282,271      60,168      16,757          .60
----------------------------------------------------------------------
Totals                              $1,113,852    $228,122    $ 60,776        $2.19
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
1994:
---------------------------------------------------------------------------------------------------------------
First Quarter                       $  145,471    $ 27,858    $  8,566                    $ 6,144         $ .22
Second Quarter                         180,884      34,252      10,542                      7,348           .27
Third Quarter                          258,370      63,673      31,503                     21,611           .78
Fourth Quarter                         241,561      57,500      78,339                     19,600           .71
---------------------------------------------------------------------------------------------------------------
Totals                              $  826,286    $183,283    $128,950                    $54,703         $1.98
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
1993:
---------------------------------------------------------------------------------------------------------------
First Quarter                       $  107,115    $ 23,264    $  6,138                    $ 4,703         $ .17
Second Quarter                         111,235      26,996       6,542                      4,702           .17
Third Quarter                          166,803      43,044      18,762                     12,907           .47
Fourth Quarter                         142,858      36,983      14,371                     10,715           .39
---------------------------------------------------------------------------------------------------------------
Totals                              $  528,011    $130,287    $ 45,813                    $33,027         $1.21
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

POLARIS INDUSTRIES INC.  INDEPENDENT AUDITOR'S REPORT

TO POLARIS INDUSTRIES INC.

We have audited the accompanying consolidated balance sheet of Polaris Industries Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Polaris Industries Inc. and Subsidiaries as of December 31, 1994 and the years ended December 31, 1994 and 1993, were audited by other auditors whose report dated February 2, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polaris Industries Inc. and Subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                       ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
January 31, 1996


BOARD OF DIRECTORS                             CORPORATE OFFICERS
Andris A. Baltins (A, C)                       W. Hall Wendel, Jr.
Member of the law firm of                      Chairman and Chief Executive Officer
Kaplan, Strangis & Kaplan, P.A.
                                               Kenneth D. Larson
Beverly F. Dolan (C*)                          President and Chief Operating Officer
Retired Chairman and Chief Executive
Officer of Textron Inc.                        John H. (Jack) Grunewald
                                               Executive Vice President,
Kenneth D. Larson (E)                          Chief Financial Officer and Secretary
President and Chief Operating Officer of
Polaris Industries Inc.                        Charles A. Baxter
                                               Vice President-Engineering
Robert S. Moe (C, E)                           and Product Safety
Retired Executive Vice President and
Treasurer of Polaris Industries Inc.           Jeffrey A. Bjorkman
                                               Vice President-Manufacturing
Gregory R. Palen (A)
Chief Executive Officer of                     Michael W. Malone
Spectro Alloys and Palen/Kimball Company       Vice President and Treasurer

Stephen G. Shank (A*)                          Ed Skomoroh
President and Chief Executive Officer of       Vice President-Sales and Marketing
Learning Ventures, Inc.
Former Chairman and Chief Executive
Officer of Tonka Corporation

W. Hall Wendel, Jr. (E)
Chairman and Chief Executive Officer
of Polaris Industries Inc.

(A) Audit Committee Member
(C) Compensation Committee Member
(E) Executive Committee Member
* Committee Chairman


          INVESTOR INFORMATION

SUMMARY OF TRADING

             Year Ended December 31
            -----------------------
               1995          1994
            ---------     ---------
Quarter     High  Low     High  Low
-----------------------------------
First       33.25 29.17   24.92 19.42
Second      33.00 25.33   23.92 20.08
Third       31.25 25.08   26.00 21.42
Fourth      30.75 26.88   34.83 25.08

Through December 21, 1994, units
of Beneficial Assignment of Class A
Limited Partnership Interests of
Polaris Industries Partners L.P.
traded on the American Stock
Exchange (AMEX) and the Pacific
Stock Exchange (PSE) under the
symbol SNO. Shares of common
stock of Polaris Industries Inc.
commenced trading on the AMEX and
the PSE on December 22, 1994 under
the symbol SNO. On February 24,
1995, shares of common stock of
Polaris Industries Inc. began trading
on the New York Stock Exchange
(in lieu of the AMEX) and on the
PSE under the symbol PII.

CASH DISTRIBUTIONS AND
DIVIDENDS DECLARED

                      1995
             -----------------------
Quarter      Regular  Special  Total  1994
------------------------------------------
First           $.10    $1.28  $1.38 $ .42
Second           .10     1.28   1.38   .42
Third            .10     1.28   1.38   .42
Fourth           .13      --     .13   .42
------------------------------------------
Total           $.43    $3.84  $4.27 $1.68
------------------------------------------

STOCK EXCHANGES
New York Stock Exchange (PII)
Pacific Stock Exchange (PII)

Shareholders of record of the
Company's common stock on
March 1, 1996 5,900. Share price
on March 1, 1996 $30.375.