Form 10-K, Exhibit 13
period 1996-12-31
POLARIS INDUSTRIES INC/MN
filed 1997-03-19
CIK 931015

Polaris Industries Inc. designs, manufactures and markets innovative, high-quality, high-performance motorized products for recreation and utility use, including snowmobiles, all-terrain vehicles (ATVs) and personal watercraft
(PWC). - Headquartered in Minneapolis, Polaris operates engineering and manufacturing facilities in Roseau, Minn.; Osceola, Wisc.; and Spirit Lake, Iowa; has a wholly owned subsidiary in Winnipeg, Manitoba; and, together with Fuji Heavy Industries Ltd., manufactures engines in Hudson, Wisc. Polaris products are sold through a network of more than 2,000 dealers in North America and 60 distributors in 118 countries. - Polaris common stock trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol PII.



Financial Highlights
(in thousands, except per share data)

                                                 1996                1995             % Change
-----------------------------------------------------------------------------------------------
Operating Data
     Sales                                   $1,191,901          $1,113,852                7%
     Operating income                            97,417             101,658               (4%)
     Net income                                  62,293              60,776                2%
     Net income per share                          2.24                2.19                2%
Balance Sheet Data
     Current assets                            $193,405            $175,271
     Property and equipment                      93,513              78,455
     Total assets                               351,717             314,436
     Borrowings under credit agreement           35,000              40,200
     Shareholders' equity                       155,330             118,514

Polaris Industries Inc. SELECTED FINANCIAL DATA in thousands, except per share and per unit data

The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial and statistical information referenced elsewhere herein, including the information referenced under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                              Years Ended December 31,
                                                   1996           1995           1994           1993           1992
----------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data
   Total dollars                             $1,191,901    $ 1,113,852      $ 826,286      $ 528,011      $ 383,818
     % change from prior year                         7%            35%            56%            38%            29%
   Sales mix by product (%)
     Snowmobiles                                     37%            40%            44%            50%            54%
     ATVs                                            37%            33%            29%            26%            25%
     PWC                                             15%            16%            14%             9%             7%
     Parts, garments and accessories                 11%            11%            13%            15%            14%
Gross profit data
   Total dollars                            $   235,546    $   228,122      $ 183,283      $ 130,287      $ 104,926
     % of sales                                      20%            20%            22%            25%            27%
Operating expense data
   Amortization of intangibles and
     noncash compensation                   $     5,325    $     5,616      $  14,321      $  13,466      $  11,997
   Conversion costs                                   -              -         12,315              -              -
   Other operating expenses                     132,804        120,848         80,985         63,594         52,238
     % of sales                                      11%            11%            10%            12%            14%
Actual and pro forma data*
   Net income                               $    62,293    $    60,776      $  54,703      $  33,027      $  24,602
   Net income per share                     $      2.24    $      2.19      $    1.98      $    1.21      $    0.91
CASH FLOW DATA
Cash flow from operating activities         $    89,134    $    77,246      $ 111,669      $  79,323      $  55,316
Cash purchases of property and equipment         44,889         46,651         32,529         18,126         12,295
Cash distributions declared to partners               -              -         50,942         47,217         44,507
Cash distributions declared per unit                  -              -      $    1.68      $    1.67      $    1.67
Cash dividends to shareholders                   16,390        116,639              -              -              -
Cash dividends per share                    $      0.60     $     4.27              -              -              -
BALANCE SHEET DATA (AT END OF YEAR)
Cash and cash equivalents                   $     5,812     $    3,501      $  62,881      $  33,798      $  19,094
Current assets                                  193,405        175,271        206,489        109,748         74,999
Total assets                                    351,717        314,436        331,166        180,548        146,681
Current liabilities                             161,387        155,722        161,457         98,055         69,054
Borrowings under credit agreement                35,000         40,200              -              -              -
Shareholders' equity/Partners' capital          155,330        118,514        169,709         82,493         77,627




                                                   1991           1990           1989           1988
----------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data
   Total dollars                              $ 297,677      $ 296,147      $ 242,618      $ 171,497
     % change from prior year                         1%            22%            41%            24%
   Sales mix by product (%)
     Snowmobiles                                     60%            67%            67%            70%
     ATVs                                            25%            19%            19%            16%
     PWC                                              -              -              -              -
     Parts, garments and accessories                 15%            14%            14%            14%
Gross profit data
   Total dollars                              $  88,440      $  89,349      $  77,320     $   52,247
     % of sales                                      30%            30%            32%            30%
Operating expense data
   Amortization of intangibles and
     noncash compensation                     $  13,108      $  12,116      $  15,717     $    8,645
   Conversion costs                                   -              -              -              -
   Other operating expenses                      43,614         46,421         35,302         25,139
     % of sales                                      15%            16%            15%            15%
Actual and pro forma data*
   Net income                                 $  20,727      $  20,465      $  16,657      $  11,538
   Net income per share                       $    0.81      $    0.79      $    0.65      $    0.47
CASH FLOW DATA
Cash flow from operating activities           $  46,642      $  54,782      $  44,447      $  37,542
Cash purchases of property and equipment         15,988          7,158          7,065          2,724
Cash distributions declared to partners          42,581         42,582         32,514         17,722
Cash distributions declared per unit          $    1.67      $    1.67      $    1.51      $    0.80
Cash dividends to shareholders                        -              -              -              -
Cash dividends per share                              -              -              -              -
BALANCE SHEET DATA (AT END OF YEAR)
Cash and cash equivalents                     $  20,098      $  32,025      $  27,886      $  15,599
Current assets                                   59,200         66,893         60,344         36,377
Total assets                                    135,509        138,704        137,628        118,070
Current liabilities                              52,646         46,602         38,875         20,665
Borrowings under credit agreement                     -              -              -              -
Shareholders' equity/Partners' capital           82,863         92,102         98,753         97,405

* The comparability of the information reflected in the Selected Financial data is materially affected by the conversion from a master limited partnership to a corporation on December 22, 1994, which resulted in the Company recording a net deferred tax asset of $65.0 million, conversion expenses of $12.3 million and a corresponding net increase in 1994 net income (see Notes 4 and 8 of Notes to Consolidated Financial Statements). Pro forma data is presented to assist in comparing the continuing results of operations of the Company exclusive of the conversion costs and as if the Company was a taxable corporation for each period presented (see Note 8 of Notes to Consolidated Financial Statements).

Polaris Industries Inc. MANAGEMENT'S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operations

The following discussion pertains to the results of operations and financial position of the Company for each of the three years in the period ended December 31, 1996, and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein.

RESULTS OF OPERATIONS
1996 VS. 1995
Sales increased to $1.192 billion in 1996, representing a seven percent increase over $1.114 billion of sales in 1995. Total finished goods unit shipments for 1996 increased three percent over 1995. The increase in sales was primarily attributable to the continuing popularity and broadening of the Company's all-terrain vehicle (ATV) product line.
     Snowmobile unit sales volume declined five percent during 1996 from the prior year as the market absorbed an extraordinary growth rate over the prior two years. New model introductions during 1996 were highlighted by the award-winning 700 RMK. Sales of snowmobiles comprised 37 percent of total Company sales in 1996 compared to 40 percent in 1995.
     ATV unit sales volume increased 13 percent during 1996 from the prior year, primarily because of the continued growth in the utility and sports-enthusiasts markets. Retail ATV sales rose to the highest level in Polaris' history and management believes that the Company is now second in U.S. ATV market share. The average per unit sales price increased by six percent in 1996, principally through the sale of new, higher-performance models that have a higher selling price than economy models. The Company introduced several new models in 1996, including the Xplorer 500 and Scrambler 500. Sales of ATVs comprised 37 percent of total Company sales in 1996 compared to 33 percent in 1995.
     Personal watercraft (PWC) unit sales volume was approximately the same in 1996 as during 1995 as a result of leveling of PWC consumer market demand after several years of unusually high growth in PWC demand. Sales of PWC comprised 15 percent of total Company sales in 1996 compared to 16 percent in 1995.
     Sales of related parts, garments and accessories increased for each product line during 1996 and resulted in an overall increase of 14 percent over 1995. Sales of parts, garments and accessories comprised 11 percent of total Company sales in both 1996 and 1995.
     Gross profit increased to $235.5 million in 1996, representing a three percent increase over 1995 gross profit of $228.1 million. The gross profit margin percentage decreased to 19.8 percent in 1996, from 20.5 percent in 1995. This decrease in gross margin percentage is primarily a result of: (a) an increase in warranty expense, principally for snowmobiles, as a result of rapid technological innovation and introduction of new high performance models; and
(b) an increase in research and development costs reflecting the Company's continued emphasis on innovative new product development; partially offset by
(c) decreases in raw material purchase prices for engines and certain other component parts because of the strengthening of the U.S. dollar in relation to the Japanese yen when compared to the 1995 period.
     The Company has continued to invest in new product development, innovation and product diversification. New product research and development costs are recorded as a component of cost of sales in the consolidated statements of operations. Research and development expenses were $28.3 million (2.4 percent of sales) in 1996 and $19.9 million (1.8 percent of sales) in 1995. In addition, the Company incurred tooling expenditures for new products of $18.0 million in 1996 and $17.6 million in 1995. In 1996, more than 70 percent of sales came from products introduced in the past three years.
     Operating expenses increased $11.7 million (nine percent) in 1996 over 1995 and operating expenses as a percent of sales increased to 11.6 percent in 1996 from 11.4 percent in 1995. These increases are due primarily to an increased level of promotional and advertising costs targeted to assist dealers in retailing PWC units late in the 1996 selling season.
     Nonoperating expense decreased $2.8 million in 1996 compared to 1995 as a result of (a) income recorded in 1996 from the Company's investment in Polaris Acceptance, offset by (b) interest expense incurred in 1996 from borrowings under the bank line of credit arrangement used to fund the payment of special cash distributions totaling $104.9 million during 1995.
     The provision for income taxes in 1996 has been recorded at a rate of 36.0 percent of pretax income compared to 38.5 percent for 1995. This change reflects the settlement reached with the Canadian income tax authorities regarding a claim for additional income taxes payable by the Company's Canadian subsidiary for tax years 1987 through 1991.
     Net income increased two percent to $62.3 million in 1996 from $60.8 million in 1995. Net income as a percent of sales was 5.2 percent in 1996 compared to 5.5 percent in 1995. Net income per share increased two percent to $2.24 in 1996 from $2.19 in 1995.
1995 VS. 1994
Sales for 1995 were $1.114 billion, an increase of 35 percent over 1994 sales of $826.3 million. Total finished goods unit shipments for 1995 increased 31 percent over 1994. Management believes such increase is attributable to product superiority, aggressive consumer promotional programs and a strong dealer network. All three product lines recorded significant sales increases during 1995 resulting in further diversification of the Company's sales mix.
     Snowmobile unit sales volume increased 18 percent during 1995 as a result of the introduction of new models and the continued success of other popular models, many of which featured Polaris' innovative XTRA suspension system. The average per unit sales price for snowmobiles increased by six percent in 1995 primarily as a result of the introduction of new, high-performance models with additional features that have a higher selling price.
     ATV unit sales volume increased 42 percent during 1995.

Polaris Industries Inc. MANAGEMENT'S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operations

Management believes Polaris' ATV sales have been favorably influenced by targeting the all-purpose segment of the ATV market with new and improved model offerings. Polaris introduced several new models in 1995, including the Sportsman 500, Sport 400L, and Magnum 6 x 6. The average per unit sales price increased five percent for ATVs in 1995 as the sales mix continued to move to new, higher performance models.
     PWC unit sales volume increased 51 percent during 1995 as a result of continued rapid growth in the PWC market and the continued expansion of Polaris' product offerings. The Company introduced several new PWC models in 1995 including the popular SLX.
     Sales of related parts, garments and accessories increased 16 percent as a result of the increased sales volume of all three product lines, representing 11 percent of total Company sales in 1995 compared to 13 percent in 1994.
     Gross profit increased to $228.1 million in 1995, a 24 percent increase over gross profit of $183.3 million in 1994. Gross profit as a percent of sales decreased to 20.5 percent in 1995 compared to 22.2 percent in 1994. This decrease in gross-margin percentage is primarily a result of: (a) increases in raw material purchase prices for engines and certain other components because of the weakening of the U.S. dollar in relation to the Japanese yen; (b) strengthening of the U.S. dollar in relation to the Canadian dollar which results in lower gross margins from the Company's Canadian subsidiary operation; and (c) an aggressive pricing strategy in response to increased competition.
     Operating expenses increased $31.2 million (33 percent) in 1995 over 1994 (exclusive of $12.3 million of costs of conversion to a corporation) as a result of the sales volume increase. Operating expenses as a percent of sales decreased to 11.4 percent in 1995 from 11.5 percent in 1994.
     Nonoperating expense increased $3.1 million in 1995 compared to 1994 as a result of higher interest expense and lower investment income in 1995 attributable to the payment in 1995 of special cash distributions aggregating $104.9 million.
     Income tax expense increased $26.1 million in 1995 compared to 1994 (exclusive of the income tax adjustment for the change in tax status). In 1994, prior to the conversion of the Company to a corporation effective December 22, 1994, the Company was not separately taxable for U.S. income tax purposes (Note 4 of Notes to the Consolidated Financial Statements).
     Pro forma information is presented in the consolidated statements of operations to assist in comparing the continuing results of operations of the Company exclusive of the conversion cost and as if the Company was a taxable corporation for each period presented. Net income increased 11 percent to $60.8 million in 1995 from pro forma net income of $54.7 million in 1994. Net income as a percent of sales was 5.5 percent in 1995 and 6.6 percent in 1994 on a pro forma basis. Net income per share increased 11 percent to $2.19 in 1995 from pro forma net income per share of $1.98 in 1994.
LIQUIDITY AND CAPITAL RESOURCES
Polaris' primary sources of funds have been cash provided by operating activities, a $125 million bank line of credit and a dealer floor plan financing program. Polaris' primary uses of funds have been for cash dividends and distributions to shareholders and partners, capital investments and new product development.
     During 1996, the Company generated net cash from operating activities of $89.1 million, which was utilized to fund capital expenditures of $44.9 million, investments in affiliates of $6.8 million, regular cash dividends of $16.4 million and the repurchase of common stock of $13.6 million. During 1995, the Company generated net cash from operating activities of $77.2 million which, combined with the line of credit borrowings, was utilized to fund regular cash dividends and special cash distributions to shareholders of $116.6 million, a final cash distribution to partners of $12.7 million, and capital expenditures of $46.7 million. During 1994, operating as a partnership and therefore not paying corporate income taxes, Polaris generated net cash from operating activities of $111.7 million, which was utilized to fund cash distributions to partners of $50.1 million and capital expenditures of $32.5 million.
     The seasonality of production and shipments causes working capital requirements to fluctuate during the year. The Company has a $125 million unsecured bank line of credit arrangement expiring March 31, 1998 to provide borrowing for working capital needs and to fund the special cash distributions paid in 1995. Borrowings under the line of credit bear interest based on LIBOR or "prime" rates, 6.04 percent at December 31, 1996. At December 31, 1996, the Company had total borrowings under the line of credit of $35.0 million compared to $40.2 million at December 31, 1995. In addition, at December 31, 1996, the Company had letters of credit outstanding of $15.4 million related to purchase obligations for raw materials.
     During 1996, the Board of Directors of the Company authorized the repurchase of up to 1.0 million shares of the Company's common stock. During 1996, the Company paid $13.6 million to repurchase and retire 521,000 shares. On January 23, 1997, the Board of Directors of the Company expanded the share repurchase program, authorizing the cumulative repurchase of up to 3.0 million shares of the Company's common stock.
     In February 1996, a wholly-owned subsidiary of the Company entered into a partnership agreement with Transamerica Commercial Finance Corporation (TCFC) to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to the Company's dealers and distributors and may in the future provide other financial services to dealers, distributors and retail customers of the Company. Under the partnership agreement, the Company's subsidiary had a 25 percent equity interest in Polaris Acceptance throughout 1996. Additionally, the Company had guaranteed 25 percent of the outstanding indebtedness of Polaris Acceptance under a credit agreement between Polaris Acceptance and TCFC. At December 31, 1996, the

Polaris Industries Inc. MANAGEMENT'S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operations

Company's contingent liability with respect to the guarantee was approximately $56.0 million. In January 1997, the Company exercised its option to increase its equity interest in Polaris Acceptance to 50 percent for an additional investment of approximately $10.4 million, and now guarantees 50 percent of the outstanding indebtedness of Polaris Acceptance.
     The Company has arrangements with certain finance companies, including Polaris Acceptance, to provide floor plan financing for its distributors and dealers. These arrangements provide liquidity by financing distributor and dealer purchases of snowmobiles, ATVs and PWC without the use of the Company's working capital. Substantially all of the sales of snowmobiles, ATVs and PWC (but not parts, garments and accessories) are financed under these arrangements whereby the Company receives payment within a few days of shipment of the product. The amount financed by distributors and dealers under these arrangements at December 31, 1996 and 1995, was approximately $327.0 million and $237.0 million, respectively. The Company participates in the cost of dealer and distributor financing up to certain limits. The Company has agreed to repurchase products repossessed by the finance companies to an annual maximum of 15 percent of the average amount outstanding during the prior calendar year. The Company's financial exposure under these agreements is limited to the difference between the amount paid to the finance companies and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements. However, an adverse change in retail sales could cause this situation to change and thereby require the Company to repurchase financed units.
     The Company has made significant capital investments to increase production capacity, quality, and efficiency, and for new product development and diversification. Improvements in manufacturing and distribution capacity include: (a) an investment of $7.0 million during 1996 for the construction of a 250,000 square foot state-of-the-art parts, garments and accessories distribution center in Vermillion, South Dakota which should be operational by mid-1997; (b) $21.3 million since August 1994, to purchase land, buildings, manufacturing and assembly equipment and paint systems at Polaris' 223,250 square foot Spirit Lake, Iowa facility; and (c) the purchase of a 90,000 square foot building adjacent to Polaris' Osceola, Wisconsin facility in 1995 to house the manufacturing of Polaris designed and built domestic engines. The Company anticipates that capital expenditures, including tooling, for 1997 will approximate $55.0 million.
     Management believes that existing cash balances, cash flows to be generated from operating activities and available borrowing capacity under the line of credit arrangement will be sufficient to fund operations, regular dividends, share repurchases, and capital expenditure requirements for 1997. At this time, management is not aware of any factors that would have a materially adverse impact on cash flow beyond 1997.
INFLATION AND EXCHANGE RATES
The Company does not believe that inflation has had a material impact on the results of its operations. However, the changing relationships of the U.S. dollar to the Canadian dollar and Japanese yen have had a material impact on financial results from time-to-time.
     Over the past several years, weakening of the U.S. dollar in relation to the Japanese yen has resulted in higher raw material purchase prices. During 1996, purchases totaling 22 percent of the Company's cost of sales were from yen-dominated suppliers. Management believes that such cost increases also affect its principal competitors in ATVs and, to varying degrees, some of its snowmobile and PWC competitors. The strengthening of the U.S. dollar in relation to the yen during 1996 has reversed this trend. The Company's cost of sales in 1996 were positively impacted by the yen exchange rate fluctuation when compared to 1995. In view of the foreign exchange hedging contracts currently in place, the Company anticipates that the yen-dollar exchange rate will continue to have a positive impact on cost of sales during 1997 when compared to the same periods in 1996.
     The Company operates in Canada through a wholly-owned subsidiary. Sales of the Canadian subsidiary comprised 14 percent of total Company sales in 1996. Over the past several years, strengthening of the U.S. dollar in relation to the Canadian dollar has resulted in lower gross margin levels on a comparable basis. However, the fluctuation of the Canadian dollar exchange rate did not have a significant impact on the gross margin achieved in 1996 when compared to 1995.
     In the past, the Company has been a party to, and in the future may enter into, foreign exchange hedging contracts for both the Japanese yen and the Canadian dollar to minimize the impact of exchange rate fluctuations within each year. At December 31, 1996, the Company had open Japanese yen foreign exchange hedging contracts with notional amounts totaling $90.3 million U.S. dollars, and open Canadian dollar foreign exchange contracts with notional amounts totaling $57.7 million U.S. dollars which mature throughout 1997.
     Since October 1995, the Company has been manufacturing its own engines for selected models of personal watercraft and snowmobiles at its Osceola, Wisconsin facility. In addition, earlier in 1995, the Company entered into an agreement with Fuji Heavy Industries Ltd. to form Robin Manufacturing U.S.A., Inc. ("Robin"). Under the terms of the agreement, the Company has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products. Potential advantages to the Company of these additional sources of engines include reduced foreign exchange risk, lower shipping costs and less dependence in the future on a single supplier for engines.
     Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: product offerings and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending.

Polaris Industries Inc. CONSOLIDATED BALANCE SHEETS in thousands, except per share data


                                                        December 31,
                                                   1996                1995
----------------------------------------------------------------------------
Assets
CURRENT ASSETS
     Cash and cash equivalents                $   5,812           $   3,501
     Trade receivables                           36,158              40,402
     Inventories                                122,911             104,633
     Prepaid expenses and other                   3,524               6,735
     Deferred tax assets                         25,000              20,000
---------------------------------------------------------------------------
          Total current assets                  193,405             175,271
---------------------------------------------------------------------------

DEFERRED TAX ASSETS                              30,000              35,000
---------------------------------------------------------------------------
PROPERTY AND EQUIPMENT
     Land, buildings and improvements            23,973              21,932
     Equipment and tooling                      147,238             104,390
---------------------------------------------------------------------------
                                                171,211             126,322
     Less-accumulated depreciation               77,698              47,867
---------------------------------------------------------------------------
                                                 93,513              78,455
---------------------------------------------------------------------------

INVESTMENTS IN AFFILIATES                        10,421                 557


INTANGIBLE ASSETS, NET                           24,378              25,153
---------------------------------------------------------------------------
                                               $351,717            $314,436
---------------------------------------------------------------------------
---------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated balance sheets.

Polaris Industries Inc. CONSOLIDATED BALANCE SHEETS in thousands, except per share data

                                                                              December 31,
                                                                           1996            1995
-----------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                 $  50,514       $  57,388
     Accrued expenses:
          Compensation                                                   38,685          33,835
          Warranties                                                     32,919          23,058
          Other                                                          30,712          28,855
     Income taxes payable                                                 8,557          12,586
-----------------------------------------------------------------------------------------------
          Total current liabilities                                     161,387         155,722
-----------------------------------------------------------------------------------------------

BORROWINGS UNDER CREDIT AGREEMENT                                        35,000          40,200
-----------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTES 1, 2, 5, 6 AND 7)

SHAREHOLDERS' EQUITY
     Preferred stock $0.01 par value, 20,000 shares authorized,
          no shares issued and outstanding                                    -               -
     Common stock $0.01 par value, 80,000 shares authorized,
          27,011 and 27,324 shares issued and outstanding                   270             273
     Additional paid-in capital                                         102,946         109,344
     Deferred compensation                                                 (978)              -
     Compensation payable in common stock                                 9,710          11,418
     Retained earnings (accumulated deficit)                             43,382          (2,521)
-----------------------------------------------------------------------------------------------
          Total shareholders' equity                                    155,330         118,514
-----------------------------------------------------------------------------------------------
                                                                       $351,717        $314,436
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated balance sheets.

Polaris Industries Inc. CONSOLIDATED STATEMENTS OF OPERATIONS in thousands, except per share data



                                                       For the Years Ended December 31,
                                                            1996          1995          1994
--------------------------------------------------------------------------------------------
Sales                                                 $1,191,901    $1,113,852      $826,286
Cost of Sales                                            956,355       885,730       643,003
--------------------------------------------------------------------------------------------
     Gross profit                                        235,546       228,122       183,283
--------------------------------------------------------------------------------------------
     Gross profit percent                                  19.8%         20.5%         22.2%
--------------------------------------------------------------------------------------------
Operating Expenses
     Selling and marketing                               112,146        99,483        63,504
     General and administrative                           25,983        26,981        31,802
     Conversion costs (Note 8)                                 -             -        12,315
--------------------------------------------------------------------------------------------
      Total operating expenses                           138,129       126,464       107,621
--------------------------------------------------------------------------------------------
      Operating income                                    97,417       101,658        75,662
Nonoperating Expense (Income)
     Interest expense                                      4,339         1,708             -
     Equity in (income) loss of affiliates                (3,107)          243             -
     Other expense (income), net                          (1,148)          894          (254)
--------------------------------------------------------------------------------------------
          Income before income taxes                      97,333        98,813        75,916
Provision for Income Taxes                                35,040        38,037        11,966
--------------------------------------------------------------------------------------------
                                                          62,293        60,776        63,950

Income Tax Adjustment for Change in Tax
     Status (Note 4)                                           -             -       (65,000)
--------------------------------------------------------------------------------------------
          Net income                                   $  62,293   $    60,776      $128,950
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Net Income Per Share                                   $    2.24   $      2.19
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Weighted Average Number of Common and Common
     Equivalent Shares Outstanding                        27,861        27,792
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
PRO FORMA INFORMATION (NOTE 8)
     Income before income taxes                                                     $ 88,231
     Provision for income taxes                                                       33,528
--------------------------------------------------------------------------------------------
     Net income                                                                     $ 54,703
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
     Net income per share                                                          $    1.98
--------------------------------------------------------------------------------------------
Weighted Average Number of Common and Common
     Equivalent Shares Outstanding                                                    27,635
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

Polaris Industries Inc.  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND
PARTNERS' CAPITAL    IN THOUSANDS






                                                                        SHAREHOLDERS' EQUITY
                                          ------------------------------------------------------------------------------------


                                                                                                          COMPEN-
                                                                                                           SATION      RETAINED
                                                                         ADDITIONAL       DEFERRED     PAYABLE IN      EARNINGS
                                            PREFERRED         COMMON        PAID-IN        COMPEN-         COMMON  (ACCUMULATED
                                                STOCK          STOCK        CAPITAL         SATION          STOCK      DEFICIT)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                     $   -         $    -       $      -        $     -        $     -    $      -
   First Rights conversion
      to BACs                                      -              -              -              -              -           -
   First Rights grants                             -              -              -              -              -           -
   Cash distributions declared                     -              -              -              -              -           -
   Net income                                      -              -              -              -              -      53,342
   Conversion (Note 8)                             -            181        103,935              -         12,251           -
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                         -            181        103,935              -         12,251      53,342
   First Rights conversion
      to stock                                     -              1          5,520              -         (5,586)          -
   First Rights grants                             -              -              -              -          4,753           -
   Dividends and distributions                     -              -              -              -              -    (116,639)
   Stock split                                     -             91           (111)             -              -           -
   Net income                                      -              -              -              -              -      60,776
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                         -            273        109,344              -         11,418      (2,521)
   First Rights conversion
      to stock                                     -              2          5,717              -         (5,769)          -
   First Rights grants                             -              -              -              -          4,061           -
   Restricted stock grants                         -              1          1,466           (978)             -           -
   Dividends declared                              -              -              -              -              -     (16,390)
   Repurchase and retirement
      of common shares                             -             (6)       (13,581)             -              -           -
   Net income                                      -              -              -              -              -      62,293
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                     $   -         $  270       $102,946          ($978)       $ 9,710    $ 43,382
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


                                                                     PARTNERS' CAPITAL
                                                              ----------------------------------------
                                                                             LIMITED PARTNERS'
                                                                                  INTEREST
                                                                          -------------------------
                                                                                       FIRST RIGHTS
                                                              GENERAL                     ASSIGNED
                                                             PARTNERS'                     CAPITAL
                                                             INTEREST          BACS          VALUE           TOTAL
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                 $  (7,397)     $  81,069     $    8,821       $  82,493
   First Rights conversion
      to BACs                                                      -          5,778         (5,838)            (60)
   First Rights grants                                             -              -          9,268           9,268
   Cash distributions declared                               (10,596)       (40,346)             -         (50,942)
   Net income                                                 15,726         59,882              -         128,950
   Conversion (Note 8)                                         2,267       (106,383)       (12,251)              -
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                         -              -              -         169,709
   First Rights conversion
      to stock                                                     -              -              -             (65)
   First Rights grants                                             -              -              -           4,753
   Dividends and distributions                                     -              -              -        (116,639)
   Stock split                                                     -              -              -             (20)
   Net income                                                      -              -              -          60,776
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                         -              -              -         118,514
   First Rights conversion
      to stock                                                     -              -              -             (50)
   First Rights grants                                             -              -              -           4,061
   Restricted stock grants                                         -              -              -             489
   Dividends declared                                              -              -              -         (16,390)
   Repurchase and retirement
      of common shares                                             -              -              -         (13,587)
   Net income                                                      -              -              -          62,293
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                 $       -      $       -     $        -       $ 155,330
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

Polaris Industries Inc.  CONSOLIDATED STATEMENTS OF CASH FLOWS in thousands

                                                            For the Years Ended December 31,
                                                            1996          1995          1994
--------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                          $  62,293     $  60,776      $128,950
   Adjustments to reconcile net income to net cash
      provided by operating activities
      Depreciation and amortization                       30,606        22,720        23,652
      Noncash compensation                                 4,550         4,753         9,268
      Equity in (income) loss of affiliates               (3,107)          243             -
      Deferred income taxes                                    -        10,000       (65,000)
      Changes in current operating items
         Trade receivables                                 4,244       (10,702)       (8,360)
         Inventories                                     (18,278)      (15,919)      (36,657)
         Accounts payable                                 (6,874)       (1,544)       22,810
         Accrued expenses                                 16,568        11,114        32,306
         Income taxes payable                             (4,029)       (2,569)        7,401
         Other                                             3,161        (1,626)       (2,701)
--------------------------------------------------------------------------------------------
          Net cash provided by operating activities       89,134        77,246       111,669
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                    (44,889)      (46,651)      (32,529)
   Investments in affiliates, net                         (6,757)         (800)            -
--------------------------------------------------------------------------------------------
          Net cash used for investing activities         (51,646)      (47,451)      (32,529)
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Borrowings under credit agreement                     276,900       249,700             -
   Repayments under credit agreement                    (282,100)     (209,500)            -
   Repurchase and retirement of common shares            (13,587)            -             -
   Cash dividends to shareholders                        (16,390)     (116,639)            -
   Cash distributions to partners                              -       (12,736)      (50,057)
--------------------------------------------------------------------------------------------
          Net cash used for financing activities         (35,177)      (89,175)      (50,057)
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
          Increase (decrease) in cash and cash
           equivalents                                     2,311       (59,380)       29,083

CASH AND CASH EQUIVALENTS
   Beginning                                               3,501        62,881        33,798
--------------------------------------------------------------------------------------------
   Ending                                              $   5,812     $   3,501      $ 62,881
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid during the year                       $  31,673     $  24,341      $ 11,718
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
   Income taxes paid during the year                   $  39,069     $  31,183      $  4,119
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated statements.

Polaris Industries Inc.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Polaris Industries Inc. is engaged in a single industry segment consisting of the design, engineering, manufacturing and marketing of innovative, high-quality, high-performance motorized products for recreation and utility use, including snowmobiles, all-terrain vehicles and personal watercraft. Polaris products, together with related parts, garments and accessories are sold worldwide through a network of dealers, distributors and its Canadian subsidiary. Polaris Industries Inc. and its predecessor organizations (Note 8) are referred to herein as the Company or Polaris.
BASIS OF PRESENTATION: All significant intercompany transactions and balances have been eliminated in consolidation. Certain amounts previously reported in the 1995 and 1994 consolidated financial statements have been reclassified to conform to the 1996 presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.
USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates. FOREIGN OPERATIONS: The following data relates to the Company's foreign operations (in thousands of United States dollars):

                                  For the Years Ended December 31,
                                    1996           1995        1994
-------------------------------------------------------------------
CANADIAN SUBSIDIARY:
     Sales                      $166,471       $172,459    $129,689
     Operating income              6,024          6,224       9,062
     Identifiable assets          21,703         29,580      19,620
-------------------------------------------------------------------
OTHER EXPORT SALES              $ 49,134       $ 51,385    $ 36,049

CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Such investments have consisted principally of commercial paper and money market mutual funds.
FAIR VALUE OF FINANCIAL INSTRUMENTS: Except as noted, the carrying value of all financial instruments approximates their fair value.
INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market. The major components of inventories are as follows (in thousands):
                                        December 31,
                                    1996           1995
--------------------------------------------------------
Raw materials
  and purchased components      $ 24,469       $ 26,526
Service parts, garments
  and accessories                 45,809         39,952
Finished goods                    52,633         38,155
--------------------------------------------------------
                                $122,911       $104,633
---------------------------------------------------------
---------------------------------------------------------

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful life of the respective assets, ranging from 10-20 years for buildings and improvements and from 1-7 years for equipment and tooling. Fully depreciated tooling is eliminated from the accounting records annually.
INTANGIBLE ASSETS: Intangible assets are stated net of accumulated amortization totaling $9,781,000 at December 31, 1996 and $9,006,000 at December 31, 1995,
and consist principally of cost in excess of net assets of business acquired which is amortized on a straight-line basis over 40 years. Other intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 5 to 17 years.
The Company periodically assesses the amortization period and recoverability of the carrying amount of its intangible assets to determine potential impairment based upon expected future cash flows from the related business. To date, management has determined that no such impairment exists.
PRODUCT WARRANTIES: The Company provides for estimated normal and extended warranty costs at the time of sale to the dealer or distributor customer and for other costs associated with specific items at the time their existence and amounts are determinable.
FOREIGN CURRENCY: The Company's Canadian subsidiary uses the United States dollar as its functional currency. Canadian assets and liabilities are translated at the foreign exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average foreign exchange rate in effect. Translation and exchange gains and losses are reflected in the results of operations.
     The Company enters into foreign exchange contracts to hedge certain of its purchase commitments denominated in foreign currencies and transfers of funds from its Canadian subsidiary; market value gains and losses are recognized at the time of purchase or transfer of funds, respectively. The purpose of the Company's foreign exchange contracts is to protect it from the risk that the eventual dollar cash flows resulting from the purchase commitments

Polaris Industries Inc.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and transfers of funds from its Canadian subsidiary will be adversely affected by changes in exchange rates. At December 31, 1996, the Company had open Japanese yen foreign exchange contracts with notional amounts totaling $90,330,000 United States dollars, and open Canadian dollar foreign exchange contracts with notional amounts totaling $57,705,000 United States dollars which mature throughout 1997.
REVENUE RECOGNITION: Revenues are recognized at the time of delivery to the dealer or distributor. Product returns, whether in the normal course of business or resulting from repossession under its customer financing program (Note 2), have not been material. The Company provides for estimated sales promotion expenses at the time of sale to the dealer or distributor customer.
RESEARCH AND DEVELOPMENT COSTS: Research and development costs are charged to operations as incurred and totaled $28,270,000, $19,871,000 and $15,018,000 for 1996, 1995, and 1994 respectively. These costs are included as a component of cost of sales on the accompanying statements of operations.
MAJOR SUPPLIER: During 1996, 1995 and 1994, purchases of engines and related components totaling 21, 26 and 26 percent respectively of the Company's cost of sales were from a single Japanese supplier. The Company has agreed with the supplier to share the impact of fluctuations in the exchange rate between the United States dollar and the Japanese yen.
NET INCOME PER SHARE: Net income per share during 1996 and 1995 was calculated based on the weighted average number of common and common equivalent shares outstanding.

NOTE 2 FINANCING
BANK FINANCING: The Company has an unsecured bank line of credit arrangement with maximum available borrowings of $125,000,000. Interest is charged at rates based on LIBOR or "prime" and the agreement expires on March 31, 1998, at which time the outstanding balance is due. The following summarizes activity under the Company's credit arrangement (in thousands):


                                                   1996                1995
---------------------------------------------------------------------------
Total borrowings at December 31               $  35,000           $  40,200
Average outstanding borrowings
  during year                                 $  72,760            $ 25,467
Maximum outstanding borrowings
  during year                                 $ 112,000            $ 85,900

Interest rate at December 31                      6.04%               6.44%

LETTERS OF CREDIT: At December 31, 1996, the Company had open letters of credit totaling approximately $15,356,000. The amounts outstanding are reduced as inventory purchases pertaining to the contracts are received.
CUSTOMER FINANCING PROGRAM: Certain finance companies, including Polaris Acceptance, an affiliate (Note 7), provide floor plan financing to distributors and dealers on the purchase of the Company's products. The amount financed by distributors and dealers under these arrangements at December 31, 1996, was approximately $327,000,000. The Company has agreed to repurchase products repossessed by the finance companies up to an annual maximum of 15 percent of the average amounts outstanding during the prior calendar year. The Company's financial exposure under these arrangements is limited to the difference between the amount paid to the finance companies for repurchases and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements during the periods presented. As a part of its marketing program, the Company contributes to the cost of dealer and distributor financing up to certain limits and subject to certain conditions. Such expenditures are included with selling and marketing expenses on the accompanying statements of operations.
NOTE 3 SHAREHOLDERS' EQUITY
STOCK SPLIT: During 1995, the Board of Directors of the Company declared a three-for-two stock split to be effected in the form of a stock dividend. This stock split has been retroactively reflected in the accompanying financial statements.
STOCK REPURCHASE PROGRAM: During 1996, the Board of Directors of the Company authorized the repurchase of up to 1,000,000 shares of the Company's common stock. During 1996, the Company paid $13,587,000 to repurchase and retire 521,000 shares. On January 23, 1997, the Board of Directors of the Company expanded the share repurchase program, authorizing the cumulative repurchase of up to 3,000,000 shares of the Company's common stock.
CASH DIVIDENDS AND DISTRIBUTIONS: During 1996, the Company declared and paid cash dividends totaling $16,390,000 or $.60 per share. During 1995, the Company declared and paid cash distributions and dividends totaling $116,639,000 or $4.27 per share. This total is comprised of four regular quarterly cash dividends totaling $11,732,000, or $.43 per share and three special cash distributions totaling $104,907,000, or $3.84 per share.
     Prior to the Conversion (Note 8), cash distributions from operations were determined at the discretion of the General Partner and were allocated 79.2 percent to the limited partners and 20.8 percent to the General Partner.

Polaris Industries Inc.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 INCOME TAX MATTERS AND CHANGE IN TAX STATUS
Prior to the Conversion (Note 8), Polaris was not a taxpaying entity for United States federal and state income tax purposes and its taxable income was passed through to the partners. Income taxes prior to the Conversion relate to the Company's Canadian subsidiary which is subject to Canadian federal and provincial income taxes.
     As a result of the Conversion, the Corporation, as a taxable entity, recorded a net deferred tax asset on the date of the Conversion of $65,000,000 with a corresponding credit to income tax expense, for temporary differences between financial reporting and income tax bases. The net deferred tax asset consists of the following (in thousands):


                                                            December 31,
                                                       1996               1995
-------------------------------------------------------------------------------
CURRENT DEFERRED TAX ASSETS:
    Inventories                                   $   3,000            $ 2,400
    Accrued expenses                                 19,300             15,400
    Compensation payable in common stock              2,700              2,200
------------------------------------------------------------------------------
         Total current                               25,000             20,000
------------------------------------------------------------------------------
NONCURRENT DEFERRED TAX ASSETS:
    Cost in excess of net assets of
    business acquired                                30,000             32,200
    Property and equipment                           (1,000)               100
    Compensation payable in common stock              1,000              2,700
------------------------------------------------------------------------------
        Total noncurrent                             30,000             35,000
------------------------------------------------------------------------------
        Total                                       $55,000            $55,000
------------------------------------------------------------------------------
------------------------------------------------------------------------------

    Components of the Company's provision for income taxes are as follows (in thousands):

                                             For the Years Ended December 31,
CURRENT                                                1996               1995
------------------------------------------------------------------------------
    Federal                                         $30,063            $23,113
    State                                             2,233              1,665
    Foreign                                           2,744              3,259
Deferred                                                  -             10,000
------------------------------------------------------------------------------
    Total                                           $35,040            $38,037
------------------------------------------------------------------------------
------------------------------------------------------------------------------

    Reconciliations of the Federal statutory income tax rate to the effective tax rate are as follows:

                                              For the Years Ended December 31,
                                                       1996               1995
------------------------------------------------------------------------------
Federal statutory rate                                 35.0%              35.0%
State income taxes, net of federal benefit              2.6                2.6
Other permanent differences                            (1.6)                .9
------------------------------------------------------------------------------
Effective income tax rate                              36.0%              38.5%
------------------------------------------------------------------------------
------------------------------------------------------------------------------

NOTE 5 EMPLOYEE BENEFIT PLANS
The Company has various benefit plans for management and employees. A summary of these plans follows:
BONUS AND PROFIT SHARING PLANS: A bonus and profit sharing plan has been established with amounts determined annually based upon a predetermined formula. In addition, the Company has an employee retirement savings plan and an unfunded supplemental retirement/savings plan for eligible employees.

STOCK AWARD PLANS: The Company maintains a stock option plan (Option Plan) under which incentive and nonqualified stock options for a maximum of 1,350,000 shares of common stock may be issued to certain employees. The exercise price for shares awarded under this plan is equal to the market price of the Company's common stock at the date of the award. Options vest three years from the award date and expire after ten years.
    The Company also maintains a plan in which rights to receive shares of common stock (First Rights) are issued to management (Management Plan) and other employees (Employee Plan). The Management Plan provides for vesting up to three years from the award date and has a maximum of 2,225,000 shares reserved, while First Rights awarded under the Employee Plan vest immediately with a maximum of 1,350,000 shares reserved. First Rights are converted to common stock with no cash payments required from the recipient. At December 31, 1996, no additional First Rights are available to be granted under the Management Plan or the Employee Plan.
    In 1996, the Company adopted a restricted stock plan (Restricted Plan) under which a maximum of 500,000 shares of common stock may be awarded as an incentive to certain employees with no cash payments required from the recipient. The restrictions lapse over a three to four year period if certain performance measures are achieved by the Company.
    The following summarizes share activity in the above plans, and the weighted average exercise price for the Option Plan:

                                                                    Restricted      Manage-    Employee
                                                    Option Plan           Plan    ment Plan        Plan
--------------------------------------------------------------------------------------------------------
                                                       Weighted
                                                        Average
                                                       Exercise
                                         Shares           Price         Shares      Shares       Shares
-------------------------------------------------------------------------------------------------------
OUTSTANDING AS
OF DECEMBER 31,
1993                                          -               -              -     202,590     274,800
     Granted                                  -               -              -     195,750     139,646
     Converted                                -               -              -     (70,590)   (268,946)
     Forfeited                                -               -              -      (4,500)          -
-------------------------------------------------------------------------------------------------------
OUTSTANDING AS
OF DECEMBER 31,
1994                                          -               -              -     323,250     145,500
     Granted                            254,550          $29.00              -      34,500     153,000
     Converted                                -               -              -     (15,000)   (145,500)
     Forfeited                                -               -              -     (25,500)          -
-------------------------------------------------------------------------------------------------------
OUTSTANDING AS
OF DECEMBER 31,
1995                                    254,550          $29.00              -     317,250     153,000
     Granted                            136,830          $33.75         61,795           -     171,005
     Converted                                -               -              -     (57,000)   (153,000)
     Forfeited                                -               -              -           -           -
-------------------------------------------------------------------------------------------------------
OUTSTANDING AS
OF DECEMBER 31,
1996                                    391,380          $30.66         61,795     260,250     171,005
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
EXERCISABLE/VESTED
AS OF DECEMBER 31,
1996                                          -               -              -           -     171,005
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

Polaris Industries Inc.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Shares outstanding under the Option Plan have exercise prices ranging from $29.00 to $33.75 and a weighted average remaining contractual life of 1.7 years.
     In 1995, the Company approved a nonqualified deferred compensation plan under which directors who are not officers or employees of the Company
(Outside Directors) can elect to receive common stock equivalents in lieu of director's fees, which will be converted into common stock when an Outside Director's board service ends. A maximum of 75,000 shares of common stock have been authorized under this plan and 8,333 have been earned as of December 31, 1996.
     The Company accounts for all stock based compensation plans under APB Opinion No. 25, under which compensation costs of $4,550,000, $4,753,000 and $9,268,000 were recorded in 1996, 1995 and 1994, respectively. Had compensation cost for these plans been recorded at fair value consistent with the methodology prescribed by SFAS No. 123 "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the following pro forma amounts:


                                              1996         1995
---------------------------------------------------------------
NET INCOME (IN THOUSANDS)
     As Reported                           $62,293      $60,776
     Pro Forma                              61,475       60,404
---------------------------------------------------------------
EARNINGS PER SHARE
     As Reported                            $ 2.24       $ 2.19
     Pro Forma                                2.21         2.17
---------------------------------------------------------------
---------------------------------------------------------------

     The fair value of each award under the Option Plan is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used to estimate the fair value of options:


                                             1996          1995
----------------------------------------------------------------
Risk free interest rate                       6.8%         6.5%
Expected life                              7 years      7 years
Expected volatility                            27%          32%
Expected dividend yield                       1.8%         2.1%

The weighted average fair values at the grant dates of First Rights and shares awarded under the above plans are as follows:

              Option  Restricted            Management      Employee
                Plan        Plan                  Plan          Plan
--------------------------------------------------------------------
1994               -          -                  $23.33       $34.42
1995          $10.69          -                  $29.21       $29.38
1996          $12.16     $33.75                       -       $23.75

NOTE 6 COMMITMENTS AND CONTINGENCIES
PRODUCT LIABILITY: The Company is subject to product liability claims in the normal course of business and in the past elected not to purchase insurance for product liability losses. Effective June 1996, the Company purchased excess insurance coverage for catastrophic product liability claims for incidents occurring subsequent to the policy date that exceed a self insured retention. The estimated costs resulting from any losses are charged to operating expenses when it is probable a loss has been incurred and the amount of the loss is reasonably determinable.
LITIGATION: The Company is a defendant in lawsuits and subject to claims arising in the normal course of business. In the opinion of management, it is not a probability that any legal proceedings pending against or involving the Company will have a material adverse effect on the Company's financial position or results of operations.
LEASES: The Company leases warehouse and office space from a partnership controlled by certain Polaris directors under an operating lease agreement expiring in 2002. The lease requires payments of $486,000 annually plus other costs. In addition, the Company leases other buildings and equipment from unrelated parties under noncancelable operating leases. Total rent expense under all lease agreements was $2,889,000, $2,212,000 and $1,570,000, for 1996, 1995
and 1994, respectively. Future minimum payments, exclusive of other costs, required under noncancelable operating leases at December 31, 1996, total $3,011,000 cumulatively through 2002.

NOTE 7 INVESTMENTS IN AFFILIATES
In February 1996, a wholly-owned subsidiary of the Company entered into a partnership agreement with Transamerica Commercial Finance Corporation (TCFC) to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to the Company's dealers and distributors and may in the future provide other financial services to dealers, distributors and retail customers of the Company.
Under the partnership agreement the Company's subsidiary had a 25 percent equity interest in Polaris Acceptance throughout 1996. Additionally, the Company had guaranteed 25 percent of the outstanding indebtedness of Polaris Acceptance under a credit agreement between Polaris Acceptance and TCFC. At December 31, 1996, the Company's contingent liability with respect to the guarantee was approximately $56,000,000. In January 1997, the Company exercised its option to increase its equity interest in Polaris Acceptance to 50 percent for an additional investment of approximately $10,445,000, and now guarantees 50 percent of the outstanding indebtedness of Polaris Acceptance.
     In February 1995, the Company entered into an agreement with Fuji Heavy Industries Ltd. to form Robin Manufacturing, U.S.A. (Robin). Under the agreement, Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products.
     The Company's investments in joint ventures are accounted for under the equity method. The Company's allocable share of the income of Polaris Acceptance and Robin has been included as a component of nonoperating expense (income) in the accompanying statements of operations.

Polaris Industries Inc.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 CONVERSION TRANSACTION
Polaris Industries Inc. (the Corporation) was formed for the purpose of effecting the conversion of Polaris Industries Partners L.P., a Delaware limited partnership (the Partnership), from a publicly traded limited partnership to a publicly traded corporation on December 22, 1994 (the Conversion). The Corporation issued 24,015,661 shares of $0.01 par value common stock to the Partnership's limited partners in exchange for their limited partner interests ("BACs"), 3,150,365 shares of common stock to EIP Associates L.P. (the General Partner) and affiliates in exchange for the entire general partnership interest and rights and ultimately 468,750 shares of common stock to the holders of 468,750 First Rights. As a result of the Conversion, the Corporation owns directly or indirectly all of the general and limited partnership interests in the Partnership.
     The Conversion has been accounted for as a reorganization of affiliated entities, with the assets and liabilities of the Partnership recorded at their historical cost basis, except that deferred taxes relating to the temporary differences between the financial reporting and the income tax bases of certain assets and liabilities at the date of the Conversion were recorded by the Corporation (Note 4). The statements of operation, shareholders' equity and cash flows for 1994 through the date of the Conversion reflect the operations of the Partnership. The costs of the Conversion were recorded as an expense of the Corporation in the statement of operations at the time of the Conversion.
     Pro forma information is presented to assist in comparing the continuing results of operations of the Company for 1994 exclusive of the Conversion costs and as if the Company was a taxable corporation with the Conversion having occurred at the beginning of the year. The pro forma provision for income taxes has been calculated at a rate of 38 percent, which reflects a combined federal and state statutory rate, net of related research and development credit and foreign sales corporation benefits. The weighted average number of BACs and BAC equivalents has been retroactively adjusted to reflect the issuance of an equal number of shares of common stock to the Partnership's limited partners in exchange for the number of BACs outstanding and the issuance of 3,150,365 shares of common stock to the affiliates of the General Partner in exchange for the general partnership interests.

NOTE 9 QUARTERLY FINANCIAL DATA

(Unaudited) (In thousands, except per share data)


                                                GROSS              NET     NET INCOME
1996:                              SALES       PROFIT           INCOME      PER SHARE
-------------------------------------------------------------------------------------
First Quarter                 $  278,041       $ 50,658       $ 13,298          $ .48
Second Quarter                   317,053         63,194         16,286            .58
Third Quarter                    299,135         60,632         15,872            .57
Fourth Quarter                   297,672         61,062         16,837            .61
----------------------------------------------------------------------
Totals                        $1,191,901       $235,546       $ 62,293          $2.24
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

1995:
-------------------------------------------------------------------------------------
First Quarter                 $  254,793       $ 46,715       $ 12,940          $ .47
Second Quarter                   285,357         58,034         12,535            .45
Third Quarter                    291,431         63,205         18,544            .67
Fourth Quarter                   282,271         60,168         16,757            .60
----------------------------------------------------------------------
Totals                        $1,113,852       $228,122       $ 60,776          $2.19
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Polaris Industries Inc.  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO POLARIS INDUSTRIES INC.:
We have audited the accompanying consolidated balance sheets of Polaris Industries Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Polaris Industries Inc. and Subsidiaries as of December 31, 1994, and for the year then ended, were audited by other auditors whose report dated February 2, 1995, expressed an unqualified opinion on those statements.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polaris Industries Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.
                                                             ARTHUR ANDERSEN LLP
Minneapolis, Minnesota
January 31, 1997


BOARD OF DIRECTORS
Andris A. Baltins (A, C)
Member of the law firm of
Kaplan, Strangis & Kaplan, P.A.

Raymond J. Biggs (S)
Chairman Emeritus
Huntington Bancshares of Michigan

Beverly F. Dolan (C*, S*)
Retired Chairman and Chief Executive
Officer of Textron Inc.

Kenneth D. Larson (E)
President and Chief Operating Officer of
Polaris Industries Inc.

Robert S. Moe (C, E)
Retired Executive Vice President and
Treasurer of Polaris Industries Inc.


Gregory R. Palen (A)
Chief Executive Officer of
Spectro Alloys and Palen/Kimball Company

Stephen G. Shank (A*)
President and Chief Executive Officer of
Learning Ventures, Inc.
Former Chairman and Chief Executive
Officer of Tonka Corporation

W. Hall Wendel, Jr. (E*)
Chairman and Chief Executive Officer
of Polaris Industries Inc.

(A)  Audit Committee Member
(C)  Compensation Committee Member
(E)  Executive Committee Member
(S)  Stock Award Compensation
     Committee Member
*    Committee Chairman

CORPORATE OFFICERS

W. Hall Wendel, Jr.
Chairman and Chief Executive Officer

Kenneth D. Larson
President and Chief Operating Officer

Michael W. Malone
Vice President Finance,
Chief Financial Officer and Secretary

Charles A. Baxter
Vice President-Engineering

Jeffrey A. Bjorkman
Vice President-Manufacturing

Ed Skomoroh
Vice President-Sales and Marketing

INVESTOR INFORMATION

INDEPENDENT AUDITORS
Arthur Andersen LLP
Minneapolis, MN

DIVIDENDS
Communications concerning transfer requirements, address changes, dividends and lost certificates, as well as requests for Dividend Reinvestment Plan enrollment information should be addressed to:
Norwest Bank Minnesota, N.A.
161 North Concord Exchange
South St. Paul, MN  55075-0738
1-800-468-9716
Shareowner@aol.com

FORM 10-K
The form 10-K annual report to the Securities Exchange Commission is available without charge to shareholders upon written request to:
Investor Relations
Polaris Industries Inc.
1225 Highway 169 North
Minneapolis, MN  55441-5078

ANNUAL SHAREHOLDERS' MEETING
The meeting will be held at 10:00 a.m., Thursday, May 22, 1997 at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, MN. A proxy statement will be mailed about April 2, 1997 to each shareholder of record on March 26, 1997.

PRODUCT BROCHURES
For product brochures and dealer locations write or call:
Polaris Industries Inc.
1225 Highway 169 North
Minneapolis, MN 55441-5078
1-800-Polaris (765-2747)

INTERNET ACCESS
To view products and specifications, quarterly financial data, press releases, and dealer locations:
http://www.polarisindustries.com

SUMMARY OF TRADING
                         Year Ended December 31
                 ---------------------------------
                     1996                1995
--------------------------------------------------
Quarter         High       Low      High       Low

First          31.50     28.88     33.25     29.17

Second         35.75     31.00     33.00     25.33

Third          33.50     22.63     31.25     25.08

Fourth         23.88     19.13     30.75     26.88

Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol PII.

CASH DISTRIBUTIONS AND DIVIDENDS DECLARED

                                   1995
                       ---------------------------
Quarter         1996   Regular   Special     Total
--------------------------------------------------
First           $.15      $.10     $1.28     $1.38
Second           .15       .10      1.28      1.38
Third            .15       .10      1.28      1.38
Fourth           .15       .13         -       .13
--------------------------------------------------
Total           $.60      $.43     $3.84     $4.27
--------------------------------------------------
--------------------------------------------------

STOCK EXCHANGES
New York Stock Exchange (PII)
Pacific Stock Exchange (PII)

Shareholders of record of the Company's common stock on March 3, 1997 4,055. Share price on March 3, 1997 $25.875.