Form 10-K, Exhibit 13
period 1997-12-31
POLARIS INDUSTRIES INC/MN
filed 1998-03-30
CIK 931015

SELECTED FINANCIAL DATA                                 POLARIS INDUSTRIES INC.
IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT DATA



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




                                                                    Years Ended December 31,
                                              1997           1996           1995           1994           1993
----------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data
   Total dollars                        $1,048,296     $1,191,901     $1,113,852       $826,286       $528,011
      % change from
         prior year                            (12%)            7%            35%            56%            38%
   Sales mix by
      product (%)
      Snowmobiles                               42%            43%            46%            52%            59%
      ATVs                                      45%            37%            33%            30%            27%
      PWC                                        7%            16%            16%            14%             9%
      International                              6%             4%             5%             4%             5%
Gross profit data
   Total dollars                          $262,538     $  263,816     $  247,993       $196,783       $141,387
      % of sales                                25%            22%            22%            24%            27%
Operating expense data
   Amortization of
      intangibles and
      noncash
      compensation                      $    5,887     $    5,325     $    5,616       $ 14,321       $ 13,466
   Conversion costs                              -              -              -         12,315              -
   Other operating
      expenses                             163,549        161,074        140,719         94,485         74,694
      % of sales                                16%            14%            13%            11%            14%
Actual and pro
 forma data*
   Net income                           $   65,383     $   62,293     $   60,776       $ 54,703       $ 33,027
   Basic and diluted
      net income
      per share                         $     2.45     $     2.24     $     2.19       $   1.98       $   1.21

CASH FLOW DATA
Cash flow from
      operating
      activities                        $  102,308     $   89,581     $   77,749       $111,542       $ 78,503
Purchase of
   property
   and equipment                            36,798         45,336         47,154         32,656         18,946
Repurchase and
   retirement
   of common stock                          39,903         13,587              -              -              -
Cash dividends to
   shareholders                             16,958         16,390        116,639              -              -
Cash dividends
   per share                            $     0.64     $     0.60     $     4.27              -              -
Cash distributions
   declared to
   partners -                                    -              -              -         50,942         47,217
Cash distributions
   declared per unit                             -              -              -       $   1.68       $   1.67

BALANCE SHEET DATA
(at end of year)
Cash and cash
   equivalents                          $    1,233     $    5,812     $    3,501       $ 62,881       $ 33,798
Current assets                             217,458        193,405        175,271        206,489        109,748
Total assets                               384,746        351,717        314,436        331,166        180,548
Current liabilities                        191,111        161,387        155,722        161,457         98,055
Borrowings under
   credit agreement                         24,400         35,000         40,200              -              -
Shareholders' equity/
   Partners' capital                       169,235        155,330        118,514        169,709         82,493
----------------------------------------------------------------------------------------------------------------



                                                                  Years Ended December 31,
                                              1992           1991           1990           1989           1988
----------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data
   Total dollars                        $  383,818     $  297,677       $296,147       $242,618       $171,497
      % change from
         prior year                             29%             1%            22%            41%            24%
   Sales mix by
      product (%)
      Snowmobiles                               63%            69%            74%            74%            77%
      ATVs                                      25%            25%            19%            19%            17%
      PWC                                        7%             -              -              -              -
      International                              5%             6%             7%             7%             6%
Gross profit data
   Total dollars                        $  112,322     $   94,120      $  93,845       $ 80,384       $ 54,728
      % of sales                                29%            32%            32%            33%            32%
Operating expense data
   Amortization of
      intangibles and
      noncash
      compensation                      $   11,997     $   13,108      $  12,116       $ 15,717       $  8,645
   Conversion costs                              -              -              -              -              -
   Other operating
      expenses                              59,634         49,294         50,917         38,366         27,620
      % of sales                                16%            17%            17%            16%            16%
Actual and pro
 forma data*
   Net income                           $   24,602     $   20,727      $  20,465       $ 16,657      $  11,538
   Basic and diluted
      net income
      per share                         $     0.91     $     0.81    $      0.79       $   0.65      $    0.47

CASH FLOW DATA
Cash flow from
      operating
      activities                        $   55,316     $   46,642      $  54,782       $ 44,447      $  37,542
Purchase of
      property
      and equipment                         12,295         15,988          7,158          7,065          2,724
Repurchase and
   retirement
   of common stock                               -              -              -              -              -
Cash dividends to
   shareholders                                  -              -              -              -              -
Cash dividends
   per share                                     -              -              -              -              -
Cash distributions
   declared to
   partners                                  44,507         42,581         42,582         32,514         17,722
Cash distributions
   declared per unit                    $     1.67     $     1.67    $      1.67       $   1.51      $    0.80
BALANCE SHEET DATA
(at end of year)
Cash and cash
   equivalents                          $    19,094     $   20,098    $    32,025       $ 27,886      $  15,599
Current assets                              74,999         59,200         66,893         60,344         36,377
Total assets                               146,681        135,509        138,704        137,628        118,070
Current liabilities                         69,054         52,646         46,602         38,875         20,665
Borrowings under
   credit agreement                              -              -              -              -              -
Shareholders' equity/
   Partners' capital                        77,627         82,863         92,102         98,753         97,405
----------------------------------------------------------------------------------------------------------------




* THE COMPARABILITY OF THE INFORMATION REFLECTED IN THE SELECTED FINANCIAL DATA IS MATERIALLY AFFECTED BY THE CONVERSION FROM A MASTER LIMITED PARTNERSHIP TO A CORPORATION ON DECEMBER 22, 1994, WHICH RESULTED IN THE COMPANY RECORDING A NET DEFERRED TAX ASSET OF $65.0 MILLION, CONVERSION EXPENSES OF $12.3 MILLION AND A CORRESPONDING NET INCREASE IN 1994 NET INCOME. PRO FORMA DATA IS PRESENTED TO ASSIST IN COMPARING THE CONTINUING RESULTS OF OPERATIONS OF THE COMPANY EXCLUSIVE OF THE CONVERSION COSTS AND AS IF THE COMPANY WAS A TAXABLE CORPORATION FOR EACH PERIOD PRESENTED.

MANAGEMENT'S DISCUSSION AND ANALYSIS                    POLARIS INDUSTRIES INC.
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



The following discussion pertains to the results of operations and financial position of the Company for each of the three years in the period ended December 31, 1997, and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein.

RESULTS OF OPERATIONS
1997 vs. 1996

Sales decreased to $1.048 billion in 1997, representing a 12 percent decrease from $1.192 billion in 1996. The decrease in sales was primarily due to lower personal watercraft (PWC) and, to a lesser extent, lower snowmobile sales. The Company's all-terrain vehicle (ATV) product line posted its eighth consecutive year of increased sales.

     North American sales of snowmobiles and related parts, garments and accessories (PG&A) of $443.0 million in 1997 were 13 percent lower than $506.5 million in 1996. The decline is due to lower snowmobile production levels driven by a second consecutive year of relatively flat industry growth. This lower production has enabled Polaris to assist dealers in managing their field inventory levels. North American sales of snowmobiles and related PG&A comprised 42 percent of total Company sales in 1997 compared to 43 percent in 1996.

     North American sales of ATVs and related PG&A of $473.2 million in 1997 were six percent higher than $445.9 million in 1996. The increased sales reflects the continued growth of the industry and Polaris' ability to provide the consumer with a quality product at a competitive price. North American sales of ATVs and related PG&A comprised 45 percent of total Company sales in 1997 compared to 37 percent in 1996.

     North American sales of PWC and related PG&A were $73.4 million in 1997 as compared to $190.4 million in 1996. The decrease is attributable to significantly lower production levels of PWC in 1997 to compensate for the increased dealer inventory remaining from the prior season reflecting the reduction of industry growth. North American sales of PWC and related PG&A comprised seven percent of total Company sales in 1997 compared to 16 percent in 1996.

     International sales of snowmobiles, ATVs, PWC, and related PG&A of $58.7 million in 1997 were 20 percent higher than $49.1 million in 1996. The increase in international sales was across all product lines. Polaris continues to focus on international markets as an opportunity for future growth. International sales comprised six percent of total Company sales in 1997 compared to four percent in 1996.

     Gross profit of $262.5 million decreased slightly in 1997 from $263.8 million in 1996. However, the gross profit margin percentage was 25.0 percent in 1997 as compared to 22.1 percent in 1996. The increase in gross profit margin percentage is primarily a result of (a) continued cost reduction efforts, including expanded domestic engine production, (b) reduced warranty costs, (c) decreases in costs of certain purchased components due to the strengthening of the U.S. dollar in relation to the Japanese yen when compared to 1996, and (d) a change in sales mix with less sales of the lower margin PWC product compared to 1996.

     Polaris has continued to invest in new product development, innovation and product diversification. During 1997, Polaris reclassified its research and development costs as a component of operating expenses in the consolidated statements of operations for each period presented. Previously, research and development costs were reported as a component of cost of sales. Research and development expenses were $26.7 million (2.5 percent of sales) in 1997 and $28.3 million (2.4 percent of sales) in 1996. In addition, Polaris incurred tooling expenditures for new products of $19.3 million in 1997 and $18.0 million in 1996. In 1997, more than 76 percent of sales came from products introduced in the past three years.

     Operating expenses in 1997 increased two percent to $169.4 million from $166.4 million in 1996. Expressed as a percentage of sales, operating expenses increased to 16.2 percent in 1997 from 14.0 percent in 1996. These increases are primarily attributable to the higher level of promotional and advertising costs related to assisting dealers in selling their remaining snowmobile and PWC inventory.

     The improvement in nonoperating expense (income) in 1997 from 1996 primarily reflects (a) the positive impact of the Canadian dollar exchange rate hedging activity, (b) the positive financial impact of the Company's equity in the income of Polaris Acceptance, and (c) lower interest expense resulting from lower average outstanding borrowings in 1997 as compared to 1996.

     The provision for income taxes has been recorded at a rate of 36.0 percent of pretax income for each of 1997 and 1996.

     Net income increased five percent to $65.4 million in 1997 from $62.3 million in 1996. Net income as a percent of sales increased to 6.2 percent in 1997 from 5.2 percent in 1996. Net income per basic and diluted share increased nine percent to $2.45 in 1997 from $2.24 in 1996.

1996 vs. 1995

Sales increased to $1.192 billion in 1996, representing a seven percent increase over $1.114 billion of sales in 1995. The increase in sales was primarily attributable to the continuing popularity and broadening of the Company's ATV product line.

     North American sales of snowmobiles and related PG&A of $506.5 million in 1996 were two percent lower than $514.8 million in 1995 as the market absorbed an extraordinary growth rate over the prior two years. New model introductions during 1996 were highlighted by the award-winning 700 RMK. Sales of snowmobiles and related PG&A comprised 43 percent of total Company sales in 1996 compared to 46 percent in 1995.

     North American sales of ATVs and related PG&A of $445.9 million in 1996 were 22 percent higher than $366.6 million in 1995 primarily because of the continued growth in the utility and sports-enthusiast markets. Retail ATV sales rose to the highest level in Polaris' history and management believes that the Company is second in U.S. ATV market share. The average per unit sales price increased by six percent in 1996, principally through the sale of new, higher-performance models that have a higher selling price than economy models. The Company introduced several new models in 1996, including the Xplorer 500 and Scrambler 500. Sales of ATVs and related PG&A comprised 37 percent of total Company sales in 1996 compared to 33 percent in 1995.

     North American sales of PWC and related PG&A of $190.4 million in 1996 were five percent higher than $181.1 million in 1995. Weaker consumer demand led to a leveling of the PWC market after several years

MANAGEMENT'S DISCUSSION AND ANALYSIS                    POLARIS INDUSTRIES INC.
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



of unusually high demand. Sales of PWC and related PG&A comprised 16 percent of total Company sales in each of 1996 and 1995.

     International sales of snowmobiles, ATVs, PWC and related PG&A of $49.1 million in 1996 were four percent lower than $51.4 million in 1995. International sales comprised four percent of total Company sales in 1996 compared to five percent in 1995.

     Gross profit increased to $263.8 million in 1996, representing a six percent increase over 1995 gross profit of $248.0 million. The gross profit margin percentage decreased to 22.1 percent in 1996 from 22.3 percent in 1995. This decrease in gross profit margin percentage is primarily a result of (a) an increase in warranty expense, principally for snowmobiles, as a result of rapid technological innovation and introduction of new high performance models; partially offset by (b) decreases in raw material purchase prices for engines and certain other component parts because of the strengthening of the U.S. dollar in relation to the Japanese yen when compared to the 1995 period.

     Operating expenses increased $20.0 million (14 percent) in 1996 over 1995 and operating expenses as a percent of sales increased to
14.0 percent in 1996 from 13.1 percent in 1995. These increases are due primarily to an increased level of promotional and advertising costs targeted to assist dealers in retailing PWC units late in the 1996 selling season.

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

LIQUIDITY AND CAPITAL RESOURCES

Polaris' primary sources of funds have been cash provided by operating activities, a $150 million bank line of credit and a dealer floor plan financing program. Polaris' primary uses of funds have been for cash dividends and distributions to shareholders and partners, repurchase and retirement of common stock, capital investments and new product development.

     During 1997, Polaris generated net cash from operating activities of $102.3 million, which was utilized to fund capital expenditures of $36.8 million, net investments in affiliates of $2.6 million, cash dividends of $17.0 million and the repurchase of common stock of $39.9 million. During 1996, Polaris generated net cash from operating activities of $89.6 million which was utilized to fund capital expenditures of $45.3 million, net investments in affiliates of $6.8 million, cash dividends of $16.4 million, and the repurchase of common stock of $13.6 million. During 1995, Polaris generated net cash from operating activities of $77.7 million, which was utilized to fund regular cash dividends and special cash distributions to shareholders of $116.6 million, a final cash distribution to partners of $12.7 million and capital expenditures of $47.2 million.

     The seasonality of production and shipments causes working capital requirements to fluctuate during the year. Polaris is a party to an unsecured bank line of credit arrangement maturing on March 31, 2000 under which it may borrow up to $150 million until March 31, 1998 and up to $125 million thereafter until maturity. The arrangement provides borrowing for working capital needs and the repurchase and retirement of common stock. Borrowings under the line of credit bear interest, 6.76 percent at December 31, 1997, based on LIBOR or "prime" rates. At December 31, 1997, Polaris had total borrowings under the line of credit of $24.4 million compared to $35.0 million at December 31, 1996. In addition, at December 31, 1997, Polaris had letters of credit outstanding of $7.1 million related to purchase obligations for raw materials.

     During 1996, the Polaris Board of Directors authorized the repurchase of up to one million shares of Polaris common stock. On January 23, 1997, the Board of Directors expanded the share repurchase program, authorizing the cumulative repurchase of up to three million shares. During 1997, Polaris paid $39.9 million to repurchase and retire 1,455,900 shares. During 1996, Polaris paid $13.6 million to repurchase and retire 521,000 shares. Polaris has 1,023,100 shares available to repurchase under this authorization as of December 31, 1997.

     In February 1996, a wholly-owned subsidiary of Polaris entered into a partnership agreement with Transamerica Distribution Finance (TDF) to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to Polaris dealers and distributors and may in the future provide other financial services to dealers, distributors and retail customers of Polaris. Under the partnership agreement, Polaris' subsidiary had a 25 percent equity interest in Polaris Acceptance throughout 1996. In January 1997, Polaris exercised its option to increase its equity interest in Polaris Acceptance to 50 percent for an additional investment of approximately $10.4 million. Polaris guarantees
50 percent of the outstanding indebtedness of Polaris Acceptance under a credit agreement between Polaris Acceptance and TDF. At December 31, 1997, Polaris' contingent liability with respect to the guarantee was approximately $92.0 million.

     Polaris has arrangements with certain finance companies, including Polaris Acceptance, to provide floor plan financing for its distributors and dealers. These arrangements provide liquidity by financing distributor and dealer purchases of snowmobiles, ATVs and PWC without the use of Polaris' working capital. Substantially all of the sales of snowmobiles, ATVs and PWC (but not PG&A) are financed under these arrangements whereby Polaris receives payment within a few days of shipment of the product. The amount financed by distributors and dealers under these arrangements at December 31, 1997 and 1996, was approximately $289.0 million and $327.0 million, respectively. Polaris participates in the cost of dealer and distributor financing up to certain limits. Polaris has agreed to repurchase products repossessed by the finance companies to an

MANAGEMENT'S DISCUSSION AND ANALYSIS                    POLARIS INDUSTRIES INC.
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



annual maximum of 15 percent of the average amount outstanding during the prior calendar year. Polaris' financial exposure under these agreements is limited to the difference between the amount paid to the finance companies for repurchases and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements. However, an adverse change in retail sales could cause this situation to change and require Polaris to repurchase financed units.

     Polaris has made significant capital investments to increase production capacity, quality, and efficiency, and for new product development and diversification. Improvements in manufacturing capacity, distribution capacity and vertical integration include (a) an investment of $9.1 million since late 1996 for the construction of a 250,000 square foot parts, garments and accessories distribution center in Vermillion, South Dakota which was operational in mid-1997, (b) the purchase of a 90,000 square foot building adjacent to Polaris' Osceola, Wisconsin facility in 1995 to house the manufacturing of Polaris designed and built domestic engines, and (c) the construction of a new 58,000 square foot injection molding facility in Roseau, MN that began in 1997 and is expected to be operational in mid-1998. Polaris anticipates that capital expenditures, including tooling, for 1998 will range from $60 million to $70 million.

     Management believes that existing cash balances, cash flows to be generated from operating activities and available borrowing capacity under the line of credit arrangement will be sufficient to fund operations, regular dividends, share repurchases, and capital expenditure requirements for 1998. At this time, management is not aware of any factors that would have a materially adverse impact on cash flow beyond 1998.

     Injection Research Specialists commenced an action in 1998 against Polaris in Colorado Federal Court alleging various claims relating to electronic fuel injection systems for snowmobiles. In April 1997, a judgment was entered in favor of Injection Research Specialists, before interest, for $24.0 million in compensatory damages and $10.0 million in punitive damages against Polaris, and $15.0 million in compensatory damages and $8 million in punitive damages against Fuji Heavy Industries, Ltd. ("Fuji"), one of Polaris' engine suppliers. The judgment against Fuji was subsequently reduced on post trial motions to $11.6 million in compensatory damages and no punitive damages. Polaris has appealed the judgment against Polaris and has been advised that Fuji has also appealed the judgment against it. Depending upon the conclusion of the appeal, Polaris may require additional reserves associated with this litigation.

     In 1997, Polaris evaluated its computer system year 2000 compliance issues and began a conversion process to address necessary changes. In order for a computer system to be year 2000 compliant, its time sensitive software must recognize a date using "00" as the year 2000 rather than the year 1900. Polaris has implemented a plan to make its computer systems critical to managing its business year 2000 compliant by the end of 1998 and to make its remaining computer systems year 2000 compliant by the end of 1999. Expenses incurred by Polaris in 1997 to address year 2000 compliance issues were immaterial and Polaris does not expect the level of expenses to be incurred under its conversion program during the next two years to have a material effect on its financial results of operations.

INFLATION AND EXCHANGE RATES

Polaris does not believe that inflation has had a material impact on the results of its operations. However, the changing relationships of the U.S. dollar to the Canadian dollar and Japanese yen have had a material impact from time-to-time.

     During 1997, purchases totaling 17 percent of Polaris' cost of sales were from Japanese yen denominated suppliers. The strengthening of the U.S. dollar in relation to the Japanese yen since late 1995 has resulted in lower raw material purchase prices. Polaris' cost of sales in 1997 and 1996 were positively impacted by the Japanese yen exchange rate fluctuation when compared to the prior year. In view of the foreign exchange hedging contracts currently in place, Polaris anticipates that the Japanese yen-U.S. dollar exchange rate will continue to have a positive impact on cost of sales during 1998 when compared to the same periods in 1997.

     Polaris operates in Canada through a wholly-owned subsidiary. Sales of the Canadian subsidiary comprised 15 percent of total Company sales in 1997. Polaris utilizes foreign exchange hedging contracts to manage its exposure to the Canadian dollar. Although the U.S. dollar in relation to the Canadian dollar strengthened in 1997 on average, Polaris experienced a positive financial impact on nonoperating expenses as a result of favorable hedging activity. In view of the foreign exchange hedging contracts currently in place, Polaris anticipates that the Canadian dollar currency fluctuation will have a negative impact on net income during 1998 when compared to the same periods in 1997.

     In the past, Polaris has been a party to, and in the future may enter into, foreign exchange hedging contracts for both the Japanese yen and the Canadian dollar to minimize the impact of exchange rate fluctuations within each year. At December 31, 1997, Polaris had open Japanese yen foreign exchange hedging contracts with notional amounts totaling $81.5 million U.S. dollars, and open Canadian dollar foreign exchange contracts with notional amounts totaling $108.4 million U.S. dollars which mature throughout 1998.

     Since October 1995, Polaris has been manufacturing its own engines for selected models of personal watercraft and snowmobiles at its Osceola, Wisconsin facility. In addition, earlier in 1995, Polaris entered into an agreement with Fuji to form Robin Manufacturing U.S.A., Inc. ("Robin"). Under the terms of the agreement, Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products. Potential advantages to Polaris of these additional sources of engines include reduced foreign exchange risk, lower shipping costs and less dependence in the future on a single supplier for engines.

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

CONSOLIDATED BALANCE SHEETS                             POLARIS INDUSTRIES INC.
IN THOUSANDS, EXCEPT PER SHARE DATA



                                                    December 31,
                                             1997                     1996
-------------------------------------------------------------------------------
ASSETS

Current Assets
  Cash and cash equivalents                 $  1,233                $  5,812
  Trade receivables                           42,593                  36,158
  Inventories                                139,544                 122,911
  Prepaid expenses and other                   5,088                   3,524
  Deferred tax assets                         29,000                  25,000
-------------------------------------------------------------------------------
     Total current assets                    217,458                 193,405
-------------------------------------------------------------------------------

Deferred Tax Assets                           26,000                  30,000
-------------------------------------------------------------------------------


Property and Equipment
  Land, buildings and improvements            31,367                  23,973
  Equipment and tooling                      153,005                 138,879
-------------------------------------------------------------------------------
                                             184,372                 162,852
  Less-accumulated depreciation              (86,352)                (69,339)
-------------------------------------------------------------------------------
     Total property and equipment             98,020                  93,513
-------------------------------------------------------------------------------

Investments in Affiliates                     19,767                  10,421


Intangible Assets, net                        23,501                  24,378
-------------------------------------------------------------------------------
                                            $384,746                $351,717
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE
SHEETS.

CONSOLIDATED BALANCE SHEETS                             POLARIS INDUSTRIES INC.
IN THOUSANDS, EXCEPT PER SHARE DATA



                                                December 31,
                                             1997           1996
-------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                       $ 61,027       $ 50,514
   Accrued expenses:
      Compensation                          40,240         38,685
      Warranties                            35,594         32,919
      Other                                 38,033         30,712
   Income taxes payable                     16,217          8,557
-------------------------------------------------------------------
      Total current liabilities            191,111        161,387
-------------------------------------------------------------------

BORROWINGS UNDER CREDIT AGREEMENT           24,400         35,000
-------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES
(NOTES 1, 2, 4, 6 AND 7)

SHAREHOLDERS' EQUITY
   Preferred stock $0.01 par value,
     20,000 shares authorized,
     no shares issued and outstanding            -              -
   Common stock $0.01 par value, 80,000
     shares authorized, 26,014 and
     27,011 shares issued and
     outstanding                               260            270
   Additional paid-in capital               72,955        102,946
   Deferred compensation                    (3,133)          (978)
   Compensation payable in common stock      7,346          9,710
   Retained earnings                        91,807         43,382
-------------------------------------------------------------------
      Total shareholders' equity           169,235        155,330
-------------------------------------------------------------------
                                          $384,746       $351,717
-------------------------------------------------------------------
-------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE
SHEETS.

CONSOLIDATED STATEMENTS OF OPERATIONS                   POLARIS INDUSTRIES INC.
IN THOUSANDS, EXCEPT PER SHARE DATA




                                             For the Years Ended December 31,
                                           1997         1996             1995
--------------------------------------------------------------------------------
Sales                                   $1,048,296    $1,191,901    $1,113,852
Cost of Sales                              785,758       928,085       865,859
--------------------------------------------------------------------------------
      Gross profit                         262,538       263,816       247,993
      Gross profit percent                    25.0%         22.1%         22.3%
--------------------------------------------------------------------------------

Operating Expenses                         169,436       166,399       146,335
--------------------------------------------------------------------------------
      Operating income                      93,102        97,417       101,658
Nonoperating Expense (income)
   Interest expense                          2,829         4,339         1,708
   Equity in (income) loss of
    affiliates                              (6,718)       (3,107)          243
   Other expense (income), net              (5,171)       (1,148)          894
--------------------------------------------------------------------------------
      Income before income taxes           102,162        97,333        98,813
Provision for income taxes                  36,779        35,040        38,037
--------------------------------------------------------------------------------
      Net income                        $   65,383    $   62,293    $   60,776
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Basic and Diluted Net Income Per Share  $     2.45    $     2.24    $     2.19
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY         POLARIS INDUSTRIES INC.
IN THOUSANDS


                                                                                             COMPEN-
                                                                                              SATION         RETAINED
                                                             ADDITIONAL      DEFERRED     PAYABLE IN         EARNINGS
                                      PREFERRED      COMMON     PAID-IN       COMPEN-         COMMON     (ACCUMULATED
                                          STOCK       STOCK     CAPITAL        SATION          STOCK          DEFICIT)        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994            $       -        $181    $103,935        $    -        $12,251          $53,342      $169,709

   First Rights conversion
      to stock                                -           1       5,520             -         (5,586)               -           (65)
   Employee stock compensation                -           -           -             -          4,753                -         4,753
   Dividends and distributions                -           -           -             -              -         (116,639)     (116,639)
   Stock split                                -          91        (111)            -              -                -           (20)
   Net income                                 -           -           -             -              -           60,776        60,776
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                    -         273     109,344             -         11,418           (2,521)      118,514
   First Rights conversion
      to stock                                -           2       5,717             -         (5,769)               -           (50)
   Employee stock compensation                -           1       1,466          (978)         4,061                -         4,550
   Dividends                                  -           -           -             -              -          (16,390)      (16,390)
   Repurchase and retirement
      of common shares                        -          (6)    (13,581)            -              -                -       (13,587)
   Net income                                 -           -           -             -              -           62,293        62,293
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                    -         270     102,946          (978)         9,710           43,382       155,330
   First Rights conversion
      to stock                                -           3       7,164             -         (7,210)               -           (43)
   Employee stock compensation                -           2       2,733        (2,155)         4,846                -         5,426
   Dividends                                  -           -           -             -              -          (16,958)      (16,958)
   Repurchase and retirement
      of common shares                        -         (15)    (39,888)            -              -                -       (39,903)
   Net income                                 -           -           -             -              -           65,383        65,383
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997            $       -        $260    $ 72,955       $(3,133)       $ 7,346         $ 91,807      $169,235
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS                   POLARIS INDUSTRIES INC.
IN THOUSANDS




                                               For the Years Ended December 31,
                                                1997         1996         1995
---------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                $ 65,383     $ 62,293     $ 60,776
  Adjustments to reconcile net income
    to net cash provided by operating
    activities
    Depreciation and amortization             33,168       31,053       23,223
    Noncash compensation                       5,010        4,550        4,753
    Equity in (income) loss of affiliates     (6,718)      (3,107)         243
    Deferred income taxes                          -            -       10,000
    Changes in current operating items
      Trade receivables                       (6,435)       4,244      (10,702)
      Inventories                            (16,633)     (18,278)     (15,919)
      Accounts payable                        10,513       (6,874)      (1,544)
      Accrued expenses                        11,551       16,568       11,114
      Income taxes payable                     7,660       (4,029)      (2,569)
      Other                                   (1,191)       3,161       (1,626)
-------------------------------------------------------------------------------
        Net cash provided by operating
          activities                         102,308       89,581       77,749
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment         (36,798)     (45,336)     (47,154)
  Investments in and advances to
    affiliates                               (16,627)     (10,998)        (800)
  Distributions and repayments from
    affiliates                                13,999        4,241            -
-------------------------------------------------------------------------------
        Net cash used for investing
          activities                         (39,426)     (52,093)     (47,954)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under credit agreement          290,100      276,900      249,700
  Repayments under credit agreement         (300,700)    (282,100)    (209,500)
  Repurchase and retirement of common
    shares                                   (39,903)     (13,587)           -
  Cash dividends to shareholders             (16,958)     (16,390)    (116,639)
  Cash distributions to partners                   -            -      (12,736)
-------------------------------------------------------------------------------
        Net cash used for financing
          activities                         (67,461)     (35,177)     (89,175)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
        Increase (decrease) in cash and
          cash equivalents                    (4,579)       2,311      (59,380)

CASH AND CASH EQUIVALENTS
  Beginning                                    5,812        3,501       62,881
-------------------------------------------------------------------------------
  Ending                                    $  1,233     $  5,812   $    3,501
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid during the year             $ 25,838     $ 31,673     $ 24,341
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  Income taxes paid during the year         $ 29,007     $ 39,069     $ 31,183
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              POLARIS INDUSTRIES INC.



NOTE 1    ORGANIZATION AND SIGNIFICANT
          ACCOUNTING POLICIES

Polaris Industries Inc. ("Polaris" or the "Company") is engaged in a single industry segment consisting of the design, engineering, manufacturing and marketing of innovative, high-quality, high-performance motorized products for recreation and utility use, including snowmobiles, all-terrain vehicles, motorcycles and personal watercraft. Polaris products, together with related parts, garments and accessories, are sold worldwide through a network of dealers, distributors and its Canadian subsidiary.

BASIS OF PRESENTATION: All significant intercompany transactions and balances have been eliminated in consolidation. Certain amounts previously reported in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.

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

FOREIGN OPERATIONS: The following data relates to Polaris' foreign operations (in thousands of United States dollars):


                                   FOR THE YEARS ENDED DECEMBER 31,
                                  1997           1996           1995
--------------------------------------------------------------------
Canadian Subsidiary:
  Sales                       $154,318       $166,471       $172,459
  Operating income               6,399          6,024          6,224
  Identifiable assets           20,279         21,703         29,580
--------------------------------------------------------------------
Other export sales            $ 58,739       $ 49,134       $ 51,385


CASH EQUIVALENTS: Polaris considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Such investments have consisted principally of commercial paper and money market mutual funds.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Except as noted, the carrying value of all financial instruments approximates their fair value.

INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market. The major components of inventories are as follows (in thousands):


                                                    DECEMBER 31,
                                                 1997           1996
--------------------------------------------------------------------
Raw materials and purchased components       $ 17,614       $ 24,469
Service parts, garments and accessories        45,619         45,809
Finished goods                                 76,311         52,633
--------------------------------------------------------------------
                                             $139,544       $122,911
--------------------------------------------------------------------
--------------------------------------------------------------------


PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful life of the respective assets, ranging from 10-20 years for buildings and improvements and from 1-7 years for equipment and tooling. Fully depreciated tooling is eliminated from the accounting records annually.

INTANGIBLE ASSETS: Intangible assets are stated net of accumulated amortization totaling $10,657,000 at December 31, 1997, and $9,781,000 at December 31, 1996,
and consist principally of cost in excess of the net assets of the business acquired which is amortized on a straight-line basis over 40 years. Other intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 5 to 17 years.

     Polaris periodically assesses the amortization period and recoverability of the carrying amount of its intangible assets to determine potential impairment based upon expected future cash flows from the related business. To date, management has determined that no such impairment exists.

PRODUCT WARRANTIES: Polaris provides for estimated warranty costs at the time of sale to the dealer or distributor customer and for other costs associated with specific items at the time their existence and amounts are determinable.

FOREIGN CURRENCY: Polaris' Canadian subsidiary uses the United States dollar as its functional currency. Canadian assets and liabilities are translated at the foreign exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average foreign exchange rate in effect. Translation and exchange gains and losses are reflected in the results of operations.

     Polaris enters into foreign exchange contracts to manage currency exposures of its purchase commitments denominated in foreign currencies and transfers of funds from its Canadian subsidiary. Polaris does not use any financial contract for trading purposes. These contracts are accounted for as hedges, thus market value gains and losses are recognized at the time of purchase or transfer of funds, respectively. The criteria to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              POLARIS INDUSTRIES INC.



determine if hedge accounting is appropriate are (1) the designation of a hedge to an underlying exposure, (2) whether or not overall risk is reduced and (3) if there is a correlation between the value of the foreign exchange contract and the underlying exposure. Gains and losses related to purchase commitments are recorded as adjustments to cost of sales while gains and losses related to transfers of funds are recorded as other expense (income) on the accompanying statements of operations. At December 31, 1997, Polaris had open Japanese yen foreign exchange contracts with notional amounts totaling $81,543,000 United States dollars, and open Canadian dollar foreign exchange contracts with notional amounts totaling $108,420,000 United States dollars which mature throughout 1998.

REVENUE RECOGNITION: Revenues are recognized at the time of shipment to the dealer or distributor. Product returns, whether in the normal course of business or resulting from repossession under its customer financing program (Note 2), have not been material. Polaris provides for estimated sales promotion expenses at the time of sale to the dealer or distributor customer.

OPERATING EXPENSES: Significant components of operating expenses are as follows (in thousands):


                                       1997           1996           1995
-------------------------------------------------------------------------
Selling and Marketing              $112,978       $112,146       $ 99,483
General and Administrative           29,736         25,983         26,981
Research and Development             26,722         28,270         19,871
-------------------------------------------------------------------------
   Total Operating Expenses        $169,436       $166,399       $146,335
-------------------------------------------------------------------------
-------------------------------------------------------------------------

MAJOR SUPPLIER: During 1997, 1996, and 1995, purchases of engines and related components totaling 16, 22 and 26 percent, respectively, of Polaris' cost of sales were from a single Japanese supplier. Polaris has agreed with the supplier to share the impact of fluctuations in the exchange rate between the United States dollar and the Japanese yen.

NOTE 2    FINANCING

BANK FINANCING: Polaris is a party to an unsecured bank line of credit arrangement maturing on March 31, 2000 under which it may borrow up to $150 million until March 31, 1998 and up to $125 million thereafter until maturity. Interest is charged at rates based on LIBOR or "prime" and the agreement expires on March 31, 2000, at which time the outstanding balance is due. The following summarizes activity under Polaris' credit arrangement (in thousands):


                                                     1997       1996
---------------------------------------------------------------------
Total borrowings at December 31                   $24,400   $ 35,000
Average outstanding borrowings during year        $47,950   $ 72,760
Maximum outstanding borrowings during year        $80,000   $112,000
Interest rate at December 31                         6.76%      6.04%


LETTERS OF CREDIT: At December 31, 1997, Polaris had open letters of credit totaling approximately $7,109,000. The amounts outstanding are reduced as inventory purchases pertaining to the contracts are received.

CUSTOMER FINANCING PROGRAM: Certain finance companies, including Polaris Acceptance, an affiliate (Note 6), provide floor plan financing to distributors and dealers on the purchase of Polaris products. The amount financed by distributors and dealers under these arrangements at December 31, 1997, was approximately $289,000,000. Polaris has agreed to repurchase products repossessed by the finance companies up to an annual maximum of 15 percent of the average amounts outstanding during the prior calendar year. Polaris' financial exposure under these arrangements is limited to the difference between the amount paid to the finance companies for repurchases and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements during the periods presented. As a part of its marketing program, Polaris contributes to the cost of dealer and distributor financing up to certain limits and subject to certain conditions. Such expenditures are included with operating expenses in the accompanying statements of operations.


NOTE 3    INCOME TAXES

Polaris utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. The net deferred tax asset consists of the following (in thousands):


                                             DECEMBER 31,
                                          1997           1996
-------------------------------------------------------------
Current deferred tax assets:
  Inventories                          $ 4,000        $ 3,000
  Accrued expenses                      24,000         19,300
  Compensation payable
    in common stock                      1,000          2,700
-------------------------------------------------------------
      Total current                     29,000         25,000
-------------------------------------------------------------
Noncurrent deferred tax assets:
  Cost in excess of net assets of
    business acquired                   27,600         30,000
  Property and equipment                (2,000)        (1,000)
  Compensation payable in
    common stock                           400          1,000
-------------------------------------------------------------
      Total noncurrent                  26,000         30,000
-------------------------------------------------------------
      Total                            $55,000        $55,000
-------------------------------------------------------------
-------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              POLARIS INDUSTRIES INC.



     Components of Polaris' provision for income taxes are as follows (in thousands):


                                 FOR THE YEARS ENDED DECEMBER 31,
                                 1997           1996           1995
-------------------------------------------------------------------
Current
  Federal                     $31,575        $30,063        $23,113
  State                         2,255          2,233          1,665
  Foreign                       2,949          2,744          3,259
Deferred                            -              -         10,000
-------------------------------------------------------------------
Total                         $36,779        $35,040        $38,037
-------------------------------------------------------------------
-------------------------------------------------------------------


     Reconciliations of the Federal statutory income tax rate to the effective tax rate are as follows:


                                 FOR THE YEARS ENDED DECEMBER 31,
                                 1997           1996           1995
-------------------------------------------------------------------
Federal statutory rate        35.0%          35.0%          35.0%
State income taxes, net of
  federal benefit              2.5            2.6            2.6
Other permanent differences   (1.5)           (1.6)          0.9
-------------------------------------------------------------------
Effective income tax rate     36.0%           36.0%         38.5%
-------------------------------------------------------------------
-------------------------------------------------------------------



NOTE 4    STOCK-BASED
          COMPENSATION

Polaris maintains a stock option plan (Option Plan) under which incentive and nonqualified stock options for a maximum of 1,350,000 shares of common stock may be issued to certain employees. The exercise price for shares awarded under this plan is equal to the market price of Polaris common stock at the date of the award. Options vest three years from the award date and expire after ten years.

     Polaris maintains a restricted stock plan (Restricted Plan) under which a maximum of 500,000 shares of common stock may be awarded as an incentive to certain employees with no cash payments required from the recipient. The restrictions lapse after a three to four year period if certain performance measures are achieved by Polaris.

     In 1997, Polaris adopted a qualified non-leveraged Employee Stock Ownership Plan (ESOP) under which a maximum of 1,250,000 shares of common stock can be awarded. Shares vest immediately and require no cash payments from the recipient. Substantially all employees are eligible to participate in the ESOP.

     Polaris also maintains a plan in which rights to receive shares of common stock (First Rights) are issued to management (Management Plan) and other employees (Employee Plan). The Management Plan provides for vesting up to three years from the award date and has a maximum of 2,225,000 shares reserved, while First Rights awarded under the Employee Plan vest immediately with a maximum of 1,350,000 shares reserved. First Rights are converted to common stock with no cash payments required from the recipient. At December 31, 1997, no additional rights are available to be granted under the Management Plan or the Employee Plan.

     The following summarizes share activity in the above plans, and the weighted average exercise price for the Option Plan:


                                                              Restricted      Management      Employee
                                        Option Plan               Plan           Plan           Plan           ESOP
                                   ----------------------------------------------------------------------------------
                                                 Weighted
                                                  Average
                                                 Exercise
                                   Shares          Price         Shares         Shares         Shares         Shares
---------------------------------------------------------------------------------------------------------------------
Outstanding as
of December 31,
1994                                     -              -              -        323,250        145,500              -
  Granted                          254,550         $29.00              -         34,500        153,000              -
  Converted                              -              -              -        (15,000)      (145,500)             -
  Forfeited                              -              -              -        (25,500)             -              -
---------------------------------------------------------------------------------------------------------------------

Outstanding as
of December 31,
1995                               254,550         $29.00              -        317,250        153,000              -
  Granted                          136,830         $33.75         61,795              -        171,005              -
  Converted                              -              -              -        (57,000)      (153,000)             -
  Forfeited                              -              -              -              -              -              -
---------------------------------------------------------------------------------------------------------------------

Outstanding as
of December 31,
1996                               391,380         $30.66         61,795        260,250        171,005              -
  Granted                          142,980         $25.75         64,915              -              -        170,000
  Converted                              -              -              -       (147,750)      (171,005)             -
  Forfeited                        (38,617)        $29.50         (2,835)       (15,000)             -              -
---------------------------------------------------------------------------------------------------------------------

Outstanding as
of December 31,
1997                               495,743         $29.33        123,875         97,500              -        170,000
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

Exercisable/Vested
as of December 31,
1997                                     -              -              -              -              -        170,000
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


  Shares outstanding under the Option Plan have exercise prices ranging from $25.75 to $33.75 and a weighted average remaining contractual life of 8.1 years.

     In 1995, Polaris approved a nonqualified deferred compensation plan (Director Plan) under which directors who are not Polaris officers or employees can elect to receive common stock equivalents in lieu of director's fees, which will be converted into common stock when board service ends. A maximum of 75,000 shares of common stock have been authorized under this plan and 14,831 have been earned as of December 31, 1997.

     Polaris accounts for all stock-based compensation plans under APB Opinion No. 25, under which compensation costs of $5,010,000, $4,550,000, and $4,753,000 were recorded in 1997, 1996 and 1995, respectively. Had compensation costs for these plans been recorded at fair value consistent with the methodology prescribed by the Statement

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS               POLARIS INDUSTRIES INC.



of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation," Polaris' net income and net income per share would have been reduced to the following pro forma amounts:


                                 1997           1996           1995
-------------------------------------------------------------------
Net Income (in thousands)
  As Reported                 $65,383        $62,293        $60,776
  Pro Forma                    64,346         61,475         60,404
-------------------------------------------------------------------
Net Income Per Share
  As Reported                   $2.45          $2.24          $2.19
  Pro Forma                      2.41           2.21           2.17
-------------------------------------------------------------------
-------------------------------------------------------------------


     The fair value of each award under the Option Plan is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used to estimate the fair value of options:


                                 1997           1996           1995
-------------------------------------------------------------------
Risk free interest rate          6.6%           6.8%           6.5%
Expected life                 7 years        7 years        7 years
Expected volatility               23%            27%            32%
Expected dividend yield          2.5%           1.8%           2.1%


     The weighted average fair values at the grant dates of First Rights and shares awarded under the above plans are as follows:


               Option  Restricted    Management     Employee
                Plan         Plan          Plan         Plan       ESOP
-----------------------------------------------------------------------
1995           $10.69           -        $29.21       $29.38          -
1996           $12.16      $33.75             -       $23.75          -
1997           $ 7.45      $25.75             -            -     $30.56



NOTE 5    SHAREHOLDERS' EQUITY

STOCK REPURCHASE PROGRAM: During 1996, the Polaris Board of Directors authorized the repurchase of up to 1,000,000 shares of Polaris' common stock. On January 23, 1997, the Board of Directors expanded the share repurchase program, authorizing the cumulative repurchase of up to 3,000,000 shares. During 1997, Polaris paid $39,903,000 to repurchase and retire 1,455,900 shares. During 1996, Polaris paid $13,587,000 to repurchase and retire 521,000 shares. Cumulative repurchases through December 31, 1997 are 1,976,900 shares for $53,490,000.

NET INCOME PER SHARE: Net income per share during 1997, 1996, and 1995 was calculated based on the weighted average number of common and common equivalent shares outstanding.

     Polaris adopted SFAS No. 128 "Earnings per share" effective December 31, 1997. As a result, all prior periods presented have been restated to conform to the provisions of SFAS No. 128, which requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each year, including shares earned under the First Rights plan, the Director Plan and the ESOP. Diluted earnings per share is computed under the treasury stock method and is calculated to reflect the dilutive effect of the Option Plan. A reconciliation of these amounts is as follows (in thousands, except per share data):


                                      1997      1996           1995
-------------------------------------------------------------------
Net income available to
  common shareholders              $65,383   $62,293        $60,776
-------------------------------------------------------------------
Weighted average number of
  common shares outstanding         26,403    27,338         27,297
First Rights                           139       458            494
Director Plan                           12         5              1
ESOP                                   170         -              -
-------------------------------------------------------------------
Common shares outstanding--basic    26,724    27,801         27,792
-------------------------------------------------------------------
Dilutive effect of Option Plan          15        14              -
-------------------------------------------------------------------
Common and potential common
  shares outstanding--diluted       26,739    27,815         27,792
-------------------------------------------------------------------
-------------------------------------------------------------------

Basic and diluted net income
  per share                          $2.45     $2.24          $2.19
-------------------------------------------------------------------
-------------------------------------------------------------------

     Polaris also has shares issued under the Restricted Plan which will not be included in the above calculations until certain performance criteria are met.

STOCK PURCHASE PLAN: In 1997, Polaris adopted an Employee Stock Purchase Plan (Purchase Plan). A total of 750,000 shares of common stock are reserved for this plan. The Purchase Plan permits eligible employees to purchase common stock at 85 percent of the average market price each month.

NOTE 6    INVESTMENTS
          IN AFFILIATES

In February 1996, a wholly-owned subsidiary of Polaris entered into a partnership agreement with Transamerica Distribution Finance (TDF) to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to Polaris' dealers and distributors and may in the future provide other financial services to dealers, distributors and retail customers of Polaris. Under the partnership agreement, Polaris' subsidiary had a 25 percent equity interest in Polaris Acceptance throughout 1996. In January 1997, Polaris exercised its option to increase its equity interest in Polaris Acceptance to 50 percent for an additional investment of approximately $10,445,000. Polaris guarantees 50 percent of the outstanding indebtedness of Polaris Acceptance under a credit agreement between Polaris Acceptance and TDF. At December 31, 1997, Polaris' contingent liability with respect to the guarantee was approximately $92,000,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              POLARIS INDUSTRIES INC.



     In February, 1995, Polaris entered into an agreement with Fuji Heavy Industries Ltd. ("Fuji") to form Robin Manufacturing, U.S.A. ("Robin"). Under the agreement, Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products.

     Polaris' investments in joint ventures are accounted for under the equity method. Polaris' allocable share of the income of Polaris Acceptance and Robin has been included as a component of nonoperating expense (income) in the accompanying consolidated statements of operations. Polaris Acceptance is a partnership and the payment of income taxes is the responsibility of each of the partners. Robin is a corporation responsible for the payment of its own income taxes.

     Summarized combined financial information for the joint ventures is presented as follows (in thousands):


                                                  DECEMBER 31,
                                               1997        1996
-----------------------------------------------------------------
Revenues                                    $ 67,228     $ 65,572
Cost of goods sold, interest and
  operating expenses                          53,620       53,615
-----------------------------------------------------------------
     Net income before income taxes         $ 13,608     $ 11,957
-----------------------------------------------------------------
-----------------------------------------------------------------

                                                  DECEMBER 31,
                                              1997         1996
-----------------------------------------------------------------
Finance Receivables, net                    $231,137     $255,701
Other assets                                  18,424       15,545
-----------------------------------------------------------------
                                            $249,561     $271,246
-----------------------------------------------------------------
-----------------------------------------------------------------
Note Payable                                $184,835     $213,713
Other liabilities                             14,125       14,454
Shareholders' equity and
  Partners' capital                           50,601       43,079
-----------------------------------------------------------------
                                            $249,561     $271,246
-----------------------------------------------------------------
-----------------------------------------------------------------


NOTE 7    COMMITMENTS AND
          CONTINGENCIES

PRODUCT LIABILITY: Polaris is subject to product liability claims in the normal course of business and prior to June 1996 elected not to purchase insurance for product liability losses. Effective June 1996, Polaris purchased excess insurance coverage for catastrophic product liability claims for incidents occurring subsequent to the policy date that exceed a self insured retention. The estimated costs resulting from any losses are charged to operating expenses when it is probable a loss has been incurred and the amount of the loss is reasonably determinable.

LITIGATION: Injection Research Specialists commenced an action in 1990 against Polaris in Colorado Federal Court alleging various claims relating to electronic fuel injection systems for snowmobiles. In April 1997, a judgment was entered in favor of Injection Research Specialists, before interest, for $24,000,000 in compensatory damages and $10,000,000 in punitive damages against Polaris, and $15,000,000 in compensatory damages and $8,000,000 in punitive damages against Fuji, one of Polaris' engine suppliers. The judgment against Fuji was subsequently reduced on post trial motions to $11,600,000 in compensatory damages and no punitive damages. Polaris has appealed the judgment against Polaris and has been advised that Fuji has also appealed the judgment against it. Depending upon the conclusion of the appeal, Polaris may require additional reserves associated with this litigation on its financial statements.

     Polaris is a defendant in lawsuits and subject to claims arising in the normal course of business. In the opinion of management, it is not a probability that any legal proceedings pending against or involving Polaris will have a material adverse effect on Polaris' financial position or results of operations.

LEASES: Polaris leases buildings and equipment under noncancelable operating leases. Total rent expense under all lease agreements was $2,779,000, $2,889,000, and $2,212,000 for 1997, 1996 and 1995, respectively. Future minimum payments, exclusive of other costs, required under noncancelable operating leases at December 31, 1997, total $2,630,000 cumulatively through 2002.

NOTE 8    QUARTERLY
          FINANCIAL DATA

(Unaudited) (In thousands, except per share data)

                                                                    Basic and
                                                                      Diluted
                                               Gross          Net  Net Income
                                   Sales      Profit       Income   Per Share
------------------------------------------------------------------------------
1997:
First Quarter                 $  224,634    $ 49,492      $12,019       $ .44
Second Quarter                   249,888      60,258       13,294         .49
Third Quarter                    293,428      78,568       21,640         .82
Fourth Quarter                   280,346      74,220       18,430         .70
-----------------------------------------------------------------
Totals                        $1,048,296    $262,538      $65,383       $2.45
------------------------------------------------------------------------------
------------------------------------------------------------------------------

1996:
First Quarter                 $  278,041    $ 56,908      $13,298       $ .48
Second Quarter                   317,053      69,768       16,286         .58
Third Quarter                    299,135      67,570       15,872         .57
Fourth Quarter                   297,672      69,570       16,837         .61
-----------------------------------------------------------------
Totals                        $1,191,901    $263,816      $62,293       $2.24
------------------------------------------------------------------------------
------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                POLARIS INDUSTRIES INC.


TO POLARIS INDUSTRIES INC.:

We have audited the accompanying consolidated balance sheets of Polaris Industries Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Polaris' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polaris Industries Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                 ARTHUR ANDERSEN LLP

MINNEAPOLIS, MINNESOTA
   JANUARY 30, 1998


BOARD OF DIRECTORS

ANDRIS A. BALTINS (A, C)                  STEPHEN G. SHANK (A*)
MEMBER OF THE LAW FIRM OF                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
KAPLAN, STRANGIS AND KAPLAN, P.A.         OF LEARNING VENTURES, INC.
                                          FORMER CHAIRMAN AND CHIEF EXECUTIVE
RAYMOND J. BIGGS (S)                      OFFICER OF TONKA CORPORATION
CHAIRMAN EMERITUS
HUNTINGTON BANCSHARES OF MICHIGAN         W. HALL WENDEL, JR. (E*)
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER
BEVERLY F. DOLAN (C*, S*)                 OF POLARIS INDUSTRIES INC.
RETIRED CHAIRMAN AND CHIEF EXECUTIVE
OFFICER OF TEXTRON INC.

KENNETH D. LARSON (E)                     (A) Audit Committee Member
PRESIDENT AND CHIEF OPERATING OFFICER     (C) Compensation Committee Member
OF POLARIS INDUSTRIES INC.                (E) Executive Committee Member
                                          (S) Stock Award Compensation
ROBERT S. MOE (C, E)                          Committee Member
RETIRED EXECUTIVE VICE PRESIDENT AND      *   Committee Chairman
TREASURER OF POLARIS INDUSTRIES INC.

GREGORY R. PALEN (A)
CHIEF EXECUTIVE OFFICER OF SPECTRO
ALLOYS AND PALEN/KIMBALL COMPANY



CORPORATE OFFICERS                        GENERAL MANAGERS

W. HALL WENDEL, JR.                       MITCHELL D. JOHNSON
CHAIRMAN AND CHIEF EXECUTIVE OFFICER      GENERAL MANAGER, ALL-TERRAIN VEHICLES

KENNETH D. LARSON                         BENNETT J. MORGAN
PRESIDENT AND CHIEF OPERATING OFFICER     GENERAL MANAGER, PARTS, GARMENTS
                                          AND ACCESSORIES
CHARLES A. BAXTER
VICE PRESIDENT -- ENGINEERING AND         ROBERT R. NYGAARD
GENERAL MANAGER, ENGINES                  GENERAL MANAGER, SNOWMOBILES

JEFFREY A. BJORKMAN                       MATTHEW D. PARKS
VICE PRESIDENT -- MANUFACTURING           GENERAL MANAGER, MOTORCYCLES

MICHAEL W. MALONE                         CLAUDE PICARD
VICE PRESIDENT -- FINANCE,                GENERAL MANAGER, PERSONAL WATERCRAFT
CHIEF FINANCIAL OFFICER AND SECRETARY

THOMAS H. RUSCHHAUPT
VICE PRESIDENT -- SALES AND SERVICE

ED SKOMOROH
VICE PRESIDENT -- MARKETING

[LOGO]

Polaris Industries Inc.
1225 Highway 169 North
Minneapolis, Minnesota  55441



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
1-800-468-9716
Shareowner@aol.com


FORM 10-K
The form 10-K annual report to the Securities Exchange Commission is available without charge to shareholders upon written request to:

Investor Relations
Polaris Industries Inc.
1225 Highway 169 North
Minneapolis, MN  55441-5078


SUMMARY OF TRADING

                            Year Ended December 31,
                        1997                      1996
                 -------------------------------------------
Quarter            HIGH        LOW         High          Low
------------------------------------------------------------
First           $26.25       $22.75      $31.50       $28.88
Second           32.56        22.25       35.75        31.00
Third            32.50        28.50       33.50        22.63
Fourth           33.25        28.75       23.88        19.13

STOCK EXCHANGES
Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol PII.

CASH DISTRIBUTIONS AND
DIVIDENDS DECLARED


Quarter                   1997      1996
----------------------------------------
First                     $.16      $.15
Second                     .16       .15
Third                      .16       .15
Fourth                     .16       .15
----------------------------------------
Total                     $.64      $.60
----------------------------------------
----------------------------------------


Shareholders of record of the Company's common stock on March 2, 1998 3,963.

Share price on March 2, 1998 $32.50.




-    Printed on recycled paper containing
     at least 10% post-consumer fiber.

-    1998 Polaris Industries Inc.
     Printed in the USA.