Form 10-K, Exhibit 13
period 1998-12-31
POLARIS INDUSTRIES INC/MN
filed 1999-03-29
CIK 931015

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

                                                                               YEARS ENDED DECEMBER 31,
                                                                  1998              1997                1996            1995
----------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data
   Total dollars                                           $ 1,175,520       $ 1,048,296       $ 1,191,901       $ 1,113,852
     % change from prior year                                       12%              (12%)               7%               35%
   Sales mix by product (%)
     Snowmobiles                                                    32%               42%               43%               46%
     All-terrain vehicles                                           57%               45%               37%               33%
     Personal watercraft                                             4%                7%               16%               16%
     Motorcycles                                                     1%               --                --                --
     International                                                   6%                6%                4%                5%
Gross profit data
   Total dollars                                           $   278,287       $   262,538       $   263,816       $   247,993
     % of sales                                                     24%               25%               22%               22%
Operating expense data
   Amortization of intangibles and noncash compensation    $     8,703       $     5,887       $     5,325       $     5,616
   Conversion costs                                                 --                --                --                --
   Other operating expenses                                    169,478           163,549           161,074           140,719
     % of sales                                                     14%               16%               14%               13%
Actual, adjusted,(1) and pro forma data(2)
   Net income                                              $    70,624(1)    $    65,383       $    62,293       $    60,776
   Diluted net income per share                            $      2.72(1)    $      2.45       $      2.24       $      2.19

CASH FLOW DATA
Cash flow from operating activities                        $   121,385       $   102,308       $    89,581       $    77,749
Purchase of property and equipment                              61,532            36,798            45,336            47,154
Repurchase and retirement of common stock                       37,728            39,903            13,587                --
Cash dividends to shareholders                                  18,582            16,958            16,390           116,639
Cash dividends per share                                   $      0.72       $      0.64       $      0.60       $      4.27
Cash distributions declared to partners                             --                --                --                --
Cash distributions declared per unit                                --                --                --                --

BALANCE SHEET DATA
(AT END OF YEAR)
Cash and cash equivalents                                  $     1,466       $     1,233       $     5,812       $     3,501
Current assets                                                 183,840           217,458           193,405           175,271
Total assets                                                   378,697           384,746           351,717           314,436
Current liabilities                                            204,964           191,111           161,387           155,722
Borrowings under credit agreement                               20,500            24,400            35,000            40,200
Shareholders' equity/Partners' capital                         153,233           169,235           155,330           118,514
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

                                                         YEARS ENDED DECEMBER 31,
                                                                  1994
---------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data
   Total dollars                                           $   826,286
     % change from prior year                                       56%
   Sales mix by product (%)
     Snowmobiles                                                    52%
     All-terrain vehicles                                           30%
     Personal watercraft                                            14%
     Motorcycles                                                    --
     International                                                   4%
Gross profit data
   Total dollars                                           $   196,783
     % of sales                                                     24%
Operating expense data
   Amortization of intangibles and noncash compensation    $    14,321
   Conversion costs                                             12,315
   Other operating expenses                                     94,485
     % of sales                                                     11%
Actual, adjusted,(1) and pro forma data(2)
   Net income                                              $    54,703
   Diluted net income per share                            $      1.98

CASH FLOW DATA
Cash flow from operating activities                        $   111,542
Purchase of property and equipment                              32,656
Repurchase and retirement of common stock                           --
Cash dividends to shareholders                                      --
Cash dividends per share                                            --
Cash distributions declared to partners                         50,942
Cash distributions declared per unit                       $      1.68

BALANCE SHEET DATA
(AT END OF YEAR)
Cash and cash equivalents                                  $    62,881
Current assets                                                 206,489
Total assets                                                   331,166
Current liabilities                                            161,457
Borrowings under credit agreement                                   --
Shareholders' equity/Partners' capital                         169,709
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

(1) IN 1998, POLARIS ENTERED INTO A SETTLEMENT AGREEMENT RELATED TO A TRADE SECRET INFRINGEMENT CLAIM BROUGHT BY INJECTION RESEARCH SPECIALISTS, INC. THE ONE-TIME PROVISION FOR LITIGATION LOSS OF $61.4 MILLION, OR $1.53 PER DILUTED SHARE, HAS BEEN EXCLUDED FROM THE 1998 FINANCIAL DATA PRESENTED.

(2) THE COMPARABILITY OF THE INFORMATION REFLECTED IN THE SELECTED FINANCIAL DATA IS MATERIALLY AFFECTED BY THE CONVERSION FROM A MASTER LIMITED PARTNERSHIP TO A CORPORATION ON DECEMBER 22, 1994, WHICH RESULTED IN THE COMPANY RECORDING A NET DEFERRED TAX ASSET OF $65.0 MILLION, CONVERSION EXPENSES OF $12.3 MILLION AND A CORRESPONDING NET INCREASE IN 1994 NET INCOME. PRO FORMA DATA IS PRESENTED TO ASSIST IN COMPARING THE CONTINUING RESULTS OF OPERATIONS OF THE COMPANY EXCLUSIVE OF THE CONVERSION COSTS AND AS IF THE COMPANY WAS A TAXABLE CORPORATION FOR EACH PERIOD PRESENTED.

MANAGEMENT'S
DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion pertains to the results of operations and financial position of the Company for each of the three years in the period ended December 31, 1998, and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein.

RESULTS OF OPERATIONS

1998 VS. 1997

Sales increased to $1.176 billion in 1998, representing a 12 percent increase from $1.048 billion in 1997. The increase in sales was primarily due to higher all-terrain vehicle (ATV) sales, partially offset by a decline in snowmobile sales.

     In 1998, Polaris achieved its ninth consecutive year of increased ATV sales. North American sales of ATVs and related parts, garments and accessories (PG&A) of $673.9 million in 1998 were 42 percent higher than $473.2 million in 1997. The increased sales reflect the continued strong growth of the industry as consumers find new and expanded uses for the product. Additionally, management believes that Polaris increased its market share of ATV sales as the result of continued expansion of the popular Sportsman line of ATVs and other new model introductions. The average per unit sales price increased six percent for ATVs in 1998 as the sales mix continued to move to new, higher performance models. Sales of ATVs and related PG&A comprised 57 percent of total Company sales in 1998 compared to 45 percent in 1997.

     North American sales of snowmobiles and related PG&A of $374.4 million in 1998 were 16 percent lower than $443.0 million in 1997. The decline is due to lower snowmobile production levels in 1998 in response to poor snow conditions, warmer than normal temperatures in North America, and higher dealer inventories at the end of the 1997-1998 selling season. Sales of snowmobiles and related PG&A comprised of 32 percent of total Company sales in 1998 compared to 42 percent in 1997.

     North American sales of personal watercraft (PWC) and related PG&A of $50.4 million in 1998 were 31 percent lower than $73.4 million in 1997. The decrease is attributable to significantly lower production levels of PWC in 1998 to compensate for the increased dealer inventory remaining from the prior season reflecting the reduction of industry growth. Sales of PWC and related PG&A comprised four percent of total Company sales in 1998 compared to seven percent in 1997.

     North American sales of Victory motorcycles and related PG&A were $9.9 million in 1998. Victory shipments to our dealers began in July 1998. Sales of Victory motorcycles and related PG&A comprised one percent of total Company sales in 1998, the initial year of production.

     International sales of snowmobiles, ATVs, PWC, and related PG&A of $61.7 million in 1998 were five percent higher than $58.7 million in 1997. The increase in international sales was primarily due to an increase in ATV shipments. Polaris continues to focus on international markets as an opportunity for future growth. International sales comprised six percent of total Company sales in 1998, the same as 1997.

     Gross profit increased to $278.3 million in 1998, representing a six percent increase over $262.5 million gross profit in 1997. However, the gross profit margin percentage of 23.7 percent in 1998 decreased from 25.0 percent in 1997. The decrease in gross profit margin percentage is primarily a result of the (a) mix impact of the substantial increase in sales of ATVs, which have a lower margin than snowmobiles, (b) negative impact of the Canadian dollar exchange rate when compared to the prior year, (c) initial production rollout of the Victory motorcycles, and (d) reduced pricing on 1998 model ATVs implemented in the Fall of 1997. These negative factors have been partially offset by the continued improvement in overall product quality, which has resulted in a decrease in warranty expenses.

     Polaris has continued to invest in new product development, innovation, and product diversification. Research and development expenses were $28.4 million (2.4 percent of sales) in 1998 and $26.7 million (2.5 percent of sales) in 1997. In addition, Polaris incurred tooling expenditures for new products of $2.8 million in 1998 and $19.3 million in 1997. In 1998, 73 percent of sales came from products introduced in the past three years.

     Operating expenses in 1998 increased five percent to $178.2 million from $169.4 million in 1997. Expressed as a percentage of sales, operating expenses decreased to 15.2 percent in 1998 from 16.2 percent in 1997. These decreases are primarily attributable to the leveraging effect of higher sales and reduced level of promotional and advertising costs related to assisting dealers in selling their PWC and snowmobile inventories partially offset by a planned increase in advertising expenditures.

     Nonoperating expense (income) in 1998 includes a $61.4 million provision for litigation loss related to the settlement of the Injection Research Specialists litigation. This is a one-time charge that should not effect the ongoing operations of the Company. The remaining improvement in nonoperating expense (income) in 1998 from 1997 primarily reflects the positive financial impact of the Company's equity in the income of Polaris Acceptance.

     The provision for income taxes was reduced to a rate of 35.5 percent of pretax income beginning in the third quarter of 1998 from 36.0 percent in prior periods as a result of certain tax planning strategies.

     Net income in 1998 was $31.0 million, a decrease from $65.4 million in 1997, primarily as a result of the litigation settlement. Net income as a result of sales was 2.6 percent in 1998, a decrease from 6.2 percent in 1997. Net income per diluted share decreased to $1.19 in 1998 from $2.45 in 1997. Net income adjusted to exclude the litigation settlement increased eight percent to $70.6 million in 1998 from $65.4 million in 1997. Adjusted net income as a percent of sales decreased to 6.0 percent in 1998 from 6.2 percent in 1997. Adjusted net income per diluted share increased 11 percent to $2.72 in 1998 from $2.45 in 1997.

1997 VS. 1996

Sales decreased to $1.048 billion in 1997, representing a 12 percent decrease from $1.192 billion in 1996. The decrease in sales was primarily due to lower PWC, and to a lesser extent, lower snowmobile sales. The Company's ATV product line posted its eighth consecutive year of increased retail sales.

     North American sales of snowmobiles and related PG&A of $443.0 million in 1997 were 13 percent lower than $506.5 million in 1996. The decline is due to lower snowmobile production levels driven by a second consecutive year of relatively flat industry growth. This lower production has enabled Polaris to assist dealers in managing their field inventory levels. Sales of snowmobiles and related PG&A comprised 42 percent of total company sales in 1997 compared to 43 percent in 1996.

     North American sales of ATVs and related PG&A of $473.2 million in 1997 were six percent higher than $445.9 million in 1996. The increased sales reflect the continued growth of the industry and Polaris' ability to provide the consumer with a quality product at a competitive price. Sales of ATVs and related PG&A comprised 45 percent of total company sales in 1997 compared to 37 percent in 1996.

     North American sales of PWC and related PG&A of $73.4 million in 1997 were 61 percent lower than $190.4 million in 1996. The decrease is attributable to significantly lower production levels of PWC in 1997 to compensate for the increased dealer inventory remaining from the prior season reflecting the reduction of industry growth. Sales of PWC and related PG&A comprised seven percent of total company sales in 1997 compared to 16 percent in 1996.

     International sales of snowmobiles, ATVs, PWC, and related PG&A of $58.7 million in 1997 were 20 percent higher than $49.1 million in 1996. The increase in international sales was across all product lines. International sales comprised six percent of total Company sales in 1997 compared to four percent in 1996.

     Gross profit of $262.5 million decreased slightly in 1997 from $263.8 million in 1996. However, the gross profit margin percentage of 25.0 percent in 1997 increased 13 percent from 22.1 percent in 1996. The increase in gross profit margin percentage is primarily a result of (a) continued cost reduction efforts, including expanded domestic engine production, (b) reduced warranty costs, (c) decreases in costs of certain purchased components due to the strengthening of the U.S. dollar in relation to the Japanese yen when compared to 1996, and (d) change in sales mix with less sales of the lower margin PWC product when compared to 1996.

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

LIQUIDITY AND CAPITAL RESOURCES

Polaris' primary sources of funds have been cash provided by operating activities, a $175 million bank line of credit and a dealer floor plan financing program. Polaris' primary uses of funds have been for cash dividends to shareholders, repurchase and retirement of common stock, capital investments, payment of litigation expenses and new product development.

     During 1998, Polaris generated net cash from operating activities of $121.4 million, which was utilized to fund capital expenditures of $61.5 million, cash dividends of $18.6 million and the repurchase of common stock of $37.7 million. During 1997, Polaris generated net cash from operating activities of $102.3 million which was utilized to fund capital expenditures of $36.8 million, investments in affiliates of $2.6 million, cash dividends of $17.0 million, and the repurchase of common stock of $39.9 million. During 1996, Polaris generated net cash from operating activities of $89.6 million, which was utilized to fund capitalized expenditures of $36.8 million, net investments in affiliates of $6.8 million, cash dividends of $16.4 million and the repurchase of common stock of $13.6 million.

     The seasonality of production and shipments causes working capital requirements to fluctuate during the year. Polaris has an unsecured bank line of credit arrangement maturing on March 31, 2000, under which it may borrow up to $175 million until March 31, 1999 and $150 million thereafter until maturity. The arrangement provides borrowing for working capital needs and the repurchase and retirement of common stock. Borrowings under the line of credit bear interest, 5.95 percent at December 31, 1998, based on LIBOR or "prime" rates. At December 31, 1998, Polaris had total borrowings under the line of credit of $20.5 million compared to $24.4 million at December 31, 1997. In addition, at December 31, 1998, Polaris had letters of credit outstanding of $7.8 million related to purchase obligations for raw materials.

     During 1996, the Polaris Board of Directors authorized the repurchase of up to 1.0 million shares of the company's common stock. During 1997, the Board of Directors expanded the share repurchase program, authorizing the cumulative repurchase of up to 3.0 million shares. On May 21, 1998, the Board of Directors expanded the share repurchase program, authorizing the cumulative repurchase of up to 5.0 million shares. During 1998, Polaris paid $37.7 million to repurchase and retire 1,090,500 shares. Polaris has 1,932,600 shares available to repurchase under its current Board authorization as of December 31, 1998.

     In February 1996, a wholly owned subsidiary of Polaris entered into a partnership agreement with a wholly owned subsidiary of Transamerica Distribution Finance (TDF) to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to Polaris's dealers and distributors and beginning in 1999 will provide other financial services to dealers, distributors and retail customers of Polaris including retail credit, leasing and extended service contracts. Under the partnership agreement, Polaris' subsidiary has a 50 percent equity interest in Polaris Acceptance and guarantees 50 percent of the outstanding indebtedness of Polaris Acceptance under a credit agreement between Polaris Acceptance and TDF. At December 31, 1998, Polaris' contingent liability with respect to the guarantee was approximately $139.0 million.

     Polaris has arrangements with certain finance companies, including Polaris Acceptance, to provide floor plan financing for its distributors and dealers. These arrangements provide liquidity by financing distributor and dealer purchases of Polaris products. Substantially all of the sales of snowmobiles, ATVs, motorcycles and PWC (but not parts, garments and accessories) are financed under these arrangements whereby Polaris receives payment within a few days of shipment of the product. The amounts financed by distributors and dealers under these arrangements at December 31, 1998 and 1997, were approximately $384.0 million and $289.0 million, respectively. Polaris participates in the cost of dealer and distributor financing up to certain limits. Polaris has agreed to repurchase products repossessed by the finance companies to an annual maximum of 15 percent of the average amount outstanding during the prior calendar year. Polaris' financial exposure under these agreements is limited to the difference between the amount paid to the finance companies and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements. However, an adverse change in retail sales could cause this situation to change and thereby require Polaris to repurchase financed units.

     Polaris has made significant capital investments to increase production capacity, quality, and efficiency, and for new product development and diversification. Improvements in manufacturing and distribution capacity include: (a) tooling expenditures for new product development across all product lines of $24.8 million during 1998, (b) An investment of $9.7 million since late 1996 for the construction of a 250,000 square foot state-of-the-art parts, garments and accessories distribution center in Vermillion, South Dakota which was operational by mid-1997, and (c) in 1998, Polaris completed construction and began operating a new 58,000 square foot injection molding facility in Roseau, MN, which required an investment of $11.2 million. Polaris anticipates that capital expenditures, including tooling, for 1999 will range from $65 million to $75 million.

     Management believes that existing cash balances, cash flows to be generated from operating activities and available borrowing capacity under the line of credit arrangement will be sufficient to fund operations, regular dividends, share repurchases, and capital expenditure requirements for 1999. At this time, management is not aware of any factors that would have a materially adverse impact on cash flow beyond 1999.

     Injection Research Specialists ("IRS") commenced an action in 1990 against Polaris and Fuji Heavy Industries, Ltd. ("Fuji"), one of Polaris' engine suppliers, in Colorado Federal Court alleging various claims relating to electronic fuel injection systems for snowmobiles. In October 1998, following the entry of judgment against Polaris for $34.0 million (before pre- and post-judgement interest) and affirmance thereof by the Federal Court of Appeals, IRS, Polaris and Fuji entered into a confidential settlement agreement to settle all outstanding claims between the parties. The resulting provision for litigation loss of $61.4 million has been reflected as non-operating expense in the accompanying consolidated statement of operations for the year ended December 31, 1998. The related payment to IRS was made during the fourth quarter 1998 in connection with entering into the confidential settlement agreement. Polaris no longer uses any of the technology in dispute.

     Polaris proforma results adjusted to exclude the provision for litigation loss are as follows:

                                         FOR THE YEARS ENDED
                                             DECEMBER 31,
                                              1998        1997
--------------------------------------------------------------
Adjusted income before income taxes     $  109,771   $ 102,162
Provision for income taxes                  39,147      36,779
--------------------------------------------------------------
Adjusted net income                     $   70,624   $  65,383
--------------------------------------------------------------
Adjusted net income per diluted share   $     2.72   $    2.45
--------------------------------------------------------------



YEAR 2000

During 1998, Polaris has continued with its company-wide program to prepare the company's computer systems for Year 2000 compliance. In order for a computer system to be Year 2000 compliant, its time sensitive software must recognize a date using "00" as the year 2000 rather than 1900. Polaris' project is divided into two major areas: internal information systems and embedded manufacturing system/third party suppliers.

     Polaris has implemented a plan to make its internal information systems Year 2000 compliant by mid-1999. As of December 31, 1998, approximately 90 percent of the programming requirements for the company's manufacturing systems were complete and 70 percent of the programming requirements for the sales, distribution and finance systems had been completed. Manufacturing mission critical applications are all currently in the test phase. The remaining systems are being tested when the programming modifications are completed, with testing expected to continue throughout 1999.

     Polaris has completed inventories of equipment and machines with embedded systems that are used at each of the facilities. Polaris is in the process of assessing whether the critical equipment will be Year 2000 compliant through simulations and testing of the equipment as well as Year 2000 compliance letters from vendors. Polaris has identified its critical suppliers and sent them questionnaires to address their Year 2000 plans and progress. Polaris has received responses from approximately 75 percent of these suppliers and is in the process of tabulating the results.

     The cost of the Year 2000 initiatives (which are expensed as incurred) are not expected to be material to Polaris' financial position. The total cost is estimated to be approximately $1.5 million of which approximately $0.8 million was incurred by December 31, 1998.

     Polaris has begun a comprehensive analysis of the operational issues and costs that would most likely result from failure by the company or third parties to achieve Year 2000 compliance on a timely basis. Although Polaris has not yet identified the most likely worst case scenario, the risk would be primarily delivery timing to customers in January 2000. Polaris believes it will have sufficient time to recover, although some delayed deliveries may result in cancellations of customer orders.

     Polaris is in the process of developing contingency plans to protect the business from Year 2000 related interruptions and anticipates their completion by the third quarter of 1999.

     The costs of the project and the date when Polaris believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events. However, there can be no guarantee these estimates will be achieved and actual results could differ materially from those anticipated.


INFLATION AND EXCHANGE RATES

Polaris does not believe that inflation has had a material impact on the results of its operations. However, the changing relationships of the U.S. dollar to the Canadian dollar and Japanese yen have had a material impact from time-to-time.

     During 1998, purchases totaling 14 percent of Polaris cost of sales were from Japanese yen denominated suppliers. The strengthening of the U.S. dollar in relation to the Japanese yen since late 1995 has resulted in lower raw material purchase prices. Polaris' cost of sales in 1998 and 1997 were positively impacted by the Japanese yen exchange rate fluctuation when compared to the prior year. However, the dollar has recently weakened in relation to the yen and in view of the foreign exchange hedging contracts currently in place, Polaris anticipates that the yen-dollar exchange rate will have a negative impact on cost of sales during 1999 when compared to 1998.

     Polaris operates in Canada through a wholly owned subsidiary. Sales of the Canadian subsidiary comprised 12 percent of total Company sales in 1998. Polaris utilizes foreign exchange hedging contracts to manage its exposure to the Canadian dollar. Since the U.S. dollar strengthened in relation to the Canadian dollar in 1998 on average, Polaris had a negative financial impact on its gross margins when compared to the same periods in 1997. In view of the foreign exchange hedging contracts currently in place, Polaris anticipates a negative impact on net income during 1999 when compared to the same periods in 1998.

     In the past, Polaris has been a party to, and in the future may enter into, foreign exchange hedging contracts for both the Japanese yen and the Canadian dollar to minimize the impact of exchange rate fluctuations within each year. At December 31, 1998, Polaris had open Japanese yen foreign exchange hedging contracts with notional amounts totaling $51.0 million U.S. dollars, which mature throughout 1999.

     Since October 1995, Polaris has been manufacturing its own engines for selected models of PWC and snowmobiles at its Osceola, Wisconsin facility. In addition, earlier in 1995, Polaris entered into an agreement with Fuji Heavy Industries Ltd. to form Robin Manufacturing U.S.A., Inc. ("Robin"). Under the terms of the agreement, Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products. Potential advantages to Polaris of these additional sources of engines include reduced foreign exchange risk, lower shipping costs and less dependence in the future on a single supplier for engines.

     Certain matters discussed in this report are "forward-looking statements" intended to qualify for the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These "forward-looking statements" can generally be identified as such because the context of the statement will include words such as the Company or management "believes", "anticipates", "expects", "estimates" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking. Shareholders, potential investors and others are cautioned that all forward-looking statements involve risks and uncertainty that could cause results to differ materially from those anticipated by some of the statements made herein. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: product offerings and pricing strategies by competitors; future conduct of litigation processes; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending.

CONSOLIDATED
BALANCE SHEETS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                            DECEMBER 31,
                                                    1998                     1997
---------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents                  $    1,466               $    1,233
   Trade receivables                              43,035                   42,593
   Inventories                                   107,436                  139,544
   Prepaid expenses and other                      2,903                    5,088
   Deferred tax assets                            29,000                   29,000
---------------------------------------------------------------------------------
     Total current assets                        183,840                  217,458
---------------------------------------------------------------------------------

DEFERRED TAX ASSETS                               21,000                   26,000
---------------------------------------------------------------------------------



PROPERTY AND EQUIPMENT
   Land, buildings and improvements               37,226                   31,367
   Equipment and tooling                         192,255                  153,005
---------------------------------------------------------------------------------
                                                 229,481                  184,372
   Less-accumulated depreciation                (105,227)                 (86,352)
---------------------------------------------------------------------------------
     Total property and equipment                124,254                   98,020
---------------------------------------------------------------------------------

INVESTMENTS IN AFFILIATES                         26,636                   19,767

INTANGIBLE ASSETS, NET                            22,967                   23,501
---------------------------------------------------------------------------------
                                              $  378,697               $  384,746
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE
SHEETS.

                                                                             DECEMBER 31,
                                                                       1998                     1997
----------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                              $   77,258               $   61,027
   Accrued expenses:
     Compensation                                                    41,664                   40,240
     Warranties                                                      37,921                   35,594
     Other                                                           41,110                   38,033
   Income taxes payable                                               7,011                   16,217
----------------------------------------------------------------------------------------------------
     Total current liabilities                                      204,964                  191,111
----------------------------------------------------------------------------------------------------

BORROWINGS UNDER CREDIT AGREEMENT                                    20,500                   24,400
----------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTES 1, 3, 5, 7 AND 8)

SHAREHOLDERS' EQUITY
   Preferred stock $0.01 par value, 20,000 shares authorized,
     no shares issued and outstanding                                    --                       --
   Common stock $0.01 par value, 80,000 shares authorized,
     25,355 and 26,014 shares issued and outstanding                    253                      260
   Additional paid-in capital                                        48,622                   72,955
   Deferred compensation                                             (6,726)                  (3,133)
   Compensation payable in common stock                               6,844                    7,346
   Retained earnings                                                104,240                   91,807
----------------------------------------------------------------------------------------------------
     Total shareholders' equity                                     153,233                  169,235
----------------------------------------------------------------------------------------------------
                                                                 $  378,697               $  384,746
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE
SHEETS.

CONSOLIDATED
STATEMENTS OF OPERATIONS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                          1998                    1997                1996
----------------------------------------------------------------------------------------------------------
Sales                                              $ 1,175,520          $    1,048,296         $ 1,191,901
Cost of Sales                                          897,233                 785,758             928,085
----------------------------------------------------------------------------------------------------------
     Gross profit                                      278,287                 262,538             263,816
----------------------------------------------------------------------------------------------------------
     Gross profit percent                                 23.7%                   25.0%               22.1%
----------------------------------------------------------------------------------------------------------
Operating Expenses
   Selling and marketing                               118,688                 112,978             112,146
   Research and development                             28,387                  26,722              28,270
   General and administrative                           31,106                  29,736              25,983
----------------------------------------------------------------------------------------------------------
     Total operating expenses                          178,181                 169,436             166,399
----------------------------------------------------------------------------------------------------------
     Operating income                                  100,106                  93,102              97,417
Nonoperating Expense (income)
   Interest expense                                      2,959                   2,829               4,339
   Equity in (income) of affiliates                     (7,819)                 (6,718)             (3,107)
   Other expense (income), net                          (4,805)                 (5,171)             (1,148)
   Provision for litigation loss (Note 2)               61,409                      --                  --
----------------------------------------------------------------------------------------------------------
     Income before income taxes                         48,362                 102,162              97,333
Provision for income taxes                              17,347                  36,779              35,040
----------------------------------------------------------------------------------------------------------
     Net income                                    $    31,015          $       65,383         $    62,293
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Basic Net Income Per Share                                1.20                    2.45                2.24

Diluted Net Income Per Share                       $      1.19          $         2.45         $      2.24
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CONSOLIDATED
STATEMENTS OF SHAREHOLDERS' EQUITY IN THOUSANDS

                                                                                         Compensation      Retained
                                                             Additional                    Payable in      Earnings
                                 Preferred         Common       Paid-in       Deferred         Common  (Accumulated
                                     Stock          Stock       Capital   Compensation          Stock       Deficit)         Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995              --            273       109,344             --         11,418        (2,521)       118,514
   First Rights conversion
     to stock                           --              2         5,717             --         (5,769)           --            (50)
   Employee stock compensation          --              1         1,466           (978)         4,061            --          4,550
   Dividends                            --             --            --             --             --       (16,390)       (16,390)
   Repurchase and retirement
     of common shares                   --             (6)      (13,581)            --             --            --        (13,587)
   Net income                           --             --            --             --             --        62,293         62,293
----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996              --            270       102,946           (978)         9,710        43,382        155,330
   First Rights conversion
     to stock                           --              3         7,164             --         (7,210)           --            (43)
   Employee stock compensation          --              2         2,733         (2,155)         4,846            --          5,426
   Dividends                            --             --            --             --             --       (16,958)       (16,958)
   Repurchase and retirement
     of common shares                   --            (15)      (39,888)            --             --            --        (39,903)
   Net income                           --             --            --             --             --        65,383         65,383
----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997              --            260        72,955         (3,133)         7,346        91,807        169,235
   First Rights conversion
     to stock                           --              1         1,841             --         (1,864)           --            (22)
   Employee stock compensation          --              3        11,543         (3,593)         1,362            --          9,315
   Dividends                            --             --            --             --             --       (18,582)       (18,582)
   Repurchase and retirement
     of common shares                   --            (11)      (37,717)            --             --            --        (37,728)
   Net income                           --             --            --             --             --        31,015         31,015
----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998      $       --     $      253     $  48,622     $   (6,726)    $    6,844     $ 104,240     $  153,233
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

CONSOLIDATED
STATEMENTS OF CASH FLOWS IN THOUSANDS

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                            1998           1997          1996
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                         $   31,015     $   65,383    $   62,293
   Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization                                        36,192         33,168        31,053
     Noncash compensation                                                  7,808          5,010         4,550
     Equity in (income) of affiliates                                     (7,819)        (6,718)       (3,107)
     Deferred income taxes                                                 5,000             --            --
     Changes in current operating items
       Trade receivables                                                    (443)        (6,435)        4,244
       Inventories                                                        32,108        (16,633)      (18,278)
       Accounts payable                                                   16,231         10,513        (6,874)
       Accrued expenses                                                    6,828         11,551        16,568
       Income taxes payable                                               (9,206)         7,660        (4,029)
       Other                                                               3,671         (1,191)        3,161
-------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                       121,385        102,308        89,581
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                                    (61,532)       (36,798)      (45,336)
   Investments in and advances to affiliates                              (9,112)       (16,627)      (10,998)
   Distributions and repayments from affiliates                            9,702         13,999         4,241
-------------------------------------------------------------------------------------------------------------
         Net cash used for investing activities                          (60,942)       (39,426)      (52,093)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Borrowings under credit agreement                                     338,200        290,100       276,900
   Repayments under credit agreement                                    (342,100)      (300,700)     (282,100)
   Repurchase and retirement of common shares                            (37,728)       (39,903)      (13,587)
   Cash dividends to shareholders                                        (18,582)       (16,958)      (16,390)
-------------------------------------------------------------------------------------------------------------
         Net cash used for financing activities                          (60,210)       (67,461)      (35,177)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
         Increase (decrease) in cash and cash equivalents                    233         (4,579)        2,311

CASH AND CASH EQUIVALENTS
   Beginning                                                               1,233          5,812         3,501
-------------------------------------------------------------------------------------------------------------
   Ending                                                             $    1,466     $    1,233    $    5,812
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid during the year                                      $   24,731     $   25,838    $   31,673
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
   Income taxes paid during the year                                  $   21,475     $   29,007    $   39,069
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   ORGANIZATION AND SIGNIFICANT
         ACCOUNTING POLICIES

Polaris Industries Inc. ("Polaris" or the "Company") is engaged in a single industry segment consisting of the design, engineering, manufacturing and marketing of innovative, high-quality, high-performance motorized products for recreation and utility use, including snowmobiles, all-terrain vehicles, motorcycles and personal watercraft. Polaris products, together with related parts, garments and accessories are sold worldwide through a network of dealers, distributors and its subsidiaries.

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

INTERNATIONAL OPERATIONS: The following data relates to Polaris' international operations (in thousands of United States dollars):

                             FOR THE YEARS ENDED DECEMBER 31,
                                 1998         1997        1996
--------------------------------------------------------------
Canadian Subsidiary:
   Sales                    $ 142,502   $  154,318   $ 166,471
   Operating income             2,992        6,399       6,024
   Identifiable assets         18,902       20,279      21,703
--------------------------------------------------------------
Other export sales          $  61,669   $   58,739   $  49,134

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

INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market. The major components of inventories are as follows (in thousands):

                                               DECEMBER 31,
                                                1998        1997
----------------------------------------------------------------
Raw materials and purchased components    $   32,235   $  17,614
Service parts, garments and accessories       41,085      45,619
Finished goods                                34,116      76,311
----------------------------------------------------------------
                                          $  107,436   $ 139,544
----------------------------------------------------------------
----------------------------------------------------------------

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful life of the respective assets, ranging from 10-20 years for buildings and improvements and from 1-7 years for equipment and tooling. Fully depreciated tooling is eliminated from the accounting records annually.

INTANGIBLE ASSETS: Intangible assets are stated net of accumulated amortization totaling $11.6 million at December 31, 1998, and $10.7 million at December 31, 1997, and consist principally of cost in excess of the net assets of the business acquired which is amortized on a straight-line basis over 40 years. Other intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 5 to 17 years.

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

     Polaris enters into foreign exchange contracts to manage currency exposures of its purchase commitments denominated in foreign currencies and transfers of funds from its Canadian subsidiary. Polaris does not use any financial contract for trading purposes. These contracts are accounted for as hedges, thus market value gains and losses are recognized at the time of purchase or transfer of funds, respectively. The criteria to determine if hedge accounting is appropriate are (1) the designation of a hedge to an underlying exposure, (2) whether overall risk is reduced and (3) whether there is a correlation between the value of the foreign exchange contract and the underlying exposure. Gains and losses related to purchase commitments are recorded as adjustments to cost of sales while gains and losses related to transfers of funds are recorded as other expense (income) on the accompanying statements of operations. At December 31, 1998, Polaris had open Japanese yen foreign exchange contracts with notional amounts totaling U.S. $51.0 million which mature throughout 1999.

REVENUE RECOGNITION: Revenues are recognized at the time of shipment to the dealer or distributor. Product returns, whether in the normal course of business or resulting from repossession under its customer financing program (Note 3), have not been material. Polaris provides for estimated sales promotion expenses at the time of sale to the dealer or distributor customer.

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


MAJOR SUPPLIER: During 1998, 1997, and 1996, purchases of engines and related components totaling 12, 16 and 22 percent respectively of Polaris' cost of sales were from a single Japanese supplier. Polaris has agreed with the supplier to share the impact of fluctuations in the exchange rate between the United States dollar and the Japanese yen.

NEW ACCOUNTING PRONOUNCEMENTS: The Financial Accounting Standards Board issued Statement of Financial Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No.131) in June 1997. Polaris is a single operating segment business and is not impacted by SFAS No. 131.

The Financial Accounting Standards Board issued Statement of Financial Standards No.133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.133) in June 1998. Polaris is not required to adopt SFAS No. 133 until January 1, 2000. However, Polaris does not believe the adoption of SFAS No. 133 will have a material effect on its Financial Statements.

NOTE 2  LITIGATION SETTLEMENT

Injection Research Specialists ("IRS") commenced an action in 1990 against Polaris and Fuji Heavy Industries, Ltd. ("Fuji") one of Polaris' engine suppliers, in Colorado Federal Court alleging various claims relating to electronic fuel injection systems for snowmobiles. In October 1998, following a judgment against Polaris for $34.0 million (before pre- and post-judgement interest) and affirmance thereof by the Federal Court of Appeals, IRS, Polaris and Fuji entered into a confidential settlement agreement to settle all outstanding claims between the parties. The resulting provision for litigation loss of $61.4 million has been reflected as non-operating expense in the accompanying statement of operations for the year ended December 31, 1998. The net income impact of the litigation loss was $39.6 million or $1.53 per diluted share. Adjusted net income excluding the IRS litigation provision was $70.6 million or $2.72 per diluted share. The related payment to IRS was made in the fourth quarter 1998 in connection with entering into the confidential settlement agreement. Polaris utilized its existing bank line of credit arrangement to fund the payment. Polaris no longer uses any of the technology in dispute.

NOTE 3  FINANCING

BANK FINANCING: Polaris is a party to an unsecured bank line of credit arrangement under which it may borrow up to $175 million until March 31, 1999 and up to $150 million thereafter until maturity. Interest is charged at rates based on LIBOR or "prime" and the agreement expires on March 31, 2000, at which time the outstanding balance is due. The following summarizes activity under Polaris' credit arrangement (in thousands):

                                              1998        1997
----------------------------------------------------------------------------------------------------------------
Total borrowings at December 31           $ 20,500    $ 24,400
Average outstanding borrowings
   during year                            $ 48,410    $ 47,950
Maximum outstanding borrowings
   during year                            $ 77,000    $ 80,000
Interest rate at December 31                  5.95%       6.76%

LETTERS OF CREDIT: At December 31, 1998, Polaris had open letters of credit totaling approximately $7.8 million. The amounts outstanding are reduced as inventory purchases pertaining to the contracts are received.

CUSTOMER FINANCING PROGRAM: Certain finance companies, including Polaris Acceptance, an affiliate (Note 7), provide floor plan financing to distributors and dealers on the purchase of Polaris products. The amount financed by distributors and dealers under these arrangements at December 31, 1998, was approximately $384 million. Polaris has agreed to repurchase products repossessed by the finance companies up to an annual maximum of 15 percent of the average amounts outstanding during the prior calendar year. Polaris' financial exposure under these arrangements is limited to the difference between the amount paid to the finance companies for repurchases and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements during the periods presented. As a part of its marketing program, Polaris contributes to the cost of dealer and distributor financing up to certain limits and subject to certain conditions. Such expenditures are included with operating expenses in the accompanying statements of operations.

NOTE 4  INCOME TAX MATTERS

     Components of Polaris' provision for income taxes are as follows (in thousands):

                               FOR THE YEARS ENDED DECEMBER 31,
                                   1998       1997        1996
--------------------------------------------------------------
Current
   Federal                    $  10,362   $ 31,575    $ 30,063
   State                            739      2,255       2,233
   Foreign                        1,246      2,949       2,744
Deferred                          5,000         --          --
--------------------------------------------------------------
     Total                    $  17,347   $ 36,779    $ 35,040
--------------------------------------------------------------
--------------------------------------------------------------

     Reconciliations of the Federal statutory income tax rate to the effective tax rate are as follows:

                                             FOR THE YEARS ENDED DECEMBER 31,
                                               1998       1997        1996
-----------------------------------------------------------------------------
Federal statutory rate                         35.0%      35.0%       35.0%
State income taxes, net of federal benefit      2.5        2.5         2.6
Other permanent differences                    (1.6)      (1.5)       (1.6)
-----------------------------------------------------------------------------
   Effective income tax rate                   35.9%      36.0%       36.0%
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Polaris utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. The net deferred tax asset consists of the following (in thousands):

                                               DECEMBER 31,
                                        1998       1997        1996
-------------------------------------------------------------------
Current deferred tax assets:
   Inventories                     $   4,100   $  4,000    $  3,000
   Accrued expenses                   24,700     24,000      19,300
   Compensation payable in
     common stock                        200      1,000       2,700
-------------------------------------------------------------------
     Total current                    29,000     29,000      25,000
-------------------------------------------------------------------
Noncurrent deferred tax assets:
   Cost in excess of net assets
     of business acquired             25,200     27,600      30,000
   Property and equipment             (4,900)    (2,000)     (1,000)
   Compensation payable in
     common stock                        700        400       1,000
-------------------------------------------------------------------
     Total noncurrent                 21,000     26,000      30,000
-------------------------------------------------------------------
     Total                         $  50,000   $ 55,000    $ 55,000
-------------------------------------------------------------------
-------------------------------------------------------------------


NOTE 5  STOCK-BASED COMPENSATION

Polaris maintains a stock option plan (Option Plan) under which incentive and nonqualified stock options for a maximum of 2,350,000 shares of common stock may be issued to certain employees. Options granted to date generally vest three years from the award date and expire after tenyears.

     Polaris maintains a restricted stock plan (Restricted Plan) under which a maximum of 800,000 shares of common stock may be awarded as an incentive to certain employees with no cash payments required from the recipient. The restrictions on awards granted to date lapse after a three to four year period if Polaris achieves certain performance measures.

     In 1997, Polaris adopted a qualified non-leveraged Employee Stock Ownership Plan (ESOP) under which a maximum of 1,250,000 shares of common stock can be awarded. Shares vest immediately and require no cash payments from the recipient. Substantially all employees are eligible to participate in the ESOP.

     Polaris has historically maintained a plan in which rights to receive shares of common stock (First Rights) are issued to management (Management Plan) and other employees (Employee Plan). First Rights are converted to common stock with no cash payments required from the recipient. At December 31, 1998, no additional rights are available to be granted under the Management Plan or the Employee Plan.

     The following summarizes share activity in the above plans, and the weighted average exercise price for the Option Plan:

                                               Restricted Management     Employee
                    Option Plan                  Plan          Plan          Plan       ESOP
--------------------------------------------------------------------------------------------
                                  Weighted
                                   Average
                                  Exercise
                     Shares          Price     Shares        Shares        Shares     Shares
--------------------------------------------------------------------------------------------
Outstanding as
of December 31,
1995                254,550     $    29.00         --       317,250       153,000         --
   Granted          136,830     $    33.75     61,795            --       171,005         --
   Converted             --             --         --       (57,000)     (153,000)        --
   Forfeited             --             --         --            --            --         --
--------------------------------------------------------------------------------------------
Outstanding as
of December 31,
1996                391,830     $    30.66     61,795       260,250       171,005         --
   Granted          142,980     $    25.75     64,915            --            --         --
   Converted             --             --         --      (147,750)     (171,005)        --
   Forfeited        (38,617)    $    29.50     (2,835)      (15,000)           --         --
--------------------------------------------------------------------------------------------
Outstanding as
of December 31,
1997                495,743     $    29.33    123,875        97,500            --     170,000
   Granted          691,590     $    40.15    147,765            --            --     173,206
   Exercised/
   Converted        (33,425)    $    29.00         --       (87,750)           --          --
   Forfeited        (76,183)    $    30.94    (28,605)       (1,500)           --          --
---------------------------------------------------------------------------------------------
Outstanding as
of December 31,
1998              1,077,725     $    36.17    243,035         8,250            --     343,206
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Exercisable/
Vested as
of December 31,
1998                180,815     $    29.00         --            --            --     343,206
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

     Shares outstanding under the Option Plan have exercise prices ranging from $25.75 to $49.45 and a weighted average remaining contractual life of 8.6 years.

     In 1995, Polaris approved a nonqualified deferred compensation plan (Director Plan) under which directors who are not Polaris officers or employees can elect to receive common stock equivalents in lieu of director's fees, which will be converted into common stock when board service ends. A maximum of 75,000 shares of common stock has been authorized under this plan and 20,529 have been earned as of December 31, 1998.

     Polaris, which accounts for all stock based compensation plans under APB Opinion No. 25, and recorded compensation costs of $7.8 million, $5.0 million, and $4.6 million in 1998, 1997 and 1996, respectively. Had compensation costs for these plans been recorded at fair value consistent with the methodology prescribed by SFAS No. 123 "Accounting for Stock-Based Compensation," Polaris' net income and net income per share would have been reduced to the following pro forma amounts:

                                     1998       1997        1996
----------------------------------------------------------------
Net Income (in thousands)
   As Reported                  $  31,015   $ 65,383    $ 62,293
   Pro Forma                       29,336     64,346      61,475
Diluted Net Income Per Share
   As Reported                  $    1.19   $   2.45    $   2.24
   Pro Forma                         1.13       2.41        2.21

     The fair value of each award under the Option Plan is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used to estimate the fair value of options:

                                     1998       1997        1996
--------------------------------------------------------------------
Risk free interest rate               5.6%       6.6%        6.8%
Expected life                     7 years    7 years     7 years
Expected volatility                    14%        23%         27%
Expected dividend yield               2.0%       2.5%        1.8%

     The weighted average fair values at the grant dates of First Rights and shares awarded under the above plans are as follows:

                                      1998           1997           1996
----------------------------------------------------------------------------------------------------------------
Option Plan                   $       5.57    $      7.45    $     12.16
Restricted Plan               $      34.89    $     25.75    $     33.75
Employee Plan                        --                --    $     23.75
ESOP                          $      39.19    $     30.56             --


NOTE 6  SHAREHOLDERS' EQUITY

STOCK REPURCHASE PROGRAM: The Polaris Board of Directors has authorized the cumulative repurchase of up to 5,000,000 shares of the Company's common stock. During 1998, Polaris paid $37.7 million to repurchase and retire 1,090,500 shares. Cumulative repurchases through December 31, 1998 are 3,067,400 shares for $91.2 million.

NET INCOME PER SHARE: Polaris calculates net income per share in accordance with Statement of Financial Accounting Standards No. 128, which requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each year, including shares earned under the First Rights plan, the Director Plan and the ESOP. Diluted earnings per share is computed under the treasury stock method and is calculated to compute the dilutive effect of outstanding stock options. A reconciliation of these amounts is as follows (in thousands, except per share data):

                                           1998       1997          1996
------------------------------------------------------------------------
Net income available to common
   shareholders                       $  31,015   $ 65,383    $   62,293
------------------------------------------------------------------------
------------------------------------------------------------------------
Weighted average number
   of common shares outstanding          25,709     26,403        27,338
First Rights                                 21        139           458
Director Plan                                17         12             5
ESOP                                        170        170            --
------------------------------------------------------------------------
Common shares outstanding-- basic        25,917     26,724        27,801
------------------------------------------------------------------------
Dilutive effect of Option Plan               69         15            14
------------------------------------------------------------------------
Common and potential common
   shares outstanding-- diluted          25,986     26,739        27,815
------------------------------------------------------------------------
------------------------------------------------------------------------
Basic net income per share         $       1.20   $   2.45    $     2.24
------------------------------------------------------------------------
------------------------------------------------------------------------
Diluted net income per share       $       1.19   $   2.45    $     2.24
------------------------------------------------------------------------
------------------------------------------------------------------------

     Polaris also has shares issued under the Restricted Plan, which will not be included in the above calculations until certain performance criteria are met.

STOCK PURCHASE PLAN: In 1997, Polaris adopted an Employee Stock Purchase Plan (Purchase Plan). A total of 750,000 shares of common stock are reserved for this plan. The Purchase Plan permits eligible employees to purchase common stock at 85 percent of the average market price each month.

NOTE 7  INVESTMENTS IN AFFILIATES

In February 1996, a wholly owned subsidiary of Polaris entered into a partnership agreement with a wholly owned subsidiary of Transamerica Distribution Finance (TDF) to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to Polaris' dealers and distributors and will in the future provide other financial services to dealers, distributors and retail customers of Polaris. Under the partnership agreement, Polaris' subsidiary has a 50 percent equity interest in Polaris Acceptance and guarantees 50 percent of the outstanding indebtedness of Polaris Acceptance under a credit agreement between Polaris Acceptance and TDF. At December 31, 1998, Polaris' contingent liability with respect to the guarantee was approximately $139.0 million.

     In February 1995, Polaris entered into an agreement with Fuji Heavy Industries Ltd. to form Robin Manufacturing, U.S.A. (Robin). Under the agreement, Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products.

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

     Summarized combined financial information for the joint ventures is presented as follows (in thousands):

                                                             DECEMBER 31,
                                                              1998        1997
------------------------------------------------------------------------------
Revenues                                                $   64,996   $  67,228
Cost of goods sold, interest and operating expenses         48,945      53,620
------------------------------------------------------------------------------
Net income before income taxes                          $   16,051   $  13,608
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Finance Receivables, net                                $  323,728   $ 231,137
Other assets                                                17,288      18,424
------------------------------------------------------------------------------
                                                        $  341,016   $ 249,561
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Note Payable                                            $  278,439   $ 184,835
Other Liabilities                                           12,084      14,125
Shareholders' equity and Partners' capital                  50,493      50,601
------------------------------------------------------------------------------
                                                        $  341,016   $ 249,561
------------------------------------------------------------------------------
------------------------------------------------------------------------------


NOTE 8  COMMITMENTS AND CONTINGENCIES

PRODUCT LIABILITY: Polaris is subject to product liability claims in the normal course of business and prior to June 1996 elected not to purchase insurance for product liability losses. Effective June 1996, Polaris purchased excess insurance coverage for catastrophic product liability claims for incidents occurring subsequent to the policy date that exceed a self-insured retention. The estimated costs resulting from any losses are charged to operating expenses when it is probable a loss has been incurred and the amount of the loss is reasonably determinable.

LITIGATION: Polaris is a defendant in lawsuits and subject to claims arising in the normal course of business. In the opinion of management, it is not probable that any legal proceedings pending against or involving Polaris will have a material adverse effect on Polaris' financial position or results of operations.

LEASES: Polaris leases buildings and equipment under noncancelable operating leases. Total rent expense under all lease agreements was $2.5 million, $2.8 million and $2.9 million, for 1998, 1997 and 1996, respectively. Future minimum payments, exclusive of other costs, required under noncancelable operating leases at December 31, 1998, total $2.2 million cumulatively through 2003.

NOTE 9  QUARTERLY FINANCIAL DATA

(Unaudited) (In thousands, except per share data)

                                                          Diluted
                                                              Net
                                    Gross        Net       Income
                       Sales       Profit     Income    Per Share
-----------------------------------------------------------------
1998:
First Quarter     $  210,001    $  46,804   $  8,361    $     .32
Second Quarter       274,711       64,209     14,484          .55
Third Quarter        359,861       86,430    (14,504)        (.56)
Fourth Quarter       330,947       80,844     22,674          .88
----------------------------------------------------
Totals            $1,175,520    $ 278,287   $ 31,015    $    1.19
-----------------------------------------------------------------
-----------------------------------------------------------------

1997:
First Quarter     $  224,634    $  49,492   $ 12,019    $     .44
Second Quarter       248,888       60,258     13,294          .49
Third Quarter        293,428       78,568     21,640          .82
Fourth Quarter       280,346       74,220     18,430          .70
----------------------------------------------------
Totals            $1,048,296    $ 262,538   $ 65,383    $    2.45
-----------------------------------------------------------------
-----------------------------------------------------------------

REPORT OF
INDEPENDENT PUBLIC ACCOUNTANTS

TO POLARIS INDUSTRIES INC.:

We have audited the accompanying consolidated balance sheets of Polaris Industries Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Polaris' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polaris Industries Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                              ARTHUR ANDERSEN LLP

MINNEAPOLIS, MINNESOTA
JANUARY 29, 1999

Polaris Industries Inc.
1225 Highway 169 North
Minneapolis, MN  55441


INVESTOR INFORMATION

INDEPENDENT AUDITORS
Arthur Andersen LLP
Minneapolis, MN


FORM 10-K

The Form 10-K annual report to the Securities and Exchange Commission is available without charge to shareholders upon written request to:

Investor Relations
Polaris Industries Inc.
1225 Highway 169 North
Minneapolis, MN  55441-5078


ANNUAL SHAREHOLDERS' MEETING

The meeting will be held at 9:00 a.m., Thursday, May 20, 1999 at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, MN. A proxy statement will be mailed on or about March 29, 1999 to each shareholder of record on March 22, 1999.


SUMMARY OF TRADING

               YEAR ENDED DECEMBER 31,
                1998            1997
----------------------------------------------------------------------------------------------------------------
Quarter     High      Low     High     Low
----------------------------------------------------------------------------------------------------------------
First    $ 38.00  $ 27.81  $ 26.25  $ 22.75
Second     39.00    33.00    32.56    22.25
Third      38.19    30.31    32.50    28.50
Fourth     39.19    24.75    33.25    28.75

STOCK EXCHANGES

Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol PII.

CASH DISTRIBUTIONS AND DIVIDENDS DECLARED

Quarter          1998           1997
----------------------------------------------------------------------------------------------------------------
First         $   .18        $   .16
Second            .18            .16
Third             .18            .16
Fourth            .18            .16
----------------------------------------------------------------------------------------------------------------
Total         $   .72        $   .64
----------------------------------------------------------------------------------------------------------------

Shareholders of record of the Company's common stock on February 26, 1999:
3,306.

Share price on February 26, 1999: $28.25.


[LOGO]