Form 10-K, Exhibit 13
period 1999-12-31
POLARIS INDUSTRIES INC/MN
filed 2000-03-24
CIK 931015

                                                                      Exhibit 13


================================================================================
11-YEAR SELECTED FINANCIAL DATA
in thousands, except per share and per unit data
================================================================================

The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial and statistical information referenced elsewhere herein, including the information referenced under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                Years Ended December 31,
                                      1999          1998             1997           1996          1995        1994        1993
---------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data
   Total sales dollars          $1,321,076    $1,175,520      $ 1,048,296     $1,191,901    $1,113,852    $826,286    $528,011
---------------------------------------------------------------------------------------------------------------------------------
     % change from
       prior year                       12%           12%             (12%)            7%           35%         56%         38%
---------------------------------------------------------------------------------------------------------------------------------
   Sales mix by product (%)
     All-terrain vehicles               59%           57%              45%            37%           33%         30%         27%
---------------------------------------------------------------------------------------------------------------------------------
     Snowmobiles                        28%           32%              42%            43%           46%         52%         59%
---------------------------------------------------------------------------------------------------------------------------------
     Personal watercraft                 4%            4%               7%            16%           16%         14%          9%
---------------------------------------------------------------------------------------------------------------------------------
     Motorcycles                         4%            1%              --             --            --          --          --
---------------------------------------------------------------------------------------------------------------------------------
     International                       5%            6%               6%             4%            5%          4%          5%
---------------------------------------------------------------------------------------------------------------------------------
Gross profit data
   Total gross profit dollars   $  328,340    $  278,287      $   262,538     $  263,816    $  247,993    $196,783    $141,387
---------------------------------------------------------------------------------------------------------------------------------
     % of sales                         25%           24%              25%            22%           22%         24%         27%
---------------------------------------------------------------------------------------------------------------------------------
Operating expense data
   Amortization of
     intangibles and
     noncash compensation       $   10,472    $    8,703      $     5,887     $    5,325    $    5,616    $ 14,321    $ 13,466
---------------------------------------------------------------------------------------------------------------------------------
   Conversion costs                     --            --               --             --            --      12,315          --
---------------------------------------------------------------------------------------------------------------------------------
   Other operating expenses        204,222       169,478          163,549        161,074       140,719      94,485      74,694
---------------------------------------------------------------------------------------------------------------------------------
     % of sales                         15%           14%              16%            14%           13%         11%         14%
---------------------------------------------------------------------------------------------------------------------------------
Actual, adjusted,(1) and
   pro forma data(2)
   Net income                   $   76,326    $   70,624(1)   $    65,383     $   62,293    $   60,776    $ 54,703    $ 33,027
---------------------------------------------------------------------------------------------------------------------------------
   Diluted net income
     per share                  $     3.07    $     2.72(1)   $      2.45     $     2.24    $     2.19    $   1.98    $   1.21
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA
Cash flow from
   operating activities         $  124,354    $  121,385      $   102,308      $  89,581    $   77,749    $111,542    $ 78,503
---------------------------------------------------------------------------------------------------------------------------------
Purchase of property
   and equipment                    65,063        61,532           36,798         45,336        47,154      32,656      18,946
---------------------------------------------------------------------------------------------------------------------------------
Repurchase and retirement
   of common stock                  52,412        37,728           39,903         13,587            --          --          --
---------------------------------------------------------------------------------------------------------------------------------
Cash dividends
   to shareholders                  19,732        18,582           16,958         16,390       116,639          --          --
---------------------------------------------------------------------------------------------------------------------------------
Cash dividends per share        $     0.80    $     0.72      $      0.64     $     0.60    $     4.27          --          --
---------------------------------------------------------------------------------------------------------------------------------
Cash distributions
   declared to partners                 --            --               --             --            --      50,942      47,217
---------------------------------------------------------------------------------------------------------------------------------
Cash distributions
   declared per unit                    --            --               --             --            --    $   1.68    $   1.67
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
(at end of year)
Cash and cash equivalents       $    6,184    $    1,466      $     1,233     $    5,812    $    3,501    $ 62,881    $ 33,798
---------------------------------------------------------------------------------------------------------------------------------
Current assets                     214,714       183,840          217,458        193,405       175,271     206,489     109,748
---------------------------------------------------------------------------------------------------------------------------------
Total assets                       442,027       378,697          384,746        351,717       314,436     331,166     180,548
---------------------------------------------------------------------------------------------------------------------------------
Current liabilities                233,800       204,964          191,111        161,387       155,722     161,457      98,055
---------------------------------------------------------------------------------------------------------------------------------
Borrowings under
   credit agreement                 40,000        20,500           24,400         35,000        40,200          --          --
---------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity/
   Partners' capital               168,227       153,233          169,235        155,330       118,514     169,709      82,493
=================================================================================================================================

                                           Years Ended December 31,
                                   1992        1991        1990        1989
----------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data
   Total sales dollars         $383,818    $297,677    $296,147    $242,618
----------------------------------------------------------------------------
     % change from
       prior year                    29%          1%         22%         41%
----------------------------------------------------------------------------
   Sales mix by product (%)
     All-terrain vehicles            25%         25%         19%         19%
----------------------------------------------------------------------------
     Snowmobiles                     63%         69%         74%         74%
----------------------------------------------------------------------------
     Personal watercraft              7%         --          --          --
----------------------------------------------------------------------------
     Motorcycles                     --          --          --          --
----------------------------------------------------------------------------
     International                    5%          6%          7%          7%
----------------------------------------------------------------------------
Gross profit data
   Total gross profit dollars  $112,322    $ 94,120    $ 93,845    $ 80,384
----------------------------------------------------------------------------
     % of sales                      29%         32%         32%         33%
----------------------------------------------------------------------------
Operating expense data
   Amortization of
     intangibles and
     noncash compensation      $ 11,997    $ 13,108    $ 12,116    $ 15,717
----------------------------------------------------------------------------
   Conversion costs                  --          --          --          --
----------------------------------------------------------------------------
   Other operating expenses      59,634      49,294      50,917      38,366
----------------------------------------------------------------------------
     % of sales                      16%         17%         17%         16%
----------------------------------------------------------------------------
Actual, adjusted,(1) and
   pro forma data(2)
   Net income                  $ 24,602    $ 20,727    $ 20,465    $ 16,657
----------------------------------------------------------------------------
   Diluted net income
     per share                 $   0.91    $   0.81    $   0.79    $   0.65
----------------------------------------------------------------------------
CASH FLOW DATA
Cash flow from
   operating activities        $ 55,316    $ 46,642    $ 54,782    $ 44,447
----------------------------------------------------------------------------
Purchase of property
   and equipment                 12,295      15,988       7,158       7,065
----------------------------------------------------------------------------
Repurchase and retirement
   of common stock                   --          --          --          --
----------------------------------------------------------------------------
Cash dividends
   to shareholders                   --          --          --          --
----------------------------------------------------------------------------
Cash dividends per share             --          --          --          --
----------------------------------------------------------------------------
Cash distributions
   declared to partners          44,507      42,581      42,582      32,514
----------------------------------------------------------------------------
Cash distributions
   declared per unit           $   1.67    $   1.67    $   1.67    $   1.51
----------------------------------------------------------------------------
BALANCE SHEET DATA
(at end of year)
Cash and cash equivalents      $ 19,094    $ 20,098    $ 32,025    $ 27,886
----------------------------------------------------------------------------
Current assets                   74,999      59,200      66,893      60,344
----------------------------------------------------------------------------
Total assets                    146,681     135,509     138,704     137,628
----------------------------------------------------------------------------
Current liabilities              69,054      52,646      46,602      38,875
----------------------------------------------------------------------------
Borrowings under
   credit agreement                  --          --          --          --
----------------------------------------------------------------------------
Shareholders' equity/
   Partners' capital             77,627      82,863      92,102      98,753
============================================================================

(1) In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists, Inc. The one-time provision for litigation loss of $61.4 million, or $1.53 per diluted share, has been excluded from the 1998 financial data presented to assist in comparing the continuing results of operations of the Company exclusive of the settlement which had no effect on the future operations of the Company.

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

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
of financial condition and results of operations
================================================================================

The following discussion pertains to the results of operations and financial position of the Company for each of the three years in the period ended December 31, 1999, and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein.



RESULTS OF OPERATIONS

1999 VS. 1998

Sales increased to $1.321 billion in 1999, representing a 12 percent increase from $1.176 billion in 1998. The increase in sales was primarily due to higher all-terrain vehicle (ATV) sales, resulting from the tenth consecutive year of increased ATV sales.

     North American sales of ATVs and related parts, garments and accessories (PG&A) of $774.3 million in 1999 were 15 percent higher than $673.9 million in 1998. The increased sales reflect the continued double-digit growth of the industry as consumers find new and expanded uses for the product. Polaris' growth was driven by the continued strength of its Sportsman line of products. Sales of ATVs and related PG&A comprised 59 percent of total company sales in 1999 compared to 57 percent in 1998.

     North American sales of snowmobiles and related PG&A of $376.9 million in 1999 were 1 percent higher than $374.4 million in 1998. The modest increase in sales was accomplished in spite of a decline in total industry sales in 1999 due to another winter of below average snowfall levels for much of North America. Sales of snowmobiles and related PG&A comprised 28 percent of total company sales in 1999 compared to 32 percent in 1998.

     North American sales of personal watercraft (PWC) and related PG&A of $54.2 million in 1999 were 7 percent higher than $50.4 million in 1998. The increase was attributable to a slight market share increase driven by our new Genesis model. The average per unit sales price increased 9 percent for PWC in 1999 as a result of the success of our higher-priced Genesis model. Sales of PWC and related PG&A comprised 4 percent of total company sales in 1999 and in 1998.

     North American sales of Victory motorcycles and related PG&A of $47.4 million in 1999 were significantly higher than $15.2 million in 1998. 1999 was the first full year of Victory production. Sales of Victory motorcycles and related PG&A comprised 4 percent of total company sales in 1999 compared to 1 percent in 1998.

     International sales of snowmobiles, ATVs, PWC, and related PG&A of $68.3 million in 1999 were 11 percent higher than $61.7 million in 1998. International sales increased across all product lines as Polaris continues to focus on international markets as an opportunity for growth. International sales comprised 5 percent of total company sales in 1999, compared to 6 percent in 1998.

     Gross profit increased to $328.3 million in 1999, representing an 18 percent increase over $278.3 million gross profit in 1998. This increase in gross profit dollars was a result of higher sales volume and an increase in gross profit margin percentage to 24.9 percent in 1999 from 23.7 percent in 1998. The increase in gross profit margin percentage was primarily a result of manufacturing cost reductions, in areas such as ATV model consolidation, Victory cost improvements, a full year impact of the plastic injection molding facility, and supplier partnership cost savings, as well as the margin benefit of increased sales of higher margin PG&A. These positive factors have been somewhat offset by a shift in sales mix to ATVs, which have a lower gross profit margin than snowmobiles, and the negative impact of the Japanese yen and Canadian dollar exchange rates during 1999.

     Polaris has continued to invest in new product development, innovation, and product diversification. Research and development expenses were $31.3 million (2.4 percent of sales) in 1999 and $28.4 million (2.4 percent of sales) in 1998. In addition, Polaris incurred tooling expenditures for new products of $18.3 million in 1999 and $24.8 million in 1998. In 1999, more than 79 percent of sales came from products introduced in the past three years.

     Operating expenses in 1999 increased 20 percent to $214.7 million from $178.2 million in 1998. Expressed as a percentage of sales, operating expenses increased to 16.3 percent in 1999 from 15.2 percent in 1998. These increases are primarily related to a planned increase in expenses to build the infrastructure to support the Company's growth and brand recognition initiatives, and a higher level of promotional and advertising costs related to assisting the dealers in selling their inventories.

     Nonoperating expense (income) in 1998 included a $61.4 million provision for litigation loss related to the settlement of the Injection Research Specialists litigation, a one-time charge that did not affect the ongoing operations of the company. The remaining decline in nonoperating expense (income) in 1999 from 1998 primarily reflects the unfavorability related to Canadian dollar exchange rate hedging in 1999 partially offset by the positive financial impact of the Company's equity in the income of Polaris Acceptance.

     Net income in 1999 was $76.3 million, an increase from $31.0 million in 1998, primarily as a result of the 1998 litigation settlement. Net income as a percent of sales was 5.8 percent in 1999, an increase from 2.6 percent in 1998. Net income per diluted share increased to $3.07 in 1999 from $1.19 in 1998. Net income increased 8 percent to $76.3 million from net income (adjusted to exclude the litigation settlement) of $70.6 million in 1998. Net income as a percent of sales decreased to 5.8 percent in 1999 from adjusted net income as a percent of sales of 6.0 percent in 1998. Net income per diluted share increased 13 percent to $3.07 in 1999 from adjusted net income per diluted share of $2.72 in 1998.

1998 VS. 1997
Sales increased to $1.176 billion in 1998, representing a 12 percent increase from $1.048 billion in 1997. The increase in sales was primarily due to higher ATV sales, partially offset by a decline in snowmobile sales.

     In 1998, Polaris achieved its ninth consecutive year of increased ATV sales. North American sales of ATVs and PG&A of $673.9 million in 1998 were 42 percent higher than $473.2 million in 1997. The increased sales reflect the continued strong growth of the industry as consumers find new and expanded uses for the product. Additionally, management believes that Polaris increased its market share of ATV sales as a result of its continued expansion of the popular Sportsman line of ATVs and other new model introductions. The average per unit sales price increased 6 percent for ATVs in 1998 as the sales mix continued to move to new, higher performance models. Sales of ATVs and related PG&A comprised 57 percent of total company sales in 1998 compared to 45 percent in 1997.

     North American sales of snowmobiles and PG&A of $374.4 million in 1998 were 16 percent lower than $443.0 million in 1997. The decline is due to lower snowmobile production levels in 1998 in response to poor snow conditions, warmer than normal temperatures in North America and higher ending dealer inventories for the 1997-1998 selling season. Sales of snowmobiles and related PG&A comprised 32 percent of total company sales in 1998 compared to 42 percent in 1997.

     North American sales of personal watercraft (PWC) and related PG&A of $50.4 million in 1998 were 31 percent lower than $73.4 million in 1997. The decrease is attributable to significantly lower production levels of PWC in 1998 to compensate for the increased dealer inventory remaining from the prior season reflecting the reduction of industry growth. Sales of PWC and related PG&A comprised 4 percent of total company sales in 1998 compared to 7 percent in 1997.

     North American sales of Victory motorcycles and related PG&A were $15.2 million in 1998. Victory shipments to our dealers began in July 1998. Sales of Victory motorcycles and related PG&A comprised 1 percent of total company sales in 1998, the initial year of production.

     International sales of snowmobiles, ATVs, PWC, and related PG&A of $61.7 million in 1998 were 5 percent higher than $58.7 million in 1997. The increase in international sales was primarily due to an increase in ATV shipments. International sales comprised 6 percent of total Company sales in 1998, the same as 1997.

     Gross profit increased to $278.3 million in 1998, representing a 6 percent increase over $262.5 million gross profit in 1997. However, the gross profit margin percentage of 23.7 percent in 1998 decreased from 25.0 percent in 1997. The decrease in gross profit margin percentage is primarily a result of (a) the mix impact of the substantial increase in sales of ATVs, which have a lower margin than snowmobiles, (b) negative impact of the Canadian dollar exchange rate when compared to the prior year, (c) initial production rollout of the Victory motorcycles, and (d) reduced pricing on 1998 model ATVs implemented in the Fall of 1997. These negative factors have been somewhat offset by the continued improvement in overall product quality, which has resulted in a decrease in warranty expenses.

     Polaris has continued to invest in new product development, innovation, and product diversification. Research and development expenses were $28.4 million (2.4 percent of sales) in 1998 and $26.7 million (2.5 percent of sales) in 1997. In addition, Polaris incurred tooling expenditures for new products of $24.8 million in 1998 and $19.3 million in 1997. In 1998, 73 percent of sales came from products introduced in the past three years.

     Operating expenses in 1998 increased 5 percent to $178.2 million from $169.4 million in 1997. Expressed as a percentage of sales, operating expenses decreased to 15.2 percent in 1998 from 16.2 percent in 1997. These decreases are primarily attributable to the leveraging effect of higher sales and reduced level of promotional and advertising costs related to assisting dealers in selling their PWC and snowmobile inventories partially offset by a planned increase in advertising expenditures.

     Nonoperating expense (income) in 1998 includes a $61.4 million provision for litigation loss related to the settlement of the Injection Research Specialists litigation. This is a one-time charge that does not affect the ongoing operations of the company. The remaining improvement in nonoperating expense (income) in 1998 from 1997 primarily reflects the positive financial impact of the Company's equity in the income of Polaris Acceptance.

     The provision for income taxes was reduced to a rate of 35.5 percent of pretax income beginning in the third quarter of 1998 from 36.0 percent in prior periods as a result of certain tax planning strategies.

     Net income in 1998 was $31.0 million, a decrease from $65.4 million in 1997, primarily as a result of the litigation settlement. Net income as a percent of sales was 2.6 percent in 1998, a decrease from 6.2 percent in 1997. Net income per diluted share decreased to $1.19 in 1998 from $2.45 in 1997. Net income adjusted to exclude the litigation settlement increased 8 percent to $70.6 million in 1998 from $65.4 million in 1997. Adjusted net income as a percent of sales decreased to 6.0 percent in 1998 from 6.2 percent in 1997. Adjusted net income per diluted share increased 11 percent to $2.72 in 1998 from $2.45 in 1997.



LIQUIDITY AND CAPITAL RESOURCES

Polaris' primary sources of funds have been cash provided by operating activities, a $175 million bank line of credit and a dealer floor plan financing program. Polaris' primary uses of funds have been for capital investments, new product development, repurchase and retirement of common stock, cash dividends to shareholders, and payment of litigation expenses.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
of financial condition and results of operations (continued)
================================================================================


     During 1999, Polaris generated net cash from operating activities of $124.4 million, which was utilized to fund capital expenditures of $65.1 million, net investments in affiliates of $1.9 million, cash dividends of $19.7 million and the repurchase of common stock of $52.4 million. During 1998, Polaris generated net cash from operating activities of $121.4 million, which was utilized to fund capital expenditures of $61.5 million, cash dividends of $18.6 million, and the repurchase of common stock of $37.7 million. During 1997, Polaris generated net cash from operating activities of $102.3 million, which was utilized to fund capitalized expenditures of $36.8 million, net investments in affiliates of $2.6 million, cash dividends of $17.0 million and the repurchase of common stock of $39.9 million.

     The seasonality of production and shipments causes working capital requirements to fluctuate during the year. Polaris has an unsecured bank line of credit arrangement maturing on March 31, 2002, under which it may borrow up to $175 million until March 31, 2000 and $150 million thereafter until maturity. The arrangement provides borrowing for working capital needs and the repurchase and retirement of common stock. Borrowings under the line of credit bear interest, 6.52 percent at December 31, 1999, based on LIBOR or "prime" rates. In July 1999, Polaris entered into an interest rate swap agreement to manage exposure to fluctuations in interest rates. The effect of the swap agreement is to fix the interest rate at 5.80 percent for $20 million of borrowings under the credit line for a period of two years. At December 31, 1999, Polaris had total borrowings under the line of credit of $40.0 million compared to $20.5 million at December 31, 1998. In addition, at December 31, 1999, Polaris had letters of credit outstanding of $16.2 million related to purchase obligations for raw materials.

     On October 21, 1999, the Polaris Board of Directors approved a new share repurchase authorization of 2.5 million shares of the Company's outstanding common stock. Prior thereto, the Board of Directors authorized the cumulative repurchase of up to 5.0 million shares of the company's common stock. During 1999, Polaris paid $52.4 million to repurchase and retire nearly 1.5 million shares. Polaris had approximately 2.9 million shares available to repurchase under the Board of Directors authorizations as of December 31, 1999.

     In February 1996, a wholly owned subsidiary of Polaris entered into a partnership agreement with Transamerica Distribution Finance (TDF) to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to Polaris' dealers and distributors and in 1999 began providing other financial services to dealers, distributors and retail customers of Polaris including retail credit and extended service contracts. Polaris has a 50 percent equity interest in Polaris Acceptance and guarantees 50 percent of the outstanding indebtedness of Polaris Acceptance under a credit agreement between Polaris Acceptance and TDF. At December 31, 1999, Polaris' contingent liability with respect to the guarantee was approximately $170.0 million. In February 2000, the term of the partnership agreement was extended; in consideration thereof, the Polaris guarantee of the outstanding indebtedness of Polaris Acceptance was eliminated.

     Polaris has arrangements with certain finance companies, including Polaris Acceptance, to provide floor plan financing for its distributors and dealers. These arrangements provide liquidity by financing distributor and dealer purchases of Polaris products without the use of Polaris' working capital. Substantially all of the sales of snowmobiles, ATVs, motorcycles and PWC (but not parts, garments and accessories) are financed under these arrangements whereby Polaris receives payment within a few days of shipment of the product. The amount financed by distributors and dealers under these arrangements at December 31, 1999 and 1998, was approximately $472.0 million and $384.0 million, respectively. Polaris participates in the cost of dealer and distributor financing up to certain limits. Polaris has agreed to repurchase products repossessed by the finance companies to an annual maximum of 15 percent of the average amount outstanding during the prior calendar year. Polaris' financial exposure under these agreements is limited to the difference between the amount paid to the finance companies and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements. However, an adverse change in retail sales could cause this situation to change and thereby require Polaris to repurchase financed units.

     Polaris has made significant capital investments to increase production capacity, quality, and efficiency, and for new product development and diversification. Investments made during 1999 include: (a) tooling expenditures for new product development across all product lines of $18.3 million during 1999, (b) investments of $10.3 million in returnable crates, which not only reduce costs but also are environmentally friendly and (c) an investment of $12.0 million in a new corporate headquarters in Medina, MN which became operational in late January 2000; Polaris had previously been scattered throughout several office buildings in suburban Minneapolis. Polaris anticipates that capital expenditures, including tooling, for 2000 will range from $65 million to $75 million.

     Management believes that existing cash balances, cash flows to be generated from operating activities and available borrowing capacity under the line of credit arrangement will be sufficient to fund operations, regular dividends, share repurchases, and capital expenditure requirements for 2000. At this time, management is not aware of any factors that would have a material adverse impact on cash flow beyond 2000.

     Injection Research Specialists ("IRS") commenced an action in 1990 against Polaris and Fuji Heavy Industries, Ltd. ("Fuji"), one of Polaris' engine suppliers, in Colorado Federal Court alleging various claims relating to electronic fuel injection systems for snowmobiles. In October 1998, following the entry of judgment against Polaris for $34.0 million (before pre- and post-judgement interest) and affirmance thereof by the Federal Court of Appeals, IRS, Polaris and Fuji entered into a confidential settlement agreement to settle all outstanding claims between the parties. The resulting provision for litigation loss of $61.4 million was reflected as non-operating expense in the accompanying consolidated statement of operations for the year ended December 31, 1998. Polaris no longer uses any of the technology in dispute.

     Polaris proforma results with 1998 adjusted to exclude the provision for litigation loss are as follows:

                                                            For the Years Ended
                                                               December 31,
                                                             1999          1998
-------------------------------------------------------------------------------
Adjusted income before income taxes                      $118,335       $109,771
Provision for income taxes                                 42,009         39,147
-------------------------------------------------------------------------------
Adjusted net income                                      $ 76,326       $ 70,624
================================================================================
Adjusted net income per diluted share                    $   3.07       $   2.72
================================================================================


YEAR 2000

Polaris did not experience any significant business related interruptions relative to the Year 2000 compliance of its computer systems.
The Company is continuing to monitor potential problems but does not expect any major impact during the year. The cost of the Year 2000 initiatives of approximately $1.5 million, which were expensed as incurred, was not material to Polaris' financial position.

INFLATION AND EXCHANGE RATES

Polaris does not believe that inflation has had a material impact on the results of its operations. However, the changing relationships of the U.S. dollar to the Canadian dollar and Japanese yen have had a material impact from time-to-time.

     During 1999, purchases totaling 16 percent of Polaris' cost of sales were from Japanese yen denominated suppliers. The weakening of the U.S. dollar in relation to the Japanese yen since mid-1998 has resulted in higher raw material purchase prices. Polaris' cost of sales in 1999 was negatively impacted by the Japanese yen exchange rate fluctuation when compared to the prior year. The dollar has continued to weaken in relation to the yen and in view of the foreign exchange hedging contracts currently in place, Polaris anticipates that the yen-dollar exchange rate will again have a negative impact on cost of sales during 2000 when compared to 1999.

     Polaris operates in Canada through a wholly owned subsidiary. Sales of the Canadian subsidiary comprised 11 percent of total Company sales in 1999. Polaris utilizes foreign exchange hedging contracts to manage its exposure to the Canadian dollar. The U.S. dollar has strengthened in relation to the Canadian dollar beginning in 1998 and it has had a negative financial impact on Polaris gross margins when compared to the same periods in both 1999 and 1998. In view of the currently strengthening Canadian dollar and the foreign exchange hedging contracts currently in place, Polaris anticipates a positive impact on net income during 2000 when compared to 1999.

     In the past, Polaris has been a party to, and in the future may enter into, foreign exchange hedging contracts for both the Japanese yen and the Canadian dollar to minimize the impact of exchange rate fluctuations within each year. At December 31, 1999, Polaris had open Japanese yen foreign exchange hedging contracts with notional amounts totaling $25.3 million U.S. dollars and open Canadian dollar foreign exchange contracts with notional amounts totaling $83.0 million U.S. dollars which mature throughout 2000.

     Since October 1995, Polaris has been manufacturing its own engines for selected models of PWC, motorcycles and snowmobiles at its Osceola, Wisconsin facility. In addition, earlier in 1995, Polaris entered into an agreement with Fuji Heavy Industries Ltd. to form Robin Manufacturing U.S.A., Inc. ("Robin"). Under the terms of the agreement, Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products. Potential advantages to Polaris of having these additional sources of engines include reduced foreign exchange risk, lower shipping costs and less dependence in the future on a single supplier for engines.

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

================================================================================
CONSOLIDATED BALANCE SHEETS
in thousands, except per share data
================================================================================

                                                              December 31,
                                                          1999             1998
-------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
Cash and cash equivalents                            $   6,184        $   1,466
   Trade receivables                                    53,293           43,035
   Inventories                                         118,062          107,436
   Prepaid expenses and other                            6,175            2,903
   Deferred tax assets                                  31,000           29,000
-------------------------------------------------------------------------------
     Total current assets                              214,714          183,840
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS                                     16,000           21,000
-------------------------------------------------------------------------------




PROPERTY AND EQUIPMENT
   Land, buildings and improvements                     38,616           37,226
   Equipment and tooling                               236,951          192,255
-------------------------------------------------------------------------------
                                                       275,567          229,481
   Less-accumulated depreciation                      (124,645)        (105,227)
-------------------------------------------------------------------------------
     Total property and equipment                      150,922          124,254
-------------------------------------------------------------------------------
INVESTMENTS IN AFFILIATES                               38,310           26,636

INTANGIBLE ASSETS, NET                                  22,081           22,967
-------------------------------------------------------------------------------
                                                     $ 442,027        $ 378,697
===============================================================================

The accompanying notes are an integral part of these consolidated balance sheets.

                                                                       December 31,
                                                                     1999         1998
--------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                             $  91,805    $  77,258
   Accrued expenses:
     Compensation                                                  35,291       41,664
     Warranties                                                    40,392       37,921
     Other                                                         52,899       41,110
   Income taxes payable                                            13,413        7,011
--------------------------------------------------------------------------------------
     Total current liabilities                                    233,800      204,964
--------------------------------------------------------------------------------------

BORROWINGS UNDER CREDIT AGREEMENT                                  40,000       20,500
--------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTES 1, 3, 5, 7 AND 8)

SHAREHOLDERS' EQUITY
   Preferred stock $0.01 par value, 20,000 shares authorized,
     no shares issued and outstanding                                  --           --
   Common stock $0.01 par value, 80,000 shares authorized,
     24,226 and 25,355 shares issued and outstanding                  242          253
   Additional paid-in capital                                       8,987       48,622
   Deferred compensation                                           (7,818)      (6,726)
   Compensation payable in common stock                             5,975        6,844
   Retained earnings                                              160,841      104,240
--------------------------------------------------------------------------------------
     Total shareholders' equity                                   168,227      153,233
--------------------------------------------------------------------------------------
                                                                $ 442,027    $ 378,697
======================================================================================

The accompanying notes are an integral part of these consolidated balance sheets.

================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS
in thousands, except per share data
================================================================================


                                                               For the Years Ended December 31,
                                                        1999                 1998                 1997
-------------------------------------------------------------------------------------------------------

Sales                                            $ 1,321,076          $ 1,175,520          $ 1,048,296
Cost of Sales                                        992,736              897,233              785,758
------------------------------------------------------------------------------------------------------
     Gross profit                                    328,340              278,287              262,538
------------------------------------------------------------------------------------------------------
     Gross profit percent                               24.9%                23.7%                25.0%
------------------------------------------------------------------------------------------------------
Operating Expenses
   Selling and marketing                             142,406              118,688              112,978
   Research and development                           31,311               28,387               26,722
   General and administrative                         40,977               31,106               29,736
------------------------------------------------------------------------------------------------------
     Total operating expenses                        214,694              178,181              169,436
------------------------------------------------------------------------------------------------------
     Operating income                                113,646              100,106               93,102

Nonoperating Expense (income)
   Interest expense                                    4,285                2,959                2,829
   Equity in (income) of affiliates                   (9,745)              (7,819)              (6,718)
   Other expense (income), net                           771               (4,805)              (5,171)
   Provision for litigation loss (Note 2)                 --               61,409                   --
------------------------------------------------------------------------------------------------------
     Income before income taxes                      118,335               48,362              102,162
Provision for Income Taxes                            42,009               17,347               36,779
------------------------------------------------------------------------------------------------------
     Net income                                  $    76,326          $    31,015          $    65,383
======================================================================================================
Basic Net Income Per Share                       $      3.09          $      1.20          $      2.45

Diluted Net Income Per Share                     $      3.07          $      1.19          $      2.45
======================================================================================================

The accompanying notes are an integral part of these consolidated statements.

================================================================================
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
in thousands
================================================================================

                                                                                     Compensation
                                                         Additional                    Payable in
                                Preferred    Common         Paid-in       Deferred         Common      Retained
                                    Stock     Stock         Capital   Compensation          Stock       Earnings        Total
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996             --       270         102,946           (978)         9,710         43,382      155,330
   First Rights conversion
     to stock                          --         3           7,164             --         (7,210)            --          (43)
   Employee stock compensation         --         2           2,733         (2,155)         4,846             --        5,426
   Dividends                           --        --              --             --             --        (16,958)     (16,958)
   Repurchase and retirement
     of common shares                  --       (15)        (39,888)            --             --             --      (39,903)
   Net income                          --        --              --             --             --         65,383       65,383
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997             --       260          72,955         (3,133)         7,346         91,807      169,235
   First Rights conversion
     to stock                          --         1           1,841             --         (1,864)            --          (22)
   Employee stock compensation         --         3          11,543         (3,593)         1,362             --        9,315
   Dividends                           --        --              --             --             --        (18,582)     (18,582)
   Repurchase and retirement
     of common shares                  --       (11)        (37,717)            --             --             --      (37,728)
   Net income                          --        --              --             --             --         31,015       31,015
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998             --       253          48,622         (6,726)         6,844        104,240      153,233
   First Rights conversion
     to stock                          --        --             323             --           (286)             7           44
   Employee stock compensation         --         4          12,439         (1,092)          (583)            --       10,768
   Dividends                           --        --              --             --             --        (19,732)     (19,732)
   Repurchase and retirement
     of common shares                  --       (15)        (52,397)            --             --             --      (52,412)
   Net income                          --        --              --             --             --         76,326       76,326
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999      $      --     $ 242       $   8,987        $(7,818)       $ 5,975      $ 160,841    $ 168,227
=============================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
in thousands
================================================================================


                                                                          For the Years Ended December 31,
                                                                    1999                1998                 1997
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                        $76,326              $31,015            $65,383
  Adjustments to reconcile net income to net cash
    provided by operating activities
    Depreciation and amortization                                    39,281               36,192             33,168
    Noncash compensation                                              9,586                7,808              5,010
    Equity in (income) of affiliates                                 (9,745)              (7,819)            (6,718)
    Deferred income taxes                                             3,000                5,000                 --
    Changes in current operating items
      Trade receivables                                             (10,258)                (443)            (6,435)
      Inventories                                                   (10,626)               32,108           (16,633)
      Accounts payable                                               14,547                16,231            10,513
      Accrued expenses                                                7,887                 6,828            11,551
      Income taxes payable                                            6,402                (9,206)            7,660
      Other                                                          (2,046)                3,671            (1,191)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                           124,354               121,385           102,308
====================================================================================================================
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                (65,063)              (61,532)          (36,798)
  Investments in and advances to affiliates                         (11,366)               (9,112)          (16,627)
  Distributions and repayments from affiliates                        9,437                 9,702            13,999
--------------------------------------------------------------------------------------------------------------------
    Net cash used for investing activities                          (66,992)              (60,942)          (39,426)
====================================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under credit agreement                                 501,275               338,200           290,100
  Repayments under credit agreement                                (481,775)             (342,100)         (300,700)
  Repurchase and retirement of common shares                        (52,412)              (37,728)          (39,903)
  Cash dividends to shareholders                                    (19,732)              (18,582)          (16,958)
    Net cash used for financing activities                          (52,644)              (60,210)          (67,461)
--------------------------------------------------------------------------------------------------------------------
    Increase (decrease) in cash and cash equivalents                  4,718                   233            (4,579)
====================================================================================================================
CASH AND CASH EQUIVALENTS
  Beginning                                                           1,466                 1,233             5,812
--------------------------------------------------------------------------------------------------------------------
  Ending                                                             $6,184                $1,466            $1,233
====================================================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid during the year                                     $36,620               $24,731           $25,838
====================================================================================================================
  Income taxes paid during the year                                 $38,651               $21,475           $29,007
====================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================



NOTE 1           ORGANIZATION AND SIGNIFICANT
                 ACCOUNTING POLICIES



Polaris Industries Inc. ("Polaris" or the "Company") is engaged in a single industry segment consisting of the design, engineering, manufacturing and marketing of innovative, high-quality, high-performance motorized products for recreation and utility use, including all-terrain vehicles, snowmobiles, motorcycles and personal watercraft. Polaris products, together with related parts, garments and accessories are sold worldwide through a network of dealers, distributors and its subsidiaries.

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

INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market. The major components of inventories are as follows (in millions):


                                                    December 31,
                                             1999                 1998
Raw materials and purchased components      $     28.0      $     32.2
Service parts, garments and accessories           50.6            41.1
Finished goods                                    39.4            34.1
                                            ----------      ----------
                                            $    118.1      $    107.4
                                            ==========      ==========

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful life of the respective assets, ranging from 10-20 years for buildings and improvements and from 1-7 years for equipment and tooling. Fully depreciated tooling is eliminated from the accounting records annually.

INTANGIBLE ASSETS: Intangible assets are stated net of accumulated amortization totaling $12.5 million at December 31, 1999, and $11.6 million at December 31, 1998, and consist principally of cost in excess of the net assets of the business acquired which is amortized on a straight-line basis over 40 years. Other intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 5 to 17 years.

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

FOREIGN CURRENCY: Polaris' Canadian and Australian subsidiaries use the United States dollar as their functional currencies. Canadian and Australian assets and liabilities are translated at the foreign exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average foreign exchange rate in effect. Translation and exchange gains and losses are reflected in the results of operations.

     Polaris enters into foreign exchange contracts to manage currency exposures of its purchase commitments denominated in foreign currencies and transfers of funds from its Canadian subsidiary. Polaris does not use any financial contract for trading purposes. These contracts are accounted for as hedges, thus market value gains and losses are recognized at the time of purchase or transfer of funds, respectively. The criteria to determine if hedge accounting is appropriate are (1) the designation of a hedge to an underlying exposure, (2) whether or not overall risk is reduced and (3) if there is a correlation between the value of the foreign exchange contract and the underlying exposure. Gains and losses related to purchase commitments are recorded as adjustments to cost of sales while gains and losses related to transfers of funds are recorded as other expense (income) on the accompanying statements of operations. At December 31, 1999, Polaris had open Japanese yen foreign exchange contracts with notional amounts totaling $25.3 million United States dollars and open Canadian dollar foreign exchange contracts with notional amounts totaling $83.0 million United States dollars which mature throughout 2000.

SEGMENT REPORTING: Polaris has reviewed SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" and determined that the aggregation criteria outlined in SFAS No. 131 has been achieved and therefore Polaris' four operating divisions are reportable as a single reportable segment.

REVENUE RECOGNITION: Revenues are recognized at the time of shipment to the dealer or distributor. Product returns, whether in the normal course of business or resulting from repossession under its customer financing program (Note 3), have not been material. Polaris provides for estimated sales promotion expenses at the time of sale to the dealer or distributor customer.

FOREIGN OPERATIONS: The following data relates to Polaris' foreign operations (in millions of United States dollars):

                                               For the Years Ended December 31,
                                        1999              1998             1997
Canadian Subsidiary:
Sales                                   $148.2            $142.5            $154.3
Operating income                           3.1               3.0               6.4
Identifiable assets                       23.6              18.9              20.3
                                        ------            ------            ------
Other export sales                       $68.3             $61.7             $58.7
                                        ======            ======            ======

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
================================================================================


MAJOR SUPPLIER: During 1999, 1998, and 1997, purchases of engines and related components totaling 15, 12 and 16 percent respectively of Polaris' cost of sales were from a single Japanese supplier. Polaris has agreed with the supplier to share the impact of fluctuations in the exchange rate between the United States dollar and the Japanese yen.

NEW ACCOUNTING PRONOUNCEMENTS: The Financial Accounting Standards Board issued Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) in June 1998. Polaris is not required to adopt SFAS No. 133 until January 1, 2001. However, Polaris does not believe the adoption of SFAS No. 133 will have a material effect on its Financial Statements.


NOTE 2           LITIGATION SETTLEMENT


Injection Research Specialists ("IRS") commenced an action in 1990 against Polaris and Fuji Heavy Industries, Ltd. ("Fuji") one of Polaris' engine suppliers, in Colorado Federal Court alleging various claims relating to electronic fuel injection systems for snowmobiles. In October 1998, following a judgment against Polaris for $34.0 million (before pre- and post-judgement interest) and affirmance thereof by the Federal Court of Appeals, IRS, Polaris and Fuji entered into a confidential settlement agreement to settle all outstanding claims between the parties. The resulting provision for litigation loss of $61.4 million has been reflected as non-operating expense in the accompanying statement of operations for the year ended December 31, 1998. The net income impact of the litigation loss was $39.6 million or $1.53 per diluted share in 1998. Adjusted net income excluding the IRS litigation provision was $70.6 million or $2.72 per diluted share in 1998. Polaris no longer uses any of the technology in dispute.

NOTE 3           FINANCING

BANK FINANCING: Polaris is a party to an unsecured bank line of credit arrangement under which it may borrow up to $175 million until March 31, 2000 and up to $150 million thereafter until maturity. Interest is charged at rates based on LIBOR or "prime" and the agreement expires on March 31, 2002, at which time the outstanding balance is due. In July 1999, Polaris entered into an interest rate swap agreement to manage exposure to fluctuations in interest rates. The effect of the swap agreement is to fix the interest rate at 5.80 percent for $20 million of borrowings under the credit line for a period of two years. The following summarizes activity under Polaris' credit arrangement (in millions):


                                         1999                    1998
Total borrowings at December 31          $40.0                   $20.5
Average outstanding borrowings
  during year                            $80.5                   $48.4
Maximum outstanding borrowings
  during year                           $131.5                   $77.0
Interest rate at December 31             6.16%                   5.95%

LETTERS OF CREDIT: At December 31, 1999, Polaris had open letters of credit totaling approximately $16.2 million. The amounts outstanding are reduced as inventory purchases pertaining to the contracts are received.

CUSTOMER FINANCING PROGRAM: Certain finance companies, including Polaris Acceptance, an affiliate (Note 7), provide floor plan financing to distributors and dealers on the purchase of Polaris products. The amount financed by distributors and dealers under these arrangements at December 31, 1999, was approximately $472.0 million. Polaris has agreed to repurchase products repossessed by the finance companies up to an annual maximum of 15 percent of the average amounts outstanding during the prior calendar year. Polaris' financial exposure under these arrangements is limited to the difference between the amount paid to the finance companies for repurchases and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements during the periods presented. As a part of its marketing program, Polaris contributes to the cost of dealer and distributor financing up to certain limits and subject to certain conditions. Such expenditures are included with operating expenses in the accompanying statements of operations.


NOTE 4           INCOME TAX MATTERS

Components of Polaris' provision for income taxes are as follows (in millions):

                                                      For the Years Ended December 31,
                                          1999                               1998                    1997
Current
  Federal                                 $36.1                              $10.4                    $31.6
  State                                     1.6                                0.7                      2.3
  Foreign                                   1.3                                1.2                      2.9
Deferred                                    3.0                                5.0                       --
                                          -----                              -----                    -----
    Total                                 $42.0                              $17.3                    $36.8
                                          =====                              =====                    =====

     Reconciliations of the Federal statutory income tax rate to the effective tax rate are as follows:

                                          1999               1998               1997
Federal statutory rate                    35.0%              35.0%              35.0%
State income taxes,
  net of federal benefit                   1.5                2.5                2.5
Other permanent differences               (1.0)              (1.6)              (1.5)
                                          -----              -----              -----
  Effective income tax rate               35.5%              35.9%              36.0%
                                          =====              =====              =====

     Polaris utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. The net deferred tax asset consists of the following (in millions):



                                                    December 31,
                                   1999                 1998               1997
Current deferred tax assets:
     Inventories                   $4.1                 $4.1               $4.0
     Accrued expenses              26.9                 24.7               24.0
     Compensation payable in
          common stock              --                  0.2                1.0
                                   -----                -----              -----
          Total current            31.0                 29.0               29.0
                                   -----                -----              -----
Noncurrent deferred tax assets:
     Cost in excess of net assets
          of business acquired     23.0                 25.2               27.6
     Property and equipment        (8.9)                (4.9)              (2.0)
     Compensation payable in
          common stock             1.9                  0.7                0.4
                                   -----                -----              -----
          Total noncurrent         16.0                 21.0               26.0
                                   -----                -----              -----
          Total                    $47.0                $50.0              $55.0
                                   =====                =====              =====


NOTE 5           STOCK-BASED COMPENSATION


Polaris maintains a stock option plan (Option Plan) under which incentive and nonqualified stock options for a maximum of 2.4 million shares of common stock may be issued to certain employees. Options granted to date generally vest three years from the award date and expire after ten years. Shares outstanding under the Option Plan have exercise prices ranging from $25.75 to $49.45 and a weighted average remaining contractual life of 7.6 years.

     Polaris maintains a broad based stock option plan (Broad Based Plan) under which incentive stock options for a maximum of 350,000 shares of common stock may be issued to substantially all Polaris employees. Options vest three years from the award date and expire after ten years.

     Polaris maintains a restricted stock plan (Restricted Plan) under which a maximum of 800,000 shares of common stock may be awarded as an incentive to certain employees with no cash payments required from the recipient. The restrictions lapse after a three to four year period if Polaris achieves certain performance measures.

     Polaris sponsors a qualified non-leveraged Employee Stock Ownership Plan
(ESOP) under which a maximum of 1.25 million shares of common stock can be awarded. Shares vest immediately and require no cash payments from the recipient. Substantially all employees are eligible to participate in the ESOP.

     The following summarizes share activity in the above plans, and the weighted average exercise price for the Option Plan:

                                                      Broad Based     Restricted     First Rights
                          Option Plan                  Plan            Plan           Plan            ESOP
                                      Weighted
                                      Average
                                      Exercise
                      Shares          Price           Shares          Shares         Shares          Shares
Outstanding as
of December 31,
1996                  391,830         $30.66           --             61,795         431,255          --
     Granted          142,980         $25.75           --             64,915          --              --
     Converted         --              --              --              --            (318,755)        --
     Forfeited        (38,617)        $29.50           --             (2,835)        (15,000)         --
---------             --------        ------          ----            -------        --------        ---
Outstanding as
of December 31,
1997                  495,743         $29.33           --             123,875        97,500          170,000
     Granted          691,590         $40.15           --             147,765         --             173,206
     Exercised/
     Converted        (33,425)        $29.00           --              --            (87,750)         --
     Forfeited        (76,183)        $30.94           --             (28,605)       (1,500)          --
---------             --------        ------          ----            --------       -------         ---
Outstanding as
of December 31,
1998                  1,077,725       $36.17           --             243,035        8,250           343,206
     Granted          311,970         $32.47          337,900         145,235         --             170,000
     Exercised/
     Converted        (29,768)        $29.54           --              --            (8,250)          --
     Forfeited        (19,774)        31.50           (19,300)        (11,795)        --              --
---------             --------        -----           --------        --------       ----            ----
Outstanding as
of December 31,
1999                  1,340,153       $35.06          318,600         376,475         --             513,206
----                  =========       ======          =======         =======        ====            =======
Exercisable/
Vested as
of December 31,
1999                  258,357         $30.91           --              --             --             513,206
----                  =======         ======          ====            ====           ====           ========


     Polaris maintains a nonqualified deferred compensation plan (Director Plan) under which directors who are not Polaris officers or employees can elect to receive common stock equivalents in lieu of director's fees, which will be converted into common stock when board service ends. A maximum of 75,000 shares of common stock has been authorized under this plan and 26,305 shares have been earned as of December 31, 1999.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)
================================================================================

     Polaris accounts for all stock based compensation plans under APB Opinion No. 25, under which compensation costs of $9.6 million, $7.8 million, and $5.0 million were recorded in 1999, 1998 and 1997, respectively. Had compensation costs for these plans been recorded at fair value consistent with the methodology prescribed by SFAS No. 123 "Accounting for Stock-Based Compensation," Polaris' net income and net income per share would have been reduced to the following pro forma amounts:

                                   1999              1998              1997
Net Income (in millions)
     As Reported                   76.3              $31.0             $65.4
     Pro Forma                     73.5              29.3              64.3
Net Income Per Share
     As Reported                   $3.07             $1.19             $2.45
     Pro Forma                      2.95              1.13              2.41
                                   =====             =====             =====

     The fair value of each award under the Option Plan is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used to estimate the fair value of options:


                                     1999              1998               1997
Risk free interest rate              6.6%              5.6%               6.6%
Expected life                        7 YEARS           7 years            7 years
Expected volatility                  23%               14%                23%
Expected dividend yield              2.2%              2.0%               2.5%
                                    =====             =====             =====

     The weighted average fair values at the grant dates of shares awarded under the above plans are as follows:

                                  1999              1998             1997
Option Plan                       $8.99             $5.57            $7.45
Restricted Plan                   $32.47            $34.89           $25.75
ESOP                              $36.25            $39.19           $30.56
Broad Based Plan                  $8.99             $ --             $ --
                                  =====             =====            =====


NOTE 6           SHAREHOLDERS' EQUITY


STOCK REPURCHASE PROGRAM: In October 1999, the Polaris Board of Directors approved a new share repurchase authorization of up to 2.5 million shares of the Company's common stock. Prior thereto, the Board of Directors had authorized the cumulative repurchase of up to 5.0 million shares of the Company's common stock. During 1999, Polaris paid $52.4 million to repurchase and retire nearly 1.5 million shares. Cumulative repurchases through December 31, 1999 are approximately 4.6 million shares for $143.6 million. Polaris had approximately
2.9 million shares available to repurchase under Board of Directors authorizations as of December 31, 1999.

NET INCOME PER SHARE: Polaris calculates net income per share in accordance with Statement of Financial Accounting Standards No. 128, which requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average Polaris Industries Inc. 1999 number of common shares outstanding during each year, including shares earned under the expired First Rights plan, the Director Plan and the ESOP. Diluted earnings per share is computed under the treasury stock method and is calculated to compute the dilutive effect of outstanding stock options. A reconciliation of these amounts is as follows (in thousands, except per share data):


                                                 1999                    1998             1997
Net income available to common
shareholders                                     $76,326                 $31,015          $65,383
                                                 =======                 =======          =======
Weighted average number
     of common shares outstanding                24,539                  25,709           26,403
First Rights                                      --                     21               139
Director Plan                                    23                      17               12
ESOP                                             170                     170              170
                                                 -------                 -------          -------
Common shares outstanding
     --  basic                                   24,732                  25,917           26,724
                                                 -------                 -------          -------
Dilutive effect of Option Plan                   168                     69               15
                                                 -------                 -------          -------
Common and potential common
     shares outstanding -- diluted               24,900                  25,986           26,739
                                                 =======                 =======          =======
Basic earnings per share                         $3.09                   $1.20            $2.45
                                                 =======                 =======          =======
Diluted earnings per share                       $3.07                   $1.19            $2.45
                                                 =======                 =======          =======


     Polaris also has shares issued under the Restricted Plan, which will not be included in the above calculations until certain performance criteria are met.

STOCK PURCHASE PLAN: Polaris maintains an Employee Stock Purchase Plan (Purchase
Plan). A total of 750,000 shares of common stock are reserved for this plan. The Purchase Plan permits eligible employees to purchase common stock at 85 percent of the average market price each month.


NOTE 7           INVESTMENTS IN AFFILIATES


In February 1996, a wholly owned subsidiary of Polaris entered into a partnership agreement with Transamerica Distribution Finance (TDF) to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to Polaris' dealers and distributors and in 1999 began providing other financial services including retail credit and extended service contracts to dealers, distributors and retail customers of Polaris. Polaris' subsidiary has a 50 percent equity interest in Polaris Acceptance and guarantees 50 percent of the outstanding indebtedness of Polaris Acceptance under a credit agreement between Polaris Acceptance and TDF. At December 31, 1999, Polaris' contingent liability with respect to the guarantee was approximately $170.0 million. In February 2000, the term of the partnership agreement was extended; in consideration thereof, the Polaris guarantee of the outstanding indebtedness of Polaris Acceptance was eliminated.

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

     Summarized combined financial information for the joint ventures is presented as follows (in millions):

                                                           December 31,
                                                   1999              1998
Revenues                                           $81.7             $65.0
Cost of goods sold, interest
and operating expenses                             61.5              48.9
                                                   ------            ------
Net income before income taxes                     $20.2             $16.1
                                                   ======            ======
Finance receivables, net                           $408.8            $323.7
Other assets                                       21.3              17.3
                                                   ------            ------
                                                   $430.1            $341.0
                                                   ======            ======
Notes payable                                      $338.6            $278.4
Other liabilities                                  14.2              12.1
Shareholders' equity and Partners' capital         77.3              50.5
                                                   ------            ------
                                                   $430.1            $341.0
                                                   ======            ======


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

INCOME TAX AUDIT: Revenue Canada has assessed Polaris approximately $16.0 million in taxes, penalties and interest for the period January 1, 1992 through December 31, 1994 resulting from an income tax audit for that period. Revenue Canada has asserted that Polaris overcharged its Canadian subsidiary for various goods and services during the audit period primarily through improper intercompany transfer pricing policies. Polaris disagrees with the assessment and is vigorously contesting it.

LITIGATION: Polaris is a defendant in lawsuits and subject to claims arising in the normal course of business. In the opinion of management, it is not a probability that any legal proceedings pending against or involving Polaris will have a material adverse effect on Polaris' financial position or results of operations.

LEASES: Polaris leases buildings and equipment under noncancelable operating leases. Total rent expense under all lease agreements was $2.9 million, $2.5 million, and $2.8 million, for 1999, 1998 and 1997, respectively. Future minimum payments, exclusive of other costs, required under noncancelable operating leases at December 31, 1999, total $1.5 million cumulatively through 2004.


Note 9           Quarterly Financial Data
(Unaudited) (In millions, except per share data)

                                                                              Net                Diluted Net
                                                     Gross                    Income             Income (Loss)
                            Sales                    Profit                   (Loss)             Per Share
1999:
First Quarter               $237.8                   $56.4                    $9.1               $.36
Second Quarter              324.3                    74.9                     15.1               .60
Third Quarter               388.9                    101.3                    27.2               1.10
Fourth Quarter              370.1                    95.7                     24.9               1.02
                            --------                 ------                   -----
Totals                      $1,321.1                 $328.3                   $76.3              $3.07
                            ========                 ======                   =====              =====
1998:
First Quarter               $210.0                   $46.8                    $8.3               $.32
Second Quarter              274.7                    64.2                     14.5               .55
Third Quarter               359.9                    86.4                     (14.5)             (.56)
Fourth Quarter              330.9                    80.9                     22.7               .88
                            --------                 ------                   -----
Totals                      $1,175.5                 $278.3                   $31.0              $1.19
                            ========                 ======                   =====              =====


===============================================================================
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
===============================================================================


To Polaris Industries Inc.:

We have audited the accompanying consolidated balance sheets of Polaris Industries Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Polaris' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polaris Industries Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                               ARTHUR ANDERSEN LLP


Minneapolis, Minnesota,
January 28, 2000

===============================================================================
INVESTOR INFORMATION
===============================================================================

INDEPENDENT AUDITORS
Arthur Andersen LLP
Minneapolis, MN

FORM 10-K
The Form 10-K annual report to the Securities and Exchange Commission is available without charge to shareholders upon written request to:

Investor Relations
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340

ANNUAL SHAREHOLDERS' MEETING
The meeting will be held at 9 a.m., Thursday, May 18, 2000, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minn. A proxy statement will be mailed on or about March 27, 2000, to each shareholder of record on March 20, 2000.

INTERNET ACCESS
To view the Company's annual report and financial information, products and specifications, press releases, and dealer locations, access Polaris on the Internet at:

www.polarisindustries.com
www.victory_usa.com

SUMMARY OF TRADING

                              YEAR ENDED DECEMBER 31,
                              1999                1998
QUARTER                  HIGH      LOW       HIGH      LOW
First                   $39.44   $27.00     $38.00    $27.81
Second                   45.63    30.06      39.00     33.00
Third                    44.75    34.38      38.19     30.31
Fourth                   39.50    32.69      39.19     24.75

STOCK EXCHANGES
Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol PII.

CASH DIVIDENDS DECLARED

QUARTER                  1999      1998
First                    $.20      $.18
Second                    .20       .18
Third                     .20       .18
Fourth                    .20       .18
                         ----      ----
Total                    $.80      $.72
                         ====      ====

Shareholders of record of the Company's common stock on March 1, 2000: 2,928.

Share price on March 1, 2000: $31-11/16.