Form 10-K, Exhibit 13
period 2000-12-31
POLARIS INDUSTRIES INC/MN
filed 2001-03-28
CIK 931015

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

For the Years Ended December 31,                                2000           1999           1998              1997
----------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data:
  Total sales(3)                                          $1,425,678     $1,328,620     $1,180,648       $ 1,031,470
----------------------------------------------------------------------------------------------------------------------
    % change from prior year                                       7%            13%            14%              (13%)
----------------------------------------------------------------------------------------------------------------------
  Sales mix by product:
    All-terrain vehicles                                          59%            57%            56%               45%
----------------------------------------------------------------------------------------------------------------------
    Snowmobiles                                                   22%            24%            27%               35%
----------------------------------------------------------------------------------------------------------------------
    Personal watercraft                                            5%             4%             4%                6%
----------------------------------------------------------------------------------------------------------------------
    Motorcycles                                                    1%             3%             1%               --
----------------------------------------------------------------------------------------------------------------------
    PG&A                                                          13%            12%            12%               14%
----------------------------------------------------------------------------------------------------------------------
Gross profit data:
  Total gross profit(3)                                   $  328,104     $  298,050     $  252,344       $   222,608
----------------------------------------------------------------------------------------------------------------------
    % of sales                                                    23%            22%            21%               22%
----------------------------------------------------------------------------------------------------------------------
Operating expense data:
  Amortization of intangibles and noncash compensation    $   12,701     $   10,472     $    8,703       $     5,887
----------------------------------------------------------------------------------------------------------------------
  Conversion costs                                                --             --             --                --
----------------------------------------------------------------------------------------------------------------------
  Other operating expenses(1)(3)                             193,609        173,932        143,535(1)        123,619
----------------------------------------------------------------------------------------------------------------------
    % of sales                                                    14%            13%            12%               12%
----------------------------------------------------------------------------------------------------------------------
Actual, adjusted,(1) and pro forma data:(2)
  Net income                                              $   82,809     $   76,326     $   70,624(1)    $    65,383
----------------------------------------------------------------------------------------------------------------------
  Diluted net income per share                            $     3.50     $     3.07     $     2.72(1)    $      2.45
----------------------------------------------------------------------------------------------------------------------

CASH FLOW DATA
Cash flow from operating activities                       $  107,666     $  124,354     $  121,385       $   102,308
----------------------------------------------------------------------------------------------------------------------
Purchase of property and equipment                            63,056         65,063         61,532            36,798
----------------------------------------------------------------------------------------------------------------------
Repurchase and retirement of common stock                     39,622         52,412         37,728            39,903
----------------------------------------------------------------------------------------------------------------------
Cash dividends to shareholders                                20,648         19,732         18,582            16,958
----------------------------------------------------------------------------------------------------------------------
Cash dividends per share                                  $     0.88     $     0.80     $     0.72       $      0.64
----------------------------------------------------------------------------------------------------------------------
Cash distributions declared to partners                           --             --             --                --
----------------------------------------------------------------------------------------------------------------------
Cash distributions declared per unit                              --             --             --                --
----------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
(at end of year)
Cash and cash equivalents                                 $    2,369     $    6,184     $    1,466       $     1,233
----------------------------------------------------------------------------------------------------------------------
Current assets                                               240,912        214,714        183,840           217,458
----------------------------------------------------------------------------------------------------------------------
Total assets                                                 490,186        442,027        378,697           384,746
----------------------------------------------------------------------------------------------------------------------
Current liabilities                                          238,384        233,800        204,964           191,111
----------------------------------------------------------------------------------------------------------------------
Borrowings under credit agreement                             47,068         40,000         20,500            24,400
----------------------------------------------------------------------------------------------------------------------
Shareholders' equity/partners' capital                       204,734        168,227        153,233           169,235
======================================================================================================================

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

(3) In 2000, the Company adopted Emerging Issues Task Force issue 00-10, "Accounting for Shipping and Handling Fees and Costs" and Emerging Issues Task Force issue 00-14, "Accounting for Certain Sales Incentives." Sales, cost of sales and operating expenses have been adjusted to reflect these accounting changes. See Note 1 in the Notes to Consolidated Financial Statements for further details.

12 POLARIS INDUSTRIES INC. 2000

      1996           1995         1994         1993         1992         1991        1990
-----------------------------------------------------------------------------------------
$1,184,368     $1,104,060     $816,713     $520,197     $376,903     $291,563    $288,943
-----------------------------------------------------------------------------------------
         7%            35%          57%          38%          29%           1%         19%
-----------------------------------------------------------------------------------------

        37%            33%          30%          27%          25%          25%         20%
-----------------------------------------------------------------------------------------
        36%            40%          43%          49%          54%          59%         66%
-----------------------------------------------------------------------------------------
        15%            16%          14%           9%           7%          --          --
-----------------------------------------------------------------------------------------
        --             --           --           --           --           --          --
-----------------------------------------------------------------------------------------
        12%            11%          13%          15%          14%          16%         14%
-----------------------------------------------------------------------------------------

$  231,020     $  219,663     $175,211     $127,045     $101,328     $ 85,330    $ 84,352
-----------------------------------------------------------------------------------------
        20%            20%          21%          24%          27%          29%         29%
-----------------------------------------------------------------------------------------

$    5,325     $    5,616     $ 14,321     $ 13,466     $ 11,997     $ 13,108    $ 12,116
-----------------------------------------------------------------------------------------
        --             --       12,315           --           --           --          --
-----------------------------------------------------------------------------------------
   128,278        112,389       72,913       60,352       48,640       40,504      41,424
-----------------------------------------------------------------------------------------
        11%            10%           9%          12%          13%          14%         14%
-----------------------------------------------------------------------------------------

$   62,293     $   60,776     $ 54,703     $ 33,027     $ 24,602     $ 20,727    $ 20,465
-----------------------------------------------------------------------------------------
$     2.24     $     2.19     $   1.98     $   1.21     $   0.91     $   0.81    $   0.79
-----------------------------------------------------------------------------------------

$   89,581     $   77,749     $111,542     $ 78,503     $ 55,316     $ 46,642    $ 54,782
-----------------------------------------------------------------------------------------
    45,336         47,154       32,656       18,946       12,295       15,988       7,158
-----------------------------------------------------------------------------------------
    13,587             --           --           --           --           --          --
-----------------------------------------------------------------------------------------
    16,390        116,639           --           --           --           --          --
-----------------------------------------------------------------------------------------
$     0.60     $     4.27           --           --           --           --          --
-----------------------------------------------------------------------------------------
        --             --       50,942       47,217       44,507       42,581      42,582
-----------------------------------------------------------------------------------------
        --             --     $   1.68     $   1.67     $   1.67     $   1.67    $   1.67
-----------------------------------------------------------------------------------------



$    5,812     $    3,501     $ 62,881     $ 33,798     $ 19,094     $ 20,098    $ 32,025
-----------------------------------------------------------------------------------------
   193,405        175,271      206,489      109,748       74,999       59,200      66,893
-----------------------------------------------------------------------------------------
   351,717        314,436      331,166      180,548      146,681      135,509     138,704
-----------------------------------------------------------------------------------------
   161,387        155,722      161,457       98,055       69,054       52,646      46,602
-----------------------------------------------------------------------------------------
    35,000         40,200           --           --           --           --          --
-----------------------------------------------------------------------------------------
   155,330        118,514      169,709       82,493       77,627       82,863      92,102
=========================================================================================


                                                 2000 POLARIS INDUSTRIES INC. 13

MANAGEMENT'S DISCUSSION AND ANALYSIS of financial condition and results of operations


The following discussion pertains to the results of operations and financial position of the Company for each of the three years in the period ended December 31, 2000, and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein.


RESULTS OF OPERATIONS

2000 VS. 1999
Sales increased to $1.426 billion in 2000, representing a seven percent increase from $1.329 billion in 1999. The increase in sales was primarily due to higher all-terrain vehicle (ATV) sales, resulting from the eleventh consecutive year of increased ATV retail sales, and higher Parts, Garments and Accessories (PG&A) sales.
     Sales of ATVs of $843.5 million in 2000 were 12 percent higher than $753.2 million in 1999. The increased sales reflect the continued double-digit growth of both Polaris and the industry as consumers find new and expanded uses for the product, as well as the introduction of the new youth ATVs. The increased unit sales were partially offset by a product mix driven average per unit sales price decrease. Sales of ATVs comprised 59 percent of total Company sales in 2000 compared to 57 percent in 1999.
     Sales of snowmobiles of $311.3 million in 2000 were three percent lower than $322.4 million in 1999. The decrease was due to lower unit shipments to dealers after three consecutive winters of poor snow conditions. This decrease in unit sales was partially offset by a product mix driven increase in the average per unit sales price. Sales of snowmobiles comprised 22 percent of total Company sales in 2000 compared to 24 percent in 1999.
     Sales of personal watercraft (PWC) of $68.3 million in 2000 were 27 percent higher than $53.7 million in 1999. The increase was primarily due to shipment timing as more of the 2001 models were shipped to dealers earlier in 2000 in advance of the winter boat shows. The average per unit sales price for PWC remained flat. Sales of PWC comprised five percent of total Company sales in 2000 compared to four percent in 1999.
     Sales of Victory motorcycles of $19.4 million in 2000 were 53 percent lower than $41.2 million in 1999. The decrease relates to a reduction in Victory shipments to dealers in 2000 in response to lower than expected retail sales. The average per unit sales price for motorcycles remained flat. Sales of Victory motorcycles comprised one percent of total Company sales in 2000 compared to three percent in 1999.
     Sales of PG&A of $183.2 million in 2000 were 16 percent higher than $158.1 million in 1999. The increase in PG&A sales was a result of increases in each of the Parts, Garments and Accessories across all product line categories. ATV PG&A sales were particularly strong in 2000, increasing 27 percent from 1999. The Company introduced over 1,100 new PG&A products during 2000 and established a dedicated PG&A sales force. PG&A sales comprised 13 percent of total Company sales in 2000, compared to 12 percent in 1999.
     Gross profit increased to $328.1 million in 2000, representing a 10 percent increase over $298.1 million gross profit in 1999. This increase in gross profit dollars was a result of higher sales volume and an increase in gross profit margin percentage to 23.0 percent in 2000 from 22.4 percent in 1999. The increase in gross profit margin percentage was primarily a result of increased margins in the ATV and Victory product lines due to manufacturing cost reductions, lower snowmobile promotional expenses, lower warranty costs and the margin benefit of increased sales of higher margin PG&A. These positive factors have been somewhat offset by the negative impact of the Japanese yen exchange rate and the increased amortization of tooling expenditures.
     Operating expenses in 2000 increased 12 percent to $206.3 million from $184.4 million in 1999. Expressed as a percentage of sales, operating expenses increased to 14.5 percent in 2000 from 13.9 percent in 1999. These increases are primarily related to a planned increase in expenses to support the Company's growth and brand recognition initiatives, as well as investments in information systems, PG&A sales and marketing and international sales. Polaris has continued to invest in new product development, innovation, and product diversification. Research and development expenses were $32.4 million (2.3 percent of sales) in 2000 and $31.3 million (2.4 percent of sales) in 1999. In 2000, more than 75 percent of sales came from products introduced in the past three years.
     Nonoperating expense (income) increased in 2000 from 1999 due to the positive financial impact of the Company's equity in the income of Polaris Acceptance, which is the primary component of the equity in income of affiliates increase of $4.6 million. This increase was partially offset by a $3.4 million increase in interest expense resulting from higher average borrowing levels.
     Net income in 2000 was $82.8 million, an increase of eight percent from $76.3 million in 1999. Net income as a percent of sales was 5.8 percent in 2000, an increase from 5.7 percent in 1999. Net income per diluted share increased 14 percent to $3.50 in 2000 from $3.07 in 1999.


14 POLARIS INDUSTRIES INC. 2000

1999 VS. 1998
Sales increased to $1.329 billion in 1999, representing a 13 percent increase from $1.181 billion in 1998. The increase in sales was primarily due to higher ATV sales, resulting from the tenth consecutive year of increased ATV retail sales.
     Sales of ATVs of $753.2 million in 1999 were 14 percent higher than $657.9 million in 1998. The increased sales reflect the continued double-digit growth of the industry as consumers find new and expanded uses for the product. Polaris' growth was consistent with the industry. The average per unit sales price for the year ended 1999 remained flat compared to the prior year period. Sales of ATVs comprised 57 percent of total Company sales in 1999 compared to 56 percent in 1998.
     Sales of snowmobiles of $322.4 million in 1999 were one percent lower than $324.6 million in 1998. Snowmobile shipments and the average selling price per unit in 1999 were both essentially flat compared to the prior year period. Sales of snowmobiles comprised 24 percent of total Company sales in 1999 compared to 27 percent in 1998.
     Sales of PWC of $53.7 million in 1999 were 11 percent higher than $48.2 million in 1998. The increase was attributable to a slight market share increase driven by the new Genesis model. Sales of PWC comprised four percent of total Company sales in 1999, the same as in 1998.
     Sales of Victory motorcycles of $41.2 million in 1999 were significantly higher than $10.7 million in 1998. 1999 was the first full year of Victory production. Sales of Victory motorcycles comprised three percent of total Company sales in 1999 compared to one percent in 1998.
     Sales of PG&A of $158.1 million in 1999 were 14 percent higher than $139.2 million in 1998. The increase in PG&A sales was primarily due to increased parts shipments for our snowmobile and ATV product lines. PG&A sales comprised 12 percent of total Company sales in 1999, the same as in 1998.
     Gross profit increased to $298.1 million in 1999, representing an 18 percent increase over $252.3 million gross profit in 1998. This increase in gross profit dollars was a result of higher sales volume and an increase in gross profit margin percentage to 22.4 percent in 1999 from 21.4 percent in 1998. The increase in gross profit margin percentage was primarily a result of
(a) manufacturing cost reductions, (b) increased margins across all product lines except PWC, and (c) increased sales of higher margin PG&A. These positive factors have been somewhat offset by shifts in sales mix to ATVs, which have a lower margin than snowmobiles, and the negative impact of Japanese yen and Canadian dollar exchange rates.
     Polaris has continued to invest in new product development, innovation, and product diversification. Research and development expenses were $31.3 million (2.4 percent of sales) in 1999 and $28.4 million (2.4 percent of sales) in 1998. In addition, Polaris incurred tooling expenditures for new products of $18.3 million in 1999 and $24.8 million in 1998. In 1999, more than 79 percent of sales came from products introduced in the past three years.
     Operating expenses in 1999 increased 21 percent to $184.4 million from $152.2 million in 1998, excluding the provision for litigation loss. Expressed as a percentage of sales, operating expenses increased to 13.9 percent in 1999 from 12.9 percent in 1998. These increases are primarily related to a planned increase in expenses to build the infrastructure to support the Company's growth and brand recognition initiatives and a higher level of advertising expenditures. Operating expenses in 1998 included a $61.4 million provision for litigation loss related to the settlement of the Injection Research Specialists litigation. This is a one-time charge that does not affect the ongoing operations of the Company.
     The decline in nonoperating expense (income) in 1999 from 1998 primarily reflects the unfavorability related to Canadian dollar hedging in 1999, which is the primary component of the other expense (income) change of $5.6 million. This decline is partially offset by the positive financial impact of the Company's equity in the income of Polaris Acceptance, which is the primary component of the equity in (income) of affiliates change of $1.9 million.
     The provision for income taxes remained at a rate of 35.5 percent of pretax income in 1999. Polaris reduced its tax rate beginning in the third quarter of 1998 from 36.0 percent in prior periods as a result of tax planning opportunities Polaris has taken advantage of.
     Net income in 1999 was $76.3 million, up from $31.0 million in 1998, primarily a result of the 1998 litigation settlement. Net income as a percent of sales was 5.7 percent in 1999, an increase from 2.6 percent in 1998. Net income per diluted share increased to $3.07 in 1999 from $1.19 in 1998.

                                                 2000 POLARIS INDUSTRIES INC. 15

LIQUIDITY AND CAPITAL RESOURCES

Polaris' primary sources of funds have been cash provided by operating activities, a $150 million bank line of credit and a dealer floor plan financing program. Polaris' primary uses of funds have been for cash dividends to shareholders, repurchase and retirement of common stock, capital investments and new product development.
     During 2000, Polaris generated net cash from operating activities of $107.7 million, which was utilized to fund capital expenditures of $63.1 million, cash dividends of $20.6 million and the repurchase of common stock of $39.6 million. During 1999, Polaris generated net cash from operating activities of $124.4 million, which was utilized to fund capital expenditures of $65.1 million, cash dividends of $19.7 million, and the repurchase of common stock of $52.4 million. During 1998, Polaris generated net cash from operating activities of $121.4 million, which was utilized to fund capitalized expenditures of $61.5 million, cash dividends of $18.6 million and the repurchase of common stock of $37.7 million.
     The seasonality of production and shipments causes working capital requirements to fluctuate during the year. Polaris has a $150 million unsecured bank line of credit arrangement maturing on March 31, 2002. The arrangement provides borrowing for working capital needs and the repurchase and retirement of common stock. Borrowings under the line of credit bear interest, 7.30 percent at December 31, 2000, based on LIBOR or "prime" rates. At December 31, 2000, Polaris had total borrowings under the line of credit of $47.1 million compared to $40.0 million at December 31, 1999. In addition, at December 31, 2000, Polaris had letters of credit outstanding of $8.3 million related to purchase obligations for raw materials.
     The Polaris Board of Directors has authorized the cumulative repurchase of up to 7.5 million shares of the Company's common stock. During 2000, Polaris paid $39.6 million to repurchase and retire 1.2 million shares. Polaris had 1.7 million shares available to repurchase under the Board of Directors authorization as of December 31, 2000.
     A wholly owned subsidiary of Polaris is a partner with Transamerica Distribution Finance in Polaris Acceptance. Polaris Acceptance provides floor plan financing to Polaris' dealers and distributors and provides other financial services to dealers, distributors and retail customers of Polaris including retail credit, extended service contracts and insurance. Polaris has a 50 percent equity interest in Polaris Acceptance and was responsible for 50 percent of the outstanding indebtedness of Polaris Acceptance. In February 2000, the term of the partnership agreement was extended; in consideration thereof, Polaris is no longer required to guarantee the outstanding indebtedness of Polaris Acceptance.
     Polaris has arrangements with certain finance companies, including Polaris Acceptance, to provide floor plan financing for its distributors and dealers. These arrangements provide liquidity by financing distributor and dealer purchases of Polaris products without the use of Polaris' working capital. Substantially all of the sales of snowmobiles, ATVs, motorcycles and PWC and related Parts, Garments and Accessories are financed under these arrangements whereby Polaris receives payment within a few days of shipment of the product. The amount financed by distributors and dealers under these arrangements at December 31, 2000 and 1999, was approximately $502.0 million and $472.0 million, respectively. Polaris participates in the cost of dealer and distributor financing up to certain limits. Polaris has agreed to repurchase products repossessed by the finance companies to an annual maximum of 15 percent of the average amount outstanding during the prior calendar year. Polaris' financial exposure under these agreements is limited to the difference between the amount paid to the finance companies and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements. However, an adverse change in retail sales could cause this situation to change and thereby require Polaris to repurchase financed units.
     Polaris has made significant capital investments to increase production capacity, quality, and efficiency, and for new product development and diversification. Improvements in manufacturing and distribution capacity include: (a) tooling expenditures for new product development across all product lines of $22.4 million during 2000, (b) continued investments of $7.2 million in returnable crates, which not only reduce costs but also are environmentally friendly and (c) the investment in the new corporate headquarters, which was completed in early 2000. Polaris anticipates that capital expenditures, including tooling, for 2001 will range from $65 million to $75 million.
     Management believes that existing cash balances, cash flows to be generated from operating activities and available borrowing capacity under the line of credit arrangement will be sufficient to fund operations, regular dividends, share repurchases, and capital expenditure requirements for 2001. At this time, management is not aware of any factors that would have a material adverse impact on cash flow beyond 2001.
     Injection Research Specialists ("IRS") commenced an action in 1990 against Polaris and Fuji Heavy Industries, Ltd. ("Fuji"), one of Polaris' engine suppliers, in Colorado Federal Court alleging various claims relating to electronic fuel injection systems for snowmobiles. In October 1998, following the entry of judgment against Polaris for $34.0 million (before pre- and post-judgement interest) and affirmance thereof by the Federal Court of Appeals, IRS, Polaris and Fuji entered into a confidential settlement agreement to settle all outstanding claims between the parties. The resulting provision for litigation loss of $61.4 million was reflected as an operating expense in the accompanying consolidated statement of operations for the year ended December 31, 1998. Polaris no longer uses any of the technology in dispute.

16 POLARIS INDUSTRIES INC. 2000

INFLATION AND EXCHANGE RATES

Polaris does not believe that inflation has had a material impact on the results of its operations. However, the changing relationships of the U.S. dollar to the Canadian dollar and Japanese yen have had a material impact from time-to-time.
     During 2000, purchases totaling 16 percent of Polaris cost of sales were from Japanese yen denominated suppliers. The weakening of the U.S. dollar in relation to the Japanese yen since mid-1998 has resulted in higher raw material purchase prices. Polaris' cost of sales in 2000 was negatively impacted by the Japanese yen exchange rate fluctuation when compared to the prior year. The dollar has began to strengthen in relation to the yen in early 2001, and in view of the foreign exchange hedging contracts currently in place, Polaris anticipates that the yen-dollar exchange rate will have a positive impact on cost of sales during 2001 when compared to 2000.
     Polaris operates in Canada through a wholly owned subsidiary. Sales of the Canadian subsidiary comprised 11 percent of total Company sales in 2000. Polaris utilizes foreign exchange hedging contracts to manage its exposure to the Canadian dollar. The U.S. dollar weakened slightly in relation to the Canadian dollar in 2000 resulting in a positive financial impact on Polaris' gross margins when compared to 1999. In view of the currently weakening Canadian dollar and the foreign exchange hedging contracts currently in place, Polaris anticipates a negative impact on net income during 2001 when compared to 2000.
     In the past, Polaris has been a party to, and in the future may enter into, foreign exchange hedging contracts for each of the Japanese yen, Euro, Taiwan dollar and the Canadian dollar to minimize the impact of exchange rate fluctuations within each year. At December 31, 2000, Polaris had open Japanese yen foreign exchange hedging contracts with notional amounts totaling $65.0 million U.S. dollars which mature throughout 2001.
     Since 1995, Polaris has been manufacturing its own engines for selected models of PWC, motorcycles and snowmobiles at its Osceola, Wisconsin facility. Also, in 1995, Polaris entered into an agreement with Fuji Heavy Industries Ltd. to form Robin Manufacturing U.S.A., Inc. ("Robin"). Under the terms of the agreement, Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products. Potential advantages to Polaris of having these additional sources of engines include reduced foreign exchange risk, lower shipping costs and less dependence in the future on a single supplier for engines.
     Certain matters discussed in this report are "forward-looking statements" intended to qualify for the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These "forward-looking statements" can generally be identified as such because the context of the statement will include words such as the Company or management "believes," "anticipates," "expects," "estimates" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking. Shareholders, potential investors and others are cautioned that all forward-looking statements involve risks and uncertainty that could cause results to differ materially from those anticipated by some of the statements made herein. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: product offerings and pricing strategies by competitors; future conduct of litigation processes; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending.


                                                 2000 POLARIS INDUSTRIES INC. 17

CONSOLIDATED BALANCE SHEETS in thousands, except per share data


December 31,                             2000          1999
-----------------------------------------------------------
ASSETS


CURRENT ASSETS

  Cash and cash equivalents         $   2,369     $   6,184

  Trade receivables                    56,130        53,293

  Inventories                         143,491       118,062

  Prepaid expenses and other            4,922         6,175

  Deferred tax assets                  34,000        31,000
-----------------------------------------------------------

    Total current assets              240,912       214,714
-----------------------------------------------------------




PROPERTY AND EQUIPMENT

  Land, buildings and improvements     51,135        38,616

  Equipment and tooling               267,484       236,951
-----------------------------------------------------------
                                      318,619       275,567

  Less accumulated depreciation      (150,755)     (124,645)
-----------------------------------------------------------

    Net property and equipment        167,864       150,922
-----------------------------------------------------------

INVESTMENTS IN AFFILIATES              48,318        38,310

DEFERRED TAX ASSETS                    11,384        16,000

INTANGIBLE ASSETS, NET                 21,708        22,081
-----------------------------------------------------------

TOTAL ASSETS                        $ 490,186     $ 442,027
===========================================================

The accompanying notes are an integral part of these consolidated balance sheets.


18 POLARIS INDUSTRIES INC. 2000

December 31,                                                                               2000          1999
-------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES

  Accounts payable                                                                    $  89,498     $  91,805

  Accrued expenses:

    Compensation                                                                         25,000        35,291

    Warranties                                                                           34,216        40,392

    Sales promotions                                                                     21,116        19,999

    Other                                                                                52,657        32,900

  Income taxes payable                                                                   15,897        13,413
-------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                           238,384       233,800
-------------------------------------------------------------------------------------------------------------


BORROWINGS UNDER CREDIT AGREEMENT                                                        47,068        40,000
-------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                   285,452       273,800
-------------------------------------------------------------------------------------------------------------


SHAREHOLDERS' EQUITY

  Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued
    and outstanding                                                                          --            --

  Common stock $0.01 par value, 80,000 shares authorized, 23,542 and 24,226 shares
    issued and outstanding                                                                  235           242

  Additional paid-in capital                                                                 --         8,987

  Deferred compensation                                                                  (3,300)       (7,818)

  Compensation payable in common stock                                                       --         5,975

  Retained earnings                                                                     207,613       160,841

  Accumulated other comprehensive income                                                    186            --
-------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                          204,734       168,227
-------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $ 490,186     $ 442,027
=============================================================================================================


The accompanying notes are an integral part of these consolidated balance sheets.

                                                 2000 POLARIS INDUSTRIES INC. 19

CONSOLIDATED STATEMENTS OF OPERATIONS in thousands, except per share data


For the Years Ended December 31,                      2000            1999            1998
------------------------------------------------------------------------------------------
Sales                                          $ 1,425,678     $ 1,328,620     $ 1,180,648

Cost of sales                                    1,097,574       1,030,570         928,304
------------------------------------------------------------------------------------------
    Gross profit                                   328,104         298,050         252,344
------------------------------------------------------------------------------------------
Operating expenses:

  Selling and marketing                            122,028         112,116          92,745

  Research and development                          32,360          31,311          28,387

  General and administrative                        51,922          40,977          31,106

  Provision for litigation loss (Note 8)                --              --          61,409
------------------------------------------------------------------------------------------
    Total operating expenses                       206,310         184,404         213,647
------------------------------------------------------------------------------------------
    Operating income                               121,794         113,646          38,697

Nonoperating expense (income):

  Interest expense                                   7,704           4,285           2,959

  Equity in (income) of affiliates                 (14,350)         (9,745)         (7,819)

  Other expense (income), net                           54             771          (4,805)
------------------------------------------------------------------------------------------
    Income before income taxes                     128,386         118,335          48,362

Provision for income taxes                          45,577          42,009          17,347
------------------------------------------------------------------------------------------
    Net income                                 $    82,809     $    76,326     $    31,015
==========================================================================================
Basic net income per share                     $      3.52     $      3.09     $      1.20
==========================================================================================
Diluted net income per share                   $      3.50     $      3.07     $      1.19
==========================================================================================
Weighted average number of common
  and common equivalent shares outstanding:

  Basic                                             23,501          24,732          25,917
------------------------------------------------------------------------------------------
  Diluted                                           23,666          24,900          25,986
==========================================================================================

The accompanying notes are an integral part of these consolidated statements.


20 POLARIS INDUSTRIES INC. 2000

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME in thousands

                                                                                                   Accumulated
                                            Additional                Compensation                       Other
                                  Common       Paid-in      Deferred    Payable in     Retained  Comprehensive
                                   Stock       Capital  Compensation  Common Stock     Earnings         Income    Total
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997         $ 260      $ 72,955      $(3,133)     $ 7,346      $  91,807        --     $ 169,235

  First Rights conversion
    to stock                           1         1,841           --       (1,864)            --        --           (22)

  Employee stock compensation          3        11,543       (3,593)       1,362             --        --         9,315

  Cash dividends                      --            --           --           --        (18,582)       --       (18,582)

  Repurchase and retirement
    of common shares                 (11)      (37,717)          --           --             --        --       (37,728)

  Net income                          --            --           --           --         31,015        --        31,015
-----------------------------------------------------------------------------------------------------------------------


Balance, December 31, 1998           253        48,622       (6,726)       6,844        104,240        --       153,233

  First Rights conversion
    to stock                          --           323           --         (286)             7        --            44

  Employee stock compensation          4        12,439       (1,092)        (583)            --        --        10,768

  Cash dividends                      --            --           --           --        (19,732)       --       (19,732)

  Repurchase and retirement
    of common shares                 (15)      (52,397)          --           --             --        --       (52,412)

  Net income                          --            --           --           --         76,326        --        76,326
-----------------------------------------------------------------------------------------------------------------------


Balance, December 31, 1999           242         8,987       (7,818)       5,975        160,841        --       168,227

  Employee stock compensation          5        15,234        4,518       (5,975)            --        --        13,782

  Cash dividends                      --            --           --           --        (20,648)       --       (20,648)

  Repurchase and retirement
    of common shares                 (12)      (24,220)          --           --        (15,389)       --       (39,622)

Comprehensive income:

  Net income                          --            --           --           --         82,809        --            --

  Foreign currency translation
    adjustments                       --            --           --           --             --       186            --

  Total comprehensive income          --            --           --           --             --        --        82,995
-----------------------------------------------------------------------------------------------------------------------


Balance, December 31, 2000         $ 235      $     --      $(3,300)     $    --      $ 207,613      $186     $ 204,734
=======================================================================================================================


The accompanying notes are an integral part of these consolidated statements.

                                                 2000 POLARIS INDUSTRIES INC. 21

CONSOLIDATED STATEMENTS OF CASH FLOWS in thousands



For the Years Ended December 31,                                  2000           1999           1998
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net income                                                 $  82,809      $  76,326      $  31,015

  Adjustments to reconcile net income to net cash provided by operating activities:

    Depreciation and amortization                               46,997         39,281         36,192

    Noncash compensation                                        11,820          9,586          7,808

    Equity in (income) of affiliates                           (14,350)        (9,745)        (7,819)

    Deferred income taxes                                        1,616          3,000          5,000

    Changes in current operating items:

      Trade receivables                                         (2,837)       (10,258)          (443)

      Inventories                                              (25,429)       (10,626)        32,108

      Accounts payable                                          (2,307)        14,547         16,231

      Accrued expenses                                           4,407          7,887          6,828

      Income taxes payable                                       2,484          6,402         (9,206)

      Others, net                                                2,456         (2,046)         3,671
----------------------------------------------------------------------------------------------------
        Net cash provided by operating activities              107,666        124,354        121,385
====================================================================================================


CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase of property and equipment                           (63,056)       (65,063)       (61,532)

  Investments in and advances to affiliates                     (8,857)       (11,366)        (9,112)

  Distributions and repayments to affiliates                    13,199          9,437          9,702

  Other                                                           (512)            --             --
----------------------------------------------------------------------------------------------------
        Net cash used for investing activities                 (59,226)       (66,992)       (60,942)
====================================================================================================


CASH FLOWS FROM FINANCING ACTIVITIES

  Borrowings under credit agreement                            502,621        501,275        338,200

  Repayments under credit agreement                           (495,553)      (481,775)      (342,100)

  Repurchase and retirement of common shares                   (39,622)       (52,412)       (37,728)

  Cash dividends to shareholders                               (20,648)       (19,732)       (18,582)

  Other                                                            947             --             --
----------------------------------------------------------------------------------------------------
        Net cash used for financing activities                 (52,255)       (52,644)       (60,210)
====================================================================================================
        Increase (decrease) in cash and cash equivalents        (3,815)         4,718            233


CASH AND CASH EQUIVALENTS

  Beginning                                                      6,184          1,466          1,233
----------------------------------------------------------------------------------------------------
  Ending                                                     $   2,369      $   6,184      $   1,466
====================================================================================================


SUPPLEMENTAL CASH FLOW INFORMATION

  Interest paid during the year                              $  40,957      $  36,620      $  24,731
----------------------------------------------------------------------------------------------------
  Income taxes paid during the year                          $  43,044      $  38,651      $  21,475
====================================================================================================


The accompanying notes are an integral part of these consolidated statements.

22 POLARIS INDUSTRIES INC. 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Polaris Industries Inc. ("Polaris" or the "Company") a Minnesota corporation, and its subsidiaries, are engaged in a single industry segment consisting of the design, engineering, manufacturing and marketing of innovative, high-quality, high-performance motorized products for recreation and utility use, including all-terrain vehicles, snowmobiles, motorcycles and personal watercraft. Polaris products, together with related Parts, Garments and Accessories, are sold worldwide through a network of dealers, distributors and its subsidiaries.

BASIS OF PRESENTATION: All significant intercompany transactions and balances have been eliminated in consolidation. Certain numbers previously reported in the 1999 and 1998 financial statements have been reclassified to conform to 2000 presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Ultimate results could differ from those estimates.

FOREIGN OPERATIONS: The following data relates to Polaris' foreign operations (in millions of United States dollars):

For the Years Ended December 31,       2000       1999       1998
-----------------------------------------------------------------
Canadian subsidiary:
  Sales                             $ 151.9    $ 145.9    $ 140.0
  Operating income                      2.8        3.1        3.0
  Identifiable assets                  22.3       23.6       18.9
Other export sales                  $  83.3    $  68.3    $  61.7
=================================================================

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

INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market. The major components of inventories are as follows (in millions):

December 31,                                  2000       1999
-------------------------------------------------------------
Raw materials and purchased components     $  27.7    $  28.0
Service Parts, Garments and Accessories       50.4       50.6
Finished goods                                65.4       39.5
-------------------------------------------------------------
                                           $ 143.5    $ 118.1
=============================================================

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful life of the respective assets, ranging from 10-40 years for buildings and improvements and from 1-7 years for equipment and tooling. Fully depreciated tooling is eliminated from the accounting records annually.

INTANGIBLE ASSETS: Intangible assets are stated net of accumulated amortization totaling $13.3 million at December 31, 2000, and $12.5 million at December 31, 1999, and consist principally of cost in excess of the net assets of the business acquired which is amortized on a straight-line basis over 5-40 years. Other intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 5-17 years.
     Polaris periodically assesses the amortization period and recoverability of the carrying amount of its intangible assets to determine potential impairment based upon future undiscounted cash flows from the related business. To date, management has determined no such impairment exists.

PRODUCT WARRANTIES: Polaris provides for estimated warranty costs at the time of sale to the dealer or distributor customer and for other costs associated with specific items at the time their existence and amounts are determinable.

FOREIGN CURRENCY: Polaris' Canadian and Australian subsidiaries use the United States dollar as their functional currencies. Polaris' French subsidiary uses the French franc as its functional currency. Assets and liabilities are translated at the foreign exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average foreign exchange rate in effect. Translation and exchange gains and losses are reflected in the results of operations for the Canadian and Australian subsidiaries and are reflected as accumulated other comprehensive income in the equity section of the balance sheet for the French subsidiary.
     Polaris enters into foreign exchange contracts to manage currency exposures of its purchase commitments denominated in foreign currencies and transfers of funds from its Canadian subsidiary. Polaris does not use any financial contracts for trading purposes. These contracts are accounted

                                                 2000 POLARIS INDUSTRIES INC. 23
for as hedges, thus market value gains and losses are recognized at the time of purchase or transfer of funds, respectively. The criteria to determine if hedge accounting is appropriate are (1) the designation of a hedge to an underlying exposure, (2) whether or not overall risk is reduced and (3) if there is a correlation between the value of the foreign exchange contract and the underlying exposure. Gains and losses related to purchase commitments are recorded as adjustments to cost of sales while gains and losses related to transfers of funds are recorded as other expense (income) on the accompanying statements of operations. At December 31, 2000, Polaris had open Japanese yen foreign exchange contracts with notional amounts totaling $65.0 million United States dollars which mature throughout 2001. The fair value of these foreign exchange contacts was a liability of $2.7 million as of December 31, 2000.

REVENUE RECOGNITION: Revenues are recognized at the time of shipment to the dealer or distributor. Product returns, whether in the normal course of business or resulting from repossession under its customer financing program (Note 2), have not been material. Polaris provides for estimated sales promotion expenses at the time of sale to the dealer or distributor customer.

COMPREHENSIVE INCOME: Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. The Company has chosen to disclose comprehensive income in the accompanying consolidated statements of shareholders equity and comprehensive income.

MAJOR SUPPLIER: During 2000, 1999, and 1998, purchases of engines and related components totaling 15, 15 and 12 percent respectively of Polaris' cost of sales were from a single Japanese supplier. Polaris has agreed with the supplier to share the impact of fluctuations in the exchange rate between the United States dollar and the Japanese yen.

NEW ACCOUNTING PRONOUNCEMENTS: Polaris adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Polaris has performed an analysis of this pronouncement and believes the adoption of SFAS No. 133 will not have a material impact on Polaris' financial position or results of operations.
     Polaris adopted Emerging Issues Task Force Issue 00-10 (EITF 00-10), "Accounting for Shipping and Handling Fees and Costs," in 2000. EITF 00-10 requires amounts billed to customers related to shipping and handling to be classified as sales and the actual shipping and handling costs to be classified as cost of sales. Polaris had previously netted these amounts in sales. The adoption of EITF 00-10 by the Company resulted in a reclassification of freight expense from net sales to cost of goods sold of $47.3 million, $37.1 million and $29.7 million in 2000, 1999 and 1998, respectively.
     Polaris adopted Emerging Issues Task Force Issue 00-14 (EITF 00-14), "Accounting for Certain Sales Incentives," in 2000. EITF 00-14 requires, among other things, that cash sales incentives be classified as a reduction of sales and sales incentives that involve a free product or service delivered at the time of sale be classified as a cost of sale. Polaris had previously classified all sales incentives as selling and marketing expense. The adoption of EITF 00-14 by the Company resulted in reclassification of cash sales incentives to net sales of $25.0 million, $29.6 million and $24.5 million in 2000, 1999 and 1998, respectively, and the reclassification of free product incentives to cost of sales of $4.4 million, $0.7 million and $1.4 million in 2000, 1999 and 1998, respectively.


NOTE 2 FINANCING

BANK FINANCING: Polaris is a party to an unsecured bank line of credit arrangement under which it may borrow up to $150 million until maturity. Interest is charged at rates based on LIBOR or "prime" and the agreement expires on March 31, 2002, at which time the outstanding balance is due. The Company was in compliance with all covenants related to the line of credit at December 31, 2000. The following summarizes activity under Polaris' credit arrangement (in millions):

                                                  2000         1999
-------------------------------------------------------------------
Total borrowings at December 31               $   47.1     $   40.0
Average outstanding borrowings during year    $  112.1     $   80.5
Maximum outstanding borrowings during year    $  149.0     $  131.5
Interest rate at December 31                      7.30%        6.16%
===================================================================

     Polaris has entered into interest rate swap agreements to manage exposures to fluctuations in interest rates. The effect of these agreements is to fix the interest rate at 5.80 percent for $20 million of borrowings under the credit line until July 2002 and at 7.21 percent for $18 million of borrowings under the credit line until July 2007. The fair value of the interest rate swaps were a liability of $1.3 million as of December 31, 2000.

LETTERS OF CREDIT: At December 31, 2000, Polaris had open letters of credit totaling approximately $8.3 million. The amounts outstanding are reduced as inventory purchases pertaining to the contracts are received.

CUSTOMER FINANCING PROGRAM: Certain finance companies, including Polaris Acceptance, an affiliate (Note 6), provide floor plan financing to distributors and dealers on the purchase of Polaris products. The amount financed by distributors and dealers under these arrangements at December 31, 2000, was approximately $502.0 million. Polaris has agreed to repurchase products repossessed by the finance companies up to an annual maximum of 15 percent of the average amounts outstanding during the prior calendar year. Polaris' financial exposure under these arrangements is limited to the difference between the amount paid to the finance companies for repurchases and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements during the periods presented. As a part of its marketing program, Polaris contributes to the cost of dealer and distributor financing up to certain limits and subject to certain conditions. Such expenditures are included with selling and marketing expenses in the accompanying statements of operations.


24 POLARIS INDUSTRIES INC. 2000

INVESTOR INFORMATION


INDEPENDENT AUDITORS
Arthur Andersen LLP
Minneapolis, MN


DIVIDENDS

Communications concerning transfer requirements, address changes, dividends and lost certificates, as well as requests for Dividend Reinvestment Plan enrollment information, should be addressed to:

        Wells Fargo Bank Minnesota, N.A.
        161 North Concord Exchange
        South St. Paul, MN  55075-0738
        1-800-468-9716
        stocktransfer@wellsfargo.com


FORM 10-K

The Form 10-K annual report to the Securities and Exchange Commission is available without charge to shareholders upon written request to:

        Investor Relations
        Polaris Industries Inc.
        2100 Highway 55
        Medina, MN  55340


ANNUAL SHAREHOLDERS' MEETING

The meeting will be held at 9 a.m., Thursday, May 3, 2001, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minn. A proxy statement will be mailed on or about March 20, 2001 to each shareholder of record on March 20, 2001.


PRODUCT BROCHURES

For product brochures and dealer locations write or call:

        Polaris Industries Inc.
        2100 Highway 55
        Medina, MN  55340
        1-800-Polaris (1-800-765-2747)


INTERNET ACCESS

To view the Company's annual report and financial information, products and specifications, press releases, and dealer locations, access Polaris on the Internet at:

        www.polarisindustries.com
        www.victory-usa.com




SUMMARY OF TRADING

                   For the Year Ended December 31,
             -----------------------------------------
                    2000                 1999
------------------------------------------------------
Quarter        HIGH       LOW       High       Low
------------------------------------------------------
First         $ 36.25   $ 25.56    $ 39.94   $ 27.00
Second          32.94     27.63      45.69     29.94
Third           36.25     29.19      45.00     33.75
Fourth          42.06     32.06      40.13     32.50
------------------------------------------------------


STOCK EXCHANGES

Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol PII.


CASH DIVIDENDS DECLARED

Quarter                         2000             1999
------------------------------------------------------
First                          $0.22            $0.20
Second                          0.22             0.20
Third                           0.22             0.20
Fourth                          0.22             0.20
------------------------------------------------------
Total                           0.88             0.80
------------------------------------------------------


Shareholders of record of the Company's common stock on March 1, 2001:  2,731.

Share price on March 1, 2001:  $46.25.


 PII
LISTED
 NYSE
THE NEW YORK STOCK EXCHANGE







                [POLARIS LOGO]

                      Polaris Industries Inc
                      2100 Highway 55
                      Medina, MN  55340
                      763-542-0500
                      763-542-0599 fax

NOTE 3 INCOME TAX MATTERS

Components of Polaris' provision for income taxes are as follows (in millions):

For the Years Ended December 31,       2000       1999       1998
-----------------------------------------------------------------
Current:
  Federal                           $  41.3    $  36.1    $  10.4
  State                                 2.3        1.6        0.7
  Foreign                               0.4        1.3        1.2
Deferred                                1.6        3.0        5.0
-----------------------------------------------------------------
    Total                           $  45.6    $  42.0    $  17.3
=================================================================

     Reconciliation of the Federal statutory income tax rate to the effective tax rate is as follows:

For the Years Ended December 31,                 2000        1999        1998
-----------------------------------------------------------------------------
Federal statutory rate                           35.0%       35.0%       35.0%
State income taxes (net of federal benefit)       2.0         1.5         2.5
Other permanent differences                      (1.5)       (1.0)       (1.6)
-----------------------------------------------------------------------------
  Effective income tax rate                      35.5%       35.5%       35.9%
=============================================================================

     Polaris utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. The net deferred tax assets consist of the following (in millions):

December 31,                                      2000       1999       1998
----------------------------------------------------------------------------
Current deferred tax assets:
  Inventories                                  $   4.9    $   4.1    $   4.1
  Accrued expenses                                29.1       26.9       24.9
----------------------------------------------------------------------------
    Total current                                 34.0       31.0       29.0
----------------------------------------------------------------------------
Noncurrent deferred tax assets/liabilities:
  Cost in excess of net assets
    of business acquired                          21.1       23.0       25.2
  Property and equipment                         (13.7)      (8.9)      (4.9)
  Compensation payable in
    common stock                                   4.0        1.9        0.7
----------------------------------------------------------------------------
    Total noncurrent                              11.4       16.0       21.0
----------------------------------------------------------------------------
    Total                                      $  45.4    $  47.0    $  50.0
============================================================================

NOTE 4 STOCK-BASED COMPENSATION AND SAVINGS PLAN

The Company sponsors a 401(k) retirement savings plan under which eligible U.S. employees may choose to contribute up to 15 percent of eligible compensation on a pre-tax basis, subject to certain IRS limitations. The Company matches 100 percent of employee contributions up to a maximum of five percent of eligible compensation. Matching contributions were $5.3 million, $5.0 million and $3.8 million in 2000, 1999 and 1998, respectively.
     Polaris maintains a stock option plan (Option Plan) under which incentive and nonqualified stock options for a maximum of 2.35 million shares of common stock may be issued to certain employees. Options granted to date generally vest three years from the award date and expire after ten years.
     Polaris maintains a broad based stock option plan (Broad Based Plan) under which incentive stock options for a maximum of 350,000 shares of common stock may be issued to substantially all Polaris employees. Options vest three years from the award date and expire after ten years. Options were granted under this plan during 1999 at an exercise price of $31.56.
     Polaris maintains a restricted stock plan (Restricted Plan) under which a maximum of 800,000 shares of common stock may be awarded as an incentive to certain employees with no cash payments required from the recipient. The restrictions lapse after a three to four year period for awards issued prior to 2000 if Polaris achieves certain performance measures. Awards issued in 2000 did not contain performance measures. Shares of restricted stock granted, net of lapsed and forfeited shares, totaled 116,995, 133,440 and 119,160 in 2000, 1999 and 1998, respectively.
     Polaris sponsors a qualified non-leveraged Employee Stock Ownership Plan
(ESOP) under which a maximum of 1.25 million shares of common stock can be awarded. The shares are allocated to eligible participants accounts based on total cash compensation earned during the calendar year. The shares vest immediately with no required cash payment from the recipient. Substantially all U.S. employees are eligible to participate in the ESOP. Total expense related to the ESOP was $5.9 million, $6.2 million, and $6.8 million in 2000, 1999, and 1998, respectively. As of December 31, 2000 there were 635,777 shares vested in the plan.
     The following summarizes activity in the Option and Broad Based Plans, and the weighted average exercise price for the Option Plan:

                                                                         Broad
                                                Option Plan         Based Plan
                                          ------------------------------------
                                                       Exercise
                                             Shares       Price*        Shares
------------------------------------------------------------------------------
Outstanding as of December 31,  1997        495,743      $29.33             --
  Granted                                   691,590      $40.15             --
  Exercised/converted                       (33,425)     $29.00             --
  Forfeited                                 (76,183)     $30.94             --
------------------------------------------------------------------------------
Outstanding as of December 31, 1998       1,077,725      $36.17             --
  Granted                                   311,970      $32.47        337,900
  Exercised/lapsed                          (29,768)     $29.54             --
  Forfeited                                 (19,774)     $31.50        (19,300)
------------------------------------------------------------------------------
Outstanding as of December 31, 1999       1,340,153      $35.06        318,600
  Granted                                   410,300      $29.96             --
  Exercised/lapsed                          (31,931)     $27.30             --
  Forfeited                                 (52,808)     $31.94        (29,100)
------------------------------------------------------------------------------
Outstanding as of December 31, 2000       1,665,714      $34.42        289,500
==============================================================================
Exercisable/vested as
  of December 31, 2000                      328,704      $29.37             --
==============================================================================

* Weighted average

     Shares outstanding under the Option Plan have exercise prices ranging from $25.75 to $49.45 and a weighted average remaining contractual life of 7.6 years.
     Polaris maintains a nonqualified deferred compensation plan (Director Plan) under which directors who are not Polaris officers or employees can elect to receive common stock equivalents in lieu of director's fees, which will be converted into common stock when board service ends. A maximum of 75,000 shares of common stock has been authorized under this plan and 34,266 shares have been earned as of December 31, 2000.


                                                 2000 POLARIS INDUSTRIES INC. 25

      Polaris accounts for all stock based compensation plans under APB Opinion No. 25, under which compensation costs of $11.8 million, $9.6 million, and $7.8 million were recorded in 2000, 1999 and 1998, respectively. Had compensation costs for these plans been recorded at fair value consistent with the methodology prescribed by SFAS No. 123 "Accounting for Stock-Based Compensation," Polaris' net income and net income per share would have been reduced to the following pro forma amounts:

                                  2000         1999         1998
----------------------------------------------------------------
Net income (in millions):
  As reported                 $   82.8     $   76.3     $   31.0
  Pro forma                       79.6         73.5         29.3
Net income per share:
  As reported                 $   3.50     $   3.07     $   1.19
  Pro forma                       3.37         2.95         1.13
================================================================

     The fair value of each award under the Option Plan is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used to estimate the fair value of options:

                              2000        1999        1998
----------------------------------------------------------
Risk free interest rate        6.4%        6.6%        5.6%
Expected life               7 YEARS     7 years     7 years
Expected volatility             18%         23%         14%
Expected dividend yield        2.4%        2.2%        2.0%
==========================================================

     The weighted average fair values at the grant dates of shares awarded under the above plans are as follows:

                         2000         1999         1998
-------------------------------------------------------
Option Plan          $   6.73     $   8.99     $   5.57
Restricted Plan      $  29.96     $  32.47     $  34.89
ESOP                 $  33.04     $  36.25     $  39.19
Broad Based Plan     $     --     $   8.99     $     --
=======================================================

NOTE 5 SHAREHOLDERS' EQUITY

STOCK REPURCHASE PROGRAM: The Polaris Board of Directors has authorized the cumulative repurchase of up to 7.5 million shares of the Company's common stock. During 2000, Polaris paid $39.6 million to repurchase and retire 1.2 million shares. Cumulative repurchases through December 31, 2000 are 5.8 million shares for $183.3 million.

SHAREHOLDER RIGHTS PLAN: During 2000, the Polaris Board of Directors adopted a shareholder rights plan. Under the plan, a dividend of preferred stock purchase rights will become exercisable if a person or group should acquire 15 percent or more of the Company's stock. The dividend will consist of one purchase right for each outstanding share of the Company's common stock held by shareholders of record on June 1, 2000. Each right will entitle its holder to purchase one-hundredth of a new series of junior participating preferred stock at an exercise price of $150, subject to adjustment. The rights expire in 2010 and may be redeemed earlier by the Board of Directors for $0.01 per right.

NET INCOME PER SHARE: Polaris calculates net income per share in accordance with Statement of Financial Accounting Standards No. 128, which requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each year, including shares earned under the First Rights plan, the Director Plan and the ESOP. Diluted earnings per share is computed under the treasury stock method and is calculated to compute the dilutive effect of outstanding stock options and certain shares issued under the restricted plan. A reconciliation of these amounts is as follows (in thousands, except per share data):

                                          2000        1999        1998
----------------------------------------------------------------------
Net income available to common
  shareholders                         $82,809     $76,326     $31,015
======================================================================
Weighted average number
  of common shares outstanding          23,304      24,539      25,709
First Rights                                --          --          21
Director Plan                               27          23          17
ESOP                                       170         170         170
----------------------------------------------------------------------
Common shares outstanding--basic        23,501      24,732      25,917
----------------------------------------------------------------------
Dilutive effect of Option Plan             134         168          69
Dilutive effect of Restricted Plan          31          --          --
----------------------------------------------------------------------
Common and potential common
  shares outstanding--diluted           23,666      24,900      25,986
======================================================================
Basic earnings per share               $  3.52     $  3.09     $  1.20
======================================================================
Diluted earnings per share             $  3.50     $  3.07     $  1.19
======================================================================

STOCK PURCHASE PLAN: Polaris maintains an Employee Stock Purchase Plan (Purchase
Plan). A total of 750,000 shares of common stock are reserved for this plan. The Purchase Plan permits eligible employees to purchase common stock at 85 percent of the average market price each month. As of December 31, 2000, approximately 103,000 shares have been purchased under this plan.


NOTE 6 INVESTMENTS IN AFFILIATES

In 1996, a wholly owned subsidiary of Polaris entered into a partnership agreement with Transamerica Distribution Finance to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to Polaris' dealers and distributors and provides other financial services including retail credit, extended service contracts, and insurance to dealers, distributors and retail customers of Polaris. Polaris' subsidiary has a 50 percent equity interest in Polaris Acceptance.
     Polaris is a partner with Fuji Heavy Industries Ltd. in Robin Manufacturing, U.S.A. (Robin). Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products.
     Polaris' investments in affiliates are accounted for under the equity method. Polaris' allocable share of the income of Polaris Acceptance and Robin has been included as a component of nonoperating expense (income) in the accompanying statements of operations. Polaris Acceptance is a partnership and the payment of income tax is the responsibility of each of the partners. Robin is a corporation responsible for the payment of its own income taxes.


26 POLARIS INDUSTRIES INC. 2000

     Summarized combined financial information for the joint ventures is presented as follows (in millions):

December 31,                                               2000        1999
---------------------------------------------------------------------------
Revenues                                                $ 117.5     $  81.7
Cost of goods sold, interest and operating expenses        88.7        61.5
---------------------------------------------------------------------------
Net income before income taxes                          $  28.8     $  20.2
===========================================================================

Finance receivables, net                                $ 482.8     $ 408.8
Other assets                                               31.3        21.3
---------------------------------------------------------------------------
                                                        $ 514.1     $ 430.1
===========================================================================

Notes payable                                           $ 385.5     $ 338.6
Other liabilities                                          33.3        14.2
Shareholders' equity and partners' capital                 95.3        77.3
---------------------------------------------------------------------------
                                                        $ 514.1     $ 430.1
===========================================================================

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

LEASES: Polaris leases buildings and equipment under noncancelable operating leases. Total rent expense under all lease agreements was $2.9 million, $2.9 million, and $2.5 million, for 2000, 1999 and 1998, respectively. Future minimum payments, exclusive of other costs, required under noncancelable operating leases at December 31, 2000, total $0.2 million cumulatively through 2003.


NOTE 8 LITIGATION SETTLEMENT

Injection Research Specialists ("IRS") commenced an action in 1990 against Polaris and Fuji Heavy Industries, Ltd. ("Fuji") one of Polaris' engine suppliers, in Colorado Federal Court alleging various claims relating to electronic fuel injection systems for snowmobiles. In October 1998, following a judgment against Polaris for $34.0 million (before pre- and post-judgement interest) and affirmance thereof by the Federal Court of Appeals, IRS, Polaris and Fuji entered into a confidential settlement agreement to settle all outstanding claims between the parties. The resulting provision for litigation loss of $61.4 million has been reflected as an operating expense in the accompanying statement of operations for the year ended December 31, 1998. Polaris no longer uses any of the technology in dispute.

NOTE 9 SEGMENT REPORTING

Polaris has reviewed SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" and determined that the Company meets the aggregation criteria outlined since the Company's segments have similar (1) economic characteristics, (2) product and services, (3) production processes, (4) customers, (5) distribution channels, and (6) regulatory environments. Therefore, the Company reports as a single business segment.


NOTE 10 QUARTERLY FINANCIAL DATA

(Unaudited) (In millions, except per share data)

                                                       Diluted Net
                                   Gross         Net        Income
                      Sales       Profit      Income     Per Share
------------------------------------------------------------------
2000
First Quarter      $  279.1     $   61.5    $    9.7      $   0.41
Second Quarter        344.7         74.9        16.2          0.68
Third Quarter         401.3         98.9        29.3          1.24
Fourth Quarter        400.6         92.8        27.6          1.17
----------------------------------------------------
Totals             $1,425.7     $  328.1    $   82.8      $   3.50
==================================================================

1999
First Quarter      $  242.2     $   53.7    $    9.1      $   0.36
Second Quarter        326.7         68.0        15.1          0.60
Third Quarter         389.3         91.9        27.2          1.10
Fourth Quarter        370.4         84.5        24.9          1.02
----------------------------------------------------
Totals             $1,328.6     $  298.1    $   76.3      $   3.07
==================================================================

                                                 2000 POLARIS INDUSTRIES INC. 27

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






TO POLARIS INDUSTRIES INC.:

We have audited the accompanying consolidated balance sheets of Polaris Industries Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Polaris' management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polaris Industries Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
Minneapolis, Minnesota
January 26, 2001



BOARD OF DIRECTORS


ANDRIS A. BALTINS (A, C)
Member of the law firm of Kaplan,
Strangis and Kaplan, P.A.

RAYMOND J. BIGGS (S)
Chairman Emeritus of Huntington
Bancshares of Michigan

BEVERLY F. DOLAN (C*, S*) Retired
Chairman and Chief
Executive Officer of Textron Inc.

WILLIAM E. FRUHAN
Professor of
Business Administration-
Harvard University

ROBERT S. MOE (C, E)
Retired Executive Vice President
and Treasurer of Polaris
Industries Inc.

GREGORY R. PALEN (A)
Chief Executive Officer of Spectro
Alloys and Palen/Kimball Company

R.M. (MARK) SCHRECK
President, RMS Engineering
and retired Vice President of
Technology, GE

J. RICHARD STONESIFER
Retired President and CEO
of GE Appliances

BRUCE A. THOMSON (A)
Chairman of the Board of
Tomsten, Inc.

THOMAS C. TILLER (E)
President and Chief Executive
Officer of Polaris Industries Inc.

W. HALL WENDEL, JR. (E*)
Chairman of the Board of Polaris
Industries Inc.

RICHARD A. ZONA (A*)
CEO, Zona Financial and retired
Vice Chairman of U.S. Bancorp.



(A) Audit Committee Member
(C) Compensation Committee Member
(E) Executive Committee Member
(S) Stock Award Compensation
    Committee Member
*   Committee Chairman



CORPORATE OFFICERS


W. HALL WENDEL, JR.
Chairman

THOMAS C. TILLER
President and
Chief Executive Officer

JEFFREY A. BJORKMAN
Vice President - Operations

JOHN B. CORNESS
Vice President - Human Resources

MICHAEL W. MALONE
Vice President - Finance,
Chief Financial Officer and
Secretary

RICHARD R. POLLICK
Vice President - International

THOMAS H. RUSCHHAUPT
Vice President - Sales and Service



GENERAL MANAGERS


RONALD A. BILLS
General Manager - Personal
Watercraft

MARK E. BLACKWELL
General Manager - Victory
Motorcycles

MITCHELL D. JOHNSON
General Manager - All-Terrain
Vehicles

BENNETT J. MORGAN
General Manager - Parts,
Garments & Accessories

ROBERT R. NYGAARD
General Manager - Snowmobiles



28 POLARIS INDUSTRIES INC. 2000