Form 10-K, Exhibit 13
period 2001-12-31
POLARIS INDUSTRIES INC/MN
filed 2002-03-22
CIK 931015

                                                                      EXHIBIT 13


11-YEAR SELECTED FINANCIAL DATA in thousands, except per share and per unit data


The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial and statistical information referenced elsewhere in this report, including the information referenced under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

For the Years Ended December 31,                                    2001            2000            1999               1998
------------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data:
  Total sales                                                    $1,512,042      $1,425,678      $1,328,620      $1,180,648
------------------------------------------------------------------------------------------------------------------------------------
    % change from prior year                                              6%              7%             13%             14%
------------------------------------------------------------------------------------------------------------------------------------
  Sales mix by product:
------------------------------------------------------------------------------------------------------------------------------------
    All-terrain vehicles                                                 56%             59%             57%             56%
------------------------------------------------------------------------------------------------------------------------------------
    Snowmobiles                                                          25%             22%             24%             27%
------------------------------------------------------------------------------------------------------------------------------------
    Personal watercraft                                                   4%              5%              4%              4%
------------------------------------------------------------------------------------------------------------------------------------
    Motorcycles                                                           1%              1%              3%              1%
------------------------------------------------------------------------------------------------------------------------------------
    PG&A                                                                 14%             13%             12%             12%
------------------------------------------------------------------------------------------------------------------------------------
Gross profit data:
  Total gross profit                                             $  344,374      $  328,104      $  298,050      $  252,344
------------------------------------------------------------------------------------------------------------------------------------
    % of sales                                                           23%             23%             22%             21%
------------------------------------------------------------------------------------------------------------------------------------
Operating expense data:
  Amortization of intangibles and noncash compensation           $   16,482      $   12,701      $   10,472      $    8,703
------------------------------------------------------------------------------------------------------------------------------------
  Conversion costs                                                       --              --              --              --
------------------------------------------------------------------------------------------------------------------------------------
  Other operating expenses                                          198,074         193,609         173,932         204,944(1)
------------------------------------------------------------------------------------------------------------------------------------
    % of sales                                                           13%             14%             13%             17%(1)
------------------------------------------------------------------------------------------------------------------------------------
Actual and pro forma data:(2)
  Net income                                                     $   91,414      $   82,809      $   76,326      $   31,015(1)
------------------------------------------------------------------------------------------------------------------------------------
  Diluted net income per share                                   $     3.88      $     3.50      $     3.07      $     1.19(1)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA

Cash flow from operating activities                              $  188,581      $  107,666      $  124,354      $  121,385
------------------------------------------------------------------------------------------------------------------------------------
Purchase of property and equipment                                   53,982          63,056          65,063          61,532
------------------------------------------------------------------------------------------------------------------------------------
Repurchase and retirement of common stock                            49,207          39,622          52,412          37,728
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends to shareholders                                       22,846          20,648          19,732          18,582
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends per share                                         $     1.00      $     0.88      $     0.80      $     0.72
------------------------------------------------------------------------------------------------------------------------------------
Cash distributions declared to partners                                  --              --              --              --
------------------------------------------------------------------------------------------------------------------------------------
Cash distributions declared per unit                                     --              --              --              --
------------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
(at end of year)

Cash and cash equivalents                                        $   40,530      $    2,369      $    6,184      $    1,466
------------------------------------------------------------------------------------------------------------------------------------
Current assets                                                      305,317         240,912         214,714         183,840
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                        565,163         490,186         442,027         378,697
------------------------------------------------------------------------------------------------------------------------------------
Current liabilities                                                 308,337         238,384         233,800         204,964
------------------------------------------------------------------------------------------------------------------------------------
Borrowings under credit agreement                                    18,043          47,068          40,000          20,500
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity/partners' capital                              238,783         204,734         168,227         153,233
====================================================================================================================================

(1) In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists, Inc. The one-time provision for litigation loss amounted to $61.4 million, or $1.53 per diluted share in 1998. The settlement had no effect on the future operations of the Company. Excluding this charge, other operating expenses, net income and diluted net income per share for 1998 would have been $143.5 million, $70.6 million and $2.72 per share, respectively.

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

       1997               1996              1995              1994              1993              1992              1991
------------------------------------------------------------------------------------------------------------------------------------
$ 1,031,470        $ 1,184,368       $ 1,104,060       $   816,713       $   520,197       $   376,903       $   291,563
------------------------------------------------------------------------------------------------------------------------------------
        (13%)                7%               35%               57%               38%               29%                1%
------------------------------------------------------------------------------------------------------------------------------------

         45%                37%               33%               30%               27%               25%               25%
-----------------------------------------------------------------------------------------------------------------------------------
         35%                36%               40%               43%               49%               54%               59%
------------------------------------------------------------------------------------------------------------------------------------
          6%                15%               16%               14%                9%                7%               --
------------------------------------------------------------------------------------------------------------------------------------
         --                 --                --                --                --                --                --
------------------------------------------------------------------------------------------------------------------------------------
         14%                12%               11%               13%               15%               14%               16%
------------------------------------------------------------------------------------------------------------------------------------

$   222,608        $   231,020       $   219,663       $   175,211       $   127,045       $   101,328       $    85,330
------------------------------------------------------------------------------------------------------------------------------------
         22%                20%               20%               21%               24%               27%               29%
------------------------------------------------------------------------------------------------------------------------------------
$     5,887        $     5,325       $     5,616       $    14,321       $    13,466       $    11,997       $    13,108
------------------------------------------------------------------------------------------------------------------------------------
         --                 --                --            12,315                --                --                --
------------------------------------------------------------------------------------------------------------------------------------
    123,619            128,278           112,389            72,913            60,352            48,640            40,504
------------------------------------------------------------------------------------------------------------------------------------

         12%                11%               10%                9%               12%               13%               14%
------------------------------------------------------------------------------------------------------------------------------------

$    65,383        $    62,293       $    60,776       $    54,703       $    33,027       $    24,602       $    20,727
------------------------------------------------------------------------------------------------------------------------------------
$      2.45        $      2.24       $      2.19       $      1.98       $      1.21       $      0.91       $      0.81
------------------------------------------------------------------------------------------------------------------------------------

$   102,308        $    89,581       $    77,749       $   111,542       $    78,503       $    55,316       $    46,642
------------------------------------------------------------------------------------------------------------------------------------
     36,798             45,336            47,154            32,656            18,946            12,295            15,988
------------------------------------------------------------------------------------------------------------------------------------
     39,903             13,587                --                --                --                --                --
------------------------------------------------------------------------------------------------------------------------------------
     16,958             16,390           116,639                --                --                --                --
------------------------------------------------------------------------------------------------------------------------------------
$      0.64        $      0.60       $      4.27                --                --                --                --
------------------------------------------------------------------------------------------------------------------------------------
         --                 --                --            50,942            47,217            44,507            42,581
------------------------------------------------------------------------------------------------------------------------------------
         --                 --                --       $      1.68       $      1.67       $      1.67       $      1.67
------------------------------------------------------------------------------------------------------------------------------------

$     1,233        $     5,812       $     3,501       $    62,881       $    33,798       $    19,094       $    20,098
------------------------------------------------------------------------------------------------------------------------------------
    217,458            193,405           175,271           206,489           109,748            74,999            59,200
------------------------------------------------------------------------------------------------------------------------------------
    384,746            351,717           314,436           331,166           180,548           146,681           135,509
------------------------------------------------------------------------------------------------------------------------------------
    191,111            161,387           155,722           161,457            98,055            69,054            52,646
------------------------------------------------------------------------------------------------------------------------------------
     24,400             35,000            40,200                --                --                --                --
------------------------------------------------------------------------------------------------------------------------------------
    169,235            155,330           118,514           169,709            82,493            77,627            82,863
====================================================================================================================================

                                   POLARIS INDUSTRIES INC. 2001 ANNUAL REPORT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS of financial condition and results of operations

The following discussion pertains to the results of operations and financial position of the Company for each of the three years in the period ended December 31, 2001, and should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this report.


RESULTS OF OPERATIONS

2001 VS. 2000

Sales increased to $1.512 billion in 2001, representing a six percent increase from $1.426 billion in 2000. The increase in sales was primarily due to higher snowmobile sales, resulting from the success of our new Snow Check Select(TM) program and our product line of high quality snowmobiles, as well as higher parts, garments and accessories (PG&A) sales in 2001.

     Sales of ATVs of $839.7 million in 2001 were approximately flat compared to $843.5 million in 2000. The flat sales growth was primarily the result of higher than usual dealer and consumer promotional and advertising activity of several of our competitors, which adversely impacted Polaris' sales volume during 2001. The average per unit sales price increased two percent for the year due to a change in the mix of products sold following our successful introduction of the new Sportsman 700 and two new models of RANGERs, each of which commands a higher selling price. Sales of ATVs comprised 56 percent of total company sales in 2001 compared to 59 percent in 2000.

     Sales of snowmobiles of $379.8 million in 2001 were 22 percent higher than $311.3 million in 2000. The increase can be attributed to more normal snowfall in the 2000-2001 season, the success of the new custom order program, Snow Check Select, and the introduction of several new models. The average per unit sales price increased six percent in 2001 from the prior year due to higher priced features being requested on custom-ordered snowmobiles. Sales of snowmobiles comprised 25 percent of total company sales in 2001 compared to 22 percent in 2000.

     Sales of personal watercraft (PWC) of $61.9 million in 2001 were nine percent lower than $68.3 million in 2000. The decrease was primarily due to the slowing economy and a decline in the overall industry retail sales in 2001. The average per unit sales price for PWC decreased two percent as more sales promotions were implemented during the 2001 period. Sales of PWC comprised four percent of total company sales in 2001 compared to five percent in 2000.

     Sales of Victory motorcycles of $19.3 million in 2001 changed little from sales of $19.4 million in 2000. Although unit shipments increased during 2001, the flat sales can be attributed to higher promotional costs in 2001 versus 2000 to assist dealers in selling their inventory of motorcycles in a very competitive industry environment. The average per unit sales price for motorcycles declined 11 percent due to higher promotional activity in the 2001 period. Sales of Victory motorcycles comprised one percent of total company sales for both years 2001 and 2000.

     Sales of PG&A of $211.3 million in 2001 were 15 percent higher than $183.2 million in 2000. The increase in PG&A sales was due primarily to increases in clothing, accessories and parts for both snowmobiles and ATVs. The company views the PG&A business as a continued opportunity for future growth. PG&A sales comprised 14 percent of total company sales in 2001, compared to 13 percent in 2000.

     Gross profit increased to $344.4 million in 2001, representing a five percent increase over $328.1 million gross profit in 2000. This increase in gross profit dollars was a result of higher sales volume. Gross profit, as a percentage of sales, decreased slightly to 22.8 percent in 2001 from 23.0 percent in 2000. The decrease was due to increased promotional costs related to the ATV business and a stronger U.S. dollar in relation to the Canadian dollar versus the prior year, partially offset by higher margins in the ATV and snowmobile product lines.

     Operating expenses in 2001 increased four percent to $214.6 million from $206.3 million in 2000. This increase in operating expenses was a result of higher sales volume, higher research and development costs, and the impact of a rising stock price on stock-based compensation plans during 2001 compared to the prior year. Expressed as a percentage of sales, operating expenses decreased to
14.2 percent in 2001 from 14.5 percent in 2000. The reduction in operating expenses, as a percent of sales, is a direct result of efforts by the company to reduce indirect expenses as the economy softened in 2001.

     Polaris has continued to invest in new product development, innovation, and product diversification. Research and development expenses were $35.7 million (2.4 percent of sales) in 2001 and $32.4 million (2.3 percent of sales) in 2000. In 2001, more than 66 percent of sales came from products introduced in the past three years.

     Interest expense declined six percent as a result of lower average interest rates on borrowings under the credit agreements in 2001 compared to 2000.

     Nonoperating other income increased from 2000 due to the favorable effects of foreign currency hedging transactions related to the Canadian dollar exposure in 2001.

     The provision for income taxes decreased from a rate of 35.5 percent of pre-tax income in 2000 to 34.5 percent of pre-tax income in 2001 as a result of the impact of tax planning.

     Net income in 2001 was $91.4 million, an increase of 10 percent from $82.8 million in 2000. Net income as a percent of sales was 6.0 percent in 2001, an increase from 5.8 percent in 2000. Net income per diluted share increased 11 percent to $3.88 in 2001 from $3.50 in 2000.

2000 VS. 1999

Sales increased to $1.426 billion in 2000, representing a seven percent increase from $1.329 billion in 1999. The increase in sales was primarily due to higher ATV sales, resulting from the eleventh consecutive year of increased ATV retail sales, and higher PG&A sales.

     Sales of ATVs of $843.5 million in 2000 were 12 percent higher than $753.2 million in 1999. The increased sales reflect the continued double-digit growth of both Polaris and the industry as consumers find new and expanded uses for the product as well as the introduction of our youth ATVs. The increased sales were partially offset by a product mix driven average per unit sales price decrease. Sales of ATVs comprised 59 percent of total company sales in 2000 compared to 57 percent in 1999.

     Sales of snowmobiles of $311.3 million in 2000 were three percent lower than $322.4 million in 1999. The decrease was due to lower unit shipments to dealers after three consecutive winters of poor snow conditions. This decrease in sales was partially offset by a product mix driven increase in the average per unit sales price. Sales of snowmobiles comprised 22 percent of total company sales in 2000 compared to 24 percent in 1999.

     Sales of PWC of $68.3 million in 2000 were 27 percent higher than $53.7 million in 1999. The increase was primarily due to shipment timing as we shipped our 2001 models to our dealers earlier than in prior years. The average per unit sales price for PWC remained flat. Sales of PWC comprised five percent of total company sales in 2000 compared to four percent in 1999.

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

     Sales of PG&A of $183.2 million in 2000 were 16 percent higher than $158.1 million in 1999. The increase in PG&A sales was due primarily to increases in clothing and ATV parts shipments. PG&A sales comprised 13 percent of total Company sales in 2000, compared to 12 percent in 1999.

     Gross profit increased to $328.1 million in 2000, representing a 10 percent increase over $298.1 million gross profit in 1999. This increase in gross profit dollars was a result of higher sales volume and an increase in gross profit margin percentage to 23.0 percent in 2000 from 22.4 percent in 1999. The increase in gross profit margin percentage was primarily a result of increased margins in the ATV, snowmobile and Victory product lines due to cost reductions and lower snowmobile promotional expenses. These positive factors have been somewhat offset by the negative impact of Japanese yen exchange rates and increased amortization of tooling costs.

     Operating expenses in 2000 increased 12 percent to $206.3 million from $184.4 million in 1999. Expressed as a percentage of sales, operating expenses increased to 14.5 percent in 2000 from 13.9 percent in 1999. These increases are primarily related to a planned increase in expenses to support the Company's growth and brand recognition initiatives in areas such as information systems, PG&A sales and marketing and international sales.

     Polaris has continued to invest in new product development, innovation, and product diversification. Research and development expenses were $32.4 million (2.3 percent of sales) in 2000 and $31.3 million (2.4 percent of sales) in 1999. In 2000, more than 79 percent of sales came from products introduced in the past three years.

     Nonoperating expense (income) increased in 2000 from 1999 due to the positive financial impact of the Company's equity in the income of Polaris Acceptance, which is the primary reason that the income from financial services increased by $4.6 million. This increase was partially offset by higher interest expense of $3.4 million.

     Net income in 2000 was $82.8 million, an increase of eight percent from $76.3 million in 1999. Net income as a percent of sales was 5.8 percent in 2000, an increase from 5.7 percent in 1999. Net income per diluted share increased 14 percent to $3.50 in 2000 from $3.07 in 1999.


CRITICAL ACCOUNTING POLICIES

The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluation of the Company's reported financial results include the following: revenue recognition, sales promotions and incentives, product warranties and product liability.

     REVENUE RECOGNITION: Revenues are recognized at the time of shipment to the dealer or distributor. Historically, product returns, whether in the normal course of business or resulting from repurchases made under the customer financing program have not been material. However, Polaris has agreed to repurchase products repossessed by the finance companies up to certain limits. Polaris' financial exposure is limited to the difference between the amount paid to the finance companies and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements. Polaris has not historically recorded any significant sales return allowances because it has not been required to repurchase a significant number of units. However, an adverse change in retail sales could cause this situation to change.



                                   POLARIS INDUSTRIES INC. 2001 ANNUAL REPORT 15

SALES PROMOTIONS AND INCENTIVES: Polaris generally provides for estimated sales promotion and incentive expenses, which are recognized as a sales reduction, at the time of sale to the dealer or distributor. Examples of sales promotion and incentive programs include dealer and consumer rebates, volume discounts, financing programs and sales associate incentives. Sales promotion and incentive expenses are estimated based on current programs and historical rates for each product line. Actual results may differ from these estimates if market conditions dictate the need to enhance or reduce sales promotion and incentive programs or if the customer usage rate varies from historical trends. Historically, sales promotion and incentive expenses have been within the Company's expectations and differences have not been material.

PRODUCT WARRANTIES: Polaris provides a limited warranty for ATVs for a period of six months and for a period of one year for its snowmobiles, motorcycles and PWC products. Polaris' standard warranties require the Company or its dealers to repair or replace defective product during such warranty period at no cost to the consumer. The warranty reserve is established at the time of sale to the dealer or distributor based on management's best estimate using historical rates and trends. Adjustments to the warranty reserve are made from time to time as actual claims become known in order to properly estimate the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. While management believes that the warranty reserve is adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future.

PRODUCT LIABILITY: Polaris is subject to product liability claims in the normal course of business. Polaris carries excess product liability insurance coverage for catastrophic product liability claims for incidents that exceed its self-insured retention level. The estimated costs resulting from any losses are charged to operating expenses when it is probable a loss has been incurred and the amount of the loss is reasonably determinable. The Company utilizes historical trends and actuarial analysis tools to assist in determining the appropriate loss reserve levels. At December 31, 2001 the Company has accrued $5.9 million for the defense and possible payment of pending claims, which reserve is included as a component of the other accrued expenses in the accompanying consolidated balance sheets. Historically, losses for product liability claims have been equal to or lower than estimates of possible claims. While management believes the product liability reserve is adequate, adverse determination of material product liability claims made against the Company would have a material adverse effect on Polaris' financial condition.


LIQUIDITY AND CAPITAL RESOURCES

Polaris' primary sources of funds have been cash provided by operating activities, a bank line of credit arrangement that was increased from $150.0 million to $250.0 million during 2001 and a dealer floor plan financing program. Polaris' primary uses of funds have been for cash dividends to shareholders, repurchase and retirement of common stock, capital investments and new product development.

     During 2001, Polaris generated net cash from operating activities of $188.6 million, which was utilized to fund capital expenditures of $54.0 million, cash dividends of $22.8 million and the repurchase of common stock of $49.2 million. Net cash generated from operating activities increased 75 percent from 2000 to 2001 due largely to timing of payments to dealers for incentive programs. During 2000, Polaris generated net cash from operating activities of $107.7 million, which was utilized to fund capital expenditures of $63.1 million, cash dividends of $20.6 million, and the repurchase of common stock of $39.6 million. During 1999, Polaris generated net cash from operating activities of $124.4 million, which was utilized to fund capital expenditures of $65.1 million, cash dividends of $19.7 million and the repurchase of common stock of $52.4 million.

     The seasonality of production and shipments causes working capital requirements to fluctuate during the year. Polaris has an unsecured bank line of credit arrangement with maximum available borrowings of $150.0 million expiring on June 14, 2004. In addition, Polaris has a 364-day unsecured bank line of credit arrangement expiring on June 13, 2002 of $100.0 million, which management plans to extend beyond 2002. These arrangements provide borrowing for working capital needs and the repurchase and retirement of common stock. Borrowings under the lines of credit bear interest based on LIBOR or "prime" rates. At December 31, 2001, Polaris had total borrowings under the lines of credit of $18.0 million compared to $47.1 million at December 31, 2000. Polaris has entered into an interest rate swap agreement to manage exposures to fluctuations in interest rates. At December 31, 2001, the effect of this agreement is to fix the interest rate at 7.21 percent for $18.0 million of borrowings under the credit line until July 2007. In addition, at December 31, 2001, Polaris had letters of credit outstanding of $5.1 million related to purchase obligations for raw materials.

     The Polaris Board of Directors has authorized the cumulative repurchase of up to 9.5 million shares of the company's common stock. During 2001, Polaris paid $49.2 million to repurchase and retire 1.1 million shares. Polaris had 2.6 million shares available to repurchase under the Board of Directors authorization as of December 31, 2001.

     A wholly owned subsidiary of Polaris is a partner with a wholly owned subsidary of Transamerica Distribution Finance in Polaris Acceptance which provides floor plan financing to Polaris' dealers and, until October 2001, provided retail credit services to retail customers of Polaris' dealers. Polaris has a 50 percent equity interest in Polaris Acceptance and was responsible for 50 percent of the outstanding indebtedness of Polaris Acceptance. In February 2000, the term of the partnership agreement was extended; in consideration thereof, Polaris is no longer required to guarantee the outstanding indebtedness of Polaris Acceptance.

     Polaris has arrangements with certain finance companies, including Polaris Acceptance, to provide floor plan financing for its dealers. These arrangements provide liquidity by financing dealer purchases of Polaris products without the use of Polaris' working capital. Substantially all of the North American sales of snowmobiles, ATVs, motorcycles and PWC and related PG&A are financed under these arrangements whereby Polaris receives payment within a few days of shipment of the product. The amount financed by dealers under these arrangements at December 31, 2001 and 2000, was approximately $620.0 million and $549.0 million, respectively. Polaris participates in the cost of dealer financing up to certain limits. Polaris has agreed to repurchase products repossessed by the finance companies to an annual maximum of 15 percent of the average amount outstanding during the prior calendar year. Polaris' financial exposure under these agreements is limited to the difference between the amount paid to the finance companies and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements. However, an adverse change in retail sales could cause this situation to change and thereby require Polaris to repurchase repossessed units.

     In October 2001, Polaris entered into an agreement with Household Bank N.A., to provide retail financing for its consumers. This arrangement provides that all income and losses of the retail credit portfolio are shared 50 percent to Polaris and 50 percent to Household. The amount financed by consumers under this arrangement at December 31, 2001 was approximately $160.0 million. Either party has the right to terminate the agreement if profitability of the portfolio falls below certain minimum levels. Polaris' financial exposure under this agreement is limited to its deposit ($11.1 million at December 31, 2001) plus an aggregate amount of not more than $15.0 million.

     Polaris has made significant capital investments to increase production capacity, quality, and efficiency, and for new product development and diversification. Improvements in manufacturing and distribution capacity include: (a) expenditures for the redesign of our Roseau manufacturing facility of $10.1 million during 2001 which replaced three assembly lines, (b) tooling expenditures for new product development across all product lines of $19.5 million during 2001, and (c) continued investments in returnable crates, which not only reduce costs but also are environmentally friendly. Polaris anticipates that capital expenditures, including tooling, for 2002 will range from $65.0 million to $75.0 million.

     Management believes that existing cash balances, cash flows to be generated from operating activities and available borrowing capacity under the line of credit arrangements will be sufficient to fund operations, regular dividends, share repurchases, and capital expenditure requirements for 2002. At this time, management is not aware of any factors that would have a material adverse impact on cash flow beyond 2002.

INFLATION AND EXCHANGE RATES

Polaris does not believe that inflation has had a material impact on the results of its operations. However, the changing relationships of the U.S. dollar to the Canadian dollar and Japanese yen have had a material impact from time-to-time.

     During 2001, purchases totaling 12 percent of Polaris cost of sales were from Japanese yen denominated suppliers. The strengthening of the U.S. dollar in relation to the Japanese yen since late 2000 has resulted in lower raw material purchase prices. Polaris' cost of sales in 2001 was positively impacted by the Japanese yen exchange rate fluctuation when compared to the prior year. In view of the foreign exchange hedging contracts currently in place, Polaris anticipates that the yen-dollar exchange rate will again have a positive impact on cost of sales during 2002 when compared to 2001.

     Polaris operates in Canada through a wholly owned subsidiary. Sales of the Canadian subsidiary comprised 12 percent of total Polaris sales in 2001. From time to time, Polaris utilizes foreign exchange hedging contracts to manage its exposure to the Canadian dollar. The U.S. dollar strengthened in relation to the Canadian dollar in 2001 which resulted in a negative financial impact on Polaris gross margins when compared to the same periods in 2000. In view of the continuing strengthening of the U.S. dollar in relation to the Canadian dollar, at this point in time Polaris anticipates a negative impact on net income during 2002 when compared to 2001.

     In the past, Polaris has been a party to, and in the future may enter into, foreign exchange hedging contracts for the Japanese yen, Euro, Taiwan dollar and the Canadian dollar to minimize the impact of exchange rate fluctuations within each year. At December 31, 2001, Polaris had open Japanese yen foreign exchange hedging contracts with notional amounts totaling $76.2 million U.S. dollars which mature throughout 2002.

     Since 1995, Polaris has been manufacturing its own engines for selected models of PWC, motorcycles, ATVs and snowmobiles at its Osceola, Wisconsin facility. Also, in 1995, Polaris entered into an agreement with Fuji Heavy Industries Ltd. to form Robin Manufacturing U.S.A., Inc. ("Robin"). Under the terms of the agreement, Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products. Potential advantages to Polaris of having these additional sources of engines include reduced foreign exchange risk, lower shipping costs and less dependence in the future on a single supplier for engines.

FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this report are "forward-looking statements" intended to qualify for the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These "forward-looking statements" can generally be identified as such because the context of the statement will include words such as the Company or management "believes," "anticipates," "expects," "estimates" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking. Shareholders, potential investors and others are cautioned that all forward-looking statements involve risks and uncertainty that could cause results in future periods to differ materially from those anticipated by some of the statements made in this report. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: product offerings, promotional activities and pricing strategies by competitors; future conduct of litigation processes; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending.



                                   POLARIS INDUSTRIES INC. 2001 ANNUAL REPORT 17

CONSOLIDATED BALANCE SHEETS in thousands, except per share data




December 31,                                                                                  2001                 2000
-------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                                $  40,530           $   2,369
  Trade receivables, net of allowance for doubtful accounts of $3,606 and $2,545              56,119              56,130
  Inventories                                                                                152,717             143,491
  Prepaid expenses and other                                                                  10,203               4,922
  Deferred tax assets                                                                         45,748              34,000
------------------------------------------------------------------------------------------------------------------------
     Total current assets                                                                    305,317             240,912
------------------------------------------------------------------------------------------------------------------------


PROPERTY AND EQUIPMENT
  Land, buildings and improvements                                                            54,350              51,135
  Equipment and tooling                                                                      305,647             267,484
------------------------------------------------------------------------------------------------------------------------

                                                                                             359,997             318,619

  Less accumulated depreciation                                                             (189,674)           (150,755)
------------------------------------------------------------------------------------------------------------------------
     Net property and equipment                                                              170,323             167,864
------------------------------------------------------------------------------------------------------------------------


INVESTMENTS IN FINANCE AFFILIATE AND RETAIL CREDIT DEPOSIT                                    52,963              45,468
DEFERRED TAX ASSETS                                                                            9,361              11,384
GOODWILL AND OTHER ASSETS, NET                                                                27,199              24,558
------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                               $ 565,163           $ 490,186
========================================================================================================================

The accompanying notes are an integral part of these consolidated balance sheets



December 31,                                                                                          2001                2000
---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                                                 $ 101,554           $  89,498
  Accrued expenses:
    Compensation                                                                                      34,615              30,747
    Warranties                                                                                        33,301              34,216
    Sales promotions and incentives                                                                   95,280              41,792
    Other                                                                                             27,715              26,234
  Income taxes payable                                                                                15,872              15,897
--------------------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                                        308,337             238,384
--------------------------------------------------------------------------------------------------------------------------------

BORROWINGS UNDER CREDIT AGREEMENTS                                                                    18,043              47,068
--------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                326,380             285,452
--------------------------------------------------------------------------------------------------------------------------------



SHAREHOLDERS' EQUITY
  Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding             --                  --
  Common stock $0.01 par value, 80,000 shares authorized, 22,927 and 23,542 shares
    issued and outstanding                                                                               229                 235
  Additional paid-in capital                                                                              --                  --
  Deferred compensation                                                                               (4,888)             (3,300)
  Retained earnings                                                                                  248,634             207,613
  Accumulated other comprehensive income (loss)                                                       (5,192)                186
--------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                                       238,783             204,734
--------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                         $ 565,163           $ 490,186
================================================================================================================================


The accompanying notes are an integral part of these consolidated balance sheets.




                                   POLARIS INDUSTRIES INC. 2001 ANNUAL REPORT 19

CONSOLIDATED STATEMENTS OF OPERATIONS in thousands, except per share data




For the Years Ended December 31,                             2001                    2000                     1999
----------------------------------------------------------------------------------------------------------------------

Sales                                                   $ 1,512,042              $ 1,425,678              $ 1,328,620
Cost of sales                                             1,167,668                1,097,574                1,030,570
---------------------------------------------------------------------------------------------------------------------
    Gross profit                                            344,374                  328,104                  298,050
---------------------------------------------------------------------------------------------------------------------

Operating expenses:
  Selling and marketing                                     119,905                  122,028                  112,116
  Research and development                                   35,708                   32,360                   31,311
  General and administrative                                 58,943                   51,922                   40,977
---------------------------------------------------------------------------------------------------------------------
    Total operating expenses                                214,556                  206,310                  184,404
---------------------------------------------------------------------------------------------------------------------

    Operating income                                        129,818                  121,794                  113,646
Nonoperating expense (income):
  Interest expense                                            7,251                    7,704                    4,285
  Income from financial services                            (14,355)                 (14,123)                  (9,495)
  Other expense (income), net                                (2,641)                    (173)                     521
---------------------------------------------------------------------------------------------------------------------
    Income before income taxes                              139,563                  128,386                  118,335
Provision for income taxes                                   48,149                   45,577                   42,009
---------------------------------------------------------------------------------------------------------------------
    Net income                                          $    91,414              $    82,809              $    76,326
---------------------------------------------------------------------------------------------------------------------

Basic net income per share                              $      4.00              $      3.52              $      3.09
---------------------------------------------------------------------------------------------------------------------
Diluted net income per share                            $      3.88              $      3.50              $      3.07
---------------------------------------------------------------------------------------------------------------------
Weighted average number of common
  and common equivalent shares outstanding:

  Basic                                                      22,864                   23,501                   24,732
---------------------------------------------------------------------------------------------------------------------
  Diluted                                                    23,567                   23,666                   24,900
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME in thousands

                                                                                                            Accumulated
                                                   Additional                 Compensation                        Other
                                        Common        Paid-in       Deferred    Payable in   Retained     Comprehensive
                                         Stock        Capital   Compensation  Common Stock   Earnings     Income (Loss)    Total
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998             $  253     $  48,622     $  (6,726)    $   6,844     $ 104,240     $      --     $ 153,233
  First Rights conversion
    to stock                               --           323            --          (286)            7            --            44
  Employee stock compensation               4        12,439        (1,092)         (583)           --            --        10,768
  Cash dividends declared,
    $0.80 per share                        --            --            --            --       (19,732)           --       (19,732)
  Repurchase and retirement
    of common shares                      (15)      (52,397)           --            --            --            --       (52,412)
  Net income                               --            --            --            --        76,326            --        76,326
---------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                242         8,987        (7,818)        5,975       160,841            --       168,227
  Employee stock compensation               5        15,234         4,518        (5,975)           --            --        13,782
  Cash dividends declared,
    $0.88 per share                        --            --            --            --       (20,648)           --       (20,648)
  Repurchase and retirement
    of common shares                      (12)      (24,221)           --            --       (15,389)           --       (39,622)
Comprehensive income:
  Net income                               --            --            --            --        82,809
  Foreign currency translation
    adjustments                            --            --            --            --            --           186
  Total comprehensive income                                                                                               82,995
---------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000                235            --        (3,300)           --       207,613           186       204,734
  Employee stock compensation               5        21,649        (1,588)           --            --            --        20,066
  Cash dividends declared,
    $1.00 per share                        --            --            --            --       (22,846)           --       (22,846)
  Repurchase and retirement
    of common shares                      (11)      (21,649)           --            --       (27,547)           --       (49,207)
Comprehensive income net of tax:
  Net income                               --            --            --            --        91,414
  Foreign currency
    translation adjustment                 --            --            --            --            --          (160)
  Effect of adoption of
    SFAS No. 133                           --            --            --            --            --        (2,544)
  Unrealized loss on
    derivative instruments                 --            --            --            --            --        (2,674)
   Total comprehensive income                                                                                              86,036
---------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2001             $  229     $      --     $  (4,888)    $      --     $ 248,634     $  (5,192)    $ 238,783
=================================================================================================================================


The accompanying notes are an integral part of these consolidated statements.


                                   POLARIS INDUSTRIES INC. 2001 ANNUAL REPORT 21

CONSOLIDATED STATEMENTS OF CASH FLOWS in thousands



For the Years Ended December 31,                                            2001                2000                 1999
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

  Net income                                                              $  91,414           $  82,809           $  76,326
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                                            52,550              46,997              39,281
    Noncash compensation                                                     15,455              11,820               9,586
    Noncash income from financial services                                  (12,463)            (14,123)             (9,495)
    Deferred income taxes                                                    (9,725)              1,616               3,000
    Changes in current operating items:
      Trade receivables                                                          11              (2,837)            (10,258)
      Inventories                                                            (9,226)            (25,429)            (10,626)
      Accounts payable                                                       12,056              (2,307)             14,547
      Accrued expenses                                                       57,922               4,407               7,887
      Income taxes payable                                                      (25)              2,484               6,402
      Others, net                                                            (9,388)              2,229              (2,296)
---------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                           188,581             107,666             124,354
===========================================================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase of property and equipment                                        (53,982)            (63,056)            (65,063)
  Investments in finance affiliate and retail credit deposit                (31,479)             (8,857)            (11,366)
  Distributions from finance affiliate and retail credit deposit             36,448              13,199               9,437
  Other                                                                      (3,753)               (512)                 --
---------------------------------------------------------------------------------------------------------------------------
      Net cash used for investing activities                                (52,766)            (59,226)            (66,992)
===========================================================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES

  Borrowings under credit agreements                                        717,596             502,621             501,275
  Repayments under credit agreements                                       (746,621)           (495,553)           (481,775)
  Repurchase and retirement of common shares                                (49,207)            (39,622)            (52,412)
  Cash dividends to shareholders                                            (22,846)            (20,648)            (19,732)
  Proceeds from the exercise of stock options                                 3,424                 947                  --
---------------------------------------------------------------------------------------------------------------------------
      Net cash used for financing activities                                (97,654)            (52,255)            (52,644)
===========================================================================================================================
      Increase (decrease) in cash and cash equivalents                       38,161              (3,815)              4,718


CASH AND CASH EQUIVALENTS
  Beginning                                                                   2,369               6,184               1,466
---------------------------------------------------------------------------------------------------------------------------
  Ending                                                                  $  40,530           $   2,369           $   6,184
===========================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION

  Interest paid during the year                                           $  35,091           $  40,957           $  36,620
---------------------------------------------------------------------------------------------------------------------------
  Income taxes paid during the year                                       $  55,548           $  43,044           $  38,651
===========================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Polaris Industries Inc. ("Polaris" or the "Company") a Minnesota corporation, and its subsidiaries, are engaged in a single industry segment consisting of the design, engineering, manufacturing and marketing of innovative, high-quality, high-performance motorized products for recreation and utility use, including all-terrain vehicles, snowmobiles, motorcycles and personal watercraft. Polaris products, together with related parts, garments and accessories are sold worldwide through a network of dealers, distributors and its subsidiaries located in the United States, Canada, France and Australia.

BASIS OF PRESENTATION: The accompanying consolidated financial statements include the accounts of Polaris and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

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

CASH EQUIVALENTS: Polaris considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents and are stated at cost, which approximates fair value. Such investments have consisted principally of commercial paper and money market mutual funds.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Except as noted, the carrying value of all financial instruments approximates their fair value (Note 2).

INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market. The major components of inventories are as follows (in thousands):


December 31,                                     2001           2000
------------------------------------------------------------------------
Raw materials and purchased components         $ 22,107       $ 27,670
Service parts, garments and accessories          53,573         50,407
Finished goods                                   77,037         65,414
------------------------------------------------------------------------
                                               $152,717       $143,491
========================================================================

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful life of the respective assets, ranging from 10-40 years for buildings and improvements and from 1-7 years for equipment and tooling. Fully depreciated tooling is eliminated from the accounting records annually.

GOODWILL AND OTHER ASSETS: Goodwill and intangible assets are stated net of accumulated amortization which totaled $14,348,000 at December 31, 2001, and $13,322,000 at December 31, 2000. Goodwill consists of cost in excess of the net assets of the business acquired which is amortized on a straight-line basis over 5-40 years. Intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 5-17 years.

     Polaris periodically assesses the amortization period and recoverability of the carrying amount of its goodwill and intangible assets to determine potential impairment based upon expected future cash flows from the related business. To date, management has determined no such impairment exists.

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS 142. Other intangible assets will continue to be amortized over their useful lives.

     The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. As of December 31, 2001, the Company has unamortized goodwill of $24,434,000 that will be subject to the transition provisions of SFAS 142. The Company is in the process of completing an impairment test to determine the impact of adopting SFAS 142 on its earnings and financial position, and believes that the results of such analyses will not result in any transitional impairment losses. Application of the non-amortization provisions of SFAS 142 is expected to result in an increase in pre-tax income of approximately $800,000 in fiscal 2002.

PRODUCT WARRANTIES: Polaris provides a limited warranty for ATVs for a period of six months and for a period of one year for its snowmobiles, motorcycles and PWC products. Polaris' standard warranties require the Company or its dealers to repair or replace defective product during such warranty period at no cost to the consumer. The warranty reserve is established at the time of sale to the dealer or distributor based on management's best estimate using historical rates and trends. Adjustments to the warranty reserve are made from time to time as actual claims become known in order to properly estimate the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

SALES PROMOTIONS AND INCENTIVES: Polaris generally provides for estimated sales promotion and incentive expenses, which are recognized as a sales reduction, at the time of sale to the dealer or distributor. Examples of sales promotion and incentive programs include dealer and consumer rebates, volume discounts, financing programs and sales associate incentives. Sales promotion and incentive expenses are estimated based on current programs and historical rates for each product line. In addition, Polaris provides a dealer incentive program whereby at the time of shipment Polaris withholds an amount until ultimate retail sale of the product. Polaris records this amount as a liability in the accompanying consolidated balance sheets as a component of Sales promotions and incentives accrual of $69,996,000 and $20,676,000 at December 31, 2001 and 2000,
respectively.

FOREIGN CURRENCY TRANSLATION: Polaris' Canadian and Australian subsidiaries use the U.S. dollar as their functional currencies. Polaris' French subsidiary uses the Euro as its functional currency. Assets and liabilities for Polaris' French subsidiary are translated at the foreign exchange rates in effect at the balance sheet date. Assets and liabilities for the Canadian and Australian subsidiaries are remeasured in U.S. dollars at their historical rates. Translation gains and losses from remeasurement of assets and liabilities that are not denominated in the functional currency are reflected in the results of operations for the Canadian and Australian subsidiaries. Translation gains and losses are reflected as a component of Accumulated other comprehensive income in the equity section of the balance sheet for the French subsidiary.



                                   POLARIS INDUSTRIES INC. 2001 ANNUAL REPORT 23

REVENUE RECOGNITION: Revenues are recognized at the time of shipment to the dealer or distributor. Product returns, whether in the normal course of business or resulting from repossession under its customer financing program (Note 2), have not been material. Polaris provides for estimated sales promotion expenses which are recognized as a reduction of sales when products are sold to the dealer or distributor customer.

MAJOR SUPPLIER: During 2001, 2000, and 1999, purchases of engines and related components totaling 12, 15 and 15 percent respectively of Polaris' cost of sales were from a single Japanese supplier. Polaris has agreed with the supplier to share the impact of fluctuations in the exchange rate between the U.S. dollar and the Japanese yen.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES SFAS No. 133:
Polaris adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The effect of adopting SFAS 133 was to establish the fair market value of certain interest rate swap agreements and foreign exchange contracts. The cumulative effect of adoption was $2,544,000, net of tax, and is reflected in accumulated other comprehensive income (loss) in the accompanying consolidated statements of shareholders' equity and comprehensive income.

Interest rate swap agreement: At January 1, 2001, Polaris had two interest rate swap agreements on $38,000,000 of long term debt. One swap agreement, related to $18,000,000 of debt and expiring in 2007, has been designated as and meets the criteria as a cash flow hedge. Initial adoption of SFAS 133 resulted in the recording of a liability for the fair value of this swap agreement of $1,283,000.

         The other swap agreement, relating to $20,000,000 of debt, did not meet the criteria for hedge accounting. Initial adoption of SFAS 133 resulted in the recording of a liability of $53,000 with a corresponding charge to operations. On May 21, 2001 this swap agreement was terminated resulting in a charge to operations of $378,000.

Foreign exchange contracts: Polaris enters into foreign exchange contracts to manage currency exposures of certain of its purchase commitments denominated in foreign currencies and transfers of funds from its Canadian subsidiary. Polaris does not use any financial contracts for trading purposes. The contracts have been designated as and meet the criteria for cash flow hedges. At January 1, 2001, Polaris had open Japanese yen foreign exchange contracts with notional amounts totaling $64,997,000 U.S. dollars. Initial adoption of SFAS 133 resulted in the recordings of a liability of $2,601,000 for the fair value of the foreign exchange contracts. At December 31, 2001, Polaris had open Japanese yen contracts with notional amounts totaling U.S. $76,182,000 and a net liability fair market value of $5,989,000.

Comprehensive income: Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments and the gain/loss on derivative instruments. The Company has chosen to disclose comprehensive income in the accompanying consolidated statements of shareholders equity and comprehensive income.

NEW ACCOUNTING PRONOUNCEMENTS: In April 2001, the Emerging Issues Task Force
(EITF) of the FASB issued EITF No. 00-25 "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products". EITF No. 00-25 addresses the timing, recognition, and classification in the income statement of certain promotional costs paid to a retailer or wholesaler by a vendor in connection with the sale of the vendor's products or promotion of sales of the vendor's products by the retailer or wholesaler. This guidance generally requires these costs to be recognized when incurred and reported as a reduction of revenue or an increase to cost of sales and requires restatement of previously reported results to the extent the Company's past accounting practice has differed from the requirements of EITF No. 00-25. The Company will adopt EITF No. 00-25 in the first quarter of 2002, which will result in a reclassification of cooperative advertising expenses resulting in an increase in previously reported cost of sales and a decrease in previously reported selling and marketing expenses by $12,986,000 in 2001, $7,720,000 in 2000 and
$10,950,000 in 1999. This will have no impact on previously reported net income.


 NOTE 2 FINANCING

BANK FINANCING: Polaris is a party to two unsecured bank line of credit arrangements under which it may borrow up to $250,000,000 until maturity. Interest is charged at rates based on LIBOR or "prime." A $150,000,000 line of credit expires on June 14, 2004, and a $100,000,000 364-day line of credit expires on June 13, 2002 at which time the outstanding balances are due. The arrangements contain various restrictive covenants which limits investments, acquisitions and indebtedness. The arrangements also require Polaris to maintain certain financial ratios including a minimum tangible net worth, a minimum interest coverage and a maximum leverage ratio. Polaris was in compliance with each of the covenants as of December 31, 2001. The following summarizes activity under Polaris' credit arrangements (in thousands):

                                       2001         2000        1999
-----------------------------------------------------------------------
Total borrowings at December 31       $18,043     $47,068     $40,024
Average outstanding borrowings
  during year                        $127,481    $112,141     $80,359
Maximum outstanding borrowings
  during year                        $199,500    $148,975    $131,500
Interest rate at December 31             2.50%       7.30%       6.16%
=======================================================================

     Polaris has entered into an interest rate swap agreement to manage exposures to fluctuations in interest rates. The effect of this agreement is to fix the interest rate at 7.21 percent for $18,000,000 of borrowings under the credit line until July 2007. The fair value of the interest rate swap was a liability of $1,977,000 as of December 31, 2001.

LETTERS OF CREDIT: At December 31, 2001, Polaris had open letters of credit totaling approximately $5,100,000. The amounts outstanding are reduced as inventory purchases pertaining to the contracts are received.

CUSTOMER FINANCING PROGRAMS: Certain finance companies, including Polaris Acceptance, an affiliate (Note 6), provide floor plan financing to dealers on the purchase of Polaris products. The amount financed by North American dealers under these arrangements at December 31, 2001, was approximately $620,000,000. Polaris has agreed to repurchase products repossessed by the finance companies up to an annual maximum of 15 percent of the average month-end balances outstanding during the prior calendar year. Polaris' financial exposure under these arrangements is limited to the difference between the amount paid to the finance companies for repurchases and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements during the periods presented. As a part of its marketing program, Polaris contributes to the cost of dealer financing up to certain limits and subject to certain conditions. Such expenditures are included with selling and marketing expenses in the accompanying statements of operations.


 NOTE 3 INCOME TAX MATTERS

Components of Polaris' provision for income taxes are as follows (in thousands):


For the Years Ended December 31,   2001        2000       1999
----------------------------------------------------------------
Current:
  Federal                        $51,766     $41,251    $36,141
  State                            3,701       2,250      1,550
  Foreign                          2,407         460      1,318
Deferred                          (9,725)      1,616      3,000
---------------------------------------------------------------
Total                            $48,149     $45,577    $42,009
===============================================================

     Reconciliation of the Federal statutory income tax rate to the effective tax rate is as follows:


For the Years Ended December 31,                  2001        2000      1999
------------------------------------------------------------------------------
Federal statutory rate                           35.0%        35.0%     35.0%
State income taxes, net of federal benefit        1.6          1.3       1.0
Foreign sales corporation                        (1.2)        (1.2)     (1.2)
Other permanent differences                       (.9)          .4        .7
----------------------------------------------------------------------------
   Effective income tax rate                     34.5%        35.5%     35.5%
============================================================================

     Polaris utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. The net deferred tax assets consist of the following (in thousands):


December 31,                            2001         2000        1999
-----------------------------------------------------------------------
Current deferred tax assets:
   Inventories                       $ 4,948      $ 4,857     $ 4,105
   Accrued expenses                   38,052       29,143      26,895
   Derivative instruments              2,748           --          --
---------------------------------------------------------------------
      Total current                   45,748       34,000      31,000
---------------------------------------------------------------------

Noncurrent deferred tax assets:
  Cost in excess of net assets
     of business acquired            19,410       21,083      22,982
  Property and equipment            (14,654)     (13,709)     (8,857)
  Compensation payable
     in common stock                  4,605        4,010       1,875
--------------------------------------------------------------------
     Total noncurrent                 9,361       11,384      16,000
--------------------------------------------------------------------
     Total                          $55,109      $45,384     $47,000
====================================================================

 NOTE 4 STOCK-BASED COMPENSATION AND SAVINGS PLAN

Polaris sponsors a 401(k) retirement savings plan under which eligible U.S. employees may choose to contribute up to 15 percent of eligible compensation on a pre-tax basis, subject to certain IRS limitations. The Company matches 100 percent of employee contributions up to a maximum of five percent of eligible compensation. Matching contributions were $5,406,000, $5,284,000 and $4,767,000 in 2001, 2000 and 1999, respectively.

     Polaris maintains a stock option plan (Option Plan) under which incentive and nonqualified stock options for a maximum of 3,100,000 shares of common stock may be issued to certain employees. Options granted to date generally vest three years from the award date and expire after ten years.

     Polaris maintains a broad based stock option plan (Broad Based Plan) under which incentive stock options for a maximum of 350,000 shares of common stock may be issued to substantially all Polaris employees. Options vest three years from the award date and expire after ten years. Options were granted under this plan during 1999 at an exercise price of $31.56.

     Polaris maintains a restricted stock plan (Restricted Plan) under which a maximum of 1,050,000 shares of common stock may be awarded as an incentive to certain employees with no cash payments required from the recipient. The restrictions lapse after a three to four year period for awards issued prior to 2000 if Polaris achieves certain performance measures. Awards issued in 2001 and 2000 did not contain performance measures. Shares of restricted stock granted, net of converted, lapsed and forfeited shares, totaled 20,648, 116,995, and 133,440 in 2001, 2000 and 1999, respectively.

     Polaris sponsors a qualified non-leveraged Employee Stock Ownership Plan
(ESOP) under which a maximum of 1,250,000 shares of common stock can be awarded. The shares are allocated to eligible participants accounts based on total cash compensation earned during the calendar year. Shares vest immediately and require no cash payments from the recipient. Substantially all employees are eligible to participate in the ESOP. Total expense related to the ESOP was $8,043,000, $5,888,000 and $6,199,000 in 2001, 2000 and 1999, respectively. As of December 31, 2001 there were 798,153 shares vested in the plan.

     The following summarizes share activity in the Option and Broad Based Plans, and the weighted average exercise price for the Option Plan:

                                                                    Broad
                                               Option Plan        Based Plan
                                         ------------------------------------
                                                       Weighted
                                                       Average
                                                       Exercise
                                             Shares    Price      Shares
-----------------------------------------------------------------------------
Outstanding as of December 31,1998         1,077,725    $36.17         --
   Granted                                   311,970    $32.47    337,900
   Exercised                                 (29,768)   $29.54         --
   Forfeited                                 (19,774)   $31.50    (19,300)
-------------------------------------------------------------------------
Outstanding as of December 31,1999         1,340,153    $35.06    318,600
   Granted                                   410,300    $29.96         --
   Exercised                                 (31,931)   $27.30         --
   Forfeited                                 (52,808)   $31.94    (28,100)
-------------------------------------------------------------------------
Outstanding as of December 31,2000         1,665,714    $34.42    289,500
   Granted                                   835,934    $48.56         --
   Exercised                                (113,080)   $30.84         --
   Forfeited                                 (39,804)   $31.72    (27,450)
-------------------------------------------------------------------------
Outstanding as of December 31,2001         2,348,764    $36.54    262,050
=========================================================================

     The following table summarizes information about stock options outstanding at December 31, 2001:

                                        Options Outstanding          Options Exercisable
                            -----------------------------------------------------------------
                                       Weighted        Weighted                   Weighted
Range of                 Number         Average        Average       Number       Average
Exercisable         Outstanding        Remaining       Exercise   Exercisable     Exercise
Options             at 12/31/01    Contractual Life     Price     at 12/31/01      Price
---------------------------------------------------------------------------------------------

$25.75 to $ 36.63     1,524,064                6.8      $ 31.82      351,204      $ 30.87
$36.64 to $ 49.44       586,750                9.5      $ 44.26           --           --
$49.45 to $ 58.66       500,000                8.1      $ 54.06      250,000      $ 49.45
=============================================================================================

     The weighted average exercise price of options exercisable as of December 31, 2001, 2000 and 1999 were $33.23, $29.37 and $30.91 respectively. The weighted average remaining contractual life of outstanding options was 7.6 years as of December 31, 2001, 2000 and 1999.



                                   POLARIS INDUSTRIES INC. 2001 ANNUAL REPORT 25

     Polaris maintains a nonqualified deferred compensation plan (Director Plan) under which directors who are not Polaris officers or employees can elect to receive common stock equivalents in lieu of director's fees, which will be converted into common stock when board service ends. A maximum of 75,000 shares of common stock has been authorized under this plan of which 23,431 equivalents have been earned and 17,773 shares have been issued to retired directors as of December 31, 2001.

     Polaris accounts for all stock based compensation plans under APB Opinion No. 25,under which compensation costs of $15,455,000, $11,820,000 and $9,586,000, were recorded in 2001, 2000 and 1999, respectively. Had compensation costs for these plans been recorded at fair value consistent with the methodology prescribed by SFAS No. 123 "Accounting for Stock-Based Compensation," Polaris' net income and net income per share would have been reduced to the following pro forma amounts:

                                    2001           2000       1999
---------------------------------------------------------------------

Net income (in thousands):
  As reported                     $91,414        $82,809    $76,326
  Pro forma                        87,200         79,640     73,500
Net income per share:
  As reported                      $ 3.88         $ 3.50     $ 3.07
  Pro forma                          3.70           3.37       2.95
-------------------------------------------------------------------

     The fair value of each award under the Option Plan is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used to estimate the fair value of options:

                               2001            2000        1999
-----------------------------------------------------------------
Risk free interest rate         5.1%            6.4%        6.6%
Expected life                7 years         7 years     7 years
Expected volatility              17%             18%         23%
Expected dividend yield         1.9%            2.4%        2.2%
---------------------------------------------------------------

     The weighted average fair values at the grant dates of shares awarded under the above plans are as follows:


                             2001        2000          1999
---------------------------------------------------------------
Option Plan                $  7.30     $  6.73       $   8.99
Restricted Plan            $ 48.56     $ 29.96       $  32.47
ESOP                       $ 46.57     $ 33.04       $  36.25
Broad Based Plan           $    --     $    --       $   8.99
-------------------------------------------------------------

 NOTE 5 SHAREHOLDERS' EQUITY

STOCK REPURCHASE PROGRAM: The Polaris Board of Directors has authorized the cumulative repurchase of up to 9,500,000 shares of the Company's common stock. During 2001, Polaris paid $49,207,000 to repurchase and retire 1,083,000 shares. Cumulative repurchases through December 31, 2001 were 6,864,000 shares for $232,459,000.

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

NET INCOME PER SHARE: Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each year, including shares earned under the Director Plan and the ESOP. Diluted earnings per share is computed under the treasury stock method and is calculated to compute the dilutive effect of outstanding stock options and certain shares issued under the Restricted Plan. A reconciliation of these amounts is as follows (in thousands, except per share data):


                                         2001       2000       1999
----------------------------------------------------------------------
Net income available to common
   shareholders                        $ 91,414   $ 82,809   $ 76,326
=====================================================================
Weighted average number
   of common shares outstanding          22,669     23,304     24,539
Director Plan                                25         27         23
ESOP                                        170        170        170
---------------------------------------------------------------------
Common shares outstanding --basic        22,864     23,501     24,732
---------------------------------------------------------------------
Dilutive effect of                          266         31         --
Restricted Plan
Dilutive effect of Option Plan              437        134        168
---------------------------------------------------------------------
Common and potential common
   shares outstanding--diluted           23,567     23,666     24,900
=====================================================================
Basic earnings per share               $   4.00   $   3.52   $   3.09
=====================================================================
Diluted earnings per share             $   3.88   $   3.50   $   3.07
=====================================================================

Stock Purchase Plan: Polaris maintains an Employee Stock Purchase Plan (Purchase
Plan). A total of 750,000 shares of common stock are reserved for this plan. The Purchase Plan permits eligible employees to purchase common stock at 85 percent of the average market price each month. As of December 31, 2001, approximately 131,000 shares have been purchased under this plan.


 NOTE 6 FINANCIAL SERVICES ARRANGEMENTS

In 1996, a wholly owned subsidiary of Polaris entered into a partnership agreement with a wholly owned subsidiary of Transamerica Distribution Finance
(TDF) to form Polaris Acceptance. Polaris Acceptance provides floor plan financing to Polaris' dealers in the United States. Polaris' subsidiary has a 50 percent equity interest in Polaris Acceptance. The receivable portfolio is recorded on Polaris Acceptance's books, which is consolidated onto TDF's books and is funded 85 percent with TDF debt and 15 percent by cash investment shared equally between the two partners. Polaris has not guaranteed the outstanding indebtedness of Polaris Acceptance. Substantially all of Polaris' U.S. sales are financed through Polaris Acceptance whereby Polaris receives payment within a few days of shipment of the product. The amount financed for dealers under this arrangement at December 31, 2001 was approximately $547,309,000. Polaris' trade receivables from Polaris Acceptance were $11,891,000 and $19,866,000 at December 31, 2001 and 2000, respectively.

         Beginning in 1999, Polaris Acceptance entered into an income sharing agreement with Transamerica Retail Financial Services (TRFS), a subsidiary of TDF. TRFS provides private label retail credit financing to Polaris consumers through Polaris dealers in the United States. In October 2001, TRFS sold a significant portion of the retail portfolio to Household Bank, N.A. The remaining amount financed by consumers through TDF at December 31, 2001 was approximately $16,000,000.

         Polaris' investment in Polaris Acceptance at December 31, 2001 of $41,826,000 is accounted for under the equity method, and is recorded as a component of Investments in Finance Affiliate and Retail Credit Deposit in the accompanying consolidated balance sheets. The partnership agreement provides that all income and losses of the floor plan and retail credit portfolio are shared 50 percent to Polaris' wholly owned subsidiary and 50 percent to TDF's wholly owned subsidiary. Polaris' allocable share of the income of Polaris Acceptance has been included as a component of income from financial services in the accompanying statements of operations. Summarized financial information for Polaris Acceptance is presented as follows (in thousands):



December 31,                            2001             2000
--------------------------------------------------------------------
Revenues                                 $ 46,233          $ 57,721
Interest and operating expenses            21,307            29,475
-------------------------------------------------------------------
Net income before income taxes           $ 24,926          $ 28,246
-------------------------------------------------------------------
Finance receivables, net                 $547,309          $482,771
Other assets                                2,871             2,233
-------------------------------------------------------------------
                                         $550,180          $485,004
===================================================================

Notes payable                            $461,190          $385,465
Other liabilities                           9,570            11,171
Partners' capital                          79,420            88,368
-------------------------------------------------------------------
                                         $550,180          $485,004
===================================================================

         In October 2001, a wholly owned subsidiary of Polaris entered into an agreement with Household Bank, N.A. (Household) to provide private label retail credit financing to Polaris consumers through Polaris dealers in the United States. The receivable portfolio is owned and managed by Household and is funded 85 percent with Household debt and 15 percent cash deposit shared equally between the two parties. The amount financed by consumers under this arrangement at December 31, 2001 was approximately $160,000,000. Polaris' deposit in the retail credit portfolio of $11,137,000 at December 31, 2001 was reflected as a component of Investments in Finance Affiliate and Retail Credit Deposit in the accompanying consolidated balance sheet. The income sharing agreement with Household provides that all income and losses of the retail credit portfolio are shared 50 percent to Polaris and 50 percent to Household. Polaris' allocable share of the income from the retail credit portfolio has been included as a component of income from financial services in the accompanying consolidated statements of operations. Under the terms of the agreement, either party has the right to terminate the agreement if profitability of the portfolio falls below certain minimum levels. Polaris' financial exposure under this agreement is limited to its deposit plus an aggregate amount of not more than $15,000,000.


         Polaris also provides extended service contracts to consumers and certain insurance contracts to dealers and consumers through various third-party suppliers. Polaris does not retain any warranty, insurance or financial risk in any of these arrangements. Polaris' service fee income generated from these arrangements has been included as a component of income from financial services in the accompanying consolidated statements of operations.




 NOTE 7 INVESTMENT IN MANUFACTURING AFFILIATE

Polaris is a partner with Fuji Heavy Industries Ltd. in Robin Manufacturing, U.S.A. (Robin). Polaris has a 40 percent ownership interest in Robin, which builds engines in the United States for recreational and industrial products. Polaris' investment at December 31, 2001 of $2,765,000 in Robin is accounted for under the equity method, and is recorded as a component of Goodwill and other assets in the accompanying consolidated balance sheets. Polaris' allocable share of the income of Robin has been included as a component of non-operating other expense (income) in the accompanying consolidated statements of operations.


 NOTE 8 COMMITMENTS AND CONTINGENCIES

PRODUCT LIABILITY: Polaris is subject to product liability claims in the normal course of business. Polaris carries excess product liability insurance coverage for catastrophic product liability claims for incidents that exceed its self-insured retention level. The estimated costs resulting from any losses are charged to operating expenses when it is probable a loss has been incurred and the amount of the loss is reasonably determinable. The Company utilizes historical trends and actuarial analysis tools to assist in determining the appropriate loss reserve levels. At December 31, 2001 the Company has accrued $5,865,000 for the defense and possible payment of pending claims, which reserve is included as a component of the other accrued expenses in the accompanying consolidated balance sheets.

LITIGATION: Polaris is a defendant in lawsuits and subject to claims arising in the normal course of business. In the opinion of management, it is not a probability that any legal proceedings pending against or involving Polaris will have a material adverse effect on Polaris' financial position or results of operations.

LEASES: Polaris leases buildings and equipment under noncancelable operating leases. Total rent expense under all lease agreements was $2,128,000, $2,275,000, and $2,295,000, for 2001, 2000 and 1999, respectively. Future minimum payments, exclusive of other costs, required under noncancelable operating leases at December 31, 2001, total $3,763,000 cumulatively through 2004.


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

Therefore, the Company reports as a single business segment.

The following data relates to Polaris' foreign operations (in thousands of U.S. dollars):



For the Years Ended December 31,           2001        2000        1999
--------------------------------------------------------------------------
Canadian subsidiary:
  Sales                                 $ 181,493   $ 151,906   $ 145,856
  Identifiable assets                      23,906      22,344      23,568
Other foreign countries:
  Sales                                    88,071      83,309      68,315
  Identifiable assets                      17,040       9,212       4,643
-------------------------------------------------------------------------


NOTE 10 QUARTERLY FINANCIAL DATA

(Unaudited) (In thousands, except per share data)


                                                                                            Diluted
                                                                                                Net
                                                         Gross               Net             Income
                                    Sales               Profit            Income          Per Share
---------------------------------------------------------------------------------------------------
2001
First Quarter                    $  294,021         $   65,836         $   10,423         $   0.44
Second Quarter                      362,499             74,301             17,077             0.72
Third Quarter                       431,133            102,861             32,207             1.38
Fourth Quarter                      424,389            101,376             31,707             1.35
---------------------------------------------------------------------------------
Totals                           $1,512,042         $  344,374         $   91,414         $   3.88
==================================================================================================

2000
First Quarter                    $  279,072         $   61,547         $    9,749         $   0.41
Second Quarter                      344,698             74,866             16,188             0.68
Third Quarter                       401,259             98,886             29,266             1.24
Fourth Quarter                      400,649             92,805             27,606             1.17
---------------------------------------------------------------------------------
Totals                           $1,425,678         $  328,104         $   82,809         $   3.50
==================================================================================================

                                    POLARIS INDUSTRIES INC. 201 ANNUAL REPORT 27

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





TO POLARIS INDUSTRIES INC.:

We have audited the accompanying consolidated balance sheets of Polaris Industries Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of Polaris' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polaris Industries Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Minneapolis, Minnesota
January 23, 2002

[POLARIS LETTERHEAD]


INVESTOR INFORMATION


[PII SYMBOL]
[NYSE SYMBOL]

STOCK EXCHANGES

Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol PII.

INDEPENDENT AUDITORS FOR 2001

Arthur Andersen LLP
Minneapolis, MN

TRANSFER AGENT AND REGISTRAR

Communications concerning transfer requirements, address changes, dividends and lost certificates, as well as requests for Dividend Reinvestment Plan enrollment information, should be addressed to:

   Wells Fargo Bank Minnesota, N.A.
   Shareowner Services
   161 North Concord Exchange
   South St. Paul, MN 55075-1139
   1-800-468-9716
   www.wellsfargo.com/com/shareowner_services

FORM 10-K

The Form 10-K annual report to the Securities and Exchange Commission is available without charge to shareholders upon written request to:

   Investor Relations
   Polaris Industries Inc.
   2100 Highway 55
   Medina, MN 55340

ANNUAL SHAREHOLDERS' MEETING

The meeting will be held at 9 a.m., Thursday, May 2, 2002, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minn. A proxy statement will be mailed on or about March 29, 2002, to each shareholder of record on March 12, 2002.

SUMMARY OF TRADING

                        For the Years Ended December 31,
                     2001                      2000
--------------------------------------------------------------------------------
Quarter         HIGH            LOW      High             Low
--------------------------------------------------------------------------------
First         $51.65         $38.13    $36.25          $25.56
Second         47.00          36.00     32.94           27.63
Third          51.36          35.10     36.25           29.19
Fourth         58.70          37.30     42.06           32.06
================================================================================

CASH DIVIDENDS DECLARED

Cash dividends are declared quarterly and have been paid since 1995. As of January 24, 2002, the quarterly dividend was increased to $0.28 per share.

Quarter                         2001                      2000
--------------------------------------------------------------------------------
First                         $ 0.25                    $ 0.22
Second                          0.25                      0.22
Third                           0.25                      0.22
Fourth                          0.25                      0.22
--------------------------------------------------------------------------------
Total                         $ 1.00                    $ 0.88
================================================================================

STOCKHOLDERS OF RECORD

Shareholders of record of the Company's common stock on March 1, 2002 were 2,592.

DIVIDEND REINVESTMENT PLAN

Shareholders may automatically reinvest their dividends in additional Polaris common stock through the Dividend Reinvestment Plan, which also provides for purchase of common stock by voluntary cash contributions. For additional information, please write, phone or visit the Wells Fargo Bank shareowner services Web site.

PRODUCT BROCHURES

For product brochures and dealer locations write or call:

   Polaris Industries Inc.
   2100 Highway 55
   Medina, MN 55340
   1-800-Polaris (1-800-765-2747)

INTERNET ACCESS

To view the Company's annual report and financial information, products and specifications, press releases, and dealer locations, access Polaris on the Internet at:

www.polarisindustries.com

www.victory-usa.com

INVESTOR RELATIONS

Security analysts and investment professionals should direct their business-related inquiries to:
   Richard Edwards
   Director Investor Relations
   Polaris Industries Inc.
   2100 Highway 55
   Medina, MN 55340
   763-513-3477
   richard.edwards@polarisind.com