Form 10-K, Exhibit 13
period 2002-12-31
POLARIS INDUSTRIES INC/MN
filed 2003-03-17
CIK 931015

                                                                      EXHIBIT 13


11-YEAR SELECTED FINANCIAL DATA in thousands, except per share and per unit data

The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial and statistical information, including the information referenced under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," located in the Form 10-K included in this report.

For the Years Ended December 31,                                   2002             2001             2000             1999
---------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Sales data:
   Total sales                                               $1,521,282       $1,487,651       $1,393,039       $1,296,409
---------------------------------------------------------------------------------------------------------------------------
      % change from prior year                                        2%               7%               7%              12%
---------------------------------------------------------------------------------------------------------------------------
   Sales mix by product:
      All-terrain vehicles                                           62%              56%              59%              57%
---------------------------------------------------------------------------------------------------------------------------
      Snowmobiles                                                    19%              25%              22%              24%
---------------------------------------------------------------------------------------------------------------------------
      Personal watercraft                                             4%               4%               5%               4%
---------------------------------------------------------------------------------------------------------------------------
      Motorcycles                                                     2%               1%               1%               3%
---------------------------------------------------------------------------------------------------------------------------
      PG&A                                                           13%              14%              13%              12%
---------------------------------------------------------------------------------------------------------------------------
Gross profit data:
   Total gross profit                                        $  332,280       $  306,997       $  287,746       $  254,889
---------------------------------------------------------------------------------------------------------------------------
      % of sales                                                     22%              21%              21%              20%
---------------------------------------------------------------------------------------------------------------------------
Operating expense data:
   Amortization of intangibles and noncash compensation      $   16,437       $   16,482       $   12,702       $   10,472
---------------------------------------------------------------------------------------------------------------------------
   Conversion costs                                                  --               --               --               --
---------------------------------------------------------------------------------------------------------------------------
   Other operating expenses                                     177,552          160,697          153,250          130,771
---------------------------------------------------------------------------------------------------------------------------
      % of sales                                                     12%              11%              11%              10%
---------------------------------------------------------------------------------------------------------------------------
Actual and pro forma data:(2)
   Net income                                                $  103,592       $   91,414       $   82,809       $   76,326
---------------------------------------------------------------------------------------------------------------------------
   Diluted net income per share                              $     4.39       $     3.88       $     3.50       $     3.07
---------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA
Cash flow from operating activities                          $  192,771       $  188,581       $  107,666       $  124,354
---------------------------------------------------------------------------------------------------------------------------
Purchase of property and equipment                               56,575           53,982           63,056           65,063
---------------------------------------------------------------------------------------------------------------------------
Repurchase and retirement of common stock                        76,389           49,207           39,622           52,412
---------------------------------------------------------------------------------------------------------------------------
Cash dividends to shareholders                                   25,273           22,846           20,648           19,732
---------------------------------------------------------------------------------------------------------------------------
Cash dividends per share                                     $     1.12       $     1.00       $     0.88       $     0.80
---------------------------------------------------------------------------------------------------------------------------
Cash distributions declared to partners                              --               --               --               --
---------------------------------------------------------------------------------------------------------------------------
Cash distributions declared per unit                                 --               --               --               --
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
(at end of year)
Cash and cash equivalents                                    $   81,193       $   40,530       $    2,369       $    6,184
---------------------------------------------------------------------------------------------------------------------------
Current assets                                                  343,659          305,317          240,912          214,714
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                    608,646          565,163          490,186          442,027
---------------------------------------------------------------------------------------------------------------------------
Current liabilities                                             313,513          308,337          238,384          233,800
---------------------------------------------------------------------------------------------------------------------------
Borrowings under credit agreement                                18,027           18,043           47,068           40,000
---------------------------------------------------------------------------------------------------------------------------
Shareholders' equity/partners' capital                          277,106          238,783          204,734          168,227
===========================================================================================================================

(1) In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists, Inc. The one-time provision for litigation loss amounted to $61.4 million, or $1.53 per diluted share in 1998. The settlement had no effect on the future operations of the Company. Excluding this charge, other operating expenses, net income and diluted net income per share for 1998 would have been $102.8 million, $70.6 million and $2.72 per share, respectively.

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


            1998                 1997               1996              1995              1994              1993              1992
---------------------------------------------------------------------------------------------------------------------------------
     $ 1,152,812          $ 1,008,538        $ 1,156,579       $ 1,078,784       $   804,597       $   511,924       $   370,522
---------------------------------------------------------------------------------------------------------------------------------
              14%                 (13%)                7%               34%               57%               38%               29%
---------------------------------------------------------------------------------------------------------------------------------

              56%                  45%                37%               33%               30%               27%               25%
---------------------------------------------------------------------------------------------------------------------------------
              27%                  35%                36%               40%               43%               49%               54%
---------------------------------------------------------------------------------------------------------------------------------
               4%                   6%                15%               16%               14%                9%                7%
---------------------------------------------------------------------------------------------------------------------------------
               1%                  --                 --                --                --                --                --
---------------------------------------------------------------------------------------------------------------------------------
              12%                  14%                12%               11%               13%               15%               14%
---------------------------------------------------------------------------------------------------------------------------------


     $   211,644          $   188,414        $   193,996       $   185,272       $   157,354       $   114,159       $    90,882
---------------------------------------------------------------------------------------------------------------------------------
              18%                  19%                17%               17%               20%               22%               25%
---------------------------------------------------------------------------------------------------------------------------------


     $     8,703          $     5,887        $     5,325       $     5,616       $    14,321       $    13,466       $    11,997
---------------------------------------------------------------------------------------------------------------------------------
              --                   --                 --                --            12,315                --                --
---------------------------------------------------------------------------------------------------------------------------------
         164,244(1)            89,425             91,254            77,998            55,056            47,466            38,194
---------------------------------------------------------------------------------------------------------------------------------
              14%(1)                9%                 8%                7%                7%                9%               10%
---------------------------------------------------------------------------------------------------------------------------------


     $    31,015(1)       $    65,383        $    62,293       $    60,776       $    54,703       $    33,027       $    24,602
---------------------------------------------------------------------------------------------------------------------------------
     $      1.19(1)       $      2.45        $      2.24       $      2.19       $      1.98       $      1.21       $      0.91
---------------------------------------------------------------------------------------------------------------------------------


     $   121,385          $   102,308        $    89,581       $    77,749       $   111,542       $    78,503       $    55,316
---------------------------------------------------------------------------------------------------------------------------------
          61,532               36,798             45,336            47,154            32,656            18,946            12,295
---------------------------------------------------------------------------------------------------------------------------------
          37,728               39,903             13,587                --                --                --                --
---------------------------------------------------------------------------------------------------------------------------------
          18,582               16,958             16,390           116,639                --                --                --
---------------------------------------------------------------------------------------------------------------------------------
     $      0.72          $      0.64        $      0.60       $      4.27                --                --                --
---------------------------------------------------------------------------------------------------------------------------------
              --                   --                 --                --            50,942            47,217            44,507
---------------------------------------------------------------------------------------------------------------------------------
              --                   --                 --                --       $      1.68       $      1.67       $      1.67
---------------------------------------------------------------------------------------------------------------------------------



     $     1,466          $     1,233        $     5,812       $     3,501       $    62,881       $    33,798       $    19,094
---------------------------------------------------------------------------------------------------------------------------------
         183,840              217,458            193,405           175,271           206,489           109,748            74,999
---------------------------------------------------------------------------------------------------------------------------------
         378,697              384,746            351,717           314,436           331,166           180,548           146,681
---------------------------------------------------------------------------------------------------------------------------------
         204,964              191,111            161,387           155,722           161,457            98,055            69,054
---------------------------------------------------------------------------------------------------------------------------------
          20,500               24,400             35,000            40,200                --                --                --
---------------------------------------------------------------------------------------------------------------------------------
         153,233              169,235            155,330           118,514           169,709            82,493            77,627
=================================================================================================================================

OTHER INVESTOR INFORMATION

[PII      STOCK EXCHANGES
LISTED    Shares of common stock of Polaris Industries Inc. trade on the New
NYSE      York Stock Exchange and on the Pacific Stock Exchange under the symbol
LOGO]     PII.

INDEPENDENT AUDITORS
Ernst & Young LLP
Minneapolis, MN

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

ANNUAL SHAREHOLDERS' MEETING
The meeting will be held at 9 a.m., Thursday, April 24, 2003, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minn. A proxy statement will be mailed on or about March 17, 2003, to each shareholder of record on February 27, 2003.

SUMMARY OF TRADING

                    For the Years Ended December 31,
                       2002                       2001
-------------------------------------------------------------
Quarter        HIGH           LOW         High          Low
-------------------------------------------------------------
First        $ 66.25         $52.05     $ 51.65        $38.13
Second         76.75          61.40       47.00         36.00
Third          77.00          58.00       51.36         35.10
Fourth         67.55          56.00       58.70         37.30
=============================================================

CASH DIVIDENDS DECLARED
Cash dividends are declared quarterly and have been paid since 1995. As of January 23, 2003, the quarterly dividend was increased to $0.31 per share.

Quarter                       2002                  2001
--------------------------------------------------------
First                         $.28                 $0.25
Second                         .28                  0.25
Third                          .28                  0.25
Fourth                         .28                  0.25
--------------------------------------------------------
Total                        $1.12                 $1.00
========================================================

SHAREHOLDERS OF RECORD
Shareholders of record of the Company's common stock on February 27, 2003 were 2,620.

DIVIDEND REINVESTMENT PLAN
Shareholders may automatically reinvest their dividends in additional Polaris common stock through the Dividend Reinvestment Plan, which also provides for purchase of common stock by voluntary cash contributions. For additional information, please write, phone or visit the Wells Fargo Bank shareowner services Web site.

PRODUCT BROCHURES
For product brochures and dealer locations, write or call:
   Polaris Industries Inc.
   2100 Highway 55
   Medina, MN 55340
   1-800-Polaris (1-800-765-2747)

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