Form 10-K, Exhibit 13
period 2003-12-31
POLARIS INDUSTRIES INC/MN
filed 2004-03-11
CIK 931015

11-YEAR SELECTED FINANCIAL DATA in thousands, except per share and per unit data

The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial and statistical information, including the information referenced under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” located in the Form 10-K included in this report.

For the Years Ended December 31,	2003	2002	2001	2000
Statement of Operations Data
Sales data:
Total sales	$1,605,869	$1,521,282	$1,487,651	$1,393,039
% change from prior year	6%	2%	7%	7%
Sales mix by product:
All-terrain vehicles	65%	62%	56%	59%
Snowmobiles	14%	19%	25%	22%
Personal watercraft	3%	4%	4%	5%
Motorcycles	4%	2%	1%	1%
PG&A	14%	13%	14%	13%
Gross profit data:
Total gross profit	$360,017	$332,280	$306,997	$287,746
% of sales	22%	22%	21%	21%
Operating expense data:
Amortization of intangibles and noncash compensation	$14,472	$16,437	$16,482	$12,702
Conversion costs	—	—	—	—
Other operating expenses	202,411	177,552	160,697	153,250
% of sales	13%	12%	11%	11%
Actual and pro forma data:(2)
Net income	$110,929	$103,592	$91,414	$82,809
Diluted net income per share	$2.46	$2.19	$1.94	$1.75
Cash Flow Data
Cash flow from operating activities	$155,765	$192,771	$188,581	$107,666
Purchase of property and equipment	61,436	56,575	53,982	63,056
Repurchase and retirement of common stock	73,125	76,389	49,207	39,622
Cash dividends to shareholders	26,657	25,273	22,846	20,648
Cash dividends per share	$0.62	$0.56	$0.50	$0.44
Cash distributions declared to partners	—	—	—	—
Cash distributions declared per unit	—	—	—	—
Balance Sheet Data (at end of year)
Cash and cash equivalents	$82,761	$81,193	$40,530	$2,369
Current assets	387,716	343,659	305,317	240,912
Total assets	671,352	608,646	565,163	490,186
Current liabilities	330,478	313,513	308,337	238,384
Borrowings under credit agreement	18,008	18,027	18,043	47,068
Shareholders’ equity/partners’ capital	319,378	277,106	238,783	204,734

NOTE: Shares and earnings per share data have been adjusted throughout the annual report to give effect to the two-for-one stock split declared on January 22, 2004 and payable on March 8, 2004 to shareholders of record on March 1, 2004.

(1)	In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists, Inc. The one-time provision for litigation loss amounted to $61.4 million, or $0.77 per diluted share in 1998. The settlement had no effect on the future operations of the Company. Excluding this charge, other operating expenses, net income and diluted net income per share for 1998 would have been $102.8 million, $70.6 million and $1.36 per share, respectively.

(2)	The comparability of the information reflected in the Selected Financial data is materially affected by the conversion from a master limited partnership to a corporation on December 22, 1994, which resulted in the Company recording a net deferred tax asset of $65.0 million, conversion expenses of $12.3 million and a corresponding net increase in 1994 net income. Pro forma data is presented to assist in comparing the continuing results of operations of the Company exclusive of the conversion costs and as if the Company was a taxable corporation for each period presented.

1999	1998		1997	1996	1995	1994	1993
$1,296,409	$1,152,812		$1,008,538	$1,156,579	$1,078,784	$804,597	$511,924
12%	14%		(13)%	7%	34%	57%	38%
57%	56%		45%	37%	33%	30%	27%
24%	27%		35%	36%	40%	43%	49%
4%	4%		6%	15%	16%	14%	9%
3%	1%		—	—	—	—	—
12%	12%		14%	12%	11%	13%	15%
$254,889	$211,644		$188,414	$193,996	$185,272	$157,354	$114,159
20%	18%		19%	17%	17%	20%	22%
$10,472	$8,703		$5,887	$5,325	$5,616	$14,321	$13,466
—	—		—	—	—	12,315	—
130,771	164,244	(1)	89,425	91,254	77,998	55,056	47,466
10%	14	%(1)	9%	8%	7%	7%	9%
$76,326	$31,015	(1)	$65,383	$62,293	$60,776	$54,703	$33,027
$1.53	$0.60	(1)	$1.22	$1.12	$1.09	$0.99	$0.60
$124,354	$121,385		$102,308	$89,581	$77,749	$111,542	$78,503
65,063	61,532		36,798	45,336	47,154	32,656	18,946
52,412	37,728		39,903	13,587	—	—	—
19,732	18,582		16,958	16,390	116,639	—	—
$0.40	$0.36		$0.32	$0.30	$2.13	—	—
—	—		—	—	—	50,942	47,217
—	—		—	—	—	$0.84	$0.84
$6,184	$1,466		$1,233	$5,812	$3,501	$62,881	$33,798
214,714	183,840		217,458	193,405	175,271	206,489	109,748
442,027	378,697		384,746	351,717	314,436	331,166	180,548
233,800	204,964		191,111	161,387	155,722	161,457	98,055
40,000	20,500		24,400	35,000	40,200	—	—
168,227	153,233		169,235	155,330	118,514	169,709	82,493

OTHER INVESTOR INFORMATION

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
161 North Concord Exchange
South St. Paul, MN 55075-1139
1-800-468-9716
www.wellsfargo.com/com/shareowner_services

ANNUAL SHAREHOLDERS’ MEETING

The meeting will be held at 9 a.m., Thursday, April 22, 2004, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. A proxy statement will be mailed on or about March 11, 2004, to each shareholder of record on March 1, 2004.

SUMMARY OF TRADING

	For the Years Ended December 31,
	2003		2002
Quarter	High	Low	High	Low
First	$30.05	$22.11	$33.13	$26.03
Second	33.03	24.38	38.38	30.70
Third	40.71	29.93	38.50	29.00
Fourth	46.15	37.00	33.78	28.00

CASH DIVIDENDS DECLARED

Cash dividends are declared quarterly and have been paid since 1995. As of January 22, 2004, the quarterly dividend was increased to $0.23 per share.

Quarter	2003	2002
First	$.155	$0.14
Second	.155	0.14
Third	.155	0.14
Fourth	.155	0.14

Total	$0.62	$0.56

SHAREHOLDERS OF RECORD

Shareholders of record of the Company’s common stock on February 24, 2004 were 2,712.

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

PRODUCT BROCHURES

For product brochures and dealer locations, write or call:

Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
1-800-Polaris (1-800-765-2747)

INTERNET ACCESS

To view the Company’s annual report and financial information, products and specifications, press releases, and dealer locations, access Polaris on the Internet at:

www.polarisindustries.com
www.victory-usa.com

INVESTOR RELATIONS

Security analysts and investment professionals should direct their business-related inquiries to:

Richard Edwards
Director Investor Relations
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
763-513-3477
richard.edwards@polarisind.com

STOCK-SPLIT HISTORY

August 1993      2 for 1
October 1995     3 for 2
March 2004        2 for 1