Form 10-K, Exhibit 13
period 2004-12-31
POLARIS INDUSTRIES INC/MN
filed 2005-03-01
CIK 931015

Exhibit 13

11 - YEAR SELECTED FINANCIAL DATA in thousands, except per share and per unit data

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

For the Years Ended December 31,	2004	2003	2002	2001

Statement of Operations Data from Continuing Operations
Sales data:
Total sales from continuing operations	$1,773,206	$1,552,351	$1,468,170	$1,427,400

% change from prior year	14%	6%	3%	8%

Sales mix by product:
All-terrain vehicles	66%	67%	64%	58%

Snowmobiles	16%	15%	20%	26%

Motorcycles	4%	4%	2%	1%

PG&A	14%	14%	14%	15%

Gross profit data:
Total gross profit from continuing operations	$424,263	$362,876	$332,432	$306,307

% of sales	24%	23%	23%	21%

Operating expense data from continuing operations:
Amortization of intangibles and noncash compensation	$16,643	$14,472	$16,437	$16,482

Conversion costs	—	—	—	—

Other operating expenses	228,018	192,093	166,188	150,386

% of sales	13%	12%	11%	11%

Actual and pro forma data:(2)
Net income from continuing operations	$136,813	$119,823	$111,330	$97,716

Diluted net income per share from continuing operations	$3.04	$2.66	$2.36	$2.07

Net income	$104,504	$110,929	$103,592	$91,414

Diluted net income per share	$2.32	$2.46	$2.19	$1.94

Cash Flow Data
Cash flow from continuing operating activities	$245,356	$167,793	$200,601	$192,034

Purchase of property and equipment for continuing operations	88,836	59,209	52,313	52,856

Repurchase and retirement of common stock	66,830	73,125	76,389	49,207

Cash dividends to shareholders	38,856	26,657	25,273	22,846

Cash dividends per share	$0.92	$0.62	$0.56	$0.50

Cash distributions declared to partners	—	—	—	—

Cash distributions declared per unit	—	—	—	—

Balance Sheet Data
(at end of year)
Cash and cash equivalents	$138,469	$82,761	$81,193	$40,530

Current assets	465,655	387,716	343,659	305,317

Total assets	792,925	671,352	608,646	565,163

Current liabilities	405,193	330,478	313,513	308,337

Borrowings under credit agreement	18,000	18,008	18,027	18,043

Shareholders’ equity	361,732	319,378	277,106	238,783

(1) In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists,
      Inc. The one-time provision for litigation loss amounted to $61.4 million, or $0.77 per diluted share in 1998. The settlement had no effect on the future operations of the Company. Excluding this charge, other operating expenses, net income and diluted net income per share from continuing operations for 1998 would have been $92.5 million, $78.4 million and $1.52 per share, respectively.

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

2000	1999	1998		1997	1996	1995	1994

$1,327,030	$1,244,782	$1,105,685		$947,775	$985,472	$908,988	$692,526

7%	13%	17%		(4%)	8%	31%	49%

62%	59%	58%		48%	44%	39%	35%

23%	25%	28%		37%	42%	47%	50%

1%	3%	1%		—	—	—	—

14%	13%	13%		15%	14%	14%	15%

$287,969	$256,611	$213,381		$195,027	$192,131	$180,913	$150,582

22%	21%	19%		21%	19%	20%	22%

$12,702	$10,472	$8,703		$5,887	$5,325	$5,616	$14,321

—	—	—		—	—	—	12,315

143,152	119,600	153,903	(1)	79,505	76,240	67,163	48,056

11%	10%	14	%(1)	8%	8%	7%	7%

$89,466	$84,642	$38,761	(1)	$75,964	$70,708	$64,759	$54,895

$1.89	$1.70	$0.75	(1)	$1.42	$1.27	$1.17	$0.99

$82,809	$76,326	$31,015	(1)	$65,383	$62,293	$60,776	$54,703

$1.75	$1.53	$0.60	(1)	$1.22	$1.12	$1.09	$0.99

$105,055	$134,469	$124,701		$97,655	$88,872	$81,215	$115,773

61,590	60,659	56,796		32,389	37,128	38,964	29,355

39,622	52,412	37,728		39,903	13,587	—	—

20,648	19,732	18,582		16,958	16,390	116,639	—

$0.44	$0.40	$0.36		$0.32	$0.30	$2.13	—

—	—	—		—	—	—	50,942

—	—	—		—	—	—	$0.84

$2,369	$6,184	$1,466		$1,233	$5,812	$3,501	$62,881

240,912	214,714	183,840		217,458	193,405	175,271	206,489

490,186	442,027	378,697		384,746	351,717	314,436	331,166

238,384	233,800	204,964		191,111	161,387	155,722	161,457

47,068	40,000	20,500		24,400	35,000	40,200	—

204,734	168,227	153,233		169,235	155,330	118,514	169,709

Regulation G Reconciliation —
Cash Flow Provided to Net Cash Provided by Operating Activities from Continuing Operations (dollars in millions)

	Cash Flow Provided	Deferred	Changes in Current	One-time Provision for	Net Cash Provided by
Year	(as shown on page 21)	Income Taxes	Operating Items	Litigation Loss, Net(1)	Operating Activities

1995	$91.4	$10.0	$(20.2)	—	$81.2
1996	96.4	—	(7.5)	—	88.9
1997	100.0	—	(2.3)	—	97.7
1998	108.9	5.0	50.4	$(39.6)	124.7
1999	119.6	3.0	11.9	—	134.5
2000	129.4	1.6	(25.9)	—	105.1
2001	149.9	(9.7)	51.8	—	192.0
2002	174.1	7.2	19.3	—	200.6
2003	177.5	(8.1)	(1.6)	—	167.8
2004	201.1	(1.5)	45.8	—	245.4

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

Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139
1-800-468-9716
www.wellsfargo.com/com/shareowner_services

ANNUAL SHAREHOLDERS’ MEETING

The meeting will be held at 9 a.m. CST, Thursday, April 21, 2005, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. A proxy statement will be mailed on or about March 4, 2005, to each shareholder of record on February 22, 2005.

SUMMARY OF TRADING

	For the Years Ended December 31,
	2004		2003
Quarter	High	Low	High	Low
First	$45.73	$39.30	$30.05	$22.11
Second	48.15	41.10	33.03	24.38
Third	56.44	44.25	40.71	29.93
Fourth	69.41	51.83	46.15	37.00

CASH DIVIDENDS DECLARED

Cash dividends are declared quarterly and have been paid since 1995. As of January 20, 2005, the quarterly dividend was increased to $0.28 per share.

Quarter	2004	2003
First	$0.23	$0.155
Second	0.23	0.155
Third	0.23	0.155
Fourth	0.23	0.155

Total	$0.92	$0.62

SHAREHOLDERS OF RECORD

Shareholders of record of the Company’s common stock on February 22, 2005 were 2,859.

SHAREHOLDER COMPOSITION
(Pie Chart)

Institutions	65%
Other	27%
Officers, Directors and Employees	8%

DIVIDEND REINVESTMENT PLAN

Shareholders may automatically reinvest their dividends in additional Polaris common stock through the Dividend Reinvestment Plan, which also provides for purchase of common stock by voluntary cash contributions. For additional information, please contact Wells Fargo Shareowner Services at 1-800-468-9716 or visit the Wells Fargo Bank Web site at www.wellsfargo.com.

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

www.polarisindustries.com
www.victory-usa.com

INVESTOR RELATIONS

Security analysts and investment professionals should direct their business-related inquiries to:

Richard Edwards
Director Investor Relations
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
763-513-3477
richard.edwards@polarisind.com

RESEARCH COVERAGE AS OF FEBRUARY 2005

A.G. Edwards
Bank of America Securities
Craig-Hallum Partners
J.P. Morgan
Merrill Lynch
Midwest Research
Prudential Securities
Raymond James & Associates
RBC Capital Markets
Robert W. Baird & Co.
Ryan Beck & Co.
SBK Brooks Investment Corp.
Smith Barney Citigroup

STOCK-SPLIT HISTORY

August 1993      2 for 1
October 1995     3 for 2
March 2004        2 for 1

CEO CERTIFICATION

The Company’s Chief Executive Officer submitted the annual CEO certification to the New York Stock Exchange certifying that he is not aware of any violation by the Company of the New York Stock Exchange’s corporate governance listing standards.