Form 10-K, Exhibit 13
period 2005-12-31
POLARIS INDUSTRIES INC/MN
filed 2006-03-01
CIK 931015

Exhibit 13
11-YEAR SELECTED FINANCIAL DATA (in thousands, except per share and per unit data)
The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial and statistical information, including the information referenced under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” located in the Form 10-K included in this report.

For the Years Ended December 31,	2005	2004	2003	2002

Statement of Operations Data
Sales data:
Total sales from continuing operations	$1,869,819	$1,773,206	$1,552,351	$1,468,170

Percent change from prior year	5%	14%	6%	3%

Sales mix by product:
All-terrain vehicles	66%	66%	67%	64%

Snowmobiles	14%	16%	15%	20%

Motorcycles	5%	4%	4%	2%

PG&A	15%	14%	14%	14%

Gross profit data:
Total gross profit from continuing operations	$417,892	$424,263	$362,876	$332,432

Percent of sales	22%	24%	23%	23%

Operating expense data from continuing operations:
Amortization of intangibles and noncash compensation	$12,492	$16,643	$14,472	$16,437

Other operating expenses	229,254	228,018	192,093	166,188

Percent of sales	12%	13%	12%	11%

Total operating expenses	241,746	244,661	206,565	182,625

Net income data:
Net income from continuing operations	$144,285	$136,813	$119,823	$111,330

Diluted net income per share from continuing operations	$3.29	$3.04	$2.66	$2.36

Net income	$143,278	$104,504	$110,929	$103,592

Diluted net income per share	$3.27	$2.32	$2.46	$2.19

Cash Flow Data
Cash flow from continuing operating activities	$177,629	$245,356	$167,793	$200,601

Purchase of property and equipment for continuing operations	89,770	88,836	59,209	52,313

Repurchase and retirement of common stock	132,280	66,830	73,125	76,389

Cash dividends to shareholders	46,956	38,856	26,657	25,273

Cash dividends per share	$1.12	$0.92	$0.62	$0.56

Balance Sheet Data
(at end of year)
Cash and cash equivalents	$19,675	$138,469	$82,761	$81,193

Current assets	373,988	465,655	387,716	343,659

Total assets	768,956	792,925	671,352	608,646

Current liabilities	375,614	405,193	330,478	313,513

Borrowings under credit agreement	18,000	18,000	18,008	18,027

Shareholders’ equity / partners’ capital	369,657	361,732	319,378	277,106

(1)	In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists, Inc. The one-time provision for litigation loss amounted to $61.4 million, or $0.77 per diluted share in 1998. The settlement had no effect on the future operations of the Company. Excluding this charge, other operating expenses, net income and diluted net income per share from continuing operations for 1998 would have been $101.2 million, $78.4 million and $1.52 per share, respectively.
18       POLARIS INDUSTRIES INC.

2001	2000	1999	1998		1997	1996	1995

$1,427,400	$1,327,030	$1,244,782	$1,105,685		$947,775	$985,472	$908,988

8%	7%	13%	17%		(4%)	8%	31%

58%	62%	59%	58%		48%	44%	39%

26%	23%	25%	28%		37%	42%	47%

1%	1%	3%	1%		—	—	—

15%	14%	13%	13%		15%	14%	14%

$306,307	$287,969	$256,611	$213,381		$195,027	$192,131	$180,913

21%	22%	21%	19%		21%	19%	20%

$16,482	$12,702	$10,472	$8,703		$5,887	$5,325	$5,616

150,386	143,152	119,600	153,903		79,505	76,240	67,163

11%	11%	10%	14	%(1)	8%	8%	7%

166,868	155,854	130,072	162,606		85,392	81,565	72,779

$97,716	$89,466	$84,642	$38,761	(1)	$75,964	$70,708	$64,759

$2.07	$1.89	$1.70	$0.75	(1)	$1.42	$1.27	$1.17

$91,414	$82,809	$76,326	$31,015	(1)	$65,383	$62,293	$60,776

$1.94	$1.75	$1.53	$0.60	(1)	$1.22	$1.12	$1.09

$192,034	$105,055	$134,469	$124,701		$97,655	$88,872	$81,215

52,856	61,590	60,659	56,796		32,389	37,128	38,964

49,207	39,622	52,375	37,728		39,903	13,587	—

22,846	20,648	19,732	18,582		16,958	16,390	116,639

$0.50	$0.44	$0.40	$0.36		$0.32	$0.30	$2.13

$40,530	$2,369	$6,184	$1,466		$1,233	$5,812	$3,501

305,317	240,912	214,714	183,840		217,458	193,405	175,271

565,163	490,186	442,027	378,697		384,746	351,717	314,436

308,337	238,384	233,800	204,964		191,111	161,387	155,722

18,043	47,068	40,000	20,500		24,400	35,000	40,200

238,783	204,734	168,227	153,233		169,235	155,330	118,514

Cash Flow Provided to Net Cash Provided by Operating Activities from Continuing Operations
(dollars in millions)

	Cash Flow	Deferred	Changes in Current	One-time Provision for	Net Cash Provided by
Year	Provided	Income Taxes	Operating Items	Litigation Loss, Net (1)	Operating Activities

1996	$96.4	$—	$(7.5)	—	$88.9
1997	100.0	—	(2.3)	—	97.7
1998	108.9	5.0	50.4	$(39.6)	124.7
1999	119.6	3.0	11.9	—	134.5
2000	129.3	1.6	(25.9)	—	105.1
2001	150.0	(9.7)	51.8	—	192.0
2002	174.1	7.2	19.3	—	200.6
2003	177.5	(8.1)	(1.6)	—	167.8
2004	201.1	(1.5)	45.7	—	245.4
2005	208.1	2.7	(33.2)	—	177.6
2005 ANNUAL REPORT       19

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
The meeting will be held at 9 a.m. CST, Thursday, April 20, 2006, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. A proxy statement will be mailed on or about March 1, 2006, to each shareholder of record on February 21, 2006.
SUMMARY OF TRADING

	For the Years Ended December 31,
	2005		2004
Quarter	High	Low	High	Low

First	$74.18	$62.22	$45.73	$39.30
Second	71.19	51.60	48.15	41.10
Third	60.23	46.53	56.44	44.25
Fourth	53.95	43.75	69.41	51.83

CASH DIVIDENDS DECLARED
Cash dividends are declared quarterly and have been paid since 1995. As of January 19, 2006, the quarterly dividend was increased to $0.31 per share.

Quarter	2005	2004

First	$0.28	$0.23
Second	0.28	0.23
Third	0.28	0.23
Fourth	0.28	0.23

Total	$1.12	$0.92

SHAREHOLDERS OF RECORD
Shareholders of record of the Company’s common stock on February 21, 2006 were 2,972.

SHAREHOLDER COMPOSITION (Pie Chart)

Institutions	75%
Individuals and Others	16%
Officers, Directors and Employees	9%
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
PRODUCT BROCHURES
For product brochures and dealer locations, write or call:
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
1-800-Polaris (1-800-765-2747)
INTERNET ACCESS
To view the Company’s annual report and financial information, products and specifications, press releases and dealer locations, access Polaris on the Internet at:
www.polarisindustries.com
www.victory-usa.com
INVESTOR RELATIONS
Security analysts and investment professionals should direct their business-related inquiries to:
Richard Edwards
Director of Investor Relations
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
763-513-3477
richard.edwards@polarisind.com
RESEARCH COVERAGE AS OF FEBRUARY 2006
A.G. Edwards
Bank of America Securities
BB&T Capital Markets
Citigroup (Smith Barney)
Craig-Hallum Partners
JPMorgan
Merrill Lynch
FTN Midwest Securities
Raymond James & Associates
RBC Capital Markets
Robert W. Baird & Co.
SBK Brooks Investment Corp.
STOCK-SPLIT HISTORY
August 1993            2 for 1
October 1995           3 for 2
March 2004             2 for 1
CEO CERTIFICATION
The Company’s Chief Executive Officer submitted the annual CEO certification to the New York Stock Exchange certifying that he is not aware of any violation by the Company of the New York Stock Exchange’s corporate governance listing standards.