Form 10-K, Exhibit 13
period 2006-12-31
POLARIS INDUSTRIES INC/MN
filed 2007-03-01
CIK 931015

Exhibit 13
11-YEAR SELECTED FINANCIAL DATA (in thousands, except per share and per unit data)
The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial and statistical information, including the information referenced under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” located in the Form 10-K included in this report.
Prior years’ results have been adjusted to reflect the adoption of SFAS 123(R) under the modified retrospective method.

For the Years Ended December 31,	2006	2005	2004	2003

STATEMENT OF OPERATIONS DATA
Sales data:
Total sales	$1,656,518	$1,869,819	$1,773,206	$1,552,351

Percent change from prior year	(11%)	5%	14%	6%

Sales mix by product:
All-terrain vehicles	67%	66%	66%	67%

Snowmobiles	10%	14%	16%	15%

Motorcycles	7%	5%	4%	4%

Parts, garments & accessories	16%	15%	14%	14%

Gross profit data:
Total gross profit	$359,359	$411,032	$416,600	$355,961

Percent of sales	22%	22%	23%	23%

Operating expense data:
Total operating expenses	$238,363	$244,660	$242,690	$206,013

Percent of sales	14%	13%	14%	13%

Net income data:
Net income from continuing operations	$112,791	$137,721	$132,257	$115,178

Diluted net income per share from continuing operations	$2.72	$3.15	$2.97	$2.58

Net income	$106,985	$136,714	$99,948	$106,284

Diluted net income per share	$2.58	$3.12	$2.25	$2.38

CASH FLOW DATA

Cash flow from continuing operating activities	$152,754	$162,463	$237,061	$162,540

Purchase of property and equipment for continuing operations	52,636	89,770	88,836	59,209

Repurchase and retirement of common stock	307,621	132,280	66,830	73,125

Cash dividends to shareholders	50,234	46,956	38,856	26,657

Cash dividends per share	$1.24	$1.12	$0.92	$0.62

BALANCE SHEET DATA (at end of year)
Cash and cash equivalents	$19,566	$19,675	$138,469	$82,761

Current assets	392,961	373,988	465,655	387,716

Total assets	778,791	770,633	792,925	674,178

Current liabilities	361,420	375,614	405,193	330,478

Borrowings under credit agreements	250,000	18,000	18,000	18,008

Shareholders’ equity	167,371	377,019	368,058	325,692

(1)	In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists, Inc. The one-time provision for litigation loss amounted to $61.4 million pretax, or $0.77 per diluted share in 1998. The settlement had no effect on the future operations of the Company. Excluding this charge, other operating expenses, net income and diluted net income per share from continuing operations for 1998 would have been $98.0 million, $76.7 million and $1.48 per share, respectively.
NOTE: All periods presented reflect the classification of the marine products division’s financial results, including the loss from discontinued operations and the loss on disposal of the division, as discontinued operations.
PAGE 10 2006 POLARIS INDUSTRIES INC. ANNUAL REPORT

2002	2001	2000	1999	1998		1997	1996

$1,468,170	$1,427,400	$1,327,030	$1,244,782	$1,105,685		$947,775	$985,472

3%	8%	7%	13%	17%		(4%)	8%

64%	58%	62%	59%	58%		48%	44%

20%	26%	23%	25%	28%		37%	42%

2%	1%	1%	3%	1%		—	—

14%	15%	14%	13%	13%		15%	14%

$324,618	$299,194	$281,264	$250,528	$207,807		$190,853	$191,680

22%	21%	21%	20%	19%		20%	19%

$181,764	$164,532	$153,193	$127,079	$159,354		$82,767	$82,087

12%	12%	12%	10%	14	%(1)	9%	8%

$107,143	$93,773	$85,733	$81,816	$37,082	(1)	$74,927	$69,890

$2.28	$1.99	$1.81	$1.64	$0.71	(1)	$1.40	$1.26

$99,405	$87,471	$79,076	$73,500	$29,336	(1)	$64,346	$61,475

$2.12	$1.86	$1.67	$1.48	$0.56	(1)	$1.20	$1.11

$195,803	$192,023	$105,055	$134,469	$124,701		$97,655	$88,872

52,313	52,856	61,590	60,659	56,796		32,389	37,128

76,389	49,207	39,622	52,412	37,728		39,903	13,587

25,273	22,846	20,648	19,732	18,582		16,958	16,390

$0.56	$0.50	$0.44	$0.40	$0.36		$0.32	$0.30

$81,193	$40,530	$2,369	$6,184	$1,466		$1,233	$5,812

343,659	305,317	240,912	214,714	183,840		217,458	193,405

614,378	567,979	492,156	443,686	380,093		385,498	351,958

313,513	308,337	238,384	233,800	204,964		191,111	161,387

18,027	18,043	47,068	40,000	20,500		24,400	35,000

282,838	241,599	206,704	169,886	154,629		169,987	155,571

Cash Flow Provided to Net Cash Provided by Operating Activities from Continuing Operations (dollars in millions)

	Cash Flow	Deferred	Changes in Current	One-time Provision for	Net Cash Provided by
Year	Provided	Income Taxes	Operating Items	Litigation Loss, Net(1)	Operating Activities

1997	$100.5	$(0.5)	$(2.3)	—	$97.7
1998	109.5	4.4	50.4	$(39.6)	124.7
1999	119.8	2.8	11.9	—	134.5
2000	129.7	1.3	(25.9)	—	105.1
2001	150.8	(10.6)	51.8	—	192.0
2002	176.9	4.3	14.6	—	195.8
2003	179.1	(8.7)	(7.9)	—	162.5
2004	202.3	(1.5)	36.3	—	237.1
2005	211.4	1.6	(50.5)	—	162.5
2006	177.8	1.3	(26.3)	—	152.8
2006 POLARIS INDUSTRIES INC. ANNUAL REPORT PAGE 11

OTHER INVESTOR INFORMATION
STOCK EXCHANGE
Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange under the symbol PII.
INDEPENDENT AUDITORS
Ernst & Young LLP
Minneapolis, MN
TRANSFER AGENT AND REGISTRAR
Communications concerning transfer requirements, address changes, dividends and lost certificates, as well as requests for Dividend Reinvestment Plan enrollment information, should be addressed to:
     Wells Fargo Bank N.A.
     Shareowner Services
     161 North Concord Exchange
     South St. Paul, MN 55075-1139
     1-800-468-9716
     www.wellsfargo.com/
     com/shareowner_services
ANNUAL SHAREHOLDERS’ MEETING
The meeting will be held at 9 a.m. CST, Thursday, April 19, 2007, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. A proxy statement will be mailed on or about March 1, 2007, to each shareholder of record on February 21, 2007.
SUMMARY OF TRADING
For the Years Ended December 31,

	2006		2005

Quarter	High	Low	High	Low

First	$54.90	$46.65	$74.18	$62.22
Second	53.62	42.33	71.19	51.60
Third	45.17	34.24	60.23	46.53
Fourth	47.61	39.00	53.95	43.75
CASH DIVIDENDS DECLARED
Cash dividends are declared quarterly and have been paid since 1995. As of January 18, 2007, the quarterly dividend was increased to $0.34 per share.

Quarter	2006	2005

First	$0.31	$0.28
Second	0.31	0.28
Third	0.31	0.28
Fourth	0.31	0.28

Total	$1.24	$1.12

SHAREHOLDERS OF RECORD
Shareholders of record of the Company’s common stock on February 21, 2007, were 3,023.
SHAREHOLDER COMPOSITION
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
     www.polarisindustries.com
     www.victory-usa.com
INVESTOR RELATIONS
 Security analysts and investment professionals should direct their business-related inquiries to:
     Richard Edwards
     Director of Investor Relations
     Polaris Industries Inc.
     2100 Highway 55
     Medina, MN 55340
     763-513-3477
     richard.edwards@polarisind.com
RESEARCH COVERAGE
AS OF FEBRUARY 2007
A.G. Edwards
Avondale Partners
Bank of America Securities
BMO Capital Markets Corp.
Citigroup
Craig-Hallum Partners
FTN Midwest Securities Corp.
Goldman Sachs
KeyBanc Capital Markets (McDonald)
Merrill Lynch
Raymond James & Associates
RBC Capital Markets
Robert W. Baird & Co.
Wedbush Morgan Securities
STOCK-SPLIT HISTORY

August 1993	2 for 1
October 1995	3 for 2
March 2004	2 for 1
CEO CERTIFICATION
The Company’s Chief Executive Officer submitted the annual CEO certification to the New York Stock Exchange, certifying that he is not aware of any violation by the Company of the New York Stock Exchange’s corporate governance listing standards.
PAGE 12 2006 POLARIS INDUSTRIES INC. ANNUAL REPORT