Form 10-K, Exhibit 13
period 2007-12-31
POLARIS INDUSTRIES INC/MN
filed 2008-02-29
CIK 931015

Exhibit 13
11-YEAR SELECTED FINANCIAL DATA (in thousands, except per-share and per-unit data)
The selected financial data presented below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial and statistical information, including the information referenced under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” located in the Form 10-K included in this report.
Prior years’ results have been adjusted to reflect the adoption in 2006 of SFAS 123(R) under the modified retrospective method.

For the Years Ended December 31,	2007	2006	2005	2004

STATEMENT OF OPERATIONS DATA
Sales data:
Total sales	$1,780,009	$1,656,518	$1,869,819	$1,773,206
Percent change from prior year	7%	(11%)	5%	14%
Sales mix by product:
All-terrain vehicles	67%	67%	66%	66%
Snowmobiles	10%	10%	14%	16%
Motorcycles	6%	7%	5%	4%
Parts, garments & accessories	17%	16%	15%	14%
Gross profit data:
Total gross profit	$393,020	$359,359	$411,032	$416,600
Percent of sales	22%	22%	22%	23%
Operating expense data:
Total operating expenses	$262,269	$238,363	$244,660	$242,690
Percent of sales	15%	14%	13%	14%
Net income data:
Net income from continuing operations	$112,598	$112,791	$137,721	$132,257
Diluted net income per share from continuing operations	$3.10	$2.72	$3.15	$2.97
Net income	$111,650	$106,985	$136,714	$99,948
Diluted net income per share	$3.07	$2.58	$3.12	$2.25
CASH FLOW DATA
Cash flow from continuing operating activities	$213,166	$152,754	$162,463	$237,061
Purchase of property and equipment for continuing operations	63,747	52,636	89,770	88,836
Repurchase and retirement of common stock	103,100	307,621	132,280	66,830
Cash dividends to shareholders	47,739	50,234	46,956	38,856
Cash dividends per share	$1.36	$1.24	$1.12	$0.92
BALANCE SHEET DATA (at end of year)
Cash and cash equivalents	$63,281	$19,566	$19,675	$138,469
Current assets	447,556	392,961	373,988	465,655
Total assets	769,881	778,791	770,633	792,925
Current liabilities	388,246	361,420	375,614	405,193
Borrowings under credit agreements	200,000	250,000	18,000	18,000
Shareholders’ equity	172,982	167,371	377,019	368,058

NOTE: All periods presented reflect the classification of the marine products division’s financial results, including the loss from discontinued operations and the loss on disposal of the division, as discontinued operations.

(1)	In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists, Inc. The one-time provision for litigation loss amounted to $61.4 million pretax, or $0.77 per diluted share in 1998. The settlement had no effect on the future operations of the Company. Excluding this charge, other operating expenses, net income and diluted net income per share from continuing operations for 1998 would have been $98.0 million, $76.7 million and $1.48 per share, respectively.
TEN    POLARIS INDUSTRIES INC.

2003	2002	2001	2000	1999	1998		1997
$1,552,351	$1,468,170	$1,427,400	$1,327,030	$1,244,782	$1,105,685		$947,775
6%	3%	8%	7%	13%	17%		(4%)
67%	64%	58%	62%	59%	58%		48%
15%	20%	26%	23%	25%	28%		37%
4%	2%	1%	1%	3%	1%		—
14%	14%	15%	14%	13%	13%		15%

$355,961	$324,618	$299,194	$281,264	$250,528	$207,807		$190,853
23%	22%	21%	21%	20%	19%		20%

$206,013	$181,764	$164,532	$153,193	$127,079	$159,354		$82,767
13%	12%	12%	12%	10%	14	%(1)	9%

$115,178	$107,143	$93,773	$85,733	$81,816	$37,082	(1)	$74,927
$2.58	$2.28	$1.99	$1.81	$1.64	$0.71	(1)	$1.40
$106,284	$99,405	$87,471	$79,076	$73,500	$29,336	(1)	$64,346
$2.38	$2.12	$1.86	$1.67	$1.48	$0.56	(1)	$1.20

$162,540	$195,803	$192,023	$105,055	$134,469	$124,701		$97,655
59,209	52,313	52,856	61,590	60,659	56,796		32,389
73,125	76,389	49,207	39,622	52,412	37,728		39,903
26,657	25,273	22,846	20,648	19,732	18,582		16,958
$0.62	$0.56	$0.50	$0.44	$0.40	$0.36		$0.32

$82,761	$81,193	$40,530	$2,369	$6,184	$1,466		$1,233
387,716	343,659	305,317	240,912	214,714	183,840		217,458
674,178	614,378	567,979	492,156	443,686	380,093		385,498
330,478	313,513	308,337	238,384	233,800	204,964		191,111
18,008	18,027	18,043	47,068	40,000	20,500		24,400
325,692	282,838	241,599	206,704	169,886	154,629		169,987
Cash Flow Provided to Net Cash Provided by Operating Activities from Continuing Operations (dollars in millions)

	Cash Flow	Deferred	Changes in Current	One-time Provision for	Net Cash Provided by
Year	Provided	Income Taxes	Operating Items	Litigation Loss, Net(1)	Operating Activities

1998	$109.5	$4.4	$50.4	$(39.6)	$124.7
1999	119.8	2.8	11.9	—	134.5
2000	129.7	1.3	(25.9)	—	105.1
2001	150.8	(10.6)	51.8	—	192.0
2002	176.9	4.3	14.6	—	195.8
2003	179.1	(8.7)	(7.9)	—	162.5
2004	202.3	(1.5)	36.3	—	237.1
2005	211.4	1.6	(50.5)	—	162.5
2006	177.8	1.3	(26.3)	—	152.8
2007	189.1	(10.3)	34.4	—	213.2
2007 ANNUAL REPORT   ELEVEN

 ;

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
Ernst & Young LLP
Minneapolis, MN
TRANSFER AGENT AND REGISTRAR
Communications concerning transfer requirements, address changes, dividends and lost certificates, as well as requests for Dividend Reinvestment Plan enrollment information, should be addressed to:
Wells Fargo Bank N.A.
Shareowner Services

161 North Concord Exchange
South St. Paul, MN 55075-1139
           1-800-468-9716
www.wellsfargo.com/
com/shareowner_services
ANNUAL SHAREHOLDERS’ MEETING
The meeting will be held at 9 a.m. CST, Thursday, May 1, 2008, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. A proxy statement will be mailed on or about March 10, 2008, to each shareholder of record as of March 3, 2008.
SUMMARY OF TRADING
For the Years Ended December 31,

	2007		2006
Quarter	High	Low	High	Low

First	$52.20	$42.38	$54.90	$46.65
Second	55.80	47.25	53.62	42.33
Third	58.78	42.91	45.17	34.24
Fourth	54.66	43.41	47.61	39.00
CASH DIVIDENDS DECLARED
Cash dividends are declared quarterly and have been paid since 1995. On January 24, 2008, the quarterly dividend was increased to $0.38 per share.

Quarter	2007	2006

First	$0.34	$0.31
Second	0.34	0.31
Third	0.34	0.31
Fourth	0.34	0.31
Total	$1.36	$1.24
SHAREHOLDERS OF RECORD
Shareholders of record of the Company’s common stock on February 21, 2008, were 2,810.
SHAREHOLDER COMPOSITION
DIVIDEND REINVESTMENT PLAN
Shareholders may automatically reinvest their dividends in additional Polaris common stock through the Dividend Reinvestment Plan, which also provides for purchase of common stock with voluntary cash contributions. For additional information, please contact Wells Fargo Shareowner Services at 1-800-468-9716 or visit the Wells Fargo Bank website at www.wellsfargo.com.
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
INVESTOR RELATIONS
Security analysts and investment professionals should direct their business-related inquiries to:
Richard Edwards
Director of Investor Relations Polaris Industries Inc.
2100 Highway 55
Medina, MN
55340 763-513-3477
richard.edwards@polarisind.com
RESEARCH COVERAGE AS OF FEBRUARY 2008
Avondale Partners
Bank of America Securities
BMO Capital Markets Corp.
Citigroup
Craig-Hallum
Partners
FTN Midwest Securities Corp.
KeyBanc Capital Markets (McDonald)
Merrill Lynch
Raymond James & Associates
RBC Capital Markets
Robert W. Baird & Co.
Rochdale Securities
Wachovia Capital Markets
Wedbush Morgan Securities
STOCK-SPLIT HISTORY

August 1993	2 for 1
October 1995	3 for 2
March 2004	2 for 1
CERTIFICATIONS
The Company’s chief executive officer submitted the annual CEO certification to the New York Stock Exchange, certifying that he is not aware of any violation by the Company of the New York Stock Exchange’s corporate governance listing standards.
The chief executive officer and chief financial officer certifications required by section 302 of the Sarbanes-Oxley Act of 2002 have been filed as exhibits to the Form 10-K included with this report.