Form 10-K, Exhibit 13
period 2008-12-31
POLARIS INDUSTRIES INC/MN
filed 2009-03-02
CIK 931015

Exhibit 13
11-YEAR SELECTED FINANCIAL DATA (in thousands, except per-share data)
The selected financial data presented below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and other financial and statistical information, including the information referenced under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” located in the Form 10-K included in this report.
Prior years’ results have been adjusted to reflect the adoption in 2006 of SFAS 123(R) under the modified retrospective method.

For the Years Ended December 31,	2008	2007	2006	2005

STATEMENT OF OPRATIONS DATA
Sales data:
Total sales	$1,948,254	$1,780,009	$1,656,518	$1,869,819
Percent change from prior year	9%	7%	(11%)	5%
Sales mix by product:
Off-road vehicles	67%	67%	67%	66%
Snowmobiles	10%	10%	10%	14%
Motorcycles	5%	6%	7%	5%
Parts, garments and accessories	18%	17%	16%	15%
Gross profit data:
Total gross profit	$445,708	$393,020	$359,359	$411,032
Percent of sales	22.9%	22.1%	21.7%	22.0%
Operating expense data:
Total operating expenses	$284,114	$262,269	$238,363	$244,660
Percent of sales	14.6%	14.7%	14.4%	13.1%
Net income data:
Net income from continuing operations	$117,395	$112,598	$112,791	$137,721
Percent of sales	6.0%	6.3%	6.8%	7.4%
Diluted net income per share from continuing operations	$3.50	$3.10	$2.72	$3.15
Net income	$117,395	$111,650	$106,985	$136,714
Diluted net income per share	$3.50	$3.07	$2.58	$3.12
CASH FLOW DATA
Cash flow provided by continuing operations	$176,206	$213,166	$152,754	$162,463
Purchase of property and equipment for continuing operations	76,575	63,747	52,636	89,770
Repurchase and retirement of common stock	107,167	103,100	307,621	132,280
Cash dividends to shareholders	49,602	47,739	50,234	46,956
Cash dividends per share	$1.52	$1.36	$1.24	$1.12
BALANCE SHEET DATA (at end of year)
Cash and cash equivalents	$27,127	$63,281	$19,566	$19,675
Current assets	443,612	447,556	392,961	373,988
Total assets	751,148	769,881	778,791	770,633
Current liabilities	404,833	388,246	361,420	375,614
Borrowings under credit agreements	200,000	200,000	250,000	1 8,000
Shareholders’ equity	137,027	172,982	167,371	377,019

NOTE : All periods presented reflect the classification of the marine products division’s financial results, including the loss from discontinued operations and the loss on disposal of the division, as discontinued operations.

(1)	In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists, Inc. The one-time provision for litigation loss amounted to $61.4 million pretax, or $0.77 per diluted share in 1998. The settlement had no effect on the future operations of the Company. Excluding this charge, other operating expenses, net income and diluted net income per share from continuing operations for 1998 would have been $98.0 million, $76.7 million and $1.48 per share, respectively.
10    POLARIS INDUSTRIES INC. 2008 ANNUAL REPORT

2004	2003	2002	2001	2000	1999	1998

$1,773,206	$1,552,351	$1,468,170	$1,427,400	$1,327,030	$1,244,782	$1,105,685
14%	6%	3%	8%	7%	13%	17%

66%	67%	64%	58%	62%	59%	58%
16%	15%	20%	26%	23%	25%	28%
4%	4%	2%	1%	1%	3%	1%
14%	14%	14%	15%	14%	13%	13%

$416,600	$355,961	$324,618	$299,194	$281,264	$250,528	$207,807
23.5%	22.9%	22.1%	21.0%	21.2%	20.1%	18.8%

$242,690	$206,013	$181,764	$164,532	$153,193	$127,079	$159,354
13.7%	13.3%	12.4%	11.5%	11.5%	10.2%	14.4	%(1)

$132,257	$115,178	$107,143	$93,773	$85,733	$81,816	$37,082	(1)
7.5%	7.4%	7.3%	6.6%	6.5%	6.6%	3.4%
$2.97	$2.58	$2.28	$1.99	$1.81	$1.64	$0.71	(1)
$99,948	$106,284	$99,405	$87,471	$79,076	$73,500	$29,336	(1)
$2.25	$2.38	$2.12	$1.86	$1.67	$1.48	$0.56	(1)

$237,061	$162,540	$195,803	$192,023	$105,055	$134,469	$124,701
88,836	59,209	52,313	52,856	61,590	60,659	56,796
66,830	73,125	76,389	49,207	39,622	52,412	37,728
38,856	26,657	25,273	22,846	20,648	19,732	18,582
$0.92	$0.62	$0.56	$0.50	$0.44	$0.40	$0.36

$138,469	$82,761	$81,193	$40,530	$2,369	$6,184	$1,466
465,655	387,716	343,659	305,317	240,912	214,714	183,840
792,925	674,178	614,378	567,979	492,156	443,686	380,093
405,193	330,478	313,513	308,337	238,384	233,800	204,964
18,000	18,008	18,027	18,043	47,068	40,000	20,500
368,058	325,692	282,838	241,599	206,704	169,886	154,629
Cash Flow Provided Reconciled to Net Cash Provided by Continuing Operations (dollars in millions)

	Cash Flow	Deferred	Changes in Current	Net Cash Provided by
Year	Provided	Income Taxes	Operating Items	Continuing Operations

1999	$119.8	$2.8	$11.9	$134.5
2000	129.7	1.3	(25.9)	105.1
2001	150.8	(10.6)	51.8	192.0
2002	176.9	4.3	14.6	195.8
2003	179.1	(8.7)	(7.9)	162.5
2004	202.3	(1.5)	36.3	237.1
2005	211.4	1.6	(50.5)	162.5
2006	177.8	1.3	(26.3)	152.8
2007	189.1	(10.3)	34.3	213.2
2008	197.6	(1.0)	(20.4)	176.2
POLARIS INDUSTRIES INC. 2008 ANNUAL REPORT    11

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
Ernst & Young LLP
Minneapolis, MN
TRANSFER AGENT AND REGISTRAR
Communications concerning transfer requirements, address changes, dividends and lost certificates, as well as requests for Dividend Reinvestment Plan enrollment information, should be addressed to:
Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139
     1-800-468-9716
www.wellsfargo.com/
com/shareowner_services
ANNUAL SHAREHOLDERS’ MEETING
The meeting will be held at 9 a.m. Central Time Thursday, April 30, 2009, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. The proxy statement will be available on or about March 10, 2009. The shareholder of record date is March 2, 2009.
SUMMARY OF TRADING
For the Years Ended December 31,

	2008		2007
Quarter	High	Low	High	Low

First	$48.00	$34.96	$52.20	$42.38
Second	49.84	40.11	55.80	47.25
Third	54.26	37.05	58.78	42.91
Fourth	46.72	19.48	54.66	43.11
CASH DIVIDENDS DECLARED
Cash dividends are declared quarterly and have been paid since 1995. On January 22, 2009, the quarterly dividend was increased to $30.39 per share.

Quarter	2008	2007

First	$0.38	$0.34
Second	0.38	0.34
Third	0.38	0.34
Fourth	0.38	0.34
Total	$1.52	$1.36
SHAREHOLDERS OF RECORD
Shareholders of record of the Company’s common stock on February 17, 2009, were 2,760.
SHAREHOLDER COMPOSITION
DIVIDEND REINVESTMENT PLAN
Shareholders may automatically reinvest their dividends in additional Polaris common stock through the Dividend Reinvestment Plan, which also provides for purchase of common stock with voluntary cash contributions. For additional information, please contact Wells Fargo Shareowner Services at 1-800-468- 9716 or visit the Wells Fargo Bank website at www.wellsfargo.com.
PRODUCT BROCHURES
For product brochures and dealer locations, write or call:
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
1-800-POLARIS (1-800-765-2747)
INTERNET ACCESS
To view the Company’s annual report and financial information, products and specifications, press releases and dealer locations, access Polaris on the Internet at:
www.polarisindustries. com
www.victory-usa.com
INVESTOR RELATIONS
Security analysts and investment professionals should direct their business-related inquiries to:
Richard Edwards
Director of Investor Relations Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
763-513-3477
richard.edwards@polarisind.com
RESEARCH COVERAGE AS OF FEBRUARY 2009
BMO Capital Markets Corp.
Citigroup
Craig-Hallum
Partners
Deutsche Bank Securities, Inc.
FTN Midwest Securities Corp.
KeyBanc Capital Markets Inc.
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