Form 10-K, Exhibit 13
period 2009-12-31
POLARIS INDUSTRIES INC/MN
filed 2010-03-01
CIK 931015

Exhibit 13

OTHER INVESTOR INFORMATION

Stock Exchange
Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange under the symbol PII

Independent Auditors

Ernst & Young LLP
Minneapolis, MN

Transfer Agent and Registrar

Communications concerning transfer requirements, address changes, dividends and lost certificates, as well as requests for Dividend Reinvestment Plan enrollment information, should be addressed to:

Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139
1-800-468-9716
www.wellsfargo.com/
com/shareowner — services

Annual Shareholders’ Meeting

The meeting will be held at 9:00 a.m. Central Time, April 29, 2010, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. The proxy statement will be available on or about March 10, 2010. The shareholder-of-record date is March 1, 2010.

Summary of Trading

For the Years Ended December 31,

	2009		2008

Quarter	High	Low	High	Low

First	$32.76	$14.53	$48.00	$34.96
Second	36.62	21.05	49.84	40.11
Third	44.00	30.31	54.26	37.05
Fourth	49.74	37.33	46.72	19.48

Cash Dividends Declared

Cash dividends are declared quarterly and have been paid since 1995. On January 21, 2010, the quarterly dividend was increased to $1.60 per share.

Quarter	2009	2008

First	$0.39	$0.38
Second	0.39	0.38
Third	0.39	0.38
Fourth	0.39	0.38

Total	$1.56	$1.52

Shareholders of Record

Shareholders of record of the Company’s common stock on February 16, 2010, were 2,719.

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

For product brochures, write or call:
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

Richard Edwards
Director of Investor Relations
Polaris Industries Inc.
2100 Highway 55 Medina, MN 55340 763-513-3477 richard.edwards@polarisind .com

Research Coverage as of February 2010

BMO Capital Markets Corp. Citigroup Craig-Hallum Partners KeyBanc Capital Markets Inc. Raymond James & Associates RBC Capital Markets Robert W. Baird & Co. Rochdale Securities Sidoti & Company Wells Fargo Securities Wedbush Morgan Securities

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

0.1