Form 10-K, Exhibit 13
period 2010-12-31
POLARIS INDUSTRIES INC/MN
filed 2011-03-01
CIK 931015

Exhibit 13
OTHER INVESTOR INFORMATION
Stock Exchange
Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange under the symbol PII.
Independent Auditors
Ernst & Young LLP, Minneapolis, MN
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
The meeting will be held at 9:00 a.m. Central Time, April 28, 2011, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. The proxy statement will be available on or about March 10, 2011. The shareholder-of-record date is February 28, 2011.
Summary of Trading
For the Years Ended December 31,

	2010		2009
Quarter	High	Low	High	Low

First	$53.87	$42.04	$32.76	$14.53
Second	65.00	51.08	36.62	21.05
Third	66.82	51.79	44.00	30.31
Fourth	81.39	63.83	49.74	37.33

Cash Dividends Declared
Cash dividends are declared quarterly and have been paid since 1995. On January 20, 2011, the quarterly dividend was increased 13 percent to $0.45 per share.

Quarter	2010	2009

First	$0.40	$0.39
Second	0.40	0.39
Third	0.40	0.39
Fourth	0.40	0.39

Total	$1.60	$1.56

Shareholders of Record
Shareholders of record of the Company’s common stock on February 28, 2011, were 2,536.
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
Internet Access
To view the Company’s annual report and financial information, products and specifications, press releases, dealer locations and product brochures, access Polaris on the Internet at:
www.polarisindustries.com
www.victory-usa.com
Investor Relations
Security analysts and investment professionals should direct their business-related inquiries to:
Richard Edwards
Director of Investor Relations
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340
763-513-3477
richard.edwards@polarisind.com
Research Coverage as of February 2011
BMO Capital Markets Corp.
Citigroup
Craig-Hallum Partners
Feltl and Company, Inc.
KeyBanc Capital Markets Inc.
Longbow Research Morningstar, Inc.
RBC Capital Markets
Raymond James & Associates
Robert W. Baird & Co.
Sidoti & Company
Wedbush Morgan Securities
Wells Fargo Securities
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