Form 10-K/A, Exhibit 13
period 2010-12-31
POLARIS INDUSTRIES INC/MN
filed 2011-12-16
CIK 931015

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

FOR THE YEARS ENDED DECEMBER 31,	2010	2009	2008	2007
STATEMENT OF OPERATIONS DATA
Sales Data:
Total sales	$1,991.1	$1,565.9	$1,948.3	$1,780.0
Percent change from prior year	27%	-20%	9%	7%
Sales mix by product:
Off-Road Vehicles	69%	65%	67%	67%
Snowmobiles	10%	12%	10%	10%
On-Road Vehicles	4%	3%	5%	6%
Parts, garments and accessories	17%	20%	18%	17%
Gross Profit Data:
Total gross profit	$530.2	$393.2	$445.7	$393.0
Percent of sales	26.6%	25.1%	22.9%	22.1%
Operating Expense Data:
Total operating expenses	$326.3	$245.3	$284.1	$262.3
Percent of sales	16.4%	15.7%	14.6%	14.7%
Net Income Data:
Net income from continuing operations	$147.1	$101.0	$117.4	$112.6
Percent of sales	7.4%	6.5%	6.0%	6.3%
Diluted net income per share from continuing operations	$4.28	$3.05	$3.50	$3.10
Net income	$147.1	$101.0	$117.4	$111.7
Diluted net income per share	$4.28	$3.05	$3.50	$3.07
CASH FLOW DATA
Cash flow provided by continuing operations	$297.9	$193.2	$176.2	$213.2
Purchase of property and equipment	55.7	43.9	76.6	63.7
Repurchase and retirement of common shares	27.5	4.6	107.2	103.1
Cash dividends to shareholders	53.0	50.2	49.6	47.7
Cash dividends per share	$1.60	$1.56	$1.52	$1.36
BALANCE SHEET DATA (at end of year)
Cash and cash equivalents	$393.9	$140.2	$27.2	$63.3
Current assets	808.1	491.5	443.6	447.6
Total assets	1,061.6	763.7	751.1	769.9
Current liabilities*	584.2	343.1	404.8	388.2
Long-term borrowings under credit agreements	100.0	200.0	200.0	200.0
Shareholders’ equity	371.0	204.5	137.0	173.0

NOTE: All periods presented reflect the classification of the marine products division’s financial results, including the loss from discontinued operations and the loss on disposal of the division, as discontinued operations.

*	2010 Includes $100 million of short-term borrowings under credit agreements.

2006	2005	2004	2003	2002	2001	2000

$1,656.5	$1,869.8	$1,773.2	$1,552.4	$1,468.2	$1,427.4	$1,327.0
-11%	5%	14%	6%	3%	8%	7%

67%	66%	66%	67%	64%	58%	62%
10%	14%	16%	15%	20%	26%	23%
7%	5%	4%	4%	2%	1%	1%
16%	15%	14%	14%	14%	15%	14%

$359.4	$411.0	$416.6	$356.0	$324.6	$299.2	$281.3
21.7%	22.0%	23.5%	22.9%	22.1%	21.0%	21.2%

$238.4	$244.7	$242.7	$206.0	$181.8	$164.5	$153.2
14.4%	13.1%	13.7%	13.3%	12.4%	11.5%	11.5%

$112.8	$137.7	$132.3	$115.2	$107.1	$93.8	$85.7
6.8%	7.4%	7.5%	7.4%	7.3%	6.6%	6.5%
$2.72	$3.15	$2.97	$2.58	$2.28	$1.99	$1.81
$107.0	$136.7	$99.9	$106.3	$99.4	$87.5	$79.1
$2.58	$3.12	$2.25	$2.38	$2.12	$1.86	$1.67

$152.8	$162.5	$237.1	$162.5	$195.8	$192.0	$105.1
52.6	89.8	88.8	59.2	52.3	52.9	61.6
307.6	132.3	66.8	73.1	76.4	49.2	39.6
50.2	47.0	38.9	26.7	25.3	22.8	20.6
$1.24	$1.12	$0.92	$0.62	$0.56	$0.50	$0.44

$19.6	$19.7	$138.5	$82.8	$81.2	$40.5	$2.4
393.0	374.0	465.7	387.7	343.7	305.3	240.9
778.8	770.6	792.9	674.2	614.4	568.0	492.2
361.4	375.6	405.2	330.5	313.5	308.3	238.4
250.0	18.0	18.0	18.0	18.0	18.0	47.1
167.4	377.0	368.1	325.7	282.8	241.6	206.7

4