Form 10-K, Exhibit 13
period 2011-12-31
POLARIS INDUSTRIES INC/MN
filed 2012-02-27
CIK 931015

Exhibit 13

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

Wells Fargo Bank, N.A.

Shareowner Services

161 North Concord Exchange

South St. Paul, MN 55075-1139

1-800-468-9716

www.wellsfargo.com/com/shareowner services

Annual Shareholders’ Meeting

The meeting will be held at 9:00 a.m. Central Time, April 26, 2012, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. The proxy statement will be available on or about March 9, 2012. The shareholder-of-record date is February 29, 2012.

Summary of Trading

For the Years Ended December 31

	2011		2010
Quarter	High	Low	High	Low
First	$43.70	$34.98	$26.94	$21.02
Second	57.92	43.28	32.50	25.54
Third	61.50	45.20	33.41	25.90
Fourth	65.86	46.83	40.70	31.92

Cash Dividends Declared

Cash dividends are declared quarterly and have been paid since 1995. On February 2, 2012, the quarterly dividend was increased 64 percent to $0.37 per share.

Quarter	2011	2010
First	$0.225	$0.20
Second	0.225	0.20
Third	0.225	0.20
Fourth	0.225	0.20

Total	$0.90	$0.80

Shareholders of Record

Shareholders of record of the Company’s common stock on February 10, 2012, were 2,375.

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

Richard Edwards

Director of Investor Relations

Polaris Industries Inc.

2100 Highway 55

Medina, MN 55340-9770

763-513-3477

richard.edwards@polarisind.com

Research Coverage as of February 2012

BMO Capital Markets Corp.

B. Riley & Co.

Citigroup Inc.

Feltl and Company, Inc.

KeyBanc Capital Markets Inc.

Longbow Research

Morningstar, Inc.

Raymond James & Associates

RBC Capital Markets

Robert W. Baird & Company, Inc.

Sidoti & Company

Wedbush Securities

Wells Fargo Securities

Stock-Split History

August 1993	2 for 1
October 1995	3 for 2
March 2004	2 for 1
September 2011	2 for 1