Form 10-K, Exhibit 13
period 2012-12-31
POLARIS INDUSTRIES INC/MN
filed 2013-02-28
CIK 931015

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

Wells Fargo Shareowner Services

1110 Centre Point Curve, Suite 101

Mendota Heights, MN 55120

1-800-468-9716

www.shareowneronline.com

ANNUAL SHAREHOLDERS’ MEETING

The meeting will be held at 9:00 a.m. Central Time, April 25, 2013, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. The proxy statement will be available on or about March 8, 2013. The shareholder-of-record date is February 28, 2013.

SUMMARY OF TRADING

For the Years Ended December 31

	2012		2011
Quarter	High	Low	High	Low
First	$73.96	$53.64	$43.70	$34.98
Second	83.63	67.69	57.92	43.28
Third	86.24	69.62	61.50	45.20
Fourth	89.83	78.83	65.86	46.83

CASH DIVIDENDS DECLARED

Cash dividends are declared quarterly and have been paid since 1995. On January 31, 2013, the quarterly dividend was increased 14 percent to $0.42 per share.

Quarter	2012	2011
First	$0.37	$0.225
Second	0.37	0.225
Third	0.37	0.225
Fourth	0.37	0.225

Total	$1.48	$0.90

SHAREHOLDERS OF RECORD

Shareholders of record of the Company’s common stock on February 9, 2013, were 2,295.

SHAREHOLDER COMPOSITION

DIVIDEND REINVESTMENT PLAN

Shareholders may automatically reinvest their dividends in additional Polaris common stock through the Dividend Reinvestment Plan, which also provides for purchase of common stock with voluntary cash contributions. For additional information, please contact Wells Fargo Shareowner Services at 1-800-468-9716 or visit the Wells Fargo Bank website at www.shareowneronline.com

INTERNET ACCESS

To view the Company’s annual report and financial information, products and specifications, press releases, dealer locations and product brochures, access Polaris on the Internet at:

www.polaris.com

INVESTOR RELATIONS

Security analysts and investment professionals should direct their business-related inquiries to:

Richard Edwards

Director of Investor Relations

Polaris Industries Inc.

2100 Highway 55

Medina, MN 55340-9770

763-513-3477

richard.edwards@polaris.com

RESEARCH COVERAGE AS OF FEBRUARY 2013

BMO Capital Markets Corp.

B. Riley & Co.

Citigroup Inc.

Feltl and Company, Inc.

KeyBanc Capital Markets Inc.

Longbow Research

Morningstar, Inc.

Raymond James & Associates

RBC Capital Markets

Robert W. Baird & Company, Inc.

Sidoti & Company

SunTrust Robinson

Wedbush Securities

Wells Fargo Securities

STOCK-SPLIT HISTORY

August 1993	2 for 1
October 1995	3 for 2
March 2004	2 for 1
September 2011	2 for 1