Form 10-K, Exhibit 13
period 2013-12-31
POLARIS INDUSTRIES INC/MN
filed 2014-02-21
CIK 931015

Exhibit 13
STOCK EXCHANGE
Shares of common stock of Polaris Industries Inc. trade on the New York Stock Exchange under the system PII.

INDEPENDENT AUDITORS
Ernst & Young LLP, Minneapolis, MN

TRANSFER AGENT AND REGISTRAR
Communications concerning transfer requirements, address changes, dividends and lost certificates, as well as requests for Dividend Reinvestment Plan enrollment information, should be addressed to:
Wells Fargo Shareowner Services 1110 Centre Point Curve, Suite 101
Mendota Heights, MN 55120
1-800-468-9716
www.shareowneronline.com

ANNUAL SHAREHOLDERS’ MEETING
The meeting will be held at 9:00 a.m. Central Time, April 24, 2014, at the Polaris Industries Inc. corporate headquarters, 2100 Highway 55, Medina, Minnesota. The proxy statement will be available on or about March 7, 2014. The shareholder-of-record date is February 27, 2014.

SUMMARY OF TRADING
For the Years Ended December 31

	2013		2012
Quarter	High	Low	High	Low
First	$93.89	$80.87	$73.96	$53.64
Second	97.96	83.20	83.63	67.69
Third	130.40	95.23	86.24	69.62
Fourth	146.41	122.72	89.83	78.83

CASH DIVIDENDS DECLARED
Cash dividends are declared quarterly and have been paid since 1995. On January 30, 2014, the quarterly dividend was increased 14 percent to $0.48 per share.

Quarter	2013	2012
First	$0.42	$0.37
Second	0.42	0.47
Third	0.42	0.37
Fourth	0.42	0.37
Total	$1.68	$1.48

SHAREHOLDERS OF RECORD
Shareholders of record of the Company’s common stock on February 18, 2014, were 2,242.

SHAREHOLDER COMPOSITION
Institutions 80%
Officers, directors and employees 11%
Individuals and others 9%

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

RESEARCH COVERAGE AS OF FEBRUARY 2014
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