Form 10-K, Exhibit 13
period 2014-12-31
POLARIS INDUSTRIES INC/MN
filed 2015-02-20
CIK 931015

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
Wells Fargo Shareowner Services
1110 Centre Point Curve, Suite 101
Mendota Heights, MN 55120
1-800-468-9716
www.shareowneronline.com

ANNUAL SHAREHOLDERS’ MEETING
The meeting will be held at 9:00 a.m. Central Time, April 30, 2015, at The Arrowwood Resort & Conference Center, 1405 U.S. Highway 71, Okoboji, Iowa, 51355. The proxy statement will be available on or about March 13, 2015. The shareholder-of-record date is March 2, 2015.

SUMMARY OF TRADING
For the Years Ended December 31

	2014		2013
Quarter	High	Low	High	Low
First	$146.99	$118.80	$93.89	$80.87
Second	143.98	124.73	97.96	83.20
Third	152.88	130.00	130.40	95.23
Fourth	159.33	138.21	146.41	122.72

CASH DIVIDENDS DECLARED
Cash dividends are declared quarterly and have been paid since 1995. On January 29, 2015, the quarterly dividend was increased 10 percent to $0.53 per share.

Quarter	2014	2013
First	$0.48	$0.42
Second	0.48	0.42
Third	0.48	0.42
Fourth	0.48	0.42
Total	$1.92	$1.68

SHAREHOLDERS OF RECORD
Shareholders of record of the Company’s common stock on February 13, 2015, were 2,151.

SHAREHOLDER COMPOSITION
Institutions 84%
Officers, directors and employees 8%
Individuals and others 8%

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
Richard Edwards
Director of Investor Relations
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340-9770
763-513-3477
richard.edwards@polaris.com

RESEARCH COVERAGE AS OF FEBRUARY 2015
BMO Capital Markets Corp.
B. Riley & Co.
Citigroup, Inc.
Feltl and Company, Inc.
KeyBanc Capital Markets, Inc.
Longbow Research
Morningstar, Inc.
Raymond James & Associates
RBC Capital Markets
Robert W. Baird & Company, Inc.
Sidoti & Company
Stephens Inc.
SunTrust Robinson
UBS Securities
Wedbush Securities
Wells Fargo Securities
Wunderlich Securities

STOCK-SPLIT HISTORY

August 1993	2 for 1
October 1995	3 for 2
March 2004	2 for 1
September 2011	2 for 1