Form 10-K, Exhibit 13
period 2015-12-31
POLARIS INDUSTRIES INC/MN
filed 2016-02-19
CIK 931015

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
Wells Fargo Shareowner Services
1110 Centre Point Curve, Suite 101
Mendota Heights, MN 55120
1-800-468-9716
www.shareowneronline.com

ANNUAL SHAREHOLDERS’ MEETING
The meeting will be held at 9:00 a.m. Central Time, April 28, 2016, at our corporate headquarters, 2100 Highway 55, Medina, MN 55340. The proxy statement will be available on or about March 11, 2016. The shareholder-of-record date is March 1, 2016.

SUMMARY OF TRADING
For the Years Ended December 31

	2015		2014
Quarter	High	Low	High	Low
First	$158.24	$134.54	$146.99	$118.80
Second	152.50	136.16	143.98	124.73
Third	156.35	117.01	152.88	130.00
Fourth	124.39	81.42	159.33	138.21

CASH DIVIDENDS DECLARED
Cash dividends are declared quarterly and have been paid since 1995. On January 28, 2016, the quarterly dividend was increased four percent to $0.55 per share.

Quarter	2015	2014
First	$0.53	$0.48
Second	0.53	0.48
Third	0.53	0.48
Fourth	0.53	0.48
Total	$2.12	$1.92

SHAREHOLDERS OF RECORD
Shareholders of record of the Company’s common stock on February 16, 2016, were 2,128.

SHAREHOLDER COMPOSITION
Institutions: 86%
Officers, directors and employees: 10%
Individuals and others: 4%

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

RESEARCH COVERAGE AS OF FEBRUARY 2016
B. Riley & Co.
BMO Capital Markets
C.L. King
Citigroup
Feltl and Company
J.P. Morgan
KeyBanc Capital Markets
Longbow Research
Morningstar
Northcoast Research
Raymond James & Associates
RBC Capital Markets
Robert W. Baird & Company
Stephens
Stifel
SunTrust Robinson
UBS Securities
Wedbush Securities
Wells Fargo Securities
Wunderlich Securities

STOCK-SPLIT HISTORY

August 1993	2 for 1
October 1995	3 for 2
March 2004	2 for 1
September 2011	2 for 1