Form 10-K, Exhibit 13
period 2016-12-31
POLARIS INDUSTRIES INC/MN
filed 2017-02-16
CIK 931015

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
Wells Fargo Shareowner Services
1110 Centre Point Curve, Suite 101
Mendota Heights, MN 55120
1-800-468-9716
www.shareowneronline.com

ANNUAL SHAREHOLDERS’ MEETING
The meeting will be held at 9:00 a.m. Central Time, April 27, 2017, at our corporate headquarters, 2100 Highway 55, Medina, MN 55340. The proxy statement will be available on or about March 10, 2017. The shareholder-of-record date is February 28, 2017.

SUMMARY OF TRADING
For the Years Ended December 31

	2016		2015
Quarter	High	Low	High	Low
First	$100.95	$67.80	$158.24	$134.54
Second	104.25	77.58	152.50	136.16
Third	99.00	70.14	156.35	117.01
Fourth	92.50	73.07	124.39	81.42

CASH DIVIDENDS DECLARED
Cash dividends are declared quarterly and have been paid since 1995. On January 26, 2017, the quarterly dividend was increased five percent to $0.58 per share.

Quarter	2016	2015
First	$0.55	$0.53
Second	0.55	0.53
Third	0.55	0.53
Fourth	0.55	0.53
Total	$2.20	$2.12

SHAREHOLDERS OF RECORD
Shareholders of record of the Company’s common stock on February 10, 2017, were 2,094.

SHAREHOLDER COMPOSITION
Institutions: 89%
Officers, directors and employees: 9%
Individuals and others: 2%

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

RESEARCH COVERAGE AS OF FEBRUARY 2017
AllianceBernstein
B. Riley & Co.
BMO Capital Markets
C.L. King
Citigroup
Cleveland Research
Feltl and Company
Jefferies
KeyBanc Capital Markets
Lake Street Capital
Longbow Research

Morningstar
Northcoast Research
Raymond James & Associates
RBC Capital Markets
Robert W. Baird & Company
Stephens
Stifel
SunTrust Robinson
UBS Securities
Wedbush Securities
Wells Fargo Securities
Wunderlich Securities

STOCK-SPLIT HISTORY

August 1993	2 for 1
October 1995	3 for 2
March 2004	2 for 1
September 2011	2 for 1